UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Albany Molecular Research, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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26 Corporate Circle
Albany, New York 12203

July 14, 2017

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Albany Molecular Research, Inc., a Delaware corporation (“AMRI”), which we will hold at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA, 02210 on August 18, 2017, at 9:00AM, local time.

At the special meeting, holders of our common stock will be asked to consider and vote on a proposal to adopt an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of June 5, 2017, by and among AMRI, UIC Parent Corporation, a Delaware corporation (“Parent”), and UIC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub were formed by affiliates of The Carlyle Group (“Carlyle”) and affiliates of GTCR LLC (“GTCR”) to facilitate the participation of investment funds advised by Carlyle and GTCR in the transaction. As a result of the merger, AMRI will become a wholly-owned subsidiary of Parent, and each share of AMRI common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Parent, Merger Sub or AMRI, and shares held by stockholders who have perfected their statutory rights of appraisal under the Delaware General Corporation Law), will be converted into the right to receive $21.75 in cash, without interest and less applicable withholding taxes.

Our board of directors has unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of AMRI and its stockholders. The board unanimously recommends that stockholders vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated thereby and the related proposals described in the enclosed proxy statement.

The proxy statement describes the merger agreement, the merger, and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about AMRI from documents filed with the Securities and Exchange Commission. We urge you to read the entire proxy statement carefully, including the annexes, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important.  The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock vote in favor of the adoption of the merger agreement. Whether or not you plan to attend the special meeting, we ask you to submit a proxy to have your shares voted in advance of the special meeting by using one of the methods described in the proxy statement. If you hold your shares in “street name,” you should instruct your broker, bank, trust or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your broker, bank, trust or other nominee.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, The Proxy Advisory Group, LLC, at:

The Proxy Advisory Group, LLC
18 East 41st Street, Suite 2000, New York, NY 10017-6219
Stockholders Call Toll-Free: 888.337.7699

Thank you for your continued support.

Very truly yours,

William S. Marth
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated July 14, 2017 and is first being mailed to stockholders on or about July 18, 2017.

ALBANY MOLECULAR RESEARCH, INC.
26 Corporate Circle
Albany, New York 12203

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Albany Molecular Research, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Albany Molecular Research, Inc., a Delaware corporation (“AMRI”), will be held at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA, 02210 on August 18, 2017 at 9:00AM, local time, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of June 5, 2017, by and among AMRI, UIC Parent Corporation, a Delaware corporation (“Parent”), and UIC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”);
2.	To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of AMRI in connection with the merger;
3.	To approve one or more adjournments of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and approve the transactions contemplated thereby; and
4.	To act upon other business as may properly come before the special meeting or any adjournment or postponement of the special meeting by or at the direction of the board of directors.

The holders of our common stock, each with a par value of $0.01 per share, at the close of business on July 10, 2017, are entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. All holders of our common stock will vote together as a single class, and each stockholder is entitled to one vote for each share of common stock held on the record date.

Our board of directors has unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of AMRI and its stockholders. The board unanimously recommends that stockholders vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated thereby. The board further unanimously recommends that stockholders vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to our named executive officers in connection with the merger, and “FOR” the adjournment proposal.

Your vote is important, regardless of the number of shares of common stock you own.  The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock vote in favor of the adoption of the merger agreement. Whether or not you plan to attend the special meeting in person, please sign, date, and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker, bank, trust or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement and approve the transactions contemplated thereby, without your instructions.

BY ORDER OF THE BOARD OF DIRECTORS

Lori M. Henderson
Secretary

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SUMMARY

This summary discusses the material information contained in this proxy statement, including with respect to the merger agreement, the merger and the other agreements entered into in connection with the merger of UIC Merger Sub, Inc. with and into Albany Molecular Research, Inc., which we refer to as the “merger”. We encourage you to read carefully this entire proxy statement, its annexes, and the documents referred to in this proxy statement, as this summary may not contain all of the information that may be important to you. The items in this summary include page references directing you to a more complete description of that topic in this proxy statement.

In this proxy statement, the terms “we,” “us,” “our,” the “Company,” and “AMRI” refer to Albany Molecular Research, Inc., the term “Parent” refers to UIC Parent Corporation, the term “Merger Sub” refers to UIC Merger Sub, Inc., the term “merger agreement” refers to the Agreement and Plan of Merger, dated as of June 5, 2017 by and among AMRI, Parent, and Merger Sub, and the term “common stock” refers to the common stock, par value of $0.01 per share, of AMRI.

The Companies (Page 16)

Albany Molecular Research, Inc.

AMRI is a Delaware corporation that is a leading global contract research and manufacturing organization providing customers fully integrated drug discovery, development, and manufacturing services. We supply a broad range of services and technologies supporting the discovery and development of pharmaceutical products, the manufacture of Active Pharmaceutical Ingredients and fine chemicals, the development and manufacture of drug product for new and generic drugs, as well as research, development, and manufacturing for the agrochemical and other industries. In addition, we offer analytical and testing services to the medical device and personal care industry. With locations in the United States, Europe, and Asia, we maintain geographic proximity to our customers and flexible cost models. Our principal executive offices are located at 26 Corporate Circle, Albany, New York 12203, and our telephone number at that address is (518) 512-2000. Our website address is www.amriglobal.com. The information contained in, or that may be accessed through, our website is not intended to be incorporated into this proxy statement.

UIC Parent Corporation and UIC Merger Sub, Inc.

Parent is a Delaware corporation and Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent. Both Parent and Merger Sub were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, and have not engaged in any business except for activities incidental to their formation and as contemplated by the merger agreement. Parent and Merger Sub were formed by GTCR to facilitate the participation of Carlyle and GTCR in the transaction. The address for Parent and Merger Sub is 300 North LaSalle St., Suite 5600, Chicago, Illinois 60654.

Affiliates of The Carlyle Group

Founded in 1987, Carlyle is a global alternative asset manager and one of the world’s largest global private equity firms with approximately $158 billion of assets under management across 281 investment vehicles as of December 31, 2016. Carlyle invests across four segments — Corporate Private Equity, Real Assets, Global Market Strategies and Solutions — in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle has expertise in various industries, including aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, industrials & transportation, technology & business services and telecommunications & media. Carlyle employs more than 1,600 employees, including more than 650 investment professionals, in 35 offices across six continents.

Affiliates of GTCR LLC

Founded in 1980, GTCR is a leading private equity firm focused on investing in growth companies in the financial services and technology, healthcare, technology, media and telecommunications and growth business services industries. The Chicago-based firm pioneered The Leaders StrategyTM — finding and partnering with management leaders in core domains to identify, acquire and build market-leading companies through transformational acquisitions and organic growth. Since its inception, GTCR has invested more than $12 billion in over 200 companies.

The Special Meeting (Page 17)

The special meeting of stockholders will be held at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA, 02210 on August 18, 2017 at 9:00AM, local time. At the special meeting, you will be asked to consider and vote upon:

•	a proposal to adopt the merger agreement and approve the transactions contemplated thereby;
•	a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to our named executive officers in connection with the merger;
•	a proposal to approve one or more adjournments of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and approve the transactions contemplated thereby; and
•	such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting by or at the direction of our board of directors.

We are not currently aware of any other business to come before the special meeting.

Record Date and Quorum (Page 18)

The holders of record of our common stock as of the close of business on July 10, 2017 (the record date for determination of stockholders entitled to notice of and to vote at the special meeting), are entitled to receive notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. All holders of our common stock shall vote together as a single class, and each stockholder is entitled to one vote for each share of common stock held on the record date. As of the record date, there were 43,012,240 shares of common stock outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of at least a majority of all outstanding shares of common stock on the record date will constitute a quorum, permitting AMRI to conduct its business at the special meeting.

Voting and Proxies (Page 18)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet, by returning the enclosed proxy card by mail, or by voting in person at the special meeting. If you intend to submit your proxy by telephone or via the Internet, you must do so no later than the date and time indicated on the applicable proxy card. Even if you plan to attend the special meeting, if you hold shares of common stock in your own name as the stockholder of record, please vote your shares by completing, signing, dating, and returning the enclosed proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

If you give your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated thereby, “FOR” the proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to our named executive officers in connection with the merger, and “FOR” the adjournment proposal.

If your shares of common stock are held in “street name,” you should instruct your broker, bank, trust or other nominee on how to vote such shares of common stock using the instructions provided by your broker, bank, trust or other nominee. If you fail to provide your nominee with instructions on how to vote your shares of common stock, your nominee will not be able to vote such shares at the special meeting. If your shares of common stock are held in “street name,” you must obtain a legal proxy from such nominee in order to vote in person at the special meeting.

Required Vote (Page 18)

For AMRI to complete the merger, stockholders holding at least a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated thereby. A failure to vote your shares of common stock, an abstention or broker non-vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

Approval of each of the advisory (non-binding) proposal on specified compensation which may become payable to AMRI’s named executive officers in connection with the merger and the adjournment proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on such proposal at the special meeting. Under our bylaws, abstentions will have the same effect as a vote “AGAINST” the advisory (non-binding) proposal on specified compensation and the adjournment proposal. Broker non-votes will have no effect on the voting results for these proposals.

Revocation of Proxies (Page 20)

A stockholder of record may revoke his or her proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating, and returning a new proxy card by mail to AMRI;
•	attending the special meeting and voting in person; or
•	delivering to the Secretary of AMRI a written notice of revocation c/o Albany Molecular Research, Inc., 26 Corporate Circle, Albany, New York 12203, Attn: Secretary.

Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy.

If you hold your shares in “street name” through a broker, bank, trust or other nominee, you will need to follow the instructions provided to you by your broker, bank, trust or other nominee in order to revoke your voting instructions or submit new voting instructions.

The Merger (Page 22)

The merger agreement provides that, subject to the satisfaction or waiver of the conditions in the merger agreement, Merger Sub will merge with and into AMRI. AMRI will be the surviving corporation (which we refer to as the “surviving corporation”) in the merger and will continue as a wholly-owned subsidiary of Parent.

If the merger is completed, at the effective time of the merger (which we refer to as the “effective time”), each outstanding share of common stock (other than shares owned by Parent, Merger Sub or AMRI, and shares held by stockholders who have perfected their statutory rights of appraisal under the Delaware General Corporation Law (which we refer to as the “DGCL”)) will be automatically converted into the right to receive $21.75 in cash, without interest and less applicable withholding taxes. We refer to this amount as the “merger consideration.”

Upon completion of the merger, shares of AMRI common stock will no longer be listed on any stock exchange or quotation system. You will not own any shares of the surviving corporation. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

Recommendation of the Board and Reasons for the Merger (Page 43)

Our board of directors has unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of AMRI and its stockholders. The board unanimously recommends that stockholders vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated thereby. The board further unanimously recommends that stockholders vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to our named executive officers in connection with the merger, and “FOR” the adjournment proposal.

For the factors considered by our board in reaching its decision to approve the merger agreement, see “The Merger (Proposal 1) — Reasons for the Merger” beginning on page 43 of this proxy statement.

Opinion of the Special Committee’s Financial Advisor (Page 47 and Annex B)

On June 5, 2017, Credit Suisse Securities (USA) LLC (which is referred to as Credit Suisse) rendered its oral opinion to a special committee of the board (which we refer to as the “Special Committee”) (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as of June 5, 2017, as to the fairness, from a financial point of view, to the holders of AMRI common stock of the per share merger consideration to be received by such holders in the merger pursuant to the merger agreement.

Credit Suisse’s opinion was directed to the Special Committee, and only addressed the fairness, from a financial point of view, to the holders of AMRI common stock of the per share merger consideration to be received by such holders in the merger and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications, and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matter relating to the merger.

Conditions to the Merger (Page 80)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by the required vote of AMRI stockholders;
•	the absence of any order, injunction or other judgment, decree, ruling or settlement agreement issued by any governmental authority, or law, that prohibits or makes illegal the consummation of the merger; and
•	the expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”) and receipt of all approvals or the expiration of all applicable waiting periods required under other applicable antitrust laws.

The respective obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of AMRI made in the merger agreement will be true and correct as of the closing date (other than those representations and warranties that were made only as of a specified date, which need only be accurate as of such specified date), except that, subject to certain exceptions for representations and warranties regarding corporate existence and power, corporate authorization and brokers’ fees (which will be true and correct in all material respects), capitalization (which will be true and correct in all respects except for de minimis inaccuracies) and absence of certain changes (which will be true and correct), any inaccuracies in AMRI’s representations and warranties will be disregarded if such inaccuracies (disregarding materiality and material adverse effect qualifiers in the related representations and warranties) have not had and would not reasonably be expected to have a material adverse effect on AMRI;
•	AMRI’s performance in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time; and
•	since the date of the merger agreement, there will not have occurred any change, event, circumstance, occurrence, condition, state of facts or effect that, individually or in the aggregate, (1) has had or would reasonably be expected to have a material adverse effect on AMRI and its subsidiaries, taken as a whole, or (2) would reasonably be expected to prevent, materially delay, interfere with or impair AMRI from consummating the merger.

The obligation of AMRI to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub made in the merger agreement will be true and correct in all material respects as of the closing date (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date), except where any failure to be so true and correct would not prevent the merger or prevent or materially delay the consummation of the merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under the merger agreement; and
•	the performance in all material respects by Parent and Merger Sub of all obligations required to be performed by them under the merger agreement at or prior to the effective time.

Treatment of Company Equity Awards (Page 66)

AMRI Stock Options.  Except as otherwise agreed upon with AMRI and Parent, as of the effective time, each AMRI stock option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the effective time will be automatically converted into the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (1) the excess, if any, of $21.75 over the per share exercise price of such AMRI stock option and (2) the aggregate number of shares of AMRI common stock that were issuable upon exercise or settlement of such AMRI stock option immediately prior to the effective time. However, if the exercise price of an AMRI stock option is equal to or greater than $21.75, then such AMRI stock option will be cancelled and terminated at the effective time without any cash payment being made in respect of such AMRI stock option. The cancellation of an AMRI stock option shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such AMRI stock option.

Restricted Stock.  Except as otherwise agreed upon with AMRI and Parent, as of the effective time, each outstanding share of AMRI restricted stock will become fully vested and the restrictions with respect thereto shall lapse and each such share shall be converted into the right to receive an amount in cash (less any applicable tax withholdings) equal to $21.75 and shall be treated in the same manner as the other shares of AMRI common stock.

Restricted Stock Unit Awards.  Except as otherwise agreed upon with AMRI and Parent, as of the effective time, each outstanding AMRI restricted stock unit that is not subject to performance-based vesting, or RSU, whether or not fully vested, will be automatically cancelled in exchange for the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (1) $21.75 and (2) the number of shares of AMRI common stock subject to such RSU.

Performance-Based Restricted Stock Unit Awards.  Except as otherwise agreed upon with AMRI and Parent, as of the effective time, the performance-based conditions to which each outstanding AMRI performance-based restricted stock unit, or PSU, is subject will be deemed fully earned at the greater of (i) 100% of target performance or (ii) actual performance measured as of the effective time, and to the extent earned, each PSU will be converted into the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (1) $21.75 and (2) the resulting number of shares of AMRI common stock deemed earned pursuant to such PSU.

Phantom Stock Awards.  Except as otherwise agreed upon with AMRI and Parent, as of the effective time, each outstanding AMRI phantom stock award will be converted into the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (1) $21.75 and (2) the number of shares of AMRI common stock subject to such AMRI phantom stock award.

Treatment of AMRI’s ESPP (Page 67)

The current offering period under AMRI’s 1998 Employee Stock Purchase Plan (the “ESPP”) ended on June 30, 2017, and pursuant to the merger agreement, such offering period was the last permissible offering period under the ESPP. Following the date of the merger agreement, no new participants may join the ESPP nor may any existing participants increase their rates of contribution or purchase elections from those in effect on the date of the merger agreement. Following the offering period which ended on June 30, 2017, there will be no subsequent offering periods under the ESPP, and the ESPP will be terminated on the date immediately prior to the date on which the effective time occurs, subject to completion of the merger.

Interests of AMRI’s Directors and Executive Officers in the Merger (Page 57)

In considering the recommendation of our board with respect to the merger agreement, you should be aware that some of AMRI’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of AMRI stockholders generally. Interests of our directors and executive officers that may be different from or in addition to the interests of AMRI stockholders include:

•	The merger agreement provides for the accelerated vesting and cash-out of all AMRI equity awards.
•	In connection with the merger, all PSUs will be deemed earned at the greater of 100% of target performance or actual performance measured as of the effective time.
•	AMRI’s executive officers are parties to employment agreements and other arrangements with AMRI that provide for pro-rated bonus payments in connection with the merger, as well as severance benefits in the event of certain qualifying terminations of employment in connection with or following the merger.
•	Following the merger, AMRI’s executive officers are expected to retain their positions with the surviving corporation.
•	AMRI will provide each member of the Special Committee with a special bonus payment for his additional time commitment and service on the Special Committee. Such one-time special bonus payments will be paid upon consummation of the merger.
•	AMRI’s directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements and the merger agreement.

These interests are discussed in more detail in the section entitled “The Merger (Proposal 1) — Interests of AMRI’s Directors and Executive Officers in the Merger” beginning on page 57. The board was aware of the different or additional interests set forth in this proxy statement and considered such interests along with other matters in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Financing (Page 54)

AMRI and Parent estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $1.955 billion. Parent expects this amount to be funded through a combination of the following:

•	Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, Goldman Sachs Bank USA, Jefferies Finance LLC and Mizuho Bank Ltd. have committed to provide debt financing for the merger consisting of $720 million in senior secured first-lien credit facilities (consisting of a $100 million multi-currency revolving credit facility and a $620 million term loan facility) and a $240 million senior secured second-lien credit facility, on the terms and subject to the conditions set forth in an amended and restated debt commitment letter, dated as of June 27, 2017.
•	Each of GTCR and Carlyle (which we refer to collectively as “Investors/Guarantors”) have committed, pursuant to equity commitment letters dated as of June 5, 2017, to capitalize Parent, at or prior to the effective time, with an aggregate equity contribution in an amount of $995 million, on the terms and subject to the conditions set forth in the equity commitment letters.

The completion of the merger is not subject to any financing condition, although funding of the debt and equity financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided.

Limited Guarantees (Page 56)

The Investors/Guarantors have executed limited guarantees in favor of AMRI to guarantee, on a several basis, Parent’s obligations to pay any termination fee to AMRI under the merger agreement and certain other expense and indemnification obligations under the merger agreement.

Acquisition Proposal; Unsolicited Proposals (Page 73)

From the date of the merger agreement until the effective time or the termination of the merger agreement, AMRI and its subsidiaries are not permitted to:

•	solicit, initiate, knowingly facilitate, or knowingly encourage any inquiries, proposals or offers that constitute or could reasonably be expected to lead to an acquisition proposal;
•	engage in, continue, or participate in any discussions or negotiations with a third party regarding an acquisition proposal or furnish any information to a third party or provide a third party access to the business, properties, assets or personnel of AMRI or its subsidiaries in any way that could encourage or facilitate or could reasonably be expected to lead to an acquisition proposal;
•	enter into any letter of intent, agreement, contract, commitment, or agreement in principle requiring AMRI to terminate, abandon or fail to consummate the merger; or
•	resolve, propose, or agree to do any of the foregoing.

Following the date of the merger agreement until the date the stockholders approve the merger, (i) if AMRI receives a bona fide written acquisition proposal from a third party, (ii) such acquisition proposal did not result from a material breach of the merger agreement, and (iii) the board or the Special Committee determines in good faith (after consultation with the Special Committee’s financial advisor or another independent financial advisor of nationally recognized reputation and outside legal counsel) that such acquisition proposal constitutes, or could reasonably be expected to result in, a “superior proposal” to the merger, then, if, but only if, the board or Special Committee determines in good faith (after consultation with the Special Committee’s financial advisor or another independent financial advisor of nationally recognized reputation and outside legal counsel) that the failure to take such actions would be reasonably likely to be inconsistent with fiduciary duties under applicable laws, AMRI, after entering into a confidentiality agreement with the third party, may (a) furnish information and data with respect to AMRI and its subsidiaries and provide the third party access to the business, properties, assets, and personnel of AMRI and its subsidiaries and (b) enter into, maintain, and participate in negotiations or discussions with the third party regarding the acquisition proposal or otherwise cooperate with or assist or participate in, or facilitate any discussions or negotiations with the third party. AMRI may not provide any non-public information other than pursuant to a confidentiality agreement and will provide written notice to Parent promptly (and at least within 24 hours) including written notice of the determination by the board or the Special Committee, a copy of the confidentiality agreement entered into between AMRI and the third party, and any material non-public information concerning AMRI or its subsidiaries provided to the third party which was not previously provided to Parent. Additionally AMRI will not, and will not permit its subsidiaries, to enter into any confidentiality or other agreements with a person that could limit or delay the ability of AMRI or its subsidiaries to provide any information to Parent pursuant to the terms of the merger agreement. After the receipt of an acquisition proposal, AMRI may contact the third party to clarify or understand the terms of the acquisition proposal in order to determine if the acquisition proposal constitutes a superior proposal and may direct a person to the merger agreement. AMRI shall not, and shall cause its subsidiaries and their representatives to not, provide any commercially sensitive non-public information to a competitor unless consistent with past practice regarding dealing with disclosures for acquisition proposals previously and with limitations no less restrictive than those placed on Parent or Merger Sub in connection with the merger.

Following the date of the merger agreement, AMRI shall notify Parent promptly (and at least within 24 hours) of AMRI’s receipt of any acquisition proposal or inquiries with respect to, or that would reasonably be expected to lead to, an acquisition proposal, any request for non-public information that would reasonably be expected to lead to an acquisition proposal or any request for discussions or negotiations with AMRI, its subsidiaries or representatives that would reasonably be expected to lead to an acquisition proposal from a bona fide potential purchaser of AMRI or any of its subsidiaries, which notification shall include a copy of the applicable written acquisition proposal or other such proposal or offer (or, if oral, the material terms and conditions of such acquisition proposal or proposal or offer) and the identity of the third party making such acquisition proposal or inquiry. AMRI shall thereafter keep Parent reasonably informed on a reasonably current basis of the status of any material developments, discussions or negotiations regarding any such acquisition proposal or inquiry, and the material terms and conditions thereof in the case of any acquisition proposal or other such proposal or offer (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation relating thereto that is exchanged between the third party (or its representatives) making such acquisition proposal or other such proposal or offer and AMRI (or its representatives) within 24 hours after receipt thereof.

Intervening Event (Page 73)

Following the date of the merger agreement until the date the stockholders approve the merger, our board may make a change in its recommendation to AMRI stockholders with respect to the adoption of the merger agreement due to any fact, event, change, development or circumstance not known or reasonably foreseeable to our board that is not related to an acquisition proposal (such fact, event, change, development or circumstance we refer to as an “intervening event”). In the case of an intervening event, no recommendation change may be made (i) until after the fourth business day following written notice from AMRI advising Parent that our board or any committee of our board intends to take such an action and specifying the material facts underlying such determination that an intervening event has occurred and the reason for the adverse recommendation change, (ii) unless during such four business day period, AMRI shall negotiate with Parent to amend the merger agreement, limited guarantee, equity commitment letter, and debt commitment letter in such a manner that permits AMRI to maintain the AMRI recommendation and not make an adverse recommendation change, and (iii) unless, by the expiration of such four business day period, our board or any committee of our board determines that the failure to effect an adverse recommendation change would be reasonably likely to be inconsistent with fiduciary duties under applicable law.

Termination (Page 81)

AMRI and Parent may terminate the merger agreement by mutual written consent at any time before the effective time. In addition, either AMRI or Parent may terminate the merger agreement if:

•	the merger has not been consummated on or before December 5, 2017;
•	any governmental authority of competent jurisdiction has issued a final and non-appealable injunction or similar order or enacted any law permanently enjoining or otherwise prohibiting the completion of the merger; or
•	if AMRI stockholders fail to adopt the merger agreement and approve the transactions contemplated thereby at the special meeting or any adjournments or postponements thereof.

AMRI may also terminate the merger agreement:

•	if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured;
•	at any time prior to the adoption of the merger agreement by AMRI stockholders, if (1) our board has authorized AMRI to enter into an alternative acquisition agreement with respect to a superior proposal, (2) concurrently with such termination, AMRI enters into an alternative acquisition agreement with respect to such superior proposal, and (3) AMRI has paid the related termination fee to Parent; or
•	if (1) all conditions to Parent’s obligation to complete the closing (other than those conditions that are to be satisfied by action taken at the closing) have been satisfied, (2) AMRI has irrevocably notified Parent that all conditions to AMRI’s obligation to complete the closing have been satisfied or waived and AMRI is willing and able to consummate the merger, and (3) the closing has not occurred within three business days of the later of the date upon which closing should have occurred pursuant to the terms of the merger agreement and delivery by AMRI to Parent of the previously described notice.

Parent may also terminate the merger agreement:

•	if AMRI has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured;

•	in the event of (1) an adverse recommendation change by the AMRI board prior the approval of the merger agreement by AMRI stockholders (as described in the section entitled “The Merger Agreement — Other Covenants and Agreements — Alternative Proposals; No Solicitation; Intervening Event”), (2) the failure of the AMRI board to include a recommendation for approval of the merger agreement in its proxy statement for the special meeting of AMRI stockholders or (3) AMRI’s entry into an alternative acquisition agreement prior to the effective time;
•	in the event that, following a publicly announced acquisition proposal by a third party, AMRI’s board fails to publicly reaffirm its recommendation prior to the earlier of (x) seven business days following AMRI’s receipt of Parent’s written request or (y) two business days prior to the stockholder meeting;
•	if AMRI has materially breached or failed to perform in any material respect any of its obligations with respect to the no-shop/no solicitation provisions under the merger agreement (other than any materially cured breaches).

Termination Fees (Page 82)

AMRI will be required to pay a termination fee of $35 million in cash to Parent upon the termination of the merger agreement pursuant to (1) AMRI’s entry into an alternative acquisition agreement (including with respect to a superior proposal); (2) AMRI’s willful and material breach or failure to perform any of its representations, warranties, covenants, or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured upon reaching December 5, 2017 (the “end date”); (3) AMRI’s board making an “adverse recommendation change”; (4) the failure of the board of AMRI to include a recommendation for approval of the merger agreement in its proxy statement for the special meeting of AMRI stockholders; (5) if following a publicly announced acquisition proposal by a third party, AMRI’s board fails to publicy reaffirm its recommendation; (6) material breach by AMRI of its obligations under the no-shop/no-solicitation provision of the merger agreement (other than any materially cured breaches); or (7) failure to receive AMRI stockholder approval, or a breach by AMRI of any of its representations, warranties, covenants, or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured upon reaching the end date, and (in the case of (7)), (i) an acquisition proposal is made to the AMRI stockholders generally or is publicly disclosed, in each case before receipt of the AMRI stockholder approval and not withdrawn and (ii) within 12 months after the date of termination, AMRI enters into a definitive acquisition agreement with respect to such acquisition proposal that is subsequently consummated (as further described in the section entitled “The Merger Agreement — Termination Fees”).

Parent will be required to pay to AMRI a reverse termination fee of $70 million in cash in the event that AMRI has terminated the merger agreement due to (1) the willful and material breach or failure by Parent or Merger Sub to perform any of its representations, warranties, covenants, or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured; or (2) the merger not being completed within three business days following the date the closing should have occurred pursuant to the merger agreement, and at the time of such termination, all conditions to Parent’s obligation to consummate the closing (other than those conditions that are to be satisfied by action taken at the closing) have been satisfied and AMRI is ready, willing, and able to complete the merger on such date.

Reimbursement of Expenses (Page 83)

In the event that AMRI fails to pay its termination fee as required under the merger agreement, and Parent or Merger Sub commences a suit which results in a final, non-appealable judgment against AMRI for its termination fee, AMRI will be required to reimburse Parent and Merger Sub for all reasonable out-of-pocket expenses incurred by Parent and Merger Sub in connection with the suit.

In the event that the Parent fails to pay its termination fee as required under the merger agreement, and AMRI commences a suit which results in a final, non-appealable judgment against Parent for its termination fee, Parent will be required to reimburse AMRI for all reasonable out-of-pocket expenses incurred by AMRI in connection with the suit.

Parent is required to reimburse AMRI for all reasonable out-of-pocket expenses incurred by AMRI, or any of its subsidiaries or representatives in connection with their (1) cooperation in providing certain information at the request of Parent in connection with the debt financing, and (2) actions taken upon the written request of Parent with respect to AMRI’s note hedge instruments and warrants.

Regulatory Approvals (Page 65)

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (which we refer to as the “Antitrust Division”) and the Federal Trade Commission (which we refer to as the “FTC”) and all statutory waiting period requirements have been satisfied. On June 26, 2017, the FTC granted early termination of the waiting period under the HSR Act applicable to the merger. The merger is also conditioned on the expiration or termination of any applicable waiting period (and any extension thereof) or receipt of any necessary approval or clearance required by the European Commission of the European Union and the Israeli Antitrust Authority.

Material U.S. Federal Income Tax Consequences of the Merger (Page 62)

If you are a U.S. holder (as defined below), the receipt of cash in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local, or foreign income and other tax laws).

Appraisal Rights (Page 89 and Annex C)

Under Delaware law, holders of our common stock who do not vote in favor of the adoption of the merger agreement, who properly demand appraisal of their shares of common stock and who otherwise comply with the requirements of Section 262 of the DGCL will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of common stock in lieu of receiving the merger consideration if the merger is completed, but only if they comply with all applicable requirements of the DGCL. This value could be more than, the same as, or less than the merger consideration. Any holder of common stock intending to exercise appraisal rights must deliver a written demand for appraisal to us prior to the vote on the proposal to adopt the merger agreement and approve the transactions contemplated thereby, not vote in favor of the proposal to adopt the merger agreement and approve the transactions contemplated thereby, and otherwise strictly comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex C to this proxy statement. Please read these provisions carefully. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Completion of the Merger (Page 66)

We anticipate completing the merger no later than the end of the third calendar quarter of 2017. We cannot predict the exact timing of the completion of the merger or whether the merger will be completed. In order to complete the merger, AMRI stockholders must adopt the merger agreement and approve the transactions contemplated thereby at the special meeting and the other closing conditions under the merger agreement, including receipt of required regulatory approvals, must be satisfied or, to the extent legally permitted, waived.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as an AMRI stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?
A:	On June 5, 2017, AMRI entered into the merger agreement providing for the merger of Merger Sub, a wholly-owned subsidiary of Parent, with and into AMRI, with AMRI surviving the merger as a subsidiary of Parent. You are receiving this proxy statement in connection with the solicitation of proxies by our board in favor of the proposal to adopt the merger agreement and approve the transactions contemplated thereby and the other matters to be voted on at the special meeting.
Q:	What is the proposed transaction?
A:	The proposed transaction is the merger of Merger Sub with and into AMRI pursuant to the merger agreement. Following the effective time, AMRI would be privately held as a subsidiary of Parent.
Q:	What will I receive in the merger?
A:	If the merger is completed, you will be entitled to receive $21.75 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of common stock, you will be entitled to receive $2,175 in cash in exchange for your shares of common stock, less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or any equity interests in Parent.
Q:	Where and when is the special meeting?
A:	The special meeting will take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210 on August 18, 2017, starting at 9:00AM, local time.
Q:	What matters will be voted on at the special meeting?
A:	You will be asked to consider and vote on the following proposals:
•	a proposal to adopt the merger agreement and approve the transactions contemplated thereby;
•	a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to our named executive officers in connection with the merger;
•	a proposal to approve one or more adjournments of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and approve the transactions contemplated thereby; and
•	such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting by or at the direction of our board of directors.

We are not currently aware of any other business to come before the special meeting.

Q:	What vote of our stockholders is required to adopt the merger agreement and approve the transactions contemplated thereby?
A:	Under Delaware law, stockholders holding at least a majority of the shares of common stock outstanding at the close of business on the record date for the determination of stockholders entitled to vote at the special meeting must vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated thereby. In addition, under the merger agreement, the receipt of such required vote is a condition to the completion of the merger. A failure to vote your shares of common stock, an abstention or broker non-vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

As of July 10, 2017, the record date for the special meeting, there were 43,012,240 shares of our common stock outstanding and entitled to vote at the special meeting.

Q:	What is a quorum?
A:	A quorum will be present if holders of a majority of the shares of our common stock outstanding on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but abstain or fail to provide voting instructions on any of the proposals listed on the proxy card, your shares will be counted for purposes of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank, trust or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What vote of our stockholders is required to approve other matters to be considered at the special meeting?
A:	Approval of each of the advisory (non-binding) proposal on specified compensation that may become payable to AMRI’s named executive officers in connection with the merger and the adjournment proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on such proposal at the special meeting. Under our bylaws, abstentions will have the same effect as a vote “AGAINST” these proposals. Broker non-votes will have no effect on the voting results for these proposals. Because all proposals for the special meeting are non-routine and non-discretionary, AMRI anticipates that there will not be any broker non-votes.
Q:	What happens if I do not vote?
A:	The vote to adopt the merger agreement and approve the transactions contemplated thereby is based on the total number of shares of our common stock outstanding on the record date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and approve the transactions contemplated thereby.
Q:	How does the board recommend that I vote?
A:	Our board unanimously recommends that AMRI stockholders vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated thereby. The board further unanimously recommends that stockholders vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of AMRI in connection with the merger, and “FOR” the adjournment proposal.
Q:	What effects will the merger have on AMRI?
A:	Our common stock is currently registered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and is quoted on the Nasdaq Global Market (which we refer to as the “Nasdaq”) under the symbol “AMRI.” As a result of the merger, AMRI will cease to be a publicly-traded company and will become a subsidiary of Parent. Following the merger, the registration of our common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon completion of the merger, our common stock will no longer be listed on any stock exchange or quotation system, including the Nasdaq.
Q:	What happens if the merger is not completed?
A:	If the merger agreement is not adopted by AMRI stockholders, or if the merger is not completed for any other reason, AMRI stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, we will remain a public company and shares of our common stock will continue to be listed and traded on the Nasdaq. In addition, under specified circumstances, AMRI may be required to pay Parent a termination fee.

Q:	What will happen if stockholders do not approve the advisory proposal on specified compensation payable to AMRI’s named executive officers in connection with the merger?
A:	The approval of this proposal is not a condition to the completion of the merger. The vote on this proposal is an advisory vote and will not be binding on AMRI or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Therefore, regardless of whether AMRI stockholders approve this proposal, if the merger is completed, the specified compensation will still be paid to AMRI’s named executive officers to the extent payable in accordance with the terms of the merger agreement and pre-existing compensation and severance arrangements.
Q:	What do I need to do now? How do I vote my shares of common stock?
A:	We urge you to read this proxy statement carefully, including its annexes and the documents referred to in this proxy statement. Your vote is important. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy by:
•	mail, using the enclosed postage-paid envelope;
•	telephone, using the toll-free number listed on each proxy card; or
•	the Internet, at the address provided on each proxy card.

If you hold your shares in “street name” through a broker, bank, trust or other nominee, you should follow the directions provided by your broker, bank, trust or other nominee regarding how to instruct your nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

Q:	Can I revoke my proxy?
A:	Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying AMRI’s Secretary in writing at Albany Molecular Research, Inc., 26 Corporate Circle, Albany, NY 12203, Attn: Secretary, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank, trust or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank, trust or other nominee to revoke your voting instructions or submit new voting instructions.
Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to separately submit a proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.
Q:	What happens if I sell my shares of common stock before completion of the merger?
A:	If you transfer your shares of common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the special meeting date and the closing of the merger. So, if you transfer your shares of common stock after the record date but before the closing of the merger, you will have transferred your right to receive the merger consideration in the merger, but retained the right to vote at the special meeting. Additionally, if you transfer your shares of common stock after the record date but before the special meeting, you will have transferred your right to receive the merger consideration in the merger but, unless special arrangements are made, retained the right to vote at the special meeting.

Q:	Should I send in my stock certificates or other evidence of ownership now?
A:	No. After the merger is completed, you will receive a letter of transmittal from the exchange agent for the merger with detailed written instructions for exchanging your shares of common stock for the merger consideration. If your shares of common stock are held in “street name” by your broker, bank, trust or other nominee, you may receive instructions from your broker, bank, trust or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send in your certificates now.
Q:	I do not know where my stock certificate is — how will I get the merger consideration for my shares?
A:	If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. These procedures will include an affidavit that you will need to sign attesting to the loss of your stock certificate. Parent may also require that you provide indemnity to the surviving corporation in order to cover any potential loss.
Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of common stock?
A:	Stockholders who do not vote in favor of the proposal to adopt the merger agreement and approve the transactions contemplated thereby and otherwise comply with the requirements of Section 262 of the DGCL are entitled to statutory appraisal rights under Delaware law if the merger is completed. This means that if you comply with the requirements of Section 262 of the DGCL, you are entitled to have the “fair value” (as defined pursuant to Section 262 of the DGCL) of your shares of common stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement. To exercise your appraisal rights, you must strictly comply with the requirements of the DGCL. See “Appraisal Rights” and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement. Please read it carefully.
Q:	Will I have to pay taxes on the merger consideration I receive?
A:	If you are a U.S. holder, the receipt of cash in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local, or foreign income and other tax laws).
Q:	What does it mean if I get more than one proxy card or voting instruction card?
A:	If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	Who is paying for this proxy solicitation?
A:	Our directors, officers and employees may solicit proxies on our behalf in person, by telephone, email or facsimile. These persons will not be paid additional remuneration for their efforts. AMRI has also engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $15,000 in total. AMRI will pay all expenses of filing, printing and mailing this proxy statement, including solicitation expenses.
Q:	What is householding and how does it affect me?
A:	The Securities and Exchange Commission (which we refer to as the “SEC”) permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In cases where contrary instructions have been received, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding our common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
Q:	Who can help answer my other questions?
A:	If you have additional questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor, The Proxy Advisory Group, LLC, at:

The Proxy Advisory Group, LLC
18 East 41st Street, Suite 2000, New York, NY 10017-6219
Stockholders Call Toll-Free: 888.337.7699

If a broker, bank, trust or other nominee holds your shares, you should also call your broker, bank, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, include “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the expected timetable for completing the transaction; beliefs and expectations of AMRI, GTCR, and Carlyle about the proposed acquisition of AMRI and their respective long-term vision for AMRI; expectations regarding the management, corporate structure, projected results, and strategy of AMRI following the closing of the transaction; the expected impact of this transaction on AMRI’s employees, customers, financial and operating results, and business; the anticipated funding for the transaction; and the timing of the closing of the acquisition. The words “anticipates”, “believes”, “expects”, “may”, “plans”, “predicts”, “will”, “potential”, “goal” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Readers should not place undue reliance on these forward-looking statements. AMRI’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which AMRI may not be able to predict and may not be within AMRI’s control. Factors that could cause such differences include, but are not limited to, (i) the risk that the proposed merger may not be completed in a timely manner, or at all, which may result in the payment of a termination fee by AMRI and may adversely affect AMRI’s business and the price of its common stock, (ii) the failure to satisfy all of the closing conditions of the proposed merger, including the adoption of the merger agreement by AMRI’s stockholders and the receipt of certain governmental and regulatory approvals in foreign jurisdictions, (iii) the occurrence of any event, change, or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the proposed merger on AMRI’s business, operating results, and relationships with customers, suppliers, competitors, and others, (v) risks that the proposed merger may disrupt AMRI’s current plans and business operations, (vi) potential difficulties retaining employees as a result of the proposed merger, (vii) risks related to the diverting of management’s attention from AMRI’s ongoing business operations, and (viii) the outcome of any legal proceedings that may be instituted against AMRI related to the merger agreement or the proposed merger. In addition, AMRI’s actual performance and results may differ materially from those currently anticipated due to a number of risks including, without limitation: changes in customers’ spending and demand and the trends in pharmaceutical and biotechnology companies’ outsourcing of manufacturing services and research and development; AMRI’s ability to provide quality and timely services and to compete with other companies providing similar services; AMRI’s ability to comply with strict regulatory requirements; AMRI’s ability to successfully integrate past and future acquisitions and to realize the expected benefits of each; disruptions in AMRI’s ability to source raw materials; a change in the AMRI’s relationships with its largest customers; AMRI’s ability to service its indebtedness; AMRI’s ability to protect its technology and proprietary information and the confidential information of its customers; AMRI’s ability to develop products of commercial value under its collaboration arrangements; the risk of patent infringement and other litigation; as well as those risks discussed in AMRI’s Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission (SEC) on March 16, 2017, subsequent Quarterly Reports filed with the SEC and AMRI’s other SEC filings. Numerous factors, including those noted above, may cause actual results to differ materially from current expectations. AMRI expressly disclaims any current intention or obligation to update any forward-looking statement in this proxy statement to reflect future events or changes in facts affecting the forward-looking statements contained in this proxy statement.

THE COMPANIES

Albany Molecular Research, Inc.

AMRI is a Delaware corporation that is a leading global contract research and manufacturing organization providing customers fully integrated drug discovery, development, and manufacturing services. We supply a broad range of services and technologies supporting the discovery and development of pharmaceutical products, the manufacture of Active Pharmaceutical Ingredients and fine chemicals, the development and manufacture of drug product for new and generic drugs, as well as research, development, and manufacturing for the agrochemical and other industries. In addition, we offer analytical and testing services to the medical device and personal care industry. With locations in the United States, Europe, and Asia, we maintain geographic proximity to our customers and flexible cost models.

A detailed description of AMRI’s business is contained in AMRI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. See “Item 1 — Business.”

Our principal executive offices are located at 26 Corporate Circle, Albany, New York 12203, and our telephone number at that address is (518) 512-2000. Our website address is www.amriglobal.com. The information contained in, or that may be accessed through, our website is not intended to be incorporated into this proxy statement.

UIC Parent Corporation and UIC Merger Sub, Inc.

Parent is a Delaware corporation and Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent. Both Parent and Merger Sub were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, and have not engaged in any business except for activities incidental to their formation and as contemplated by the merger agreement. Parent and Merger Sub were formed by GTCR to facilitate the participation of Carlyle and GTCR in the transaction. The address for Parent and Merger Sub is 300 North LaSalle St., Suite 5600, Chicago, Illinois 60654.

Affiliates of The Carlyle Group

Founded in 1987, Carlyle is a global alternative asset manager and one of the world’s largest global private equity firms with approximately $158 billion of assets under management across 281 investment vehicles as of December 31, 2016. Carlyle invests across four segments — Corporate Private Equity, Real Assets, Global Market Strategies and Solutions — in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle has expertise in various industries, including aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, industrials & transportation, technology & business services and telecommunications & media. Carlyle employs more than 1,600 employees, including more than 650 investment professionals, in 35 offices across six continents.

Affiliates of GTCR LLC

Founded in 1980, GTCR is a leading private equity firm focused on investing in growth companies in the financial services and technology, healthcare, technology, media and telecommunications and growth business services industries. The Chicago-based firm pioneered The Leaders StrategyTM — finding and partnering with management leaders in core domains to identify, acquire and build market-leading companies through transformational acquisitions and organic growth. Since its inception, GTCR has invested more than $12 billion in over 200 companies.

THE SPECIAL MEETING

Date, Time, and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA, 02210 on August 18, 2017 at 9:00AM, local time, or at any adjournment or postponement of such meeting. This proxy statement is first being mailed to our stockholders on or about July 18, 2017.

Purpose of the Special Meeting

The purpose of the special meeting is for our stockholders to consider and vote upon the proposal to adopt the merger agreement and approve the transactions contemplated thereby. AMRI stockholders must adopt the merger agreement and approve the transactions contemplated thereby for the merger to be completed. A copy of the merger agreement is attached to this proxy statement as Annex A and the material provisions of the merger agreement are described under “The Merger Agreement.” AMRI stockholders are also being asked to approve one or more adjournments of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the transactions contemplated thereby.

In addition, in accordance with Section 14A of the Exchange Act, we are providing stockholders with the opportunity to cast an advisory (non-binding) vote on specified compensation that may be payable to AMRI’s named executive officers in connection with the merger, the value of which is disclosed in the table in the section of the proxy statement entitled “The Merger (Proposal 1) — Interests of AMRI’s Directors and Executive Officers in the Merger — “Golden Parachute” Compensation for AMRI’s Named Executive Officers.” The vote on specified compensation that may become payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement and approve the transactions contemplated thereby. Accordingly, a stockholder may vote to approve the adoption of the merger agreement and vote not to approve the specified compensation and vice versa. Because the compensation vote is advisory in nature only, it will not be binding on either AMRI or Parent. Accordingly, because AMRI is contractually obligated to pay the specified compensation, such compensation will be payable, subject only to the conditions applicable to such payment, if the merger is completed and regardless of the outcome of the advisory vote.

Record Date and Quorum

The holders of record of our common stock as of the close of business on July 10, 2017, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. All holders of our common stock will vote together as a single class, and each stockholder is entitled to one vote for each share of common stock held on the record date. On the record date, 43,012,240 shares of common stock were outstanding and entitled to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of common stock outstanding on the record date will constitute a quorum, permitting AMRI to conduct its business at the special meeting. Treasury shares, which are shares owned by AMRI itself, are not voted and do not count for this purpose. Proxies received but not marked or marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. Because all proposals for the special meeting are non-routine and non-discretionary, AMRI does not anticipate any broker non-votes in connection with the special meeting. See “— Voting; Proxies; Revocation — Submitting a Proxy or Providing Voting Instructions — Shares Held in “Street Name”” below.

Required Vote

For AMRI to complete the merger, under Delaware law, stockholders holding at least a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated thereby. A failure to vote your shares of common stock, an abstention or broker non-vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

Approval of each of the advisory (non-binding) proposal on specified compensation which may become payable to AMRI’s named executive officers in connection with the merger and the adjournment proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on such proposal at the special meeting. Under our bylaws, abstentions will have the same effect as a vote “AGAINST” the advisory (non-binding) proposal on specified compensation and the adjournment proposal. Broker non-votes will have no effect on the voting results for these proposals.

Voting by AMRI’s Directors and Executive Officers

The directors and executive officers of AMRI have informed AMRI that, as of the date of this proxy statement, they intend to vote in favor of the proposal to adopt the merger agreement, although none of them has an obligation to do so. At the close of business on the record date, our directors and executive officers owned, in the aggregate, approximately 13.9% of the outstanding common stock of AMRI entitled to vote at the special meeting.

Voting; Proxies; Revocation

Attendance.  All holders of shares of common stock as of the close of business on July 10, 2017, the record date for voting at the special meeting, including stockholders of record and beneficial owners of common stock registered in the “street name” of a broker, bank, trust or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your broker, bank, trust, or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person.  Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares in “street name” through a broker, bank, trust or other nominee, you must provide a proxy executed in your favor from your broker, bank, trust or other nominee in order to be able to vote in person at the special meeting.

Submitting a Proxy or Providing Voting Instructions.  To ensure that your shares are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

•	Shares Held by Record Holder. If you are a stockholder of record, you may submit a proxy using one of the methods described below.
•	Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated, and returned your proxy card, as described below.
•	Submit a Proxy Card. If you complete, sign, date, and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares will be voted in the manner directed by you on your proxy card.

If you sign, date, and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted in accordance with our board’s recommendation — i.e., in favor of the proposal to adopt the merger agreement and approve the transactions contemplated thereby, the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of AMRI in connection with the merger, and the adjournment proposal. If you are a stockholder of record and fail to return your proxy card, unless you attend the special meeting and vote in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the proposal to adopt the merger agreement and approve the transactions contemplated thereby, but will not affect the other proposals.

•	Shares Held in “Street Name”. If your shares of common stock are held in “street name,” you will receive instructions from your broker, bank, trust or other nominee that you must follow in order to have your shares voted. Your broker, bank, trust or other nominee will vote your shares only if you provide instructions on how to vote. Please follow the directions on the voting instruction form sent to you by your broker, bank, trust or other nominee with this proxy statement. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank, trust or other nominee, as the case may be. Brokers who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are present in person or represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because all proposals for the special meeting are non-routine and non-discretionary, AMRI anticipates that there will not be any broker non-votes.

Revocation of Proxies.  Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating, and returning a new proxy card by mail to AMRI;
•	attending the special meeting and voting in person; or
•	delivering to the Secretary of AMRI a written notice of revocation c/o Albany Molecular Research, Inc., 26 Corporate Circle, Albany, New York 12203, Attn: Secretary.

Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to AMRI or by sending a written notice of revocation to AMRI, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by AMRI before the special meeting.

If you hold your shares in “street name” through a bank, broker, trust or other nominee, you will need to follow the instructions provided to you by your bank, broker, trust or other nominee in order to revoke your voting instructions or submit new voting instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to adopt the merger agreement and approve the transactions contemplated thereby at the time of the special meeting. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the merger agreement and approve the transactions contemplated thereby. AMRI retains full authority to the extent set forth in its bylaws and Delaware law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any AMRI stockholder.

If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting if announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or our board fixes a new record date for the special meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Solicitation of Proxies

Our directors, officers, and employees may solicit proxies on our behalf in person, by telephone, email or facsimile. These persons will not be paid additional remuneration for their efforts. AMRI has also engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $15,000 in total. We also will request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. AMRI will pay all expenses of filing, printing, and mailing this proxy statement, including solicitation expenses.

Stockholder List

A list of AMRI stockholders entitled to vote at the special meeting will be available for inspection at the special meeting and for ten days prior to the special meeting for any purpose germane to the special meeting, between the hours of 8:45 a.m. and 4:30 p.m., local time, at our principal executive offices at 26 Corporate Circle, Albany, New York 12203, by contacting the Secretary of AMRI.

Other Information

You should not return your stock certificate or send documents representing common stock with the proxy card. If the merger is completed, the exchange agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of common stock for the merger consideration.

Questions and Assistance

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, The Proxy Advisory Group, LLC, at:

The Proxy Advisory Group, LLC
18 East 41st Street, Suite 2000, New York, NY 10017-6219
Stockholders Call Toll-Free: 888.337.7699

THE MERGER (PROPOSAL 1)

General

If the merger agreement is adopted by AMRI stockholders and all other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into AMRI with AMRI being the surviving corporation in the merger. Upon the completion of the merger, each share of common stock issued and outstanding immediately prior to the effective time (other than shares owned by Parent, Merger Sub, or AMRI and certain of their affiliates, and shares held by stockholders who have perfected their statutory rights of appraisal under the DGCL) will be converted into the right to receive $21.75 in cash, without interest and less any applicable withholding taxes.

Our common stock is currently registered under the Exchange Act and is quoted on the Nasdaq under the symbol “AMRI.” As a result of the merger, AMRI will cease to be a publicly-traded company and will become a subsidiary of Parent. Following the completion of the merger, the registration of our common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon the completion of the merger, our common stock will no longer be listed on any stock exchange or quotation system, including the Nasdaq.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among our board, the Special Committee, members of our management or our representatives and other parties.

Our board of directors and senior management periodically review our long-term strategy and objectives in light of developments in the markets and industries in which we operate. This process has included evaluating prospects and options pertaining to our business, such as organic growth initiatives, possible acquisitions, investments in our company, and potential business combination transactions, in each case with a view towards enhancing stockholder value. In addition, from time to time, we have received unsolicited inquiries from various parties who have expressed a desire to discuss whether there would be mutual interest in a potential strategic transaction with our company.

In early 2016, representatives of each of GTCR and Party A, another private equity firm, separately and on an unsolicited basis informally approached and had brief meetings with representatives of AMRI and expressed their respective potential interest in exploring a possible business transaction, including a potential financing transaction, with AMRI. After the meetings with GTCR and Party A, no further discussions took place with respect to a potential financing transaction of us, and furthermore, we indicated that we were not interested in exploring a possible sale of AMRI but rather were focused on taking steps to enhance stockholder value by executing on our business plan although we would consider all proposals made to us. Although a confidentiality agreement, including customary non-disclosure and standstill provisions that allowed each of GTCR and Party A to make confidential proposals to us at any time after the public announcement by AMRI of a transaction, was executed with GTCR on March 16, 2016 and was executed with Party A on March 23, 2016, no specific proposals were made by either GTCR or Party A during these meetings. In addition, in January 2017, representatives of Party D, another private equity firm, had brief meetings with representatives of AMRI and expressed their respective potential interest in exploring a potential financing transaction with AMRI. A confidentiality agreement, including a customary non-disclosure and standstill provisions, was executed with Party D on January 24, 2017, however, no specific proposals by Party D were made during these meetings and we did not pursue a financing transaction with Party D or any other potential investor.

Throughout 2016 and early 2017, our management and our board of directors from time to time discussed various alternatives in which to finance our strategic plans, including funding future acquisitions that we believed would lead to desired levels of growth for our business and increase value for stockholders, the fact that our outstanding convertible notes would mature in 2018 and a restructuring of our outstanding indebtedness would be required in order to meet our obligations under our contractual arrangements, and our ability to compete with other participants in the industry on a standalone basis.

During a regularly scheduled meeting of the board of directors held on February 8, 2017, our board of directors discussed recent merger and acquisition activity in the industry, as well as the challenges facing AMRI, including our ability to access capital to fund acquisitions, the pending maturity of our outstanding notes and related indebtedness obligations, and efforts to diversify our suite of service offerings and customer base and our capacity to compete with evolving technologies in the industry. In light of the considerations and risks confronting us, our board of directors discussed the advisability of retaining a financial advisor to assist the board in exploring whether interest existed among potential buyers for a transaction involving the sale of AMRI. Our board of directors discussed reasons for exploring a sale of AMRI at this time, which included the potential ability to provide greater value to our stockholders than the potential value to be achieved by continuing to pursue our business plan. The board also discussed the risks involved in exploring a potential sale, including the risk that potential buyers who were also competitors or potential competitors in our industry might use information obtained from us to solicit our employees and customers, the risk that a leak regarding a possible transaction could disrupt our relationships with our customers, partners and employees, and the potential need to disclose sensitive, proprietary and confidential information to these competitors and potential competitors. Representatives of Goodwin Procter LLP (“Goodwin”), our external corporate counsel, led a discussion regarding the fiduciary duties of the directors in the context of their consideration of strategic alternatives, including a stand-alone strategy, a potential significant investment in AMRI by one or more financial sponsors, and the potential sale of AMRI to a third party. In executive session, our board of directors discussed forming a special committee of independent and disinterested directors (the “Special Committee”) to review any strategic alternatives, and to make a recommendation to the full board of directors as to the advisability of pursuing any such strategic alternatives. Our board of directors noted that, although there were no known actual conflicts at the time, because of the potential for conflicts of interest with our management as well as with our significant stockholders who have board representation to arise in the context of a potential sale to a financial sponsor, it would be prudent to form a Special Committee of independent and disinterested directors to direct the strategic process on behalf of our board of directors. Our board approved the formation of the Special Committee consisting of David Deming (Chairman), Kevin O’Connor, Kenneth P. Hagen, and Anthony J. Maddaluna. Our board authorized the Special Committee to consider and evaluate any proposals that might be received by us regarding a potential sale transaction, participate in and direct the negotiation of the material terms and conditions of any such transaction, and recommend to our board of directors the advisability of entering into any such transaction or pursuing another strategic alternative should any be presented to AMRI. Throughout the Special Committee’s evaluation of a potential sale of AMRI, the Special Committee conducted formal meetings, but its members were also in regular informal communication with AMRI’s legal and financial advisors and with each other. In addition, the Special Committee, as well as the board, frequently met in executive session with only the independent directors and outside counsel present.

Following the conclusion of the February 8, 2017 board of directors meeting, the Special Committee met to discuss the advisability of engaging a financial advisor to assist the Special Committee in its evaluation of a potential sale transaction, and decided that, based on the investment banking firms’ familiarity with AMRI and the industry in which it operates, Mr. Deming should contact Credit Suisse and another investment bank about a possible engagement as the Special Committee’s financial advisor in connection with a potential sale.

On February 21, 2017, the Company announced its financial results for the fourth quarter and full year of 2016 and its financial outlook for fiscal year 2017. The results for the full year 2016 were below the previous guidance provided by the Company on November 8, 2016. On February 21, 2017, AMRI’s common stock price closed at $16.39, down from $18.61 or approximately 12% from the previous day’s close.

On February 21, 2017, the Special Committee met with representatives of Credit Suisse and another investment banking firm in New York, New York. On February 24, 2017, the Special Committee again met telephonically with Credit Suisse. During these meetings Credit Suisse described its qualifications and provided preliminary perspectives regarding AMRI and potential considerations in the event AMRI wanted to pursue a sale, including a preliminary list of potential acquirers of AMRI based on, among other things, such parties’ industry focus, acquisition experience and perceived ability to finance a potential acquisition of AMRI. The preliminary list of potential acquirers prepared by Credit Suisse included strategic parties and financial sponsors, including GTCR, Party A, and Party D as well as others that had previously engaged in preliminary, high-level conversations with us without proceeding to any discussions under, or entering into, a confidentiality agreement. Credit Suisse also discussed with the Special Committee various sale process alternatives, including a pre-signing market-check and the possible use of a “go shop” (i.e., the right to actively solicit alternative acquisition proposals for a specified period following execution of a definitive agreement). Credit Suisse was then excused from the meeting and representatives of Goodwin reviewed with the Special Committee the fiduciary duties of the directors in the context of considering a potential sale of AMRI. Following that discussion, the Special Committee considered the experience and qualifications of Credit Suisse and discussed information provided by Credit Suisse at the request of the Special Committee regarding Credit Suisse’s material investment banking relationships with certain potential acquirers of AMRI. Following further discussion with the assistance of Goodwin, the Special Committee then determined to engage Credit Suisse to assist the Special Committee in its review of strategic alternatives. The Special Committee based its decision on Credit Suisse’s familiarity with AMRI and the industry in which it operates, and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally and its experience advising boards of directors and special committees in connection with the sales of public companies, as well as the Special Committee’s belief that, notwithstanding its disclosed relationships with potential acquirors, Credit Suisse would be able to provide the Special Committee with objective advice. The Special Committee instructed management, with the assistance of Goodwin, to negotiate an engagement letter with Credit Suisse.

Between February 25, 2017 and March 3, 2017, AMRI and Credit Suisse negotiated the terms of an engagement letter to be entered into with Credit Suisse, and on March 3, 2017, we retained Credit Suisse effective as of February 26, 2017, at the direction of the Special Committee, pursuant to a formal engagement letter to act as the Special Committee’s financial advisor in connection with its evaluation of strategic alternatives, including a potential sale of AMRI.

On February 25, 2017, Credit Suisse was authorized by the Special Committee to contact five financial sponsors, including GTCR, Party A, Party B, Party C, and Party D, and on or about February 27, 2017, representatives of Credit Suisse contacted each of GTCR, Party, A, Party B, Party C and Party D to solicit their potential interest in an acquisition of AMRI. The Special Committee, after consulting with Credit Suisse, believed that these five parties were the most likely to be interested in acquiring us at a price the Special Committee would deem attractive based on their perceived potential interest in us as a result of prior discussions held with or unsolicited inquiries that we had received from such parties with respect to a potential strategic transaction. While reserving the ability to expand the process to include other potential bidders as the Special Committee deemed necessary and appropriate, the Special Committee believed that approaching these five parties was reasonably likely to result in a robust sale process. At the direction of the Special Committee, Credit Suisse provided these parties with our form of confidentiality agreement. On February 25, 2017, we executed an amendment to the confidentiality agreement with GTCR, and on February 25, 2017, we executed an amendment to the confidentiality agreement with Party A, in each case to extend the length of the standstill provision but all other terms, including the non-disclosure provisions, remained unchanged. On March 2, 2017, we entered into a confidentiality agreement with Party B. On March 13, 2017, we entered into a confidentiality agreement with Party C. Each agreement included customary non-disclosure and standstill provisions that allowed each of Party B and Party C to make confidential proposals to us at any time after the public announcement by AMRI of a transaction.

On March 3, 2017, the Special Committee met telephonically with members of management and representatives of Credit Suisse and Goodwin present for a portion of the meeting by invitation of the Special Committee. The Special Committee, with the assistance of Credit Suisse and input from management, discussed whether to expand the universe of parties to be contacted beyond GTCR, Party A, Party B, Party C and Party D to include additional parties with relevant acquisition experience or that had expressed an interest in acquiring businesses similar to AMRI. In that regard, the Special Committee discussed approaching additional parties based upon those parties the Special Committee believed had the strongest potential to have an interest in engaging in a strategic transaction with AMRI. In determining potential likely acquirors, the Special Committee considered such parties’ financial strength, their experience in acquiring companies of the size and complexity of AMRI (including by virtue of AMRI’s international footprint), such parties’ perceived potential interest in AMRI, the parties’ access to cash or debt and equity financing, industry focus and the parties’ ability to move quickly in light of the Special Committee’s concern over the potential adverse effect on AMRI’s business that could result from a protracted process. Guided by the foregoing principles, the Special Committee discussed which potential acquirors would most likely be able to make proposals to acquire AMRI at an attractive price. The Special Committee again noted that any potential buyer must demonstrate financial capacity to complete an acquisition of a company of AMRI’s size and the ability to proceed expeditiously in order to mitigate the risks associated with a protracted evaluation process. The Special Committee also again discussed reasons for exploring a sale of AMRI at this time, and the risks inherent in so doing, particularly the risk that potential buyers who were also competitors or potential competitors in our industry might use information obtained from us to solicit our employees and customers, the risk that a leak regarding a possible transaction could disrupt our relationships with customers, partners and employees, and the potential need to disclose sensitive, proprietary and confidential information to these competitors and potential competitors. The Special Committee also considered the industry participants that, in its judgment, would likely be uninterested or lack the capacity to acquire AMRI. In light of the concerns discussed, and the Special Committee’s belief that a post-signing go-shop process may also be available if in fact other industry participants were interested, the Special Committee concluded that exploratory discussions should not include other companies in our industry at this time in the process, and that contacts should be made only with a limited number of financial sponsors. At the conclusion of this discussion, the Special Committee determined to approach a total of nine parties, inclusive of GTCR, Carlyle, Party A, Party B, Party C, Party D, Party F, and two other private equity firms, all of whom were financial sponsors who had previously acquired companies in the global pharmaceutical and biopharmaceutical industries and, as a result, the Special Committee believed were most likely qualified buyers. The Special Committee also discussed with Credit Suisse and Goodwin a potential timeline for a sale process. Additionally, the Special Committee authorized the management team and representatives of Credit Suisse to provide each financial sponsor with limited access to AMRI confidential information via a virtual data room once a confidentiality agreement had been executed with AMRI. At this meeting, Mr. Marth provided an update to the Special Committee with respect to the financial condition of the business and general operations, including a discussion regarding the impact of the matters discussed on the investor conference call regarding AMRI’s 2016 fourth quarter results and 2017 guidance. Following Mr. Marth’s departure from the meeting, the Special Committee discussed further AMRI’s operations, financial position, maturity of its outstanding convertible notes and risks to AMRI’s standalone business plan.

Following the March 3, 2017 Special Committee meeting, Credit Suisse continued to solicit interest from GTCR, Party A, Party B, Party C and Party D regarding a potential strategic transaction with AMRI. Credit Suisse also sought to contact each of the four additional financial sponsors identified by the Special Committee, one of which was Carlyle. Of these four additional parties, two indicated that they did not wish to participate in the process because they did not believe that they could ultimately offer a proposal that would be acceptable to the Special Committee. Carlyle and Party F indicated that they were considering the opportunity and would contact Credit Suisse with a more definitive response as to their level of interest. Each of GTCR, Party A, Party B, Party C and Party D continued to express an interest in exploring a potential strategic transaction with us and were granted limited due diligence access.

Between March 3, 2017 and April 4, 2017, at the direction of the Special Committee, Credit Suisse coordinated meetings and telephone calls between our management and eight financial sponsors. Although the Special Committee instructed management, with the assistance of Credit Suisse, to provide information that was requested by the parties in conducting their business diligence and to prepare a virtual data room containing materials that would enable a potential buyer to undertake comprehensive due diligence, the Special Committee decided that until initial indications of interest were received containing terms that the Special Committee believed could lead to a proposal in the best interests of AMRI stockholders, the Special Committee was not prepared to provide more complete access to our competitively sensitive information.

Between March 4, 2017 and April 4, 2017, following speculation in the industry and financial sponsor community regarding a potential sale of AMRI, 12 additional financial sponsors, including Party G, contacted Credit Suisse to inquire about AMRI and a potential sale process. After discussions with these parties, some of them indicated that they were not interested in engaging in additional discussions with AMRI or representatives of Credit Suisse pursuant to a confidentiality agreement, and ultimately, the Special Committee authorized Party E, a financial sponsor, to be granted access to confidential information and management meetings.

On March 8, 2017, the Special Committee met to review and discuss the proposed management presentation to be provided to participating financial sponsors who would be scheduled to meet with the AMRI management team as part of their due diligence investigation. Members of management and representatives of Credit Suisse and Goodwin were present for a portion of the meeting at the invitation of the Special Committee. The Special Committee discussed with management and endorsed the long-term financial forecast outlined in the management presentation (see “— Projected Financial Information”). Representatives of Credit Suisse provided an update to the Special Committee regarding the status of discussions with the parties that had expressed an interest in acquiring AMRI and outreach efforts by Credit Suisse to the other financial sponsors at the direction of the Special Committee as potential acquirers. The Special Committee also discussed the proposed timing for the committee’s evaluation of any proposals that might be received from the potentially interested parties.

In the morning on March 10, 2017, members of management of GTCR and AMRI met in Waltham, MA, and in the afternoon on March 10, 2017, members of management of Party B and AMRI met in Waltham, MA, in each case to conduct business, operational, financial, regulatory and legal diligence meetings. At these meetings, our management, with representatives of Credit Suisse present, also provided an overview of AMRI’s business and operations. No party made any proposals during these meetings or otherwise discussed the specific terms of a potential sale transaction.

On March 10, 2017, we executed a confidentiality agreement with Party F, which agreement included customary non-disclosure and standstill provisions that allow Party F to make confidential proposals to us at any time after the public announcement by AMRI of a transaction.

On March 13, 2017, members of management of Party C and AMRI met in Waltham, MA, to conduct business, operational, financial, regulatory and legal diligence meetings. At this meeting, our management, with representatives of Credit Suisse present, also provided an overview of AMRI’s business and operations. Party C did not make any proposals during this meeting or otherwise discuss the specific terms of a potential sale transaction.

On March 15, 2017, Credit Suisse provided Goodwin for purposes of sharing with our Special Committee information regarding Credit Suisse’s material investment banking relationships with certain parties, including GTCR, that had expressed an interest in pursuing an acquisition of AMRI.

In the morning on March 16, 2017, members of management of Party F and AMRI met in Waltham, MA, and in the afternoon on March 16, 2017, members of management of Party D and AMRI met in Waltham, MA, in each case to conduct business, operational, financial, regulatory and legal diligence meetings. At these meetings, our management, with representatives of Credit Suisse present, also provided an overview of AMRI’s business and operations. No party made any proposals during these meetings or otherwise discussed the specific terms of a potential sale transaction.

On March 17, 2017, members of management of Party A and AMRI met in Waltham, MA, to conduct business, operational, financial, regulatory and legal diligence meetings. At this meeting, our management, with representatives of Credit Suisse present, also provided an overview of AMRI’s business and operations. Party A did not make any proposals during this meeting or otherwise discuss the specific terms of a potential sale transaction.

On March 19, 2017, representatives of Party E contacted Credit Suisse regarding its potential interest in participating in a management presentation with the management of AMRI. Following this discussion, on March 22, 2017, we entered into a confidentiality agreement with Party E. The agreement included customary non-disclosure and standstill provisions that allowed Party E to make confidential proposals to us at any time after the public announcement by AMRI of a transaction.

On March 20, 2017, the Special Committee held a telephonic meeting with members of management and representatives of Credit Suisse and Goodwin present for a portion of the meeting by the invitation of the Special Committee. The Special Committee discussed the preliminary and introductory discussions that management had undertaken with each of the six parties who had entered into confidentiality agreements with AMRI and participated in management presentations to date. The Special Committee, with the assistance of Credit Suisse, discussed the proposed timeline for the sale process and the desire of the Special Committee to not have a protracted process that would risk harm to the business and customer relationships. The Special Committee also discussed whether to allow the interested parties to engage with their potential sources of equity and debt financing and concluded that such discussions should not be permitted at this stage of the process because, in the judgment of the Special Committee, expanding the scope of industry participants who are informed about our consideration of a potential strategic transaction increased the likelihood of a leak. The Special Committee instructed Credit Suisse to send a bid instruction letter to each of the six interested parties that had executed a confidentiality agreement with AMRI and participated in a management presentation. The Special Committee discussed setting a firm deadline of April 4, 2017 for such parties to submit initial indications of interest and to distribute a formal process letter to such parties with instructions for such submissions. The Special Committee planned to evaluate the initial indications of interest and then determine whether to proceed further with the proposed transaction.

On March 21, 2017, as instructed by the Special Committee, Credit Suisse distributed a bid instruction letter to each of GTCR, Party A, Party B, Party C, Party D and Party F requesting that each party submit a detailed proposal for an acquisition of AMRI by April 4, 2017, addressing, among other things, price and form of consideration, valuation, sources and structures of financing, material conditions, including required approvals, and focus areas for due diligence.

On March 22, 2017, representatives of Carlyle contacted Credit Suisse to communicate its interest in meeting with the management team of AMRI and participating in our sale process. We entered into a confidentiality agreement with Carlyle on March 26, 2017. The agreement included customary non-disclosure and standstill provisions that allowed Carlyle to make confidential proposals to us at any time.

In the morning on March 27, 2017, members of management of Party E and AMRI met in Waltham, MA, and in the afternoon on March 27, members of management of Carlyle and AMRI met in Waltham, MA, in each case to conduct business, operational, financial, regulatory and legal diligence meetings. At these meetings, our management, with representatives of Credit Suisse present, also provided an overview of AMRI’s business and operations. No party made any proposals during this meeting or otherwise discussed the specific terms of a potential sale transaction. As instructed by the Special Committee, Credit Suisse subsequently provided each of Party E and Carlyle with the same bid instruction letter.

On April 3, 2017, prior to the initial indication of interest deadline, representatives of each of Party A and Party C called Credit Suisse to indicate that they would not be submitting an indication of interest. Party A indicated it had a general reluctance to expend resources to participate in a competitive process where it did not believe it would be able to differentiate itself with respect to price. Party C declined to submit an indication of interest because it did not believe it would be able to differentiate itself with respect to price.

On April 4, 2017, Credit Suisse provided Goodwin for purposes of sharing with our Special Committee information regarding Credit Suisse’s material investment banking relationships with certain additional parties, including Carlyle, that had expressed an interest in pursuing an acquisition of AMRI.

Later on April 4, 2017, five parties submitted indications of interest. Party B submitted a written indication of interest with an all-cash purchase price in the range of $17.00 to $18.00 per share. Party D submitted a written indication of interest with an all-cash purchase price in the range of $17.00 to $19.00 per share. Carlyle submitted a written indication of interest with an all-cash purchase price in the range of $19.00 to $21.00 per share. Party E submitted a written indication of interest with an all-cash purchase price in the range of $21.00 to $23.00 per share. GTCR submitted a written indication of interest with an all-cash purchase price in the range of $21.00 to $23.00 per share. None of the written indication of interests requested exclusivity, but each had conditions that must be satisfied prior to entering into a potential transaction. In addition, all of the indications of interest indicated that each party intended to finance the merger consideration with a combination of third-party debt and equity capital from its own managed funds and affiliates. After receipt of the written indication of interests, on April 4, 2017, as requested by the Special Committee, representatives of Credit Suisse separately informed each of Carlyle, Party B and Party D by telephone that it had not submitted the highest all-cash purchase price per share and that the Special Committee would be holding a meeting on April 6, 2017 to assess the indications of interest that had been received from various parties. During the telephone call between Credit Suisse and Carlyle on April 4, 2017, Carlyle orally indicated it was willing to increase its proposed price to $20.00 to $22.00 per share, and the remainder of its indication of interest remained the same. Following the telephone call between Credit Suisse and Party D, on April 5, 2017, Party D resubmitted a written indication of interest with an increased all-cash purchase price of $18.00 to $20.00 per share. Other than to increase its proposed price to $18.00 to $20.00 per share, Party D’s proposal was the same as its initial indication of interest.

In addition, on April 4, 2017, Party G reached out to Credit Suisse to inquire about industry and media speculation regarding a potential sale of AMRI. On April 5, 2017, there was a follow-up discussion between representatives of Credit Suisse and Party G during which Credit Suisse confirmed that the Special Committee was in advanced discussions with several parties, which was a similar message given to other financial sponsors who had contacted representatives of Credit Suisse as a result of industry and media speculation. On April 6, 2017, Party G sent an email to Credit Suisse requesting contact with the members of the Credit Suisse team who were assisting us with a potential sale transaction and ultimately a call was scheduled for April 9, 2017.

On April 5, 2017, representatives of Party F called Credit Suisse to indicate that it would not be submitting an indication of interest because of a general reluctance to expend resources to participate in a competitive process where they did not believe they could prevail on value.

In the early evening of April 5, 2017, Debtwire published an article (the “Debtwire Article”) disclosing that AMRI had hired Credit Suisse to assist AMRI in exploring a possible sale transaction and that the process was in its early stages with valuation and leverage views still in flux. Neither Credit Suisse nor AMRI responded to inquiries by Debtwire, either before or after the release of the Debtwire Article.

Following the publication of the Debtwire Article, we were contacted, either directly or through Credit Suisse, by five strategic industry participants. After follow-up communications by representatives of Credit Suisse as requested by the Special Committee, two of these strategic industry participants indicated that they were not interested in participating in a competitive process because, based on their assumptions regarding the anticipated price ranges, they did not have the available resources to offer a competitive price; another two of these strategic industry participants indicated that they were not interested in participating in a process after they learned of the competitive nature of the process with multiple parties conducting diligence; and the remaining one of these strategic industry participants did not follow up with Credit Suisse with respect to its interest in participating in the process.

On April 6, 2017, the Special Committee held a meeting in New York City. By invitation of the Special Committee, members of AMRI management and representatives of Credit Suisse and Goodwin participated for a portion of the meeting. At this meeting, Credit Suisse provided an update on the recent interactions with the interested parties, including the fact that Party A, Party C and Party F had chosen not to submit a proposal. The Special Committee, with the assistance of Credit Suisse also reviewed and discussed the competing preliminary, non-binding proposals received from each of Carlyle, GTCR, Party B, Party D and Party E and reviewed certain preliminary financial analyses. The Special Committee discussed each bidder’s initial proposed price, proposed transaction and financing structure, and proposed timeline. Goodwin led a discussion concerning the fiduciary duties of the directors in the context of their consideration of a potential sale of AMRI. In addition, the Special Committee engaged in a general discussion concerning whether it might be advisable to approach and explore a potential strategic transaction with third parties in addition to the parties who had been given confidential information and conducted diligence to date. In particular, the Special Committee expressed its desire to avoid a protracted process given the potential disruptions to our business, and to focus on potential buyers who could make the financial commitment necessary to acquire a company of our size and consummate a transaction expeditiously. The Special Committee also discussed the continued risk of leaks that might arise from making contact with other parties, the potential impact on our business of such leaks, including the loss of customers, partners and employees as a result of the uncertainty over AMRI’s future, and the potential need to disclose sensitive, proprietary and confidential information to competitors and potential competitors if additional parties were to be contacted. As part of this discussion, the management team updated the Special Committee regarding the impact of the Debtwire Article on AMRI’s employees. The Special Committee also considered our ability to potentially solicit interest of additional third parties through a “go-shop” provision in the event that the board decided to pursue a sale transaction with one of the current interested parties. The Special Committee also noted that the parties involved in the process to date included those parties whom the Special Committee, after consulting with Credit Suisse and management, believed were the most logical and viable acquirors given their access to debt and equity financing, industry focus, potential synergies, investment philosophies and experience in acquiring publicly traded companies of the size and nature of AMRI. As part of this meeting, the Special Committee also discussed management’s current forecasts and our long-range plan and prospects, as well as a number of risks and factors affecting our business, including organic growth and business development opportunities, customer concentration, revenue predictability and the volatility of revenue from quarter to quarter from our largest customers, and competitive pressure. The Special Committee noted the execution risks, including our access to capital to fund acquisitions, efforts to diversify our suite of service offerings and customer base, and our capacity to compete with evolving technologies in the industry. In light of the concerns discussed, the Special Committee concluded that there were not likely to be any other logical financial sponsors with the financial capacity to complete a transaction of the type that was being evaluated and who could differentiate themselves from the parties with whom we were or had previously been engaged. Additionally, based on the risks discussed by the Special Committee, including those associated with providing access to AMRI personnel and confidential information to competitors and potential competitors, the Special Committee determined that the process should continue with only financial sponsors at this time. The Special Committee also discussed the complexity of our business and operations and the amount of time required for each potential financial sponsor to conduct and complete its due diligence requirements in connection with a potential acquisition of us, and the demands such review and discussions required of our management. Based on these considerations, the Special Committee determined not to invite Party D and Party B into the second round of the process based on their respective $17.00 to $19.00 and $17.00 to $18.00 price ranges. Furthermore, based on the benefits and risks discussed, the Special Committee concluded that approaching additional parties at such time would not be prudent because the contact and potential inclusion of additional parties in our process would require AMRI to disclose sensitive, proprietary and confidential information to competitors and potential competitors, but that we should continue discussions with Carlyle, GTCR and Party E. The Special Committee determined that it was in the best interests of AMRI stockholders to invite Carlyle, GTCR and Party E to participate in a second round of the process consisting of, among other things, continued due diligence by the parties and the drafting and negotiation of legal documentation.

Following the meeting of the Special Committee, on April 6, 2017, as requested by the Special Committee, Credit Suisse contacted each of the parties who had submitted a written indication of interest to notify them with respect to the next steps of the process, if any. As requested by the Special Committee, a representative of Credit Suisse contacted Party E to inquire about its financial resources and the investment activities of its investment funds and, based on the price per share range proposed by Party E and the availability of funds from its funding sources, invited Party E to continue to pursue an acquisition of AMRI. As requested by the Special Committee, a representative of Credit Suisse also reached out to Carlyle to indicate that Carlyle would be invited to participate in the next stage of the process and emphasized that multiple parties had submitted written indications of interest with price ranges that were higher than the price range proposed by Carlyle and to be competitive, Carlyle would need to increase its proposed per share purchase price in connection with any subsequent proposal presented to us, and Carlyle acknowledged that it would need to increase its value in order to be competitive in the potential sale of AMRI. At the request of the Special Committee, a representative of Credit Suisse contacted GTCR to indicate that it was invited to proceed to the next step of the process, and confirmed with GTCR that GTCR had access to adequate funding sources to be able to consummate a transaction with AMRI. Representatives of Credit Suisse informed each of Carlyle, GTCR and Party E that each party needed to fully engage their respective legal, financial and accounting advisors in connection with the evaluation of a proposed transaction with us and related due diligence efforts and ensure that any final proposal presented to us would include fully committed sources of equity and debt financing. In addition, as requested by the Special Committee, representatives of Credit Suisse separately contacted each of

Party B and Party D and indicated that the per share price ranges set forth in their respective written indications of interest were insufficient to allow such party to progress to the next stage of the process, and that unless they were willing and able to increase their proposed valuation ranges, they would not be permitted to progress to the next stage of the process and have continued access to management and diligence materials. Each of Party B and Party D acknowledged that they would not be continuing in the process because they could not increase their respective price because neither would be able to achieve its required return above its respective price range.

On April 7, 2017, our board of directors held a telephonic meeting at which members of management and, at the request of the Special Committee, representatives of Credit Suisse and Goodwin were present. At this meeting, the Special Committee and at the request of the Special Committee, Credit Suisse, summarized the written indications of interest that were received on April 4, 2017, and provided an update on recent interactions with the interested parties, including the fact that Party A, Party C and Party F had chosen not to submit an initial indication of interest. Our board of directors discussed the proposals by Party D and Party B in comparison to the other preliminary written indications of interest submitted, and Party D’s and Party B’s acknowledgement that they were unable to increase their per share price ranges. Representatives of Goodwin led a discussion concerning the fiduciary duties of the directors in the context of their consideration of a potential sale of AMRI, and the next steps with respect to a potential sale. Our board of directors discussed the process for continuing to explore a possible sale transaction.

By April 14, 2017, we had provided Carlyle, GTCR, and Party E and their respective advisors with access to a comprehensive virtual data room containing our business and legal due diligence materials. Thereafter, the parties and their advisors had discussions, and we provided answers to questions posed by such parties and their respective advisors, regarding the due diligence materials, and each of the parties and their advisors continued their due diligence review, including through meetings with management, visits to certain of our U.S. and non-U.S. facilities and teleconferences.

On April 9, 2017, Party G and representatives of Credit Suisse had their previously scheduled call to discuss Party G’s interest in participating in our sale process. Party G was informed that the Special Committee was in advanced discussions with several parties and that Party G would be contacted if things changed. On April 18, 2017, Party G called Credit Suisse to inquire whether anything had changed and was told that the sale process was continuing to progress as previously discussed.

On April 25, 2017, Bloomberg published an article (the “Bloomberg Article”) disclosing that AMRI was working with Credit Suisse in connection with the exploration of a possible sale, and that AMRI had received indications of interest from two financial sponsors with valuations at approximately $1.0 billion in the aggregate. Neither Credit Suisse nor AMRI responded to inquiries by Bloomberg before or after the release of the article. The article caused a considerable number of employees to express concern about the impact of the reported process on the Company and the future direction of the Company. Following the publication of the Bloomberg Article, we were contacted, either directly or through Credit Suisse, by two additional private equity firms.

On April 27, 2017, in preparation for the meeting of the Special Committee to be held on May 2, 2017, members of our management and representatives of Credit Suisse and Goodwin had a telephonic meeting during which Credit Suisse provided an update regarding the due diligence efforts of Carlyle, GTCR and Party E, the three parties with whom the Special Committee was in advanced discussions. Credit Suisse also provided an update on the inbound communications received by Credit Suisse from the five companies within our industry and two other financial sponsors who inquired about the status of our sale process in light of the Debtwire Article and/or Bloomberg Article. Credit Suisse informed management and Goodwin that none of the strategic parties were interested in executing a confidentiality agreement with us to further discuss our sale process or a proposed transaction with us and that the two additional private equity firms did not meet the criteria for participation in the sale process previously established by the Special Committee at the beginning of our sale process.

On May 1, 2017, Goodwin provided to our Special Committee a summary of the material terms and conditions of the draft “bid” merger agreement to be provided to each of Carlyle, GTCR and Party E.

On May 2, 2017, the Special Committee had a meeting in Valladolid, Spain with the other members of our board of directors, members of the management team, and representatives of Credit Suisse and Goodwin present by telephone for portions of the meeting at the invitation of the Special Committee. At this meeting, Credit Suisse provided an update on the recent interactions with Carlyle, GTCR and Party E, the status of the bidders’ due diligence efforts and level of engagement with management and Credit Suisse with respect to due diligence. The Special Committee also discussed the timeline for a potential sale, including dates for the submission of final proposals and progressing to the execution of a definitive agreement. Representatives of Credit Suisse also provided an update regarding certain inbound communications that they had received from strategic companies in the industry and other financial sponsors, including that none of the strategic parties were interested in executing a confidentiality agreement with us to further discuss our sale process or a proposed transaction with us and that the two additional private equity firms did not meet the criteria previously established by the Special Committee at the beginning of our sale process, as had been discussed during the meeting of the Special Committee on March 3, 2017. The Special Committee again engaged in a discussion concerning whether it might be advisable to approach and explore a potential strategic transaction with third parties other than those parties who were currently evaluating an acquisition of AMRI (GTCR, Carlyle and Party E). The Special Committee discussed the risk that including additional parties may increase the potential for leaks, the potential impact on our business of such leaks, including the loss of customers, partners and employees, and the potential need to disclose sensitive, proprietary and confidential information to competitors and potential competitors if additional parties were to participate in the sale process. The Special Committee also discussed the complexity of our business and operations and the amount of time required for each potential buyer to conduct and complete its due diligence in connection with a potential acquisition of us, and the demands such review and discussions required of our management and the potential to extend the process. The Special Committee also considered our ability to solicit interest of additional third parties through a go-shop provision in the event that the board decided to pursue a sale transaction with one of the interested parties and the additional delay in consummating a transaction that would result with a “go-shop” provision.

Based on the benefits and risks discussed, the Special Committee determined not to expand the sale process to include additional financial sponsors, given the significant number of financial sponsors that already had been invited to participate in the sale process, the advanced nature of discussions with Carlyle, GTCR and Party E, and the fact that there were not likely to be other financial sponsors with the financial capacity to complete a transaction and who could differentiate themselves from the financial sponsors in the sale process.

With regard to additional strategic parties who had not been previously contacted by or on behalf of us as part of our sale process, the Special Committee instructed Credit Suisse to contact three additional strategic acquirers in the industry who the Special Committee believed might have the resources to consummate a significant acquisition, both from a financial and operational perspective, and who might have the capability to complete a transaction on a reasonable timeline in order to avoid a protracted process that could be detrimental to our business, including the relationships with our customers, partners and employees.

Following the meeting of the Special Committee, representatives of Credit Suisse contacted the three additional strategic companies who had been identified by the Special Committee. Two of the strategic companies indicated that they were not interested in discussing a proposed transaction with us and the remaining strategic company did not return Credit Suisse’s telephone call.

Also on May 2, 2017, Credit Suisse, at the direction of the Special Committee, distributed an instruction letter to each of Carlyle, GTCR and Party E setting forth the timing and procedures for submitting a final proposal to acquire all of our outstanding equity. The letter requested that proposals be submitted by May 24, 2017, with initial comments to the draft merger agreement, accompanying disclosure schedules, form of equity commitment letter and limited guarantee to be provided by May 19, 2017. The letter requested that each bidder address in its proposal, among other things, price and form of consideration, sources and structure of financing, and required approvals, and include a final mark-up of the merger agreement and commitment letters securing the necessary funding.

Between May 3, 2017 and May 4, 2017, representatives of Credit Suisse and Party E had several telephone conversations. Ultimately Party E notified Credit Suisse of their intention to discontinue their efforts as part of the AMRI process, citing a lack of sufficient resources due to the complexity of the potential transaction, competing demands and concern about additional capital requirements for our operations on a post-closing basis.

On or about May 5, 2017, representatives of Credit Suisse separately had conversations with each of Carlyle and GTCR to discuss the proposed timing of a potential acquisition of AMRI, status of each of the parties’ due diligence review and additional diligence requirements.

In the course of its discussions with Credit Suisse, Carlyle discussed the anticipated capital requirements needed to implement AMRI’s strategic plan with Credit Suisse and Carlyle’s view that future acquisitions would be necessary to achieve desired levels of growth for AMRI’s business and Carlyle indicated that, in light of these anticipated capital requirements and other characteristics of a potential investment in the Company and Carlyle’s intention to maintain a reserve of equity capital related to the investment to fund potential future acquisitions, Carlyle would likely not be willing to commit all the equity capital required to complete a transaction. After discussion with Mr. Marth, Mr. Deming and representatives of Goodwin later that day, at the request of the Special Committee Credit Suisse contacted Carlyle and encouraged Carlyle to continue working and deliver a final proposal.

In the course of its discussions with Credit Suisse, GTCR mentioned that more equity capital than previously anticipated by GTCR would be needed to complete an acquisition of AMRI given the near-term capital expenditures and other capital requirements required to implement AMRI’s strategic plan and the meaningful follow-on acquisitions that underpin GTCR’s post-acquisition strategy. As a result, GTCR indicated that it may need to consider third party capital as part of its final proposal, such as equity capital from GTCR’s limited partners. Credit Suisse encouraged GTCR to continue working and deliver a final proposal that did not rely on third party capital.

Later in the afternoon on May 5, 2017, Mr. Marth, Mr. Deming and representatives of Credit Suisse and Goodwin discussed the status of the sale process, including Carlyle’s and GTCR’s due diligence review efforts and Party E’s decision to not pursue an acquisition of AMRI. Representatives of Credit Suisse also contacted members of the Special Committee to inform them as to Party E’s decision to not pursue an acquisition of AMRI.

On May 6, 2017, each of Carlyle and GTCR were provided with a form of merger agreement, equity commitment letter and limited guarantee.

On May 8, 2017, representatives of Credit Suisse separately contacted each of Carlyle and GTCR to discuss the status of each of the parties’ due diligence review and additional diligence requirements.

On May 11, 2017, members of our management team met with representatives of Carlyle and Credit Suisse in Waltham, MA, to further discuss our operations and strategic focus and review our key financial highlights.

In addition, on May 11, 2017, another financial sponsor contacted Credit Suisse to inquire as to the status of our sale process, however, there was nothing communicated as part of this discussion that provided a reasonable basis to suggest that such financial sponsor met the criteria for participation in our sale process as established by the Special Committee, including the financial strength, experience in acquiring companies of the size and complexity of AMRI (including AMRI’s international footprint), industry focus and potential synergies with AMRI.

On May 12, 2017, each of Carlyle and GTCR were provided with AMRI’s disclosure schedules to the form of merger agreement.

On May 17, 2017, GTCR and Credit Suisse had a conversation regarding GTCR’s financing capabilities. GTCR mentioned that, as a result of the capital requirements needed to implement AMRI’s strategic plan, GTCR may need to consider third party capital as part of their final proposal and that GTCR would be open to that capital coming from another party that is pursuing a potential acquisition of AMRI if partnering with such a party would allow the parties to collectively consummate a proposed transaction on an expedited timeline. As requested by the Special Committee, Credit Suisse informed GTCR that partnering with respect to a proposed acquisition of all of AMRI’s outstanding equity would not be permitted without the consent of the Special Committee and that, as of the final bid due date, GTCR would be required to have sufficient sources of capital in order to fund the entire proposed purchase price. GTCR also inquired about sharing their internal diligence reports and related work product that included AMRI’s diligence materials to certain of its limited partners who could potentially provide equity commitments for a portion of the proposed purchase price. As discussed with the Special Committee, Credit Suisse informed GTCR that a co-investment by certain of GTCR’s limited partners might be permitted by the Special Committee provided that such limited partners executed a separate confidentiality agreement with AMRI prior to receiving confidential information concerning AMRI. In addition, as instructed by the Special Committee, Credit Suisse informed GTCR that the final bid due date would not be extended for GTCR despite the inclusion of certain of GTCR’s limited partners as part of equity financing for a potential acquisition transaction.

On May 18, 2017, the members of our management team met with representatives of GTCR and Credit Suisse in Waltham, MA, to further discuss our operations and strategic focus and review our key financial highlights.

In the morning of May 19, 2017, the Special Committee met telephonically with members of management and representatives of Credit Suisse and Goodwin participating for a portion of the meeting by the invitation of the Special Committee. Representatives of Credit Suisse reviewed with the Special Committee the outcome of their outreach to the three strategic companies and the fact that none of those parties expressed an interest in engaging in a discussion with us regarding a potential strategic transaction involving AMRI. Credit Suisse also updated the Special Committee regarding Carlyle’s and GTCR’s due diligence review, site visits to certain of our U.S. and non-U.S. manufacturing facilities and their ongoing communications with the management team and Credit Suisse with respect to the anticipated capital requirements to implement our strategic plan as presented to them throughout our sale process. The Special Committee was informed that, in light of these anticipated capital requirements, both Carlyle and GTCR had inquired of Credit Suisse whether there were partnering opportunities with other financial sponsors in connection with the equity financing for the transaction, and both had been informed by Credit Suisse that no such partnering would be permitted unless and until the Special Committee determined that such partnering would be in the best interest of our stockholders. Credit Suisse further updated the Special Committee that GTCR had requested that two of its limited partners be allowed access to GTCR’s due diligence reports and work product in connection with a possible co-investment with GTCR, and that GTCR had been informed that such access would be conditioned upon such parties’ execution of confidentiality agreement with us. The Special Committee also discussed timing with respect to the submission of final proposals and execution of a definitive agreement.

On May 19, 2017, we received initial comments to the merger agreement from GTCR and initial comments to the merger agreement, disclosure schedules, equity commitment letter and limited guarantee from Carlyle.

On May 22, 2017, telephonic meetings were held throughout the day with Mr. Deming, members of management and representatives of Credit Suisse and Goodwin to receive updates from Credit Suisse regarding ongoing interactions with the interested parties and for Goodwin to review the comments to the merger agreement submitted by each of Carlyle and GTCR. As a result of these discussions, Goodwin obtained feedback regarding the proposed terms to be communicated to each of Carlyle and GTCR.

On the evening of May 22, 2017, Goodwin had conference calls with each of Latham & Watkins LLP (“Latham”), counsel to Carlyle, and Kirkland & Ellis LLP (“Kirkland”), counsel to GTCR, to provide high-level feedback on the issues presented by their respective comments to the merger agreement. With respect to Carlyle, these items included: (1) the specifics of the marketing period for Carlyle to obtain the requisite debt financing needed for the proposed transaction; (2) the conditions to closing; (3) the size of the termination fees payable by Parent and us; (4) our obligation to reimburse the expenses of Parent under certain circumstances; (5) the obligation of Parent to reimburse our expenses in connection with the payoff of our convertible notes and unwinding of our hedge and warrant transactions; and (6) the obligations of Parent to our employees with respect to employee related benefits and compensation matters. With respect to GTCR, these items included: (1) the specifics of the marketing period for GTCR to obtain the requisite debt financing needed for the proposed transaction; (2) the proposed requirement for us to make available to Parent use of our unrestricted cash in order to fund a portion of the purchase price at closing; (3) the size of the termination fees payable by Parent and us; (4) our obligation to reimburse the expenses of Parent under certain circumstances; (5) the obligation of Parent to reimburse our expenses in connection with the payoff of our convertible notes and unwinding of our hedge and warrant transactions; and (6) the obligations of Parent to our employees with respect to employee related benefits and compensation matters. Goodwin communicated to each of Latham and Kirkland that it intended to send revised drafts of the merger agreement back to them on the afternoon of May 24, 2017 for their respective clients to review in advance of submitting their respective final proposals.

On May 23, 2017, representatives of Goodwin and Mr. Deming discussed the high-level feedback on the issues presented by each of Carlyle and GTCR as presented in their respective merger agreements and Goodwin’s discussions with each of Latham and Kirkland and the status of discussions between us and each of Carlyle and GTCR in advance of the final bid due date, including discussions related to capital expenditure requirements for the ongoing business operations if a proposed transaction were to be consummated.

On the morning of May 24, 2017, Kirkland contacted Goodwin to provide feedback from GTCR with respect to the high-level issues previously communicated by Goodwin to Kirkland. In the afternoon of May 24, 2017, Goodwin provided revised drafts of the merger agreement to each of Latham and Kirkland. In the evening of May 24, 2017, GTCR submitted a non-binding proposal to acquire all of our outstanding equity at a purchase price of $21.25 per share payable in cash upon the closing of the transaction. The proposal provided for the merger consideration to be funded through a combination of debt financing and equity financing from GTCR and certain of its limited partners but did not specify the limited partners or provide the amount of their proposed equity commitments. The proposal also noted that GTCR’s due diligence was complete, and included a mark-up of the form of equity commitment letter, limited guarantee and accompanying disclosure schedules to the merger agreement. Following receipt of GTCR’s non-binding proposal, representatives of Credit Suisse contacted GTCR to seek additional information regarding GTCR’s equity commitment for the transaction, the proposed split among GTCR and its co-investors, the sources of cash and anticipated timing to get to execution of a definitive merger agreement. GTCR indicated that it was prepared to negotiate the merger agreement on the terms outlined in its non-binding proposal and the feedback to the issues as was provided orally by Kirkland to Goodwin, and it expected to have certain of its limited partners participate as co-investors for the equity commitment but that it would require at least 10 days for such limited partners to complete their diligence review and financial analyses.

In addition, on May 24, 2017, Party G submitted to Thomas E. D’Ambra, the chairman of our board of directors, a non-binding, preliminary indication of interest to acquire all of our outstanding equity for consideration consisting of $20.00 per share in cash payable at the closing. The proposal also indicated that Party G intended to finance the merger consideration with a combination of debt and equity capital from Party G, provided a list of diligence requirements that Party G would need to complete, and noted that Party G expected to be in a position to sign and announce a transaction within four weeks from receiving an indication from our board of directors regarding a desire to proceed with Party G.

On May 25, 2017, Carlyle submitted a non-binding proposal to acquire all of our outstanding equity at a purchase price of $18.50 per share payable in cash upon the closing of the transaction. The proposal provided for the merger consideration to be funded through a combination of debt financing and equity financing from Carlyle, and expressly stated that Carlyle would contribute fifty percent (50%) of the equity investment and that Carlyle would seek the participation of another equity partner to fund the additional fifty percent (50%) of the equity investment. The proposal generally noted the opportunities for management to participate with Carlyle in the growth and success of our company. The proposal also noted that Carlyle’s due diligence was substantially complete, with the exception of certain confirmatory diligence items listed in its proposal. In addition, the proposal noted that Carlyle believed a definitive merger agreement and related documents could be executed within five days.

Later in the day on May 25, 2017, the Special Committee met telephonically with members of management and representatives of Credit Suisse and Goodwin participating for a portion of the meeting at the invitation of the Special Committee. At this meeting, Credit Suisse provided an update on recent interactions with the interested parties, including a review of the revised non-binding proposals received from Carlyle and GTCR and the status of their respective financing commitments, including the fact that Carlyle expressly stated that it would contribute fifty percent (50%) of the equity investment and that Carlyle would seek the participation of another equity partner to fund the additional fifty percent (50%) of the equity investment, and the fact that GTCR did not specify the amount or the identity of the sources of its equity commitment to fund a portion of the proposed purchase price (but that it would require at least 10 days for such sources to complete their diligence review and financial analyses). Credit Suisse also provided a summary of the non-binding, preliminary indication of interest submitted by Party G. Credit Suisse also reviewed with the Special Committee its preliminary financial analyses of the Company and each bidder’s proposal. Goodwin again led a discussion concerning the fiduciary duties of the directors in the context of their consideration of a potential sale of AMRI, and reviewed the material terms of the revised merger agreement mark-up received from each of Carlyle and GTCR. The Special Committee also discussed (1) that the proposal of $18.50 per share proposed by Carlyle was lower than the per share price range that Carlyle had included in its April 4th indication of interest, (2) that GTCR did not have committed sources for a portion of the equity financing and would require additional time to organize and finalize such sources of equity financing, (3) that partnering at this point in the process as requested by Carlyle, before the Special Committee was satisfied that it had progressed as far as possible with each of GTCR and Carlyle in terms of valuation, could result in loss of the competitive dynamic between the two bidders and make it more difficult to extract increased value for our stockholders, and (4) that Party G was at the very early stages of exploring a possible transaction with us, had not conducted a thorough diligence review and would require at least several weeks to complete its due diligence review and understand our business to the same degree as Carlyle and GTCR. After consideration of these issues, the Special Committee instructed Credit Suisse to continue discussions with GTCR regarding its proposal on a non-exclusive basis, including seeking a higher price from GTCR, and to inform Carlyle that the Special Committee was not willing to engage in further discussions for a potential transaction with Carlyle on the terms included in its final proposal.

Following the meeting of the Special Committee, at the request of the Special Committee, representatives of Credit Suisse contacted Party G’s financial advisor to discuss Party G’s non-binding, preliminary indication of interest submitted on May 24, 2017. During that conversation, as authorized by the Special Committee, Credit Suisse noted that other participants in our sale process had worked expeditiously over the course of six weeks to conduct and complete their respective due diligence review of our company as well as to review and respond to drafts of transaction documents, including a merger agreement, equity commitment letter and limited guarantee, and were close to being able to finalize definitive documentation. Credit Suisse also sought information regarding Party G’s level of interest in a potential transaction with us and its ability to undertake and consummate such a transaction. Party G did not provide specifics as to the timing required to conduct its diligence review of AMRI but reiterated its interest in a potential transaction with us.

In addition, as requested by the Special Committee, representatives of Credit Suisse contacted Carlyle to request an explanation with respect to the decrease in the proposed purchase price from its April 4th non-binding proposal, and, as requested by the Special Committee, informed Carlyle that their proposal did not provide a basis for continuing in our sale process and that other parties had submitted proposals that represented significantly higher values for the acquisition of the outstanding equity of AMRI.

In addition, as requested by the Special Committee, representatives of Credit Suisse contacted GTCR to inform them that their price was unsatisfactory to the Special Committee and they would need to improve their value and firm up their sources of equity financing in order to continue in our sale process. GTCR reiterated their interest in a potential transaction with us and indicated that they would require approximately two weeks for certain of their limited partners to complete their diligence review and finalize their analyses. GTCR also indicated that if it were allowed to partner with another financial sponsor who was participating in our sale process, it believed that it could negotiate and execute a definitive merger agreement within five days. As requested by the Special Committee, representatives of Credit Suisse reiterated that the Special Committee was not prepared to permit partnering between the participants in our sale process. Credit Suisse informed GTCR that it needed to increase its proposed per share price and propose a specific path to having a definitive merger agreement negotiated and executed.

On May 26, 2017, our board of directors met telephonically with members of management and representatives of Credit Suisse and Goodwin participating for a portion of the meeting at the request of the Special Committee. At the request of the Special Committee, representatives of Goodwin led a discussion concerning the fiduciary duties of the directors in the context of their consideration of a potential sale of AMRI and representatives of Credit Suisse provided a summary of the status of the interactions with each of Carlyle, GTCR and Party G and reviewed the revised non-binding proposals received from Carlyle and GTCR and the initial non-binding indication of interest submitted by Party G. Credit Suisse also provided an update regarding recent interactions with each of Carlyle and GTCR regarding their revised non-binding proposals and the messages the Special Committee had authorized to be conveyed to each regarding value and sources of equity financing.

Following the meeting of our board of directors, representatives of Credit Suisse and GTCR had additional teleconferences regarding GTCR’s proposal, timing for negotiating and finalizing a definitive merger agreement and the steps that GTCR might take in order to remain competitive in the process. GTCR indicated that it remained interested in pursuing a transaction but that it had not yet determined what increased price it would be willing to pay to purchase AMRI’s outstanding equity and would follow up with Credit Suisse in a few days if it was able to propose any increase in its proposed price. GTCR also indicated that it required at least 10 – 14 additional days to allow certain of its limited partners to complete their due diligence review of AMRI and finalize their analyses, but that it could potentially move quicker if allowed to partner with another party that is pursuing an acquisition of AMRI. As requested by the Special Committee, representatives of Credit Suisse informed GTCR that they needed to provide Credit Suisse with a response as to their increased price by May 31, 2017.

Later that evening, GTCR sent a mark-up of a confidentiality agreement to be executed with one of its limited partners who was contemplating a co-investment with GTCR.

On May 27, 2017, the financial advisor to Party G sent an email to Credit Suisse indicating that Party G was increasing its proposed price to acquire all of our outstanding equity for consideration consisting of $22.00 per share in cash payable at the closing, with no other changes to the terms of their May 24th proposal. Party G’s financial advisor also indicated that Party G wanted to have a meeting with our management team during the week of May 29th to initiate its diligence review process and representatives of Credit Suisse and Party G’s financial advisor arranged the meeting for June 2, 2017.

In addition, Kirkland sent a further revised draft of the merger agreement to Goodwin, which reflected proposed changes in size of the termination fees to be paid by Parent and us.

Also on May 27, 2017, GTCR contacted representatives of Credit Suisse to provide an update as to its discussion with certain of its limited partners for a potential co-investment for the equity financing of the purchase price. As a part of this discussion, GTCR inquired about the status of our discussions with other participants in our sale process and requested an exclusive negotiating period with us for a period of five to ten days while GTCR finalized its equity financing sources. As requested by the Special Committee, Credit Suisse informed GTCR that the Special Committee was not prepared to enter into exclusive discussions with a participant at this point in the process. GTCR asked AMRI to consider its request for an exclusive negotiating period when and if the parties reached agreement on the proposed price per share.

Later on May 27, 2017, Carlyle contacted representatives of Credit Suisse to inquire as to the meetings of the Special Committee and our board of directors following the submission of the revised non-binding proposals to acquire all of our outstanding equity. As instructed by the Special Committee, Credit Suisse informed Carlyle that it needed to significantly increase its proposed value in order for the Special Committee to authorize further discussions. Carlyle informed Credit Suisse that they would reconsider their proposed price per share but that they would not be in a position to do so until the following week.

On May 28, 2017, members of management and representatives of Credit Suisse and Goodwin met telephonically for an update regarding the recent interactions with each of Carlyle, GTCR and Party G. The parties discussed the proposed timing considerations, the request for exclusivity from GTCR and the concerns regarding the funding capabilities of each of the interested parties. Following this discussion, Mr. Deming was provided with a summary of the interactions and discussions with each of Carlyle, GTCR and Party G.

On May 29, 2017, Carlyle contacted representatives of Credit Suisse to indicate that it was increasing its proposal to $21.00 per share. Carlyle informed Credit Suisse that it was prepared to provide fifty percent (50%) of the equity financing required to complete a transaction on those terms and indicated that it was prepared to work expeditiously to complete its remaining confirmatory due diligence and negotiate and execute a definitive merger agreement and related documents on those terms. Representatives of Credit Suisse informed Carlyle that the proposed increase in price was a constructive step forward and would be communicated to the Special Committee but that the revised proposed price was still below the price proposed by others.

Also on May 29, 2017, representatives of Credit Suisse contacted Party G to inquire as to Party G’s proposed timeline to advance discussions with us with respect to a transaction and to confirm their meeting with our management team on June 2, 2017. Party G indicated that it would require two weeks to conduct its due diligence review of AMRI and four weeks to negotiate and execute a definitive merger agreement with us, but did not offer additional specifics at this time as to how it would accomplish these steps within their stated time periods. Party G acknowledged that AMRI was in a sale process, with other participants further advanced with respect to their diligence review of AMRI and discussions with us, but confirmed its interest in its scheduled meeting with our management team on June 2, 2017.

In the evening of May 29, 2017, Mr. Deming and representatives of Credit Suisse and Goodwin participated on a teleconference in which Credit Suisse provided an update as to its recent interactions with each of Carlyle, GTCR and Party G and a summary of the current status of discussions. The parties discussed (1) Carlyle’s recent revised oral proposal of $21.00 and the fact that Carlyle was unlikely to proceed with a transaction at that valuation without the participation of another significant equity partner, (2) that the potential increase in GTCR’s value remained unknown and that the timing for and its ability to secure co-investors remained uncertain, and (3) the fact that Party G did not clarify its specific timeline to conduct and complete its due diligence review of AMRI, that it did not offer any special or unique perspective on consummating a transaction with us, and that it had not previously completed an acquisition of our size or complexity in our industry. Credit Suisse, Goodwin and Mr. Deming discussed the potential consequences of permitting Carlyle and GTCR to partner (including reducing the number of bidders but potentially making for a stronger and more likely bid) and discussed a proposed strategy to advance the discussions with each of Carlyle, GTCR and Party G in an effort to obtain increased value from each of them, which included having Carlyle complete its remaining confirmatory due diligence items specified in its prior, non-binding proposal, pushing both of Carlyle and GTCR to separately increase their proposed prices and potentially permitting Carlyle and GTCR to partner in exchange for an increase in the proposed price to obtain more value for AMRI’s stockholders.

On May 30, 2017, as requested by the Special Committee, representatives of Credit Suisse contacted Carlyle to indicate that our management team would be providing the additional diligence information to Carlyle that it had requested in its last non-binding proposal and that Carlyle’s due diligence review would need to be completed within the next two days so as to convey to Carlyle that they needed to complete their work to remain competitive in our process. In addition, Credit Suisse requested that Carlyle provide its comments in response to the May 24th draft merger agreement that Goodwin had sent to Latham.

Also on May 30, 2017, representatives of Goodwin and Kirkland engaged in negotiations regarding the merger agreement. In addition, Party G executed a confidentiality agreement with AMRI that included customary non-disclosure and standstill provisions that allowed Party G to make confidential proposals to us at any time.

Later on May 30, 2017, the Special Committee met telephonically and members of management and representatives of Credit Suisse and Goodwin participated for a portion of the meeting by invitation of the Special Committee. Representatives of Credit Suisse provided an update on recent developments in the interactions with each of Carlyle, GTCR and Party G. The Special Committee, with the assistance of Credit Suisse, reviewed Carlyle’s latest proposal of $21.00 per share and considered the fact that Carlyle’s proposal was conditioned upon Carlyle providing only fifty percent (50%) of the equity capital necessary to complete the transaction. The Special Committee discussed GTCR’s ability to arrange the equity financing with certain of its limited partners and the ability of Party G to arrange its equity and debt financing for a transaction of this size within a reasonable timeframe. The Special Committee discussed the fact that none of the potential financial sponsors were willing to independently commit 100% of the equity financing necessary to complete the proposed transaction with AMRI at the valuations being discussed. The Special Committee also considered the fact that GTCR continued to express interest in a transaction with AMRI, but like Carlyle, was unlikely to proceed with a transaction without the participation of another significant equity partner. The Special

Committee also noted that notwithstanding GTCR’s sources of equity financing, GTCR needed to respond to Credit Suisse with a revised price. Following discussions, the Special Committee instructed Credit Suisse to contact Party G to confirm its interest in a transaction and its ability to complete its diligence review on an expedited timeframe. The Special Committee also instructed Credit Suisse to push Carlyle to complete its remaining due diligence review and provide a further revised draft of the merger agreement.

In the evening of May 30, 2017, GTCR contacted representatives of Credit Suisse and informed them that GTCR was unlikely to improve upon its proposal and again inquired about obtaining exclusivity of negotiations while it secured its financing sources for a proposed transaction with us. Representatives of Credit Suisse informed GTCR that the Special Committee would be disappointed with its unwillingness to increase its proposed purchase price, and, as authorized by the Special Committee, indicated that it could jeopardize GTCR’s participation in our sale process.

On May 31, 2017, we held our annual meeting of stockholders at our headquarters in Albany, New York. Following the stockholder meeting, in Albany, New York on May 31, 2017, our board of directors held a regularly scheduled meeting at which representatives of Credit Suisse were present at the request of the Special Committee. At the request of the Special Committee, representatives of Credit Suisse described GTCR’s request for additional time for certain of its limited partners to complete their respective due diligence in connection with a co-investment with GTCR as well as GTCR’s unwillingness to improve its proposal, Carlyle’s increased proposal price and its stated position that it would not proceed with a transaction with us at that price unless permitted to reach an arrangement with another equity partner to provide fifty percent (50%) of the required equity capitalization, and the challenges faced by Party G in order for it to be competitive in our process given the current status of its due diligence review, its lack of prior acquisitions of companies of our size and complexity or in our industry and its access to equity and debt financing sources.

On May 31, 2017, GTCR informed representatives of Credit Suisse that GTCR was increasing its proposed price to $21.50 per share. GTCR notified Credit Suisse that on its own it would not be able to improve its value beyond $21.50. However, when asked by Credit Suisse, GTCR indicated that it may be able to find additional value if partnered with another equity partner to pursue an acquisition of AMRI. Following this discussion, representatives of Goodwin sent to Kirkland a revised draft of the merger agreement.

On May 31, 2017, Carlyle provided a revised draft of the merger agreement, including its position with respect to the high level issues previously communicated to Latham by Goodwin on May 22, 2017.

On June 1, 2017, each of Carlyle and GTCR separately had a call with members of management with respect to our financial performance as of April 30, 2017.

On June 1, 2017, we provided Party G with access to a virtual data room containing our business and legal due diligence materials.

Also on June 1, 2017, representatives of Kirkland and Goodwin participated in a teleconference to review and negotiate the terms of the proposed merger agreement. Later on June 1, 2017, representatives of Goodwin contacted Latham to provide high-level feedback on the issues presented by May 31st draft of Carlyle’s merger agreement.

In addition, throughout the day on June 1, 2017, representatives of Credit Suisse participated in telephone discussions with each of Carlyle and GTCR regarding diligence matters and other transaction issues.

On the evening of June 1, 2017, the Special Committee met telephonically with members of management and representatives of Credit Suisse and Goodwin present for a portion of the meeting by invitation of the Special Committee. The Credit Suisse representatives updated the Special Committee on recent developments in the negotiations with each of Carlyle and GTCR, including the completion of Carlyle’s confirmatory diligence review, each of Carlyle’s and GTCR’s respective positions and issues regarding certain financial terms in the draft merger agreement, Carlyle’s increase in value to $21.00 and GTCR’s increase in value to $21.50 per share (including its inability to improve its value beyond $21.50 per share on its own but potential ability to improve its value beyond $21.50 per share if partnered with an equity partner). The Special Committee, with the assistance of Credit Suisse, reviewed and discussed potential equity partners that might be able to team with Carlyle as well as GTCR’s ability to consummate a transaction without an equity partner. The Special Committee also noted that GTCR continued to express interest in engaging in a transaction with AMRI, but like Carlyle, was unlikely to proceed with a transaction without the participation of another significant equity financing partner. Credit Suisse also updated the Special Committee with respect to the discussions with Party G and the fact that Party G was meeting with the management team on June 2, 2017 to conduct business, operational, clinical, regulatory and legal diligence meetings and for AMRI to provide an overview of AMRI’s business and operations. The Special Committee discussed the potential partnering of parties that wanted to pursue an acquisition of AMRI in order to maximize the value for the stockholders. The Special Committee discussed the potential willingness of each of Carlyle and GTCR to improve their proposals above their respective current proposal prices, the likelihood of negotiating and executing a definitive merger agreement with each of Carlyle, GTCR and Party G and the remaining obstacles to executing such an agreement. Following this discussion, the Special Committee directed Credit Suisse to contact Carlyle to confirm its interest in a transaction, its willingness to partner with another participant in our process, if permitted, and the completion its confirmatory diligence review, and to communicate that AMRI would consider permitting Carlyle to partner with another party that wanted to pursue an acquisition of AMRI if the price were not less than $22.00 per share and the transaction could be signed and announced by June 5, 2017. Following the meeting of the Special Committee, representatives of Credit Suisse contacted representatives of Carlyle and communicated the Special Committee’s directives.

On June 2, 2017, members of management of Party G and AMRI met in Waltham, MA to provide Party G with an overview of AMRI’s business and operations and to permit Party G to participate in business, operational, financial, regulatory and legal diligence meetings.

On June 2, 2017, representatives of Goodwin participated in discussions with Kirkland during which Kirkland confirmed that an equity rollover by our management team or other AMRI stockholders was not a condition to the proposal submitted by GTCR, and that there was no intention to engage in discussions regarding management’s future compensation or participation in the transaction at that time. Following this discussion, Kirkland sent to Goodwin a further revised draft of the merger agreement.

Also on June 2, 2017, we entered into a confidentiality agreement with another limited partner of GTCR, which agreement included customary non-disclosure and standstill provisions that allow such party to make confidential proposals to us at any time.

On June 2, 2017, Carlyle informed representatives of Credit Suisse that Carlyle was increasing its proposal to $21.50 per share, but that it would not be able to increase its proposal beyond $21.50 per share.

On June 3, 2017, representatives of Credit Suisse and Mr. Deming discussed Carlyle’s latest proposal of $21.50 per share, the fact that Carlyle indicated that it was not in a position to further increase its proposal, and the advisability of permitting Carlyle to partner with another financial sponsor in our sale process in order to encourage Carlyle to increase its offer. Mr. Deming communicated with each of the other members of the Special Committee, and after discussion, the members of the Special Committee agreed that if each of GTCR and Carlyle could increase its proposal to $21.75 per share, the Special Committee would permit them to discuss partnering with each other in order to consummate a proposed transaction with us.

Representatives of Credit Suisse then contacted Carlyle and informed them that the Special Committee had determined that Carlyle would be permitted to discuss partnering with GTCR on the proposed transaction provided that their joint offer price was at least $21.75 per share and that both Carlyle and GTCR agreed to work expeditiously to finalize the definitive documentation for the transaction.

Following discussions with Carlyle, representatives of Credit Suisse then contacted GTCR and informed them that the Special Committee had determined that Carlyle and GTCR would be permitted to discuss partnering on the proposed transaction provided that their joint offer price was at least $21.75 per share, that both Carlyle and GTCR agreed to work expeditiously to finalize the definitive documentation for the transaction and that Carlyle had indicated that it was interested in pursuing such a joint proposal for an acquisition of AMRI.

Following these discussions, GTCR and Carlyle met telephonically to discuss the terms and conditions on which they would be willing to pursue a joint acquisition of AMRI and subsequently informed Credit Suisse that they were willing to jointly proceed with the transaction at a price of $21.75 per share and expressed their desire to negotiate and execute a definitive merger agreement and related transaction documents within the next two days. Representatives of Goodwin sent a revised draft of the merger agreement and accompanying disclosure schedules of the Company to Latham.

Also on June 3, 2017, representatives of Credit Suisse contacted Party G to seek feedback from the prior day’s meetings with the AMRI management and the status of Party G’s consideration of a proposed transaction. Credit Suisse also indicated that the other participants in our sale process were significantly advanced in discussions with us with respect to a proposed transaction. Party G did not make a specific proposal on the call, and Credit Suisse and Party G agreed to continue discussions regarding Party G’s contemplated due diligence review of AMRI on June 5, 2017.

Later on June 3, 2017, Party G submitted to Credit Suisse a revised, non-binding written indication of interest to acquire all of our outstanding equity for consideration consisting of $22.50 per share in cash payable at the closing. The proposal also indicated that Party G intended to finance the merger consideration with a combination of debt from third parties and equity capital from Party G, indicated that Party G needed to complete its due diligence review and noted that Party G expected to be in a position to sign and announce a transaction within two to three weeks from receiving full access to all of our confidential information.

In the evening of June 3, 2017, representatives of Goodwin and Mr. Deming discussed the revised, non-binding written indication of interest received from Party G and agreed that Goodwin should contact Latham so that Carlyle and GTCR would be informed that higher offer price had been received from a third party in an effort to push Carlyle and GTCR to increase their proposed price above their current joint proposal of $21.75 per share.

In the morning of June 4, 2017, representatives of Goodwin and Latham held a teleconference to advise the Latham team that AMRI had received a non-binding indication of interest from a third party, which was not identified to Latham by name, that set forth a value in excess of the joint proposal price of Carlyle and GTCR. Goodwin and Latham discussed a number of matters in connection with receipt of this non-binding indication of interest, including a request from AMRI for a reduced termination fee in the event such party submitted a superior proposal for AMRI after the execution of a definitive merger agreement between Parent and AMRI, a request from AMRI for an increased price from Carlyle and GTCR, and a request from AMRI for AMRI to allow the third party to complete its due diligence review while simultaneously negotiating the terms of transaction with Carlyle and GTCR. Latham indicated that Carlyle and GTCR would not delay their discussions with AMRI in order for AMRI to continue discussions with the third party that had made the proposal, that Carlyle’s and GTCR’s joint proposal was conditioned upon finalizing definitive agreements promptly, and that Latham would discuss this development with Carlyle, Kirkland and GTCR.

Also on June 4, 2017, the Special Committee met telephonically with members of management and representatives of Credit Suisse and Goodwin present for a portion of the meeting by invitation of the Special Committee. Goodwin and Credit Suisse provided an update regarding the recent interactions with Party G, including the submission by Party G of its revised non-binding indication of interest to acquire all of our outstanding equity for consideration consisting of $22.50 per share in cash. Representatives of Goodwin then updated the Special Committee regarding the discussion with Latham earlier that morning, including a request from AMRI for a reduced termination fee in the event a party already engaged in the process submitted a superior proposal for AMRI after execution of a definitive merger agreement between Parent and AMRI, a request from AMRI for an increased proposal price from Carlyle and GTCR, and a request from AMRI for AMRI to allow Party G to complete its due diligence review while simultaneously negotiating the terms of transaction with Carlyle and GTCR. The Special Committee also noted that Latham had indicated that Carlyle and GTCR would not delay their discussions with AMRI in order for AMRI to continue discussions with Party G. Representatives of Goodwin discussed with the Special Committee the fiduciary duties of the directors in the context of their consideration of the current status of the joint Carlyle and GTCR proposal and the revised non-binding proposal received from Party G. The Special Committee noted that any definitive merger agreement executed between AMRI and an acquirer would permit our board of directors to consider and act upon a superior proposal for the acquisition of the company following the execution of such definitive merger agreement pursuant to customary “deal protection” provisions for a transaction of this size and nature. The Special Committee discussed whether Party G realistically had the ability to complete its diligence review in the time period outlined in its non-binding indication of interest as compared to the period of time required for Carlyle and GTCR to complete their confirmatory due diligence review of the Company and its facilities in the U.S. and internationally, Party G’s ability to consummate a transaction of this size given its relative inexperience in evaluating, negotiating and consummating transactions of this size and nature or within our industry, and Party G’s ability to secure equity and debt financing for such a transaction. The Special Committee also discussed the proposed certainty of negotiating and executing a transaction with Carlyle and GTCR within only a few days and the likelihood that Carlyle and GTCR would not be willing to delay their discussions with AMRI in order for AMRI to continue discussions with Party G, and the proposed value that Carlyle and GTCR’s joint proposal of $21.75 would provide to AMRI’s stockholders. The Special Committee concluded that it would reconvene after receiving a response from Carlyle and GTCR.

During the day on June 4, 2017, representatives of Carlyle contacted Credit Suisse to indicate that Carlyle and GTCR were prepared to negotiate and execute a definitive merger agreement with AMRI within the next two days. Carlyle requested a limited period of time for exclusivity of negotiations. As directed by the Special Committee, Credit Suisse informed Carlyle that the Special Committee was not prepared to grant exclusivity at this time.

Also on June 4, 2017, representatives of Goodwin, Kirkland and Latham held a teleconference to discuss AMRI’s receipt of Party G’s non-binding indication of interest. On this teleconference, Kirkland and Latham informed Goodwin that: (1) neither Carlyle nor GTCR were willing to postpone or delay further discussions with AMRI in order for Party G to advance its discussions with AMRI and complete its diligence review of AMRI, and that Carlyle and GTCR would cease their efforts to pursue an acquisition of us if we delayed our discussions with them in order for Party G to advance its diligence review and negotiations with us; (2) Carlyle and GTCR did not have a specific proposal in response to AMRI’s termination fee request but that Carlyle and GTCR would consider the current circumstances in negotiating the size of our termination fee; (3) neither Carlyle nor GTCR were willing to further increase their proposed price; and (4) Carlyle and GTCR were requesting a period of exclusive negotiations for a limited number of days but that they intended to negotiate and execute a definitive merger agreement by the end of the day on June 5th.

Later in the evening on June 4, 2017, the Special Committee met telephonically with members of management and representatives of Credit Suisse and Goodwin present for a portion of the meeting by invitation of the Special Committee. Goodwin provided an update regarding the discussions with Latham and Kirkland earlier in the day regarding Carlyle’s and GTCR’s response to Party G’s non-binding indication of interest, including Carlyle’s and GTCR’s unwillingness to increase their joint proposal price and Carlyle’s and GTCR’s joint position that they would cease their participation in our sale process if we delayed our discussions with them in order for Party G to advance its diligence review and negotiations with us. The Special Committee also discussed Carlyle’s and GTCR’s request for a period of exclusive negotiations and affirmed that no such exclusivity should be granted, particularly in view of Carlyle’s and GTCR’s desire to negotiate and execute a definitive merger agreement within the next two days. The Special Committee discussed, among other matters, the value offered to the AMRI stockholders by Carlyle’s and GTCR’s jointly proposed price from a financial point of view, the certainty of engaging in final negotiations with Carlyle and GTCR with a view to executing a definitive merger agreement with Carlyle and GTCR in the next two days, the certainty of value to the AMRI stockholders associated with Carlyle’s and GTCR’s joint proposal in view of the fact that Carlyle and GTCR are highly experienced, serial acquirors of public companies of similar size and complexity to AMRI, the fact that Party G did not have a similar profile and experience, the additional, significant time that the Special Committee believed would be required in order for Party G to complete its global due diligence review of AMRI based on discussions with Party G to date, the potential that Party G would reduce its proposed price following such diligence review or otherwise require other material terms for a transaction inferior to those proposed by Carlyle and GTCR, and the fact that Carlyle and GTCR expressed their unwillingness to continue participating in our sale process if AMRI were to continue discussions with Party G. Following this discussion, the Special Committee concluded that it was in the best interests of the AMRI stockholders to pursue final negotiations with Carlyle and GTCR with a view to announcing a transaction imminently and to not jeopardize the value being provided by Carlyle and GTCR by seeking to delay the final negotiation and execution of a definitive merger agreement with Carlyle and GTCR.

Throughout the remainder of June 4, 2017 and June 5, 2017, representatives of Goodwin, Latham and Kirkland exchanged drafts of the merger agreement, the accompanying disclosure schedules, the equity commitment letters and the limited guarantees, and representatives of Goodwin, Latham, Kirkland, Carlyle, GTCR, Credit Suisse and the AMRI management team held various teleconferences to resolve outstanding issues regarding the merger agreement, the accompanying disclosure schedules, the equity commitment letters and the limited guarantees. Also on June 5, 2017, Carlyle and GTCR provided us with their debt financing commitment letter from Barclay’s and Morgan Stanley Senior Funding, Inc.

During the day on June 5, 2017, representatives of Credit Suisse held a teleconference with Party G to seek clarification on certain items included in Party G’s June 3rd non-binding indication of interest, including the intended scope and timing of Party G’s due diligence review of AMRI and Party G’s ability and experience in acquiring companies of the size and complexity of AMRI (including by virtue of AMRI’s international footprint). Party G indicated that it could provide the financing for a proposed transaction with AMRI but did not specify any prior transactions that it had completed of the proposed size without a partner. In addition, Party G provided examples of other transactions it had consummated in the healthcare industry, but the number and size was significantly less than such transactions consummated by each of Carlyle, GTCR and other financial sponsors included earlier in the sale process. Lastly, Party G did not provide any reasonable basis as to how it could complete a comprehensive due diligence review of AMRI in a two to three week period when Carlyle and GTCR had required six weeks to complete the same.

On June 5, 2017, the Special Committee held a telephonic meeting at which members of management and representatives of Credit Suisse and Goodwin were present. At this meeting, Credit Suisse reviewed and discussed its financial analyses with respect to our Company and the proposed transaction and provided information regarding Credit Suisse’s material investment banking relationships with Carlyle, GTCR and Party G. Thereafter, at the request of the Special Committee, Credit Suisse rendered its oral opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as to, as of June 5, 2017, the fairness, from a financial point of view, to the holders of our common stock of the per share merger consideration to be received by such holders in the merger pursuant to the merger agreement. Goodwin again reviewed the fiduciary duties of the directors in connection with a potential sale of AMRI, and discussed in detail the material terms of the proposed merger agreement. The Special Committee asked numerous questions of management, Credit Suisse and Goodwin, and discussed the advantages and risks of the proposed transaction as described in the section entitled “— Reasons for the Merger” as well as many of the considerations discussed at the prior day’s Special Committee meeting. After discussion, the Special Committee unanimously recommended that the board of directors (1) determine that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of AMRI stockholders, (2) adopt the merger agreement, and (3) recommend to AMRI stockholders that they adopt the merger agreement and approve the transactions contemplated thereby at a special meeting.

Following the meeting of the Special Committee, on June 5, 2017 our board of directors held a telephonic meeting at which members of management and representatives of Credit Suisse and Goodwin were present. At this meeting, at the request of the Special Committee, Credit Suisse reviewed with our board of directors its financial analyses with respect to our company and the proposed transaction and information regarding its material investment banking relationships with Carlyle, GTCR and Party G and confirmed that it had rendered its oral opinion to the Special Committee as to, as of June 5, 2017, the fairness, from a financial point of view, to the holders of our common stock of the per share merger consideration to be received by such holders in the merger pursuant to the merger agreement. Goodwin again reviewed the fiduciary duties of the directors in connection with a potential sale of AMRI, and discussed in detail the material terms of the proposed merger agreement. Our board of directors asked numerous questions of management, Credit Suisse and Goodwin, and discussed the advantages and risks of the proposed transaction as described in the section entitled “— Reasons for the Merger” as well as many of the considerations discussed at the prior day’s Special Committee meeting. After discussion, and upon recommendation of the Special Committee, the board unanimously adopted resolutions (1) determining that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of AMRI stockholders, (2) adopting the merger agreement, and (3) recommending to AMRI stockholders that they adopt the merger agreement and approve the transactions contemplated thereby at a special meeting.

The parties executed the merger agreement on June 5, 2017. On the morning of Tuesday, June 6, 2017, prior to the opening of the Nasdaq Stock Market, we issued a press release announcing that we had entered into the merger agreement.

Reasons for the Merger

During the course of its deliberations regarding the merger, our board of directors and the Special Committee held numerous meetings and consulted with our senior management, financial advisor and outside legal counsel, and reviewed, evaluated and considered numerous factors and a significant amount of information and data, including:

•	information concerning our business, financial performance (both historical and projected) and our financial condition, results of operations (both historical and projected), and business and strategic objectives, as well as the risks of accomplishing those objectives;
•	the possible alternatives to the merger (including a significant equity investment into our company and the option of continuing to operate our company independently on a stand-alone basis), the timing and likelihood of accomplishing the business plans and strategic objectives of those alternatives, and the potential benefits and risks of those alternatives;
•	the results of our discussions with certain third parties who expressed interest in a potential strategic transaction with us, and our ability under the terms of the merger agreement to negotiate with third parties concerning certain unsolicited alternative acquisition proposals following the execution of the merger agreement; and
•	the other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination rights of the parties.

In reaching its decision to approve the merger agreement and the merger, and to recommend that AMRI stockholders adopt the merger agreement, our board of directors and the Special Committee considered the following positive reasons to support the merger agreement and the merger:

•	the fact that the price of $21.75 per share in cash payable in the merger provides certainty, immediate value and liquidity to AMRI stockholders;
•	the fact that the $21.75 per share price to be paid in cash in respect of each share of AMRI common stock in the merger represents:
º	a 63% premium to the unaffected stock price of AMRI common stock of $13.37 as of April 5, 2017 (the last trading day prior to public rumors in the press regarding a potential sale process),
º	a 56% premium to the 30-day weighted average closing stock price leading up to April 5, 2017 (the last trading day prior to public rumors in the press regarding a potential sale process), and
º	a 42% premium to the 60-day weighted average closing stock price leading up to April 5, 2017 (the last trading day prior to public rumors in the press regarding a potential sale process);
•	the financial analyses reviewed and discussed with the Special Committee by representatives of Credit Suisse as well as the oral opinion of Credit Suisse rendered to the Special Committee on June 5, 2017 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as to, as of June 5, 2017, the fairness, from a financial point of view, to the holders of AMRI common stock of the per share merger consideration to be received by such holders in the merger pursuant to the merger agreement;
•	the directors’ knowledge of our business, financial condition, and results of operations, on both a historical and a prospective basis;
•	the process through which the Special Committee, with the assistance of Credit Suisse, engaged in or sought to engage in discussions with other parties, including (i) the solicitation of both strategic acquirors and financial sponsors, believed to be the most likely candidates to pursue a potential acquisition of us, (ii) various parties that contacted us on an unsolicited basis as a result of media speculation concerning a potential strategic transaction, (iii) the review of the proposals received by and level of interest of the potential acquirors including Carlyle, GTCR, Party A, Party B, Party C, Party D, Party E, Party F and Party G, (iv) management meetings with nine parties, and (v) the steps taken to foster competition;
•	that discussions had been held with, and feedback received from, multiple interested or potentially interested parties as part of the process of exploring the possibility of a transaction;
•	the Special Committee’s and our board of director’s evaluation of the possible alternatives to a sale to Parent, including a significant equity investment into our company and the option of continuing to operate our company independently on a stand-alone basis, which alternatives the Special Committee evaluated with the assistance of its financial advisor, Credit Suisse, and determined were likely to be less favorable to AMRI’s stockholders than the merger given the potential risks, rewards and uncertainties associated with those alternatives;
•	the likelihood that it could take a considerable period of time, if ever, before the trading price of AMRI common stock would reach and sustain at least the per share merger consideration value of $21.75, as adjusted for present value;
•	management’s forecasts provided to the board and our advisors and, in the case of the management presentation, to Carlyle and GTCR and other potential buyers and, in each case, summarized below under “— Projected Financial Information”;
•	the certainty of value to the AMRI stockholders associated with Carlyle’s and GTCR’s joint offer in view of the fact that Carlyle and GTCR are highly experienced, serial acquirors of public companies of similar size, complexity and industry focus to AMRI;
•	the fact that the merger consideration is to be paid in all cash, which provides value certainty to AMRI’s stockholders and allows them to monetize their investment in AMRI in the near future, while avoiding long-term business risk;
•	the fact that Party G did not have a similar profile and experience to Carlyle and GTCR, that Party G’s expected timing of completing its diligence review as compared with other parties did not appear realistic, and the additional, significant time that the Special Committee believed would be required in order for Party G to complete its global due diligence review of AMRI based on discussions with Party G to date;
•	the potential that Party G would reduce its offer price following such diligence review or otherwise require other material terms for a transaction inferior to those proposed by Carlyle and GTCR;
•	the fact that Carlyle and GTCR expressed their unwillingness to continue participating in our sale process if AMRI were to continue discussions with Party G;
•	the likelihood that the merger would be completed, based on, among other things:
º	the reputation and ability of Carlyle and GTCR to complete large acquisition transactions in our industry and their familiarity with AMRI,
º	the fact that Parent had obtained committed debt and equity financing for the transaction, the number and nature of the conditions to the debt and equity financing, the reputation of the financing sources,
º	the absence of a financing condition in the merger agreement,
º	the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion, including the fact that there were no anticipated substantive issues in connection with HSR and other antitrust clearances and that there are no other regulatory approvals that are required to close the merger,
º	the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay AMRI a $70.0 million reverse termination fee, as described under “The Merger Agreement — Termination Fees”, without AMRI having to establish any damages, the payment of which is guaranteed, severally but not jointly, by an affiliate of Carlyle and affiliates of GTCR pursuant to their respective limited guarantees, and
º	our ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement and the equity commitment letters, as described under “The Merger Agreement — Specific Performance” and to enforce specifically the terms of the merger agreement and the equity commitment letters; and
•	the procedural safeguards implemented by the board of directors to represent effectively the interests of AMRI’s stockholders, including:
º	the formation of the Special Committee to direct the strategic process on behalf of our board of directors, to consider and evaluate any proposals that might be received by us regarding a potential sale transaction, participate in and direct the negotiation of the material terms and conditions of any such transaction, and recommend to our board of directors the advisability of entering into any such transaction or pursuing another strategic alternative should any be presented to AMRI,
º	the fact that the Special Committee and our board of directors met, along with Credit Suisse and Goodwin 19 times between February 8, 2017 and June 5, 2017, the date the merger agreement was signed, and ultimately determined unanimously (1) that the merger agreement is in the best interests of AMRI and its stockholders, (2) to approve the merger agreement and the merger, (3) to recommend that the stockholders vote their shares of AMRI common stock in favor of adoption of the merger agreement and (4) to direct that the merger agreement be submitted to the stockholders for their adoption at a stockholders’ meeting in accordance with applicable law or regulation,
º	the fact that, other than their receipt of board of directors’ fees and their interests described under “— Interests of AMRI’s Directors and Executive Officers in the Merger”, members of the board of directors, including William Marth, Chief Executive Officer, do not have interests in the merger different from, or in addition to, those of AMRI stockholders generally,
º	the fact that, as of the execution of the merger agreement, members of senior management had not had any material discussions, and were not party to any binding agreements, with Parent regarding their post-closing employment with or equity participation in the surviving entity, including with respect to any equity roll-over, and
º	the other terms and conditions of the merger agreement and the course of negotiations of the merger agreement, including the nature of the parties’ representations, warranties and covenants and provisions regarding deal certainty, and the board of directors’ belief, after reviewing the merger agreement with its legal advisors, that the merger agreement offered reasonable assurances as to the likelihood of consummation of the merger, did not impose unreasonable burdens on us and would not preclude a superior proposal, noting in particular that:
▪	until the date the AMRI stockholders approve the merger, our board or any committee of our board may, if it determines in good faith (after consultation with the Special Committee’s financial advisor or another independent financial advisor of nationally recognized reputation and outside legal counsel) that the failure to do so would be inconsistent with the fiduciary duties of the board under applicable law, make an adverse recommendation change due to a superior proposal or any other fact, event or development not known or reasonably foreseeable to our board that is not related to an acquisition proposal or may cause AMRI to terminate the merger agreement and enter into a superior proposal,

▪	the ability of the board of directors, under certain circumstances, to change, qualify, withhold, withdraw or modify its recommendation that AMRI stockholders vote to approve the merger agreement,
▪	our ability, subject to certain conditions, to respond to, furnish information and data with respect to and participate in discussions or negotiations with a third party if we receive a written bona fide acquisition proposal that constitutes or could reasonably constitute a superior proposal,
▪	our ability to terminate the merger agreement to enter into a superior proposal, subject to certain conditions (including certain rights of Parent to have an opportunity to match the superior proposal), provided that we concurrently pay a $35.0 million termination fee in the event of a termination of the merger agreement to enter into a superior transaction,
▪	that the reverse termination fee of $70.0 million and reimbursements payable by Parent would become payable by Parent in certain circumstances, as described under “The Merger Agreement — Termination Fees” and “The Merger Agreement — Reimbursement of Expenses”,
▪	the definition of “Company material adverse effect” and the exceptions for what constitutes a Company material adverse effect for purposes of the merger agreement, and
▪	the closing conditions to the merger, including the fact that the obligations of Parent and Merger Sub under the merger agreement are not subject to a financing condition.

In the course of its deliberations, our board of directors and the Special Committee also considered, among other things, the following negative factors:

•	the fact that AMRI stockholders will not participate in any future growth potential or benefit from any future increase in the value of our company (whether through organic growth, extraordinary events, acquisitions or otherwise);
•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of our business;
•	the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if the financing contemplated by the acquisition financing commitments, described under “The Merger — Financing”, is not obtained;
•	the restrictions on the conduct of our business prior to the closing of the merger, which could delay or prevent us from undertaking business opportunities or any other action we would otherwise take with respect to our operations pending closing;
•	the potential negative effect of the public announcement or pendency of the merger, or a failure to complete the merger, could have on our business and particularly on relationships with our customers and employees;
•	the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger;
•	the risks and costs to us if the proposed merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;
•	the risk that certain key members of senior management might choose not to remain employed with us prior to the completion of the merger;

•	the possibility that the amounts that may be payable by us upon the termination of the merger agreement could discourage other potential acquirors from making a competing bid to acquire us, including the possibility of the payment of a termination fee of $35.0 million if we breach our obligations under the provisions of the merger agreement relating to the solicitation of acquisition proposals;
•	the risk that Parent’s matching rights under the merger agreement in connection with our right to terminate the agreement to accept a superior competing acquisition proposal might discourage third parties from submitting a competing acquisition proposal;
•	the fact that Parent requires significant third party debt financing for the transaction and in the event that the lenders do not provide the debt financing under the commitment letters, we will not be able to specifically enforce Parent’s obligations to complete the merger and our remedy in the event of the termination of the merger agreement due to such failure to obtain financing may be limited to receipt of the reverse termination fee and certain reimbursements as provided under the merger agreement, and that under certain circumstances we may not be entitled to such termination fee or reimbursements;
•	the fact that the merger will be taxable to many of our stockholders that are U.S. holders for U.S. federal income tax purposes; and
•	the other risks described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 16.

The preceding discussion of the information and factors considered by our board of directors and the Special Committee is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors and the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to rank or assign relative weights to the various factors considered in reaching its determination. In considering the factors described above and any other factors, individual members of our board of directors and Special Committee may have viewed factors differently or given different weight, merit or consideration to different factors. In addition, neither our board of directors nor the Special Committee undertook to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather our board of directors and the Special Committee conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management, legal counsel and financial advisor.

Recommendation of AMRI’s Board of Directors

After careful consideration, our board of directors has unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of AMRI and its stockholders. The board unanimously recommends that stockholders vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

Opinion of the Special Committee’s Financial Advisor

On June 5, 2017, Credit Suisse rendered its oral opinion to the special committee of the board (which we refer to as the “Special Committee”) (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as of June 5, 2017, as to the fairness, from a financial point of view, to the holders of AMRI common stock of the per share merger consideration to be received by such holders in the merger pursuant to the merger agreement.

Credit Suisse’s opinion was directed to the Special Committee, and only addressed the fairness, from a financial point of view, to the holders of AMRI common stock of the per share merger consideration to be received by such holders in the merger and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications, and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matter relating to the merger.

In arriving at its opinion, Credit Suisse:

•	reviewed a draft dated June 5, 2017 of the merger agreement;
•	reviewed certain publicly available business and financial information relating to AMRI;
•	reviewed certain other information relating to AMRI, including financial forecasts relating to AMRI for the nine months ended December 31, 2017 and the fiscal years ending December 31, 2018 through December 31, 2021 and certain normalized terminal year projections and an estimate of AMRI’s perpetuity growth rate thereafter, each as prepared and provided to Credit Suisse by the management of AMRI (see “— Projected Financial Information”), which we refer to collectively as the “Company Projections”;
•	spoke with the management of AMRI and certain of their representatives regarding the business and prospects of AMRI;
•	considered certain financial and stock market data of AMRI, and compared that data with similar data for other companies with publicly traded equity securities in businesses Credit Suisse deemed similar to those of AMRI;
•	considered, to the extent publicly available, the financial terms of certain business combinations and other transactions which have been effected or announced; and
•	considered such other information, financial studies, analyses, and investigations and financial, economic, and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed and relied upon such information being complete and accurate in all respects material to its analyses and opinion. With respect to Company Projections, management of AMRI advised Credit Suisse and Credit Suisse assumed that such financial forecasts have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of AMRI as to the future financial performance of AMRI. Credit Suisse expressed no view or opinion with respect to Company Projections or the assumptions upon which they were based and, at the direction of management of AMRI, Credit Suisse assumed that Company Projections were a reasonable basis on which to evaluate AMRI and the merger and relied upon such information for purposes of its analyses and opinion.

For purposes of its analyses and opinion, at the Special Committee’s direction Credit Suisse assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on AMRI or the contemplated benefits of the merger, that the merger would be consummated in accordance with all applicable federal, state and local laws, and that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or agreement thereof that was material to Credit Suisse’s analyses or opinion. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AMRI, nor was Credit Suisse furnished with any such evaluations or appraisals. With AMRI’s consent, Credit Suisse also assumed that the final form of the merger agreement, when executed by the parties thereto, would conform to the draft reviewed by Credit Suisse in all respects material to Credit Suisse’s analyses and opinion.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of AMRI common stock of the per share merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, security holders or affiliates of any party to the merger, or class of such persons, relative to the per share merger consideration or otherwise. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, intellectual property, executive compensation or other similar professional advice. Credit Suisse assumed that AMRI had or would obtain such advice or opinions from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Credit Suisse’s attention after the date of its opinion. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might have been available to AMRI, nor did it address the underlying business decision of the Special Committee, AMRI’s board of directors, or AMRI to proceed with or effect the merger.

Credit Suisse’s opinion was for the information of the Special Committee in connection with its consideration of the merger. Credit Suisse’s opinion did not constitute a recommendation to the Special Committee or the board of directors with respect to the proposed merger or advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed merger.

In preparing its opinion to the Special Committee, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods, and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to AMRI or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond AMRI’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to the Special Committee in connection with its consideration of the proposed merger and were among many factors considered by the Special Committee in evaluating the proposed merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the per share merger consideration or of the views of the Special Committee with respect to the proposed merger.

The following is a summary of the material financial analyses performed in connection with the preparation of Credit Suisse’s opinion rendered to the Special Committee on June 5, 2017. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications, and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•	Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock, and capital lease obligations less the amount of cash on its balance sheet).
•	Adjusted EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period, as adjusted for certain non-recurring items.

Selected Companies Analyses

Credit Suisse considered certain financial data for AMRI and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies are providers of active pharmaceutical ingredients or outsourced contract development and manufacturing services worldwide to branded and generic pharmaceutical companies and were selected because they were deemed to be similar to AMRI in one or more respects. Unless the context indicates otherwise, share prices for the selected companies used in the selected companies analysis described below were as of June 2, 2017. The estimates of AMRI’s future financial performance for the calendar years ending December 31, 2017 and 2018 used in the Selected Companies Analysis described below were based on Company Projections. Estimates of the future financial performance of the selected companies listed below for the calendar years ending December 31, 2017 and 2018 were based on publicly available research analyst estimates for those companies.

The financial data reviewed included:

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for the calendar year ended December 31, 2017, or “CY 2017E Adj. EBITDA”; and
•	Enterprise Value as a multiple of estimated Adjusted EBITDA for the calendar year ended December 31, 2018, or “CY 2018E Adj. EBITDA.”

The selected companies and corresponding multiples were:

Enterprise Value/
	CY 2017E Adj. EBITDA	CY 2018E Adj. EBITDA
Patheon N.V.(1)	12.9x	10.9x
Catalent, Inc.	14.2x	13.2x
Cambrex Corporation	10.1x	9.9x
Siegfried Holding	12.8x	11.3x
Recipharm AB	12.5x	11.7x

(1)	Shown as of 5/12/17, the last trading day prior to the public announcement of its proposed acquisition by Thermo Fisher.

Taking into account the results of the selected companies analysis, and its experience and professional judgment, Credit Suisse applied multiple ranges of 10.0x to 12.5x AMRI’s CY 2017E Adj. EBITDA and 9.5x to 11.5x AMRI’s CY 2018E Adj. EBITDA. The selected companies analysis indicated an implied valuation reference range of $17.00 to $27.50 per share of AMRI common stock, as compared to the proposed per share merger consideration of $21.75 per share of AMRI common stock in the merger pursuant to the merger agreement.

Selected Transactions Analysis

Credit Suisse also considered the financial terms of certain business combinations and other transactions Credit Suisse deemed relevant. The selected transactions were selected because the target companies were providers of active pharmaceutical ingredients or outsourced contract development and manufacturing services worldwide to branded and generic pharmaceutical companies and were deemed to be similar to AMRI in one or more respects. The financial data reviewed included the implied Enterprise Value (based on the consideration proposed to be paid in the selected transactions as of the date of announcement) as a multiple of Adjusted EBITDA for the last twelve months, or “LTM Adj. EBITDA.” The selected transactions and corresponding multiples were:

Date Announced	Acquiror	Target	Enterprise Value (in millions)		Enterprise Value/LTM Adj. EBITDA
05/15/2017	Thermo Fisher Scientific, Inc.	Patheon N.V.		$7,200	17.2x
12/15/2016	Lonza Group AG	Capsugel S.A.		$5,500	15.1x
06/01/2016	Partners Group	PCI Pharma Services	$	~1,100	~10.5x
05/05/2016	Albany Molecular Research, Inc.	Prime European Therapeuticals S.p.A (Euticals)		$358	13.3x
04/18/2016	Recipharm AB	Kemwell AB		$206	15.5x
09/30/2014	Consort Medical plc	Aesica Pharmaceuticals Ltd.		$374	11.5x
11/19/2013	DPx Holdings B.V.	Patheon N.V.		$1,938	13.3x
11/19/2013	DPx Holdings B.V.	DSM Pharmaceutical Products		$670	12.6x
08/06/2012	BC Partners	Aenova Group		$621	9.4x
04/04/2011	KKR & Co LP	Capsugel S.A.		$2,375	11.3x
01/25/2007	Blackstone Group	Cardinal Health, Inc. (Pharmaceutical Technologies and Services Segment (Catalent))		$3,300	9.9x

Taking into account the results of the selected transactions analysis and its experience and professional judgment, Credit Suisse applied a multiple range of 10.5x to 15.0x to AMRI’s LTM Adj. EBITDA as of March 31, 2017. The selected transactions analysis indicated an implied valuation reference range of $15.75 to $27.00 per share of AMRI common stock as compared to the proposed per share merger consideration of $21.75 per share of AMRI common stock in the merger pursuant to the merger agreement.

Discounted Cash Flow Analysis

Credit Suisse also performed a discounted cash flow analysis of AMRI. For purposes of its discounted cash flow analysis, Credit Suisse calculated the net present value of the unlevered free cash flows that AMRI management projected that AMRI will generate for the 9 months ending December 31, 2017 and the fiscal years ending December 31, 2018 through December 31, 2021 and an illustrative terminal value based on the Company Projections. For purposes of the discounted cash flow analysis, share based compensation was treated as a cash expense. For purposes of its discounted cash flow analysis, Credit Suisse used an estimate of AMRI’s perpetuity growth rate ranging from 2.0% to 3.0% applied to a normalized terminal year projected 2021E adjusted EBITDA, each as prepared and provided to Credit Suisse by the management of AMRI and discount rates ranging from 7.75% to 9.75% based on an estimate of AMRI’s weighted average cost of capital. The discounted cash flow analysis of AMRI indicated an implied valuation reference range of $16.50 to $32.00 (rounded to the nearest $0.25) per share of AMRI common stock as compared to the proposed per share merger consideration of $21.75 per share of AMRI common stock in the merger pursuant to the merger agreement.

Other Information Reviewed

Historical Trading Range

Credit Suisse also noted for informational purposes the low and high intra-day trading prices of AMRI common stock for the 52-week period ending June 2, 2017 of $12.50 and $20.50 (rounded to the nearest $0.25).

Premiums in Selected Leveraged Buyout Transactions

Credit Suisse also noted for informational purposes that applying the 25th percentile premium (15%) and 75th percentile premium (63%) paid in selected leveraged buyout transactions with enterprise values greater than $500 million to the closing price of AMRI common stock on April 5, 2017 (the date of the Debtwire article) resulted in implied values per share of AMRI common stock of $15.25 and $21.75 (rounded to the nearest $0.25).

Premiums in Selected All-Cash Transactions

Credit Suisse also noted for informational purposes that applying the 25th percentile premium (17%) and 75th percentile premium (64%) paid in selected all-cash transactions with enterprise values greater than $500 million to the closing price of AMRI common stock on April 5, 2017 (the date of the Debtwire article) resulted in implied values per share of AMRI common stock of $15.75 and $22.00 (rounded to the nearest $0.25).

Leveraged Buyout Analysis

Credit Suisse also noted for informational purposes that a leveraged buyout analysis assuming 6.5x maximum leverage, an internal rate of return ranging from 17.5% to 22.5% and an exit multiple range from 9.5x to 12.5x normalized terminal year 2021E adjusted EBITDA resulted in an implied value per share of AMRI common stock ranging from $16.00 to $26.25 (rounded to the nearest $0.25).

Other Matters

The Special Committee retained Credit Suisse as its financial advisor in connection with a potential sale of AMRI or other similar transaction based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Credit Suisse will receive a transaction fee currently estimated to be approximately $16 million contingent upon the consummation of the merger. In addition, AMRI has agreed to reimburse Credit Suisse for certain of its expenses and indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have in the past provided investment banking and financial services to Parent and/or certain of its affiliates, including affiliates and portfolio companies of investment funds affiliated or associated with Carlyle Investment Management L.L.C. and GTCR LLC (collectively, the “Sponsor Group”) for which Credit Suisse and its affiliates have received and would expect to receive compensation including, among other things, during the past two years (i) with respect to Carlyle, having provided or otherwise participated in the refinancing and recapitalization of Pharmaceutical Product Development, Inc. in 2015 and 2017, respectively, having provided or otherwise participated in the financing for the acquisition of Novolex Holdings, Inc. by an affiliate of Carlyle in 2016, having provided or otherwise participated in the financing for the acquisition of Arctic Glacier Inc. by an affiliate of Carlyle in 2017, having participated in the sale of a block of shares of Booz Allen Hamilton Inc. by an affiliate of Carlyle in 2016, having provided or otherwise participated in the financing of the acquisition of Atotech Gmbh by an affiliate of Carlyle in 2017 and having acted as joint arranger and joint bookrunner of an offering of debt securities by NBTY, Inc. in 2016, for which services Credit Suisse and its affiliates received aggregate fees of approximately $55 million and (ii) with respect to GTCR, having provided financial advisory services and having provided and/or otherwise participated in the financing for the acquisition of Inteliquent, Inc. by Onvoy, LLC, in 2017, for which advice and services Credit Suisse and its affiliates received aggregate fees of approximately $20 million. Credit Suisse and/or its affiliates are also lenders to members of Carlyle and GTCR. Credit Suisse and its affiliates may have provided other investment banking and financial services, and may in the future provide investment banking and financial services, to AMRI, Parent and/or certain of their respective affiliates including members of the Sponsor Group, in each case the nature of which and approximate aggregate fees for which were disclosed to the Special Committee during our sales process. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for it and its affiliates’ own accounts and the accounts of customers, equity, debt, and other securities and financial instruments (including bank loans and other obligations) of AMRI, Parent, members of the Sponsor Group and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies and their affiliates.

Projected Financial Information

AMRI does not, as a matter of course, make public projections as to future performance or earnings beyond the current fiscal year and generally does not make public projections for extended periods due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In connection with the evaluation of potential strategic alternatives by our board of directors, however, our management prepared certain unaudited prospective financial information for AMRI based on our long-range plan. The financial projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles (“GAAP”). Our independent registered public accounting firm has not compiled, examined, audited or performed any procedures with respect to the financial projections, and has not expressed any opinion or any other form of assurance regarding this information or its achievability.

The table below presents a summary of the financial projections for fiscal years 2017 through 2021 as prepared by our management and provided to our board in their evaluation of the merger agreement and to Credit Suisse for its use and reliance in connection with preparing its financial analyses and opinion to the board as described above under the heading “— Opinion of AMRI’s Financial Advisor.” We also provided these management projections to GTCR and Carlyle.

The table below is included solely to provide AMRI stockholders access to certain financial projections that were made available to our board, Credit Suisse, and GTCR and Carlyle in connection with the proposed merger, and is not included in this proxy statement to influence an AMRI stockholder’s decision whether to vote for the merger agreement or for any other purpose.

The financial projections, while presented with numerical specificity, were based on numerous variables and assumptions that necessarily involve judgments with respect to, among other things, future economic, competitive, regulatory, and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond our control. The financial projections also reflect assumptions as to certain business decisions that are subject to change. Given that the financial projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. Important factors that may affect actual results and the achievability of the financial projections include, but are not limited to, general economic conditions and disruptions in the financial, debt, capital, credit, or securities markets, developing industry dynamics, acceptance of our products and services, competition, our ability to obtain financing, and those risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. See also the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement.

In addition, the financial projections reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the financial projections were prepared. In addition, the financial projections may be affected by our ability to achieve strategic goals, objectives, and targets over the applicable period. Accordingly, actual results will differ, and may differ materially, from those contained in the financial projections. In addition, the financial projections do not take into account any circumstances, transactions or events occurring after the date on which the financial projections were prepared and do not give effect to any changes or expenses as a result of the merger or any effects of the merger. There can be no assurance that the financial results in the financial projections will be realized, or that future actual financial results will not materially vary from those estimated in the financial projections.

AMRI uses financial information that has not been prepared in accordance with GAAP, including adjusted EBITDA and adjusted EBIT. We use these non-GAAP financial measures in analyzing our financial results and believe that they enhance investors’ understanding of our financial performance and the comparability of our results to prior periods, as well as against the performance of other companies. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. AMRI’s calculation of non-GAAP financial measures may differ from others in its industry and adjusted EBITDA and adjusted EBIT are not necessarily comparable with similar titles used by other companies.

The following is a summary of management’s financial projections for fiscal years 2017 through 2021 (dollars in millions):

	Management Projections(1)					Normalized Terminal Year(1)
	2017E	2018E	2019E	2020E	2021E
Total Revenue	730	804	875	921	972	960
Adjusted EBIT (Excluding Share-Based Compensation)	99	130	164	178	204	191
Adjusted EBITDA	140	171	206	222	248	236
Unlevered Free Cash Flow(2)	37	65	86	108	127	119

(1)	The projected financial data provided in this table has not been updated to reflect AMRI’s current views of its future financial performance, and should not be treated as guidance with respect to projected results for 2017 or any other period.
(2)	Unlevered free cash flow is the Adjusted EBITDA less stock-based compensation, less taxes, plus/minus the change in net working capital and less capital expenditures.

The inclusion of selected elements of the financial projections in the table and accompanying narrative above should not be regarded as an indication that AMRI and/or any of our affiliates, officers, directors, advisors or other representatives consider the financial projections to be predictive of actual future events, and this information should not be relied upon as such. None of AMRI and/or our affiliates, officers, directors, advisors or other representatives gives any AMRI stockholder or any other person any assurance that actual results will not differ materially from the financial projections and, except as otherwise required by law, AMRI and/or our affiliates, officers, directors, advisors or other representatives undertake no obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date on which the financial projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the financial projections are shown to be in error. We have made no representation to Parent or Merger Sub concerning the financial projections in the merger agreement or otherwise.

In light of the foregoing factors and the uncertainties inherent in the financial projections, AMRI stockholders are cautioned not to place undue, if any, reliance on such financial projections.

Financing

General.  AMRI and Parent estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $1.955 billion. Parent expects this amount to be funded through a combination of the following:

•	debt financing in an aggregate principal amount of $960 million, consisting of $720 million in senior secured first-lien credit facilities (consisting of a $100 million multi-currency revolving credit facility and a $620 million term loan facility) and a $240 million senior secured second-lien credit facility; and

•	equity financing of up to approximately $995 million in the aggregate to be provided by investment funds affiliated with Carlyle and investment funds affiliated with GTCR or other parties to which they assign a portion of their commitments.

Equity Financing.  On June 5, 2017, each of the Investors/Guarantors entered into an equity commitment letter (the “Equity Commitment Letters”) with Parent pursuant to which the Investors/Guarantors committed to contribute (or cause to be contributed) to Parent up to $995 million in cash in the aggregate in exchange for equity and/or debt securities of Parent. The equity commitment of the Investors/Guarantors is subject to the following conditions:

•	satisfaction or waiver of the conditions precedent to Parent’s and Merger Sub’s obligations to complete the merger;
•	the merger agreement not having been terminated at the time of the contribution;
•	the prior or concurrent funding by all other Investors/Guarantors of their commitments under the Equity Commitment Letters; and
•	the concurrent funding of the debt financing.

The obligation of each Investor/Guarantor to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of: (1) the satisfaction in full of all obligations of Parent and/or Merger Sub in connection with the closing in accordance with the merger agreement; (2) the valid termination of the merger agreement in accordance with its terms; (3) AMRI or any of its affiliates asserting specified prohibited claims against the Investor/Guarantor, Parent, Merger Sub or certain of their respective affiliates; or (4) the Investor/Guarantor’s payment in full of its obligations under the limited guarantee executed by the Investor/Guarantor in favor of AMRI (as described in more detail under “Limited Guarantees”).

AMRI is an express third-party beneficiary of the Equity Commitment Letters and has the right to seek specific performance of the obligations of the Investors/Guarantors under the Equity Commitment Letters under certain circumstances.

Debt Financing.  In connection with the entry into the merger agreement, Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, Goldman Sachs Bank USA, Jefferies Finance LLC, and Mizuho Bank, Ltd. (together, the “Lenders”), provided commitments to Merger Sub under an amended and restated commitment letter dated June 27, 2017 (the “Debt Commitment Letter”), which provides for a commitment that adds up to the full amount of the debt financing subject to terms and express conditions. Under the Debt Commitment Letter, the Lenders have committed to provide an aggregate principal amount of $960 million in debt financing, consisting of $720 million in senior secured first-lien credit facilities (consisting of a $100 million multi-currency revolving credit facility and a $620 million first-lien term loan facility) and a $240 million senior secured second-lien credit facility.

The Lenders’ obligation to provide the debt financing under the Debt Commitment Letter is subject to customary conditions, including the following (subject to certain exceptions and qualifications as set forth in the Debt Commitment Letter):

•	the substantially simultaneous closing of the merger in accordance in all material respects with the merger agreement;
•	the substantially simultaneous funding of the equity financing;
•	the substantially simultaneous repayment, refinancing or other termination (or notice thereof) of certain third party indebtedness of AMRI;
•	the receipt of certain specified financial statements of AMRI and Merger Sub;
•	the execution and delivery of definitive documentation with respect to the debt financing;
•	the absence of a continuing material adverse effect (as defined in the merger agreement) on AMRI since June 5, 2017;

•	the payment by Merger Sub of all fees and out-of-pocket expenses required pursuant to the Debt Commitment Letter and invoiced at least three business days prior to the closing of the merger;
•	the expiration of a fifteen day marketing period, subject to the terms of the Debt Commitment Letter; and
•	the delivery by AMRI of documentation (including certain security documentation) and other information reasonably requested by the Lenders.

The commitment of the Lenders under the Debt Commitment Letter expires upon the earliest of (1) five business days after the end date under the merger agreement as in effect on June 5, 2017 (if the initial borrowing has not occurred prior to that date), (2) the funding of the debt financing, (3) the valid termination of the merger agreement without the use of the debt financing, and (4) the completion of the merger without the use of the debt financing. In addition, subject to certain surviving provisions and obligations, Merger Sub may at any time terminate the commitments under the Debt Commitment Letter.

Limited Guarantees

Concurrently with the execution of the merger agreement, each of the Investors/Guarantors has executed and delivered a limited guarantee in favor of AMRI (collectively, the “Limited Guarantees”), pursuant to which each Investor/Guarantor has agreed, subject to the terms and conditions of the Limited Guarantee, to guarantee, on a several basis, the payment of its applicable percentage of Parent’s obligations to pay the Parent termination fee (as described in more detail under “The Merger Agreement — Termination Fees”), certain reimbursement and indemnification obligations in connection with the debt financing and certain actions taken with respect to AMRI’s Note Hedge Instruments and Warrants, and certain collection and interest payment obligations under the merger agreement, which are referred to as the “Guaranteed Obligations.” The Guaranteed Obligations of GTCR are subject to a cap in an amount equal to GTCR’s applicable percentage of the Guaranteed Obligations, minus any portion of the Guaranteed Obligations actually paid to AMRI by Parent or Merger Sub. The Guaranteed Obligations of Carlyle are subject to a cap in an amount equal to Carlyle’s applicable percentage of the Guaranteed Obligations, minus any portion of the Guaranteed Obligations actually paid to AMRI by Parent or Merger Sub.

Each of the Limited Guarantees will terminate upon the earliest to occur of:

•	the closing of the merger;
•	the payment, performance, and/or satisfaction in full, or the waiver by AMRI, of the Guaranteed Obligations; and
•	the valid termination of the merger agreement (other than (i) termination by AMRI (A) as a result of an uncured breach by Parent or Merger Sub of any representation, warrant or covenant under the merger agreement, or (B) if the merger has not been consummated within a specified time following satisfaction or waiver of all closing conditions, or (ii) in a circumstance in which AMRI may be entitled to payment of certain of the Guaranteed Obligations, in which case each Limited Guarantee will terminate on the 180th day following termination of the merger agreement) unless AMRI shall have asserted a claim or commenced an action alleging that any Guaranteed Obligations are due and owing to AMRI.

In the event that AMRI or any of its affiliates asserts in any litigation or other legal proceeding relating to a Limited Guarantee that certain provisions of the Limited Guarantee are illegal, invalid, or unenforceable or that the Investor/Guarantor is liable in excess of the cap or other specified permitted claims, then (1) the obligations of such Investor/Guarantor under such Limited Guarantee will terminate, (2) if such Investor/Guarantor has previously made any payments under its Limited Guarantee, it will be entitled to recover such payments from AMRI and (3) the Investor/Guarantor will not have any liability to AMRI with respect to the merger agreement or such Limited Guarantee.

Interests of AMRI’s Directors and Executive Officers in the Merger

General.  In considering the recommendation of our board of directors that you vote to adopt the merger agreement and approve the transactions contemplated thereby, you should be aware that, aside from their interests as stockholders of AMRI, AMRI’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other stockholders of AMRI generally. Members of the board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to AMRI stockholders that the merger agreement be adopted. See the section entitled “The Merger (Proposal 1) — Reasons for the Merger.” AMRI stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement and to approve the transactions contemplated thereby. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

AMRI’s directors and executive officers are as follows:

Name	Position
William S. Marth	President and Chief Executive Officer, Director
Milton Boyer	Senior Vice President, Drug Product
Christopher M. Conway	Senior Vice President, Discovery, Development & Analytical Services
Margalit Fine	Executive Vice President, API
Steven R. Hagen, Ph.D.	Senior Vice President, Quality and Compliance
Lori M. Henderson	Senior Vice President, Secretary, General Counsel, and Head of Business Development
Felicia I. Ladin	Senior Vice President, Chief Financial Officer, and Treasurer
George Svokos	Chief Operating Officer
Thomas E. D’Ambra, Ph.D.	Chairman of the Board of Directors
David H. Deming	Director
Gerardo Gutiérrez	Director
Kenneth P. Hagen	Director
Anthony J. Maddaluna	Director
Fernando Napolitano	Director
Kevin O’Connor	Director

Equity-Based Awards.  The following table identifies for each of our executive officers and directors: (i) the number of shares subject to each type of outstanding equity award (AMRI stock options, RSUs, PSUs, and restricted stock awards), (ii) the weighted average exercise price of his or her outstanding AMRI stock options, (iii) the aggregate value of each type of equity award payable in the merger, and (iv) the total consideration payable in respect of his or her equity awards in the merger (not reflecting any withholdings). All equity awards, including those held by our executive officers and directors, will be fully vested in accordance with their terms and cashed out in connection with the merger, including PSUs. The following table assumes that (A) the closing of the merger occurs on September 1, 2017, and (B) no AMRI stock options are exercised, no PSUs are deemed earned as described in footnote 3 accompanying this table, no RSUs or shares of restricted stock are settled or forfeited, and no dividends are paid with respect to AMRI common stock, in each case, between the date of this proxy statement and the closing of the merger. The estimated aggregate amounts set forth below are based on the merger consideration of $21.75 payable in cash, without interest, for each share of AMRI common stock, net of the applicable exercise price (for AMRI stock options only), multiplied by the total number of shares of AMRI common stock subject to each applicable award.

	Stock Options			RSU Awards		PSU Awards		Restricted Stock Awards
	Aggregate Number of Shares Subject to Outstanding Stock Options (#)	Weighted Average Exercise Price ($)	Aggregate Stock Option Payment ($)(1)	Number of RSUs (#)	Aggregate RSU Payment ($)(2)	Number of PSUs (#)	Aggregate PSU Payment ($)(3)	Number of shares of Restricted Stock (#)	Aggregate Restricted Stock Award Payment ($)(4)	Total Equity Award Consideration
Executive Officers
William S. Marth	188,188	17.65	771,571	44,993	978,598	135,884	2,955,477	83,452	1,815,081	6,520,727
Milton Boyer	58,920	17.39	256,891	8,765	190,639	16,276	354,003	14,368	312,504	1,114,037
Christopher M. Conway	109,949	11.28	1,151,166	7,845	170,629	15,932	346,521	9,420	204,885	1,873,201
Margalit Fine	21,725	18.41	72,562	4,413	95,983	21,624	470,322	—	—	638,867
Steven R. Hagen, Ph.D.	107,331	13.88	844,695	9,720	211,410	18,956	412,293	10,958	238,337	1,706,735
Lori M. Henderson	249,752	10.26	2,869,650	13,745	298,954	26,176	569,328	13,514	293,930	4,031,862
Felicia I. Ladin	172,478	17.03	814,096	14,678	319,247	28,060	610,305	19,118	415,817	2,159,465
George Svokos	247,208	13.61	2,012,273	18,439	401,048	35,716	776,823	15,941	346,717	3,536,861
Non-Employee Directors
Thomas E. D’Ambra, Ph.D.	129,980	7.27	1,882,110	3,802	82,694			99,207	2,157,752	4,122,556
David H. Deming	9,358	18.41	31,256	3,802	82,694	—	—	—	—	113,950
Gerardo Gutiérrez	15,898	17.32	70,428	3,802	82,694	—	—	—	—	153,122
Kenneth P. Hagen	9,358	18.41	31,256	3,802	82,694	—	—	—	—	113,950
Anthony J. Maddaluna	15,898	17.32	70,428	3,802	82,694	—	—	—	—	153,122
Fernando Napolitano	9,358	18.41	31,256	3,802	82,694	—	—	—	—	113,950
Kevin O’Connor	92,347	9.57	1,124,786	3,802	82,694	—	—	—	—	1,207,480

(1)	The amounts included in the column are equal to (a) the aggregate number of shares of AMRI common stock subject to AMRI stock options multiplied by (b) the positive difference, if any, between the per share merger consideration of $21.75 per share and the weighted average exercise price of such AMRI stock options.
(2)	The amounts included in this column are equal to (a) the number of shares of AMRI common stock subject to the RSUs multiplied by (b) the per share merger consideration of $21.75.
(3)	The amounts included in this column are equal to (a) the number of shares of AMRI common stock subject to the PSUs multiplied by (b) the per share merger consideration of $21.75. With respect to PSUs held by each executive officer, the number of shares of AMRI common stock deemed earned is equal to the greater of the number of shares earned based on achievement of (i) 100% of target performance or (ii) actual performance measured as of the effective time. For purposes of calculating the value of outstanding PSUs, it has been assumed that all such awards have been deemed earned at maximum performance.
(4)	The amounts included in this column are equal to (a) the number of shares of AMRI restricted stock multiplied by (b) the per share merger consideration of $21.75.

Special Bonus Payments.  AMRI will provide each member of the Special Committee of our board of directors, which was established to evaluate the merger, with a special bonus payment of $25,000 and $50,000 for the chairman, in each case for his additional time commitment and service on the Special Committee. The special bonus payments to the members of the Special Committee are not contingent upon consummation of the merger. The Special Committee members are David Deming (chairman), Kenneth Hagen, Kevin O’Connor and Anthony Maddaluna. Such one-time payments will be paid upon consummation of the merger.

Employment Agreements.  Select employees, including certain of AMRI’s executive officers, are party to employment agreements that provide for (1) severance benefits in the event of an involuntary termination of employment by AMRI without Cause (as defined in the respective employment agreement and not due to death or disability), or by the executive officer for Good Reason (as defined in the respective employment agreement) (each, a “qualifying termination”), (2) certain enhanced severance benefits if such qualifying termination occurs within two years following a Change of Control (as defined in the respective employment agreement) and (3) certain Change of Control benefits that are provided regardless of whether a qualifying termination occurs. The contemplated merger would constitute a Change of Control under each of the employment agreements with AMRI’s executive officers. The following description sets forth the material terms of the agreements with AMRI’s executive officers.

Mr. Marth.  The employment agreement with Mr. Marth provides that in the event of a qualifying termination, subject to his timely execution and non-revocation of an effective general release of claims in favor of AMRI, he would be entitled to the following:

•	base salary continuation for two years following such termination, payable in monthly installments; provided that in connection with a qualifying termination during the two-year period following a Change of Control, the cash severance amount will equal 2.0 times the sum of Mr. Marth’s (i) annual base salary and (ii) target annual bonus for the year of termination, payable in a lump sum;
•	an amount equal to Mr. Marth’s annual bonus actually received for the year immediately preceding such termination, payable in monthly installments over the two-year period following such termination; provided that no such amount would be payable in the event of a qualifying termination during the two-year period following a Change of Control;
•	a pro-rated annual bonus (pro-rated based on the number of days of Mr. Marth’s actual employment with AMRI during the applicable calendar year, determined based on actual performance for the entire year of termination and payable in the ordinary course); provided that in connection with a qualifying termination during the two-year period following a Change of Control, the pro-rated annual bonus will be based on target performance and payable within 30 days following the date of such termination;
•	up to one year of outplacement support at AMRI’s expense;
•	health and dental insurance benefits continuation for two years following such termination; and
•	in the event of a qualifying termination during the two-year period following a Change of Control, full vesting of all AMRI contributions made to AMRI’s 401(k) plan, profit sharing or other retirement accounts on his behalf.

The employment agreement with Mr. Marth provides that in the event of a termination of employment due to death or permanent disability, he would be entitled to a pro-rated annual bonus (determined based on actual performance for the year of termination) and, in the case of a permanent disability, health and dental insurance continuation for twelve months following termination.

Other Executive Officers.  The employment agreements with each of Ms. Henderson, Ms. Ladin, Dr. Hagen, Mr. Conway, Mr. Boyer and Mr. Svokos provide for the following payments and benefits in the event of a qualifying termination, subject to the applicable executive officer’s timely execution and non-revocation of an effective general release of claims in favor of AMRI:

•	base salary continuation for one year following such termination, payable in monthly installments; provided that in connection with a qualifying termination during the two-year period following a Change of Control, the cash severance amount will equal 1.5 times the sum of such executive officer’s (i) annual base salary and (ii) target annual bonus for the year of termination, payable in a lump sum;
•	an amount equal to the executive officer’s annual bonus actually received for the year immediately preceding such termination, payable in monthly installments over the one-year period following such termination; provided that no such amount would be payable in the event of a qualifying termination during the two-year period following a Change of Control;
•	up to one year of outplacement support at AMRI’s expense; and
•	health and dental insurance benefits continuation for 12 months following such termination; provided that in connection with a qualifying termination during the two-year period following a Change of Control, the health and dental insurance benefits continuation will be for 18 months.

The employment agreements with each of Ms. Henderson, Ms. Ladin, Dr. Hagen, Mr. Conway, Mr. Boyer and Mr. Svokos provide that in the event of a termination of employment due to death or permanent disability, he or she would be entitled to a pro-rated annual bonus (determined based on actual performance for the year of termination) and, in the case of a permanent disability, health and dental insurance continuation for twelve months following termination.

In addition, pursuant to the terms of his or her respective employment agreement, upon a Change of Control (regardless of whether a qualifying termination has occurred), each of the executive officers (other than Mr. Marth and Ms. Fine) is entitled to (i) full vesting of all AMRI contributions made to AMRI’s 401(k) plan, profit sharing or other retirement accounts made on such executive officer’s behalf and (ii) a pro-rated annual bonus (determined based on target performance for the year in which the Change of Control occurred), which will become payable within 30 days of a Change of Control. Pursuant to the terms of the merger agreement, the parties agreed that Mr. Marth and Ms. Fine would be entitled to a similar arrangement with respect to the pro-rated annual bonus and also would receive his or her pro-rated target bonus within 30 days of a Change of Control (which in the case of Mr. Marth would accelerate, but not augment, the pro-rated bonus to which he is entitled to under his employment agreement in the event of a qualifying termination). Each employment agreement with AMRI’s executive officers also provides for full vesting of all equity awards upon a Change of Control.

In consideration of the payments and benefits under his or her employment agreement, each executive officer has also entered into an Employee Non-Disclosure, Proprietary Information, Inventions, and Non-Solicitation Agreement, which outlines restrictions relating to confidentiality and non-solicitation of AMRI’s employees for a certain period.

Each of the employment agreements (other than the directorship agreement with Ms. Fine discussed below) contains a “best after-tax benefit” provision, which provides that, to the extent that the amount of any compensation, payment or distribution paid, payable, distributed or distributable to an executive officer under such agreement or otherwise (the “Change in Control Payments”) would be subject to the federal tax levied on certain “excess parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), AMRI will either (i) pay the executive officer the full amount of the Change in Control Payments, or (ii) reduce his or her Change in Control Payments such that no Section 4999 excise tax would be due. AMRI will pay the full amount of the Change in Control Payments if the Change in Control Payments reduced by the sum of (A) the Section 4999 excise tax and (B) the total of all federal, state, local and employment taxes payable by the executive on the amount of the Change in Control Payments in excess of the executive’s Section 280G safe harbor amount are greater than or equal to the executive’s Section 280G safe harbor amount.

Ms. Fine.  Pursuant to a directorship agreement with Ms. Fine, in the event Ms. Fine’s employment is terminated as a “Good Leaver,” which includes Ms. Fine’s resignation upon request of AMRI for reasons other than “Just Cause” (as defined in such directorship agreement) or due to any material breach by AMRI of its obligations under such directorship agreement, she would be entitled to a “termination indemnity” (as defined in her directorship agreement) equal to her base salary payable over the remaining term of the directorship agreement plus the pro rata bonus accrued up to the date of termination.

For an estimate of the value of the payments and benefits described above that would become payable to AMRI’s named executive officers under the employment agreements in the event of a qualifying termination in connection with the merger, see “— “Golden Parachute” Compensation for AMRI’s Named Executive Officers,” and the assumptions set forth under that subheading, below.

Indemnification and Insurance.  Pursuant to the terms of the merger agreement, AMRI’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See “The Merger Agreement — Other Covenants and Agreements — Indemnification of Directors and Officers; Insurance” on page 78 below for a description of such ongoing indemnification and insurance coverage obligations.

“Golden Parachute” Compensation for AMRI’s Named Executive Officers.  The information set forth below is intended to comply with Item 402(t) of Regulation S-K regarding specified compensation that is based on or otherwise relates to the merger that is payable or may become payable to each of AMRI’s named executive officers who were named executive officers in AMRI’s most recent filing with the SEC under the Securities Act of 1933 or the Exchange Act (the “named executive officers”). This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules.

The table below sets forth an estimate of the approximate values of “golden parachute” compensation that may become payable to our named executive officers in connection with the merger as described in this proxy statement. The table assumes that (i) the closing of the merger will occur on September 1, 2017, (ii) a qualifying termination of employment occurs immediately following the closing of the merger, (iii) no withholding tax amounts are deducted from any payments set forth in the table, (iv) no payments are delayed for six months to the extent required under Section 409A of the Code and (v) no payments are subject to reduction to the extent required by the terms of any applicable employment agreement to account for the application of Section 4999 of the Code to such payments. The amounts set forth in the table are estimates based on the $21.75 per share merger consideration. As a result of these assumptions and estimates, and the additional assumptions and estimates described in the footnotes accompanying this table, the actual amounts, if any, that a named executive officer ultimately receives may materially differ from the amounts set forth in the below table. For additional details regarding the terms of the payments described below, see the discussion above in this section.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
William Marth	2,788,788	6,440,101	38,520	9,267,409
Felicia I. Ladin	1,103,473	1,877,620	25,817	3,006,910
Lori M. Henderson	1,077,631	1,576,698	31,125	2,685,454
Steven R. Hagen	1,001,396	1,171,936	31,125	2,204,457
George Svokos	1,297,292	2,030,743	31,125	3,359,160

(1)	The cash amounts payable to each of the named executive officers consist of: (a) a severance payment, payable in a lump sum, in an amount equal to 1.5 times (or, with respect to Mr. Marth, 2.0 times) the sum of such named executive officer’s (x) annual base salary and (y) target annual bonus for the year of termination; and (b) a pro rata portion of the named executive officer’s target annual bonus for the year of the Change of Control. The cash severance payments are “double-trigger” and would be due in the event of a qualifying termination of the named executive officer’s employment within two years after closing of the merger; and the pro-rated annual bonus payments are “single-trigger” and payable upon the closing of the merger, even if no qualifying termination occurs. The cash severance payments are subject to the executive’s timely execution and non-revocation of a release of claims against AMRI. Set forth below are the aggregate values of the cash amounts that are attributable to the cash severance and pro-rata target annual bonus, as reflected in the table above.

Name	Cash Severance ($)	Pro-Rata Target Annual Bonus ($)
William Marth	2,451,400	337,388
Felicia I. Ladin	960,750	142,723
Lori M. Henderson	938,250	139,381
Steven R. Hagen	871,875	129,521
George Svokos	1,129,500	167,792
(2)	All unvested equity awards held by the named executive officers will accelerate and be cashed out in connection with the closing of the merger. For additional details regarding the treatment of these equity awards in the merger, see “The Merger Agreement — Treatment of Company Equity Awards.” The values attributable to (a) AMRI stock options, (b) RSUs, (c) PSUs, and (d) restricted stock, in each case, that will vest and become exercisable or nonforfeitable in connection with the merger are set forth in the table below. With respect to PSUs held by each named executive officer, the number of shares of AMRI common stock deemed earned is equal to the greater of the number of shares earned at (i) 100% of target performance or (ii) actual performance measured as of the effective time. For purposes of calculating the value of outstanding PSUs, it has been assumed that all such awards have been deemed earned at maximum performance.

Name	Company Stock Options ($)	RSU Awards ($)	PSU Awards ($)	Restricted Stock ($)	Total ($)
William Marth	690,945	978,598	2,955,477	1,815,081	6,440,101
Felicia I. Ladin	532,252	319,247	610,305	415,817	1,877,621
Lori M. Henderson	414,487	298,954	569,328	293,930	1,576,699
Steven R. Hagen	309,897	211,410	412,293	238,337	1,171,937
George Svokos	506,155	401,048	776,823	346,717	2,030,743
(3)	These perquisites/benefits amounts include the following: (a) the estimated value of the premiums for health and dental continuation coverage under AMRI’s benefit plans for 18 months (24 months for Mr. Marth); (b) the value attributable to full vesting of all AMRI contributions on the named executive officer’s behalf to AMRI’s 401(k) plan, if any; and (c) the estimated value of outplacement support services for 12 months for all named executive officers. In each case, pursuant to the terms of the employment agreements, such amounts are “double-trigger” and would be due in the event of a qualifying termination of the named executive officer’s employment within two years after completion of the merger, except that the full vesting of all AMRI contributions made to AMRI’s 401(k) plan with respect to each named executive officer (except for Mr. Marth) is “single-trigger” and occurs upon the closing of the merger. With respect to the benefits continuation payments, such amounts are based on the applicable named executive officer’s elected level of coverage for plan year 2017 and the rate applicable to such coverage effective for calendar year 2017.

Arrangements with Parent

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates. Following the public announcement of the transaction, representatives of Carlyle and GTCR discussed with our executive officers the general terms and structure of equity incentive compensation that may be offered to our executive officers and other employees following the closing of merger, though no agreements were reached regarding such structure or any grant of any equity incentive compensation. Prior to or following the closing of the merger, however, some or all of our executive officers or other employees may further discuss or enter into agreements with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to holders of common stock whose shares are exchanged for cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to non-U.S. holders except to the extent specifically described below. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date of this proxy statement. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address the alternative minimum tax or any tax considerations under state, local, or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, the tax consequences of the merger described herein could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or
•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of common stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

This discussion applies only to U.S. holders of shares of common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, U.S. holders who hold shares of common stock as part of a hedge, straddle, constructive sale, or conversion transaction, U.S. holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and U.S. holders who acquired their shares of common stock through the exercise of employee stock options or other compensation arrangements).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of common stock, you should consult your tax advisor.

Holders of common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, and any state, local, foreign or other tax laws.

Consequences to U.S. Holders.  The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign, and other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares.

If a U.S. holder’s holding period in the shares of common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. If a U.S. holder’s holding period in the shares of common stock surrendered in the merger is one year or less as of the date of the merger, the gain or loss will be short-term capital gain or loss, with any short-term capital gain generally subject to tax at rates as high as the rates applicable to ordinary income. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a

U.S. holder acquired different blocks of common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of common stock.

Consequences to Non-U.S. Holders.  A non-U.S. holder whose shares of common stock are converted into the right to receive cash in the merger generally will not be subject to U.S. federal income taxation unless:

•	gain resulting from the merger is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by any applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year in which the merger occurs and certain other conditions are satisfied; or
•	AMRI is or has been a U.S. real property holding corporation (such corporation is referred to as a “USRPHC”) as defined in Section 897 of the Code at any time within the five-year period preceding the merger, the non-U.S. holder owned (or is treated as owning under applicable stock ownership attribution rules set forth in the Code) more than five percent of the common stock at any time within that five-year period, and certain other conditions are satisfied. We believe that, as of the effective date of the merger, we will not have been a USRPHC at any time within the five-year period ending on the date thereof.

Any gain recognized by a non-U.S. holder described in the first bullet above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a “U.S. person” as defined under the Code. A non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business.

Gain described in the second bullet above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by certain U.S. source capital losses, if any, of the non-U.S. holder.

With respect to the third bullet above, in connection with the merger agreement, AMRI intends to provide Parent with a certificate attesting to the fact that it will not have been a USRPHC at any time during the relevant period. However, if AMRI does not provide such a certificate, Parent will withhold on the proceeds paid to a non-U.S. holder of the disposition of its common stock in connection with the merger. Non-U.S. holders who are subject to withholding in excess of their actual tax liability may seek a refund of such excess provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

Information Reporting and Backup Withholding.  Payments made in exchange for shares of common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. In general, a non-U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the non-U.S. holder pursuant to the merger if the non-U.S. holder has provided an Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or an Internal Revenue Service Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of common stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and the effect of any federal, state, local, foreign, and other tax laws.

Regulatory Approvals

Antitrust Approval in the U.S.  Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. On June 12, 2017, both AMRI and Parent filed their respective Notification and Report Forms with the Antitrust Division and the FTC. On June 26, 2017, the FTC granted early termination of the waiting period under the HSR Act applicable to the merger. With such early termination, the condition to the merger relating to the expiration or termination of the HSR Act waiting period has been satisfied.

At any time before or after the effective time, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of AMRI or Parent or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Antitrust Approval in Non-U.S. Jurisdictions.  The merger is also conditioned on the expiration or termination of any applicable waiting period (and any extension thereof) or receipt of any necessary approval or clearance required by the European Union and the Israeli Antitrust Authority.

Foreign antitrust authorities in this or other jurisdictions may take action under the antitrust laws of their jurisdictions including, without limitation, seeking to enjoin the completion of the merger or permitting completion of the merger subject to regulatory conditions. There can be no assurance that a challenge to the merger under foreign antitrust laws will not be made or, if such a challenge is made, that it would not be successful.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A, and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time, Merger Sub will be merged with and into AMRI and, as a result of the merger, the separate corporate existence of Merger Sub will cease and AMRI will continue as the surviving corporation and become a wholly-owned subsidiary of Parent. As the surviving corporation, the separate corporate existence of AMRI, and all of its rights, privileges, immunities, powers, and franchises, will continue unaffected by the merger.

The closing of the merger will occur as soon as practicable but in any event no later than two business days after all of the conditions set forth in the merger agreement and described under “— Conditions to the Merger” are satisfied or waived, to the extent permitted under the merger agreement, or at such other time as agreed to in writing by the parties unless the merger agreement has been terminated pursuant to its terms. Subject to certain conditions pursuant to the merger agreement, the closing shall not occur prior to the second business day following the termination of the marketing period in connection with the debt financing (the “Marketing Period”), which Marketing Period shall terminate no earlier than July 23, 2017 unless the debt financing is consummated prior to such date.

The merger will become effective when the certificate of merger has been duly filed with the Delaware Secretary of State or at a later time as agreed to by the parties and specified in the certificate of merger. The merger is expected to be completed no later than the third quarter of 2017. However, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed at an earlier or later time, as agreed by the parties, or at all.

Effect of the Merger on Capital Stock

Subject to the terms of the merger agreement, at the effective time, each share of our common stock outstanding immediately prior to the effective time, other than shares owned by AMRI (or any direct or indirect subsidiary of AMRI), Parent, Merger Sub, and holders who are entitled to and properly exercise appraisal rights under the DGCL, will be converted automatically into and will represent the right to receive $21.75 in cash, without interest and less any applicable withholding taxes.

At the effective time, each share that is owned directly by AMRI (or any direct or indirect subsidiary of AMRI), Parent or Merger Sub immediately prior to the effective time will be cancelled and will cease to exist and no consideration will be delivered in exchange for such cancellation.

At the effective time, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the surviving corporation.

Treatment of Company Equity Awards

AMRI Stock Options.  Except as otherwise agreed upon with AMRI and Parent, as of the effective time, each AMRI stock option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the effective time will be automatically converted into the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (1) the excess, if any, of $21.75 over the per share exercise price of such AMRI stock option and (2) the aggregate number of shares of AMRI common stock that were issuable upon exercise or settlement of such AMRI stock option immediately prior to the effective time. However, if the exercise price of an AMRI stock option is equal to or greater than $21.75, then such

AMRI stock option will be cancelled and terminated at the effective time without any cash payment being made in respect of such AMRI stock option. The cancellation of an AMRI stock option shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such AMRI stock option.

Restricted Stock.  Except as otherwise agreed upon with AMRI and Parent, as of the effective time, each outstanding share of AMRI restricted stock will become fully vested and the restrictions with respect thereto shall lapse and each such share shall be converted into the right to receive an amount in cash equal to $21.75 (less any applicable tax withholdings) and shall be treated in the same manner as the other shares of AMRI common stock.

Restricted Stock Unit Awards.  Except as otherwise agreed upon with AMRI and Parent, as of the effective time, each outstanding AMRI restricted stock unit that is not subject to performance based vesting, or RSU, whether or not fully vested, will be automatically cancelled in exchange for the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (1) $21.75 and (2) the number of shares of AMRI common stock subject to such RSU.

Performance-Based Restricted Stock Unit Awards.  Except as otherwise agreed upon with AMRI and Parent, as of the effective time, the performance-based conditions to which each outstanding AMRI performance-based restricted stock unit, or PSU, is subject will be deemed fully earned at the greater of (i) 100% of target performance or (ii) actual performance measured as of the effective time, and to the extent earned, each PSU will be converted into the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (1) $21.75 and (2) the resulting number of shares of AMRI common stock deemed earned pursuant to such PSU.

Phantom Stock Awards.  Except as otherwise agreed upon with AMRI and Parent, as of the effective time, each outstanding AMRI phantom stock award will be converted into the right to receive an amount in cash (less any applicable tax withholdings) equal to the product of (1) $21.75 and (2) the number of shares of AMRI common stock subject to such AMRI phantom stock award.

Treatment of AMRI’s ESPP

The current offering period under AMRI’s 1998 Employee Stock Purchase Plan (the “ESPP”) ended on June 30, 2017, and pursuant to the merger agreement, such offering period was the last permissible offering period under the ESPP. Following the date of the merger agreement, no new participants may join the ESPP nor may any existing participants increase their rates of contribution or purchase elections from those in effect on the date of the merger agreement. There will be no subsequent offering periods under the ESPP, and the ESPP will be terminated on the date immediately prior to the date on which the effective time occurs, subject to completion of the merger. Each ESPP participant’s accumulated contributions under the current offering period shall be used to purchase shares of AMRI common stock in accordance with the terms of the ESPP. Shares of AMRI common stock purchased pursuant to the ESPP shall be automatically converted into the right to receive $21.75 in cash, without interest and less applicable withholding taxes.

Payment for the Common Stock and Equity Awards in the Merger

At or prior to the effective time, Parent will deposit or cause to be deposited with AMRI’s transfer agent, who shall act as exchange agent in the merger for the purpose of exchanging the book entry units representing AMRI common stock for merger consideration, sufficient cash to pay to the holders of the common stock the merger consideration of $21.75 per share. Promptly after the effective time and in any event not later than the third business day following the effective time, the surviving corporation will send or will cause the exchange agent to send to each record holder of shares of common stock that were converted into the merger consideration (other than shares of AMRI common stock subject to restricted stock awards) a letter of transmittal and instructions for use in effecting the surrender of book entry units that formerly represented shares of our common stock in exchange for the merger consideration (less any applicable withholding taxes). Each holder of our common stock that has been converted into the right to receive consideration in the merger shall be entitled to receive such consideration upon (i) surrender to the exchange agent of a validly executed letter of transmittal, together with the certificate representing such shares of our common stock, or (ii) receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, that the exchange agent may reasonably request) in the case of book-entry shares of our common stock, in each case along with delivery of such other documents as the exchange agent may reasonably request. Until cancelled, each book entry representing such shares of AMRI common stock will represent after the effective time only the right to receive such merger consideration.

Unless otherwise agreed to in writing prior to the effective time by Parent and the holder thereof, the surviving corporation or one of its subsidiaries will pay to each holder of Company equity awards, the cash amounts described above under “— Treatment of Company Equity Awards” no later than the next regular payroll date occurring at least five business days after the effective time.

Representations and Warranties

The merger agreement contains representations and warranties that: (1) were made only for purposes of the merger agreement and as of specific dates; (2) were solely for the benefit of the parties to the merger agreement; (3) may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and (4) may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. AMRI stockholders and other investors are not third-party beneficiaries under the merger agreement and should not rely on the representations and warranties or any description of such representations and warranties as characterizations of the actual state of facts or condition of AMRI or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by AMRI.

The merger agreement contains representations and warranties of each of AMRI and of Parent and Merger Sub as to, among other things:

•	corporate organization, existence, good standing, and authority to carry on its business as presently conducted, including, as to AMRI, with respect to its subsidiaries;
•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;
•	required regulatory filings and authorizations, consents or approvals of governmental entities;
•	the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents, and law, in each case arising out of the execution and delivery of, and consummation of the transactions contemplated by, the merger agreement;
•	the absence of certain litigation, orders and judgments, and governmental proceedings and investigations related to Parent and Merger Sub or AMRI, as applicable; and
•	the absence of any fees owed to investment bankers or brokers in connection with the merger, other than those specified in the merger agreement.

The merger agreement also contains representations and warranties of AMRI as to, among other things:

•	the capitalization of AMRI, including AMRI’s equity awards, and the absence of certain rights to purchase or acquire equity securities of AMRI or any of its subsidiaries, the absence of any bonds or other obligations allowing holders the right to vote with stockholders of AMRI, the absence of stockholder agreements or voting trusts to which AMRI or any of its subsidiaries is a party, the absence of certain agreements restricting the transfer of or requiring the registration of AMRI’s equity securities, and the absence of certain debt;
•	the accuracy of AMRI’s filings with the SEC and of financial statements included in the SEC filings;
•	the implementation and maintenance of disclosure controls and internal controls over financial reporting and the absence of certain claims, complaints or allegations with respect to such controls;

•	the absence of certain undisclosed liabilities of AMRI and its subsidiaries;
•	compliance with laws and possession of necessary permits and authorizations by AMRI and its subsidiaries;
•	AMRI’s employee benefit plans and other benefit and compensation agreements with its employees;
•	labor matters related to AMRI and its subsidiaries;
•	conduct of AMRI’s business and the absence of certain changes since December 31, 2016;
•	the payment of taxes, the filing of tax returns and other tax matters related to AMRI and its subsidiaries;
•	the effectiveness and validity of AMRI’s insurance policies;
•	compliance with environmental regulations and laws and the possession of necessary environmental permits;
•	compliance with healthcare laws and regulations by AMRI and its subsidiaries;
•	ownership of or rights with respect to the intellectual property of AMRI and its subsidiaries;
•	privacy and security matters, including policies of AMRI and its subsidiaries;
•	real property owned or leased by AMRI and its subsidiaries;
•	the receipt by the Special Committee of an opinion from its financial advisor;
•	the vote of stockholders required to adopt the merger agreement;
•	material contracts of AMRI and its subsidiaries;
•	absence of certain interested party transactions; and
•	AMRI’s largest customers and suppliers.

The merger agreement also contains representations and warranties of Parent and Merger Sub as to, among other things:

•	the financing that has been committed in connection with the merger;
•	the limited guarantees delivered by the Investors/Guarantors;
•	Parent’s ownership of Merger Sub, the absence of any previous conduct of business by Parent or Merger Sub other than in connection with the transactions contemplated by the merger agreement, and the votes required to adopt the merger agreement and approve the transactions contemplated thereby;
•	the absence of certain agreements to provide consideration other than merger consideration to the stockholders of AMRI or to provide additional funds or contributions to Parent or Merger Sub;
•	the satisfaction of certain neutrality requirements and certain regulatory status;
•	ownership of AMRI common stock; and
•	the solvency of the surviving corporation immediately after giving effect to the transactions contemplated by the merger agreement.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “Company material adverse effect” or a “Parent material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on AMRI or Parent).

For purposes of the merger agreement, a “material adverse effect” on AMRI means any event, change, circumstance, condition, occurrence, effect or state of facts that, individually or in the aggregate with all other effects, (a) have had, or would be reasonably expected to have, a material adverse effect on the business, assets, facilities, financial condition or results of operations of AMRI and its subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent or materially delay, interfere with or impair AMRI from consummating the merger. However, the standard of “material adverse effect” on AMRI excludes, in the case of clause (a) above, any such material adverse effect resulting from or arising out of:

•	the announcement or pendency of the merger agreement and the transactions contemplated thereby, including any adverse impact on relationships with customers, suppliers, employees or other third parties (provided that this exception does not apply to representations and warranties contained in the merger agreement to the extent such representation or warranty expressly addresses the consequences resulting from announcement or pendency of the merger or the transactions contemplated by thereby);
•	the identity of Parent or its affiliates as the acquirer or any facts or circumstances concerning Parent or its affiliates;
•	any change in general economic, business, or political conditions, or changes in the capital, banking, debt, financial, or currency markets;
•	any change generally affecting any of the industries in which AMRI or its subsidiaries operate or in any specific jurisdiction or geographical area in the U.S. or elsewhere in the world;
•	any change or proposed change in GAAP (or the enforcement or interpretation thereof);
•	any change or proposed change in applicable laws (or the enforcement or interpretation thereof);
•	any action taken (or omitted to be taken) by AMRI or any of its subsidiaries at the written direction of Parent or Merger Sub or as required by the express terms of the merger agreement, the failure to take any action resulting from Parent’s failure to grant any consent requested by AMRI following the date of the merger agreement, or the taking of action or failure to take action by the Parent or Merger Sub following the date of the merger agreement;
•	any stockholder litigation related to the merger or the merger agreement;
•	any outbreak or escalation of hostilities or any acts of war, sabotage, or terrorism (regardless of where occurring), or any natural disaster, calamity or other act of God;
•	the availability or cost of equity, debt, or other financing to Parent, Merger Sub, or AMRI; or
•	any change in or failure to meet, in and of itself, any projections, forecasts, budgets or other estimates of or relating to operating statistics, revenue, earnings or any other financial or performance measures or any change in price or trading volume of AMRI’s common stock.

provided that, with respect to the third, fourth, fifth, sixth, and ninth bullet, any such event, change, circumstance, condition, occurrence, effect or state of facts may be considered in determining whether or not a material adverse effect has occurred to the extent that it has had, or would reasonably be expected to have, a disproportionate impact on AMRI and its subsidiaries relative to other businesses in the industries in which AMRI or its subsidiaries operate.

For the purpose of the merger agreement, a “Parent material adverse effect” means any event, change, circumstance, condition, occurrence, effect or state of facts that, individually or in the aggregate, would reasonably be expected to prevent or materially delay, interfere with, or impair Parent from consummating the merger on a timely basis in accordance with the terms of the merger agreement or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under the merger agreement.

Conduct of Business Pending the Merger

Except for matters (i) expressly permitted or expressly contemplated by the merger agreement, (ii) explicitly set forth in the disclosure schedules attached to the merger agreement, (iii) required by applicable law or the rules or regulations of the Nasdaq, or (iv) undertaken with the prior written consent of Parent, until the earlier of (a) the effective time and (b) the termination of the merger agreement in accordance with its terms, AMRI and each of its Subsidiaries will, (x) conduct business in the ordinary course, consistent with past practice, and to the extent consistent therewith, use its commercially reasonable efforts to preserve substantially intact its and its subsidiaries business organization and keep available the services of its and its subsidiaries current officers and employees, and will preserve its and its subsidiaries relationships with customers, suppliers, distributors, licensors, licensees, governmental authorities, employees, and other persons having business relationships with it and (y) AMRI and its subsidiaries will not:

•	amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;
•	(i) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any equity interests of AMRI or any of its subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of AMRI to its parent, (ii) split, combine, or reclassify or otherwise amend the terms of any equity interests of AMRI or any of its subsidiaries, (iii) issue, or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, equity interests of AMRI or any of its subsidiaries, or (iv) purchase, redeem, or otherwise acquire or offer to purchase, redeem, or acquire any Company securities, except for acquisitions of shares of AMRI common stock by AMRI in satisfaction by holders of Company equity awards of the applicable exercise price and/or withholding taxes or in accordance with the terms of the ESPP;
•	issue, deliver, transfer, dispose of, sell or grant any of its securities or equity interests or warrants, other than (i) the issuance of shares of AMRI common stock upon the exercise of AMRI stock options or warrants or pursuant to the terms of outstanding RSU awards or PSU awards as in effect on the date of the merger agreement, (ii) grants required to be made pursuant to the terms of existing employment or other compensation agreements in effect as of the date of the merger agreement (not to exceed specified limitations), (iii) the issuance of shares of AMRI common stock in connection with the offering period under the ESPP ending on June 30, 2017 or (iv) the issuance of equity interests of a subsidiary of AMRI to AMRI or another wholly owned subsidiary of AMRI;
•	merge or consolidate with any person, dissolve, liquidate, restructure, or recapitalize or enter into an agreement or adopt resolutions to effect or authorize the same;
•	(i) increase the salary, wages, benefits, bonuses, or other compensation payable or to become payable to current and former employees and directors, except for (A) increases made pursuant to existing employment or other compensation agreements or arrangements, (B) increases to non-executive officer employees and not in excess of 3% of employee base salaries in the aggregate made in the ordinary course of business consistent with past practice, or (C) increases under existing employee benefit plans or under applicable law; (ii) grant or increase severance or termination pay to directors, employees, independent contractors, or senior management outside of the ordinary course of business consistent with past practice; (iii) establish, adopt, amend, enter into, or terminate any employee benefit plan outside of the ordinary course of business consistent with past practice, except for actions that, in the aggregate, do not result in material liability to AMRI and its subsidiaries as a whole; or (iv) accelerate the vesting, payment, or funding of compensation or benefits under employee benefit plans, except (A) as required by any existing agreement or (B) with respect to non-executive officer employees in the ordinary course of business consistent with past practice that, in the aggregate, do not result in material liability to AMRI and its subsidiaries taken as a whole;
•	acquire or commit to acquire any business, assets, real property, or equity interests of any person, other than certain acquisitions of inventory, supplies, intellectual property assets, raw materials, or equipment in the ordinary course of business consistent with past practice;

•	abandon, permit to lapse, transfer, sell, lease, assign, subject to any lien, place in the public domain or otherwise dispose of any right, title or interest of AMRI or any of its subsidiaries in any material intellectual property assets, material assets or material properties, except (1) pursuant to existing contracts, (2) pursuant to non-exclusive licenses to customers or suppliers in the ordinary course of business consistent with past practice, (3) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice, (4) permitted liens, or (5) pursuant to the co-development of generic drug products in the ordinary course of business with a third party, pursuant to which AMRI provides development services and supply of product, through a profit-sharing arrangement;
•	agree to any exclusivity or non-competition covenant restricting AMRI or its subsidiaries from competing in any line of business or with any person or in any area or engaging in any activity or business or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, except in connection with contracts entered into with customers, contractors, distributors, resellers, partners or suppliers made (x) in the ordinary course of business consistent with past practice and (y) on terms substantially similar to any such restrictions existing on the date of the merger agreement;
•	materially change any of the accounting methods used by AMRI, except for such changes that are required by GAAP or applicable securities law;
•	except for borrowings under AMRI’s current credit facilities, capital leases in the ordinary course of business and intercompany loans, guarantees, advance, or capital contribution among AMRI and any of its directly and indirectly wholly-owned subsidiaries in the ordinary course of business, consistent with past practices, (i) incur, issue, or otherwise become liable for any additional indebtedness in the aggregate in excess of $1 million, (ii) modify in any material respect the terms of any material indebtedness existing as of the date of the merger agreement, (iii) assume, guarantee or endorse the obligations of any person (other than a wholly-owned subsidiary of AMRI), or (iv) make any loan, advance or capital contribution to any person in excess of $1 million in the aggregate, other than capital contributions and loans to any wholly-owned subsidiary in the ordinary course of business, consistent with past practices, and extensions of trade credit in the ordinary course of business;
•	take any action (other than consummation of the merger) that would or would reasonably be expected to result in an adjustment to the conversion rate of AMRI’s outstanding convertible notes;
•	enter into, amend in any material respect, terminate, renew, or waive any material rights under any material contract, other than in the ordinary course of business consistent with past practice;
•	make or change any material tax election, settle or compromise any material tax claim or proceeding, change any material method of tax accounting, enter into any material tax sharing or closing agreement, or consent to any extension or waiver of the statute of limitations applicable to any material tax claim or assessment;
•	make or enter into any contract requiring AMRI to make or authorize any capital expenditure in excess of $2.5 million in the aggregate for 2017 other than as contemplated by AMRI’s current capital expenditure budget;
•	institute, settle or compromise any proceedings, other than (i) any proceeding brought against Parent or Merger Sub arising out of a breach or alleged breach of the merger agreement by Parent or Merger Sub, or (ii) the settlement of claims, liabilities or obligations (A) reserved against on the most recent balance sheet of AMRI included in AMRI’s SEC filings or (B) involving payments of less than $1 million individually or $2.5 million in the aggregate; provided that neither AMRI nor any of its subsidiaries shall settle or agree to settle any proceeding which settlement involves (x) payment or other consideration (in cash or other assets) by AMRI or any of its subsidiaries in excess of such amounts or (y) a conduct remedy or injunctive or similar relief or has a restrictive impact on AMRI’s business;
•	hire or terminate (other than for cause) any executive officer;

•	amend or terminate the ESPP;
•	enter into any material new line of business; or
•	authorize, commit or agree to take any of the actions described above.

Nothing in the first, second, third, fourth, sixth, seventh, tenth, twelfth, and nineteenth bullet points will restrict AMRI and its subsidiaries from, or require consent from Parent prior to, engaging in any transactions or entering into any agreement (i) exclusively among AMRI and its subsidiaries in the ordinary course of business consistent with past practice or (ii) in respect of interest rate protection, commodity or currency hedge, swaps, puts, calls, options or similar derivative products in the ordinary course of business consistent with past practice.

Other Covenants and Agreements

Access to Information.  From the date of the merger agreement until the effective time, upon reasonable notice, AMRI will afford Parent, the debt financing sources and their respective representatives reasonable access to the properties, books, tax returns, contracts, and records of AMRI and its subsidiaries as Parent may reasonably request; provided, however, that any such access or furnishing of information will be conducted during normal business hours. AMRI and its subsidiaries will not be required to disclose any information to Parent or its representatives if such disclosure would jeopardize any confidentiality, non-disclosure, attorney-client or other legal privilege, or contravene any law.

Acquisition Proposal; Unsolicited Proposals; Intervening Event.  Until the effective time or the termination of the merger agreement, AMRI and its subsidiaries are not permitted to:

•	solicit, initiate, knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute or could reasonably be expected to lead to an acquisition proposal;
•	engage in, continue or participate in any discussions or negotiations with a third party regarding an acquisition proposal or furnish any information to a third party or provide a third party access to the business, properties, assets or personnel of AMRI or its subsidiaries in any way that could encourage or facilitate or could reasonably be expected to lead to an acquisition proposal;
•	enter into any letter of intent, agreement, contract, commitment, or agreement in principle requiring AMRI to terminate, abandon or fail to consummate the merger; or
•	resolve, propose or agree to do any of the foregoing.

“Acquisition proposal” means any proposal or offer for:

•	an acquisition or purchase by a third party of 20% or more of the consolidated assets of AMRI and its subsidiaries, taken as a whole, or 20% or more of the outstanding voting or equity securities of AMRI, or any tender offer or exchange offer that, if consummated, would result in a third party beneficially owning 20% or more of the outstanding voting or equity securities of AMRI;
•	any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving AMRI or any of its subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of AMRI and its subsidiaries, taken as a whole;
•	any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of AMRI or any of its subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of AMRI and its subsidiaries, taken as a whole; or
•	any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving AMRI pursuant to which the stockholders of AMRI immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; or
•	any combination of the above.

Following the date of the merger agreement until the date the stockholders approve the merger, (i) if AMRI receives a bona fide written acquisition proposal from a third party, (ii) such acquisition proposal did not result from a material breach of the merger agreement, and (iii) the board or the Special Committee determines in good faith (after consultation with the Special Committee’s financial advisor or another independent financial advisor of nationally recognized reputation and outside legal counsel) that such acquisition proposal constitutes, or could reasonably be expected to result in, a “superior proposal” to the merger, then, if, but only if, the board or Special Committee determines in good faith (after consultation with the Special Committee’s financial advisor or another independent financial advisor of nationally recognized reputation and outside legal counsel) that the failure to take such actions would be reasonably likely to be inconsistent with fiduciary duties under applicable laws, AMRI, after entering into a confidentiality agreement with the third party, may (a) furnish information and data with respect to AMRI and its subsidiaries and provide the third party access to the business, properties, assets, and personnel of AMRI and its subsidiaries and (b) enter into, maintain, and participate in negotiations or discussions with the third party regarding the acquisition proposal or otherwise cooperate with or assist or participate in, or facilitate any discussions or negotiations with the third party. AMRI may not provide any non-public information other than pursuant to a confidentiality agreement and will provide written notice to Parent promptly (and at least within 24 hours) including written notice of the determination by the board or the Special Committee, a copy of the confidentiality agreement entered into between AMRI and the third party, and any material non-public information concerning AMRI or its subsidiaries provided to the third party which was not previously provided to Parent. Additionally AMRI will not, and will not permit its subsidiaries, to enter into any confidentiality or other agreements with a person that could limit or delay the ability of AMRI or its subsidiaries to provide any information to Parent pursuant to the terms of the merger agreement. After the receipt of an acquisition proposal, AMRI may contact the third party to clarify or understand the terms of the acquisition proposal in order to determine if the acquisition proposal constitutes a superior proposal and may direct a person to the merger agreement. AMRI shall not, and shall cause its subsidiaries and their representatives to not, provide any commercially sensitive non-public information to a competitor unless consistent with past practice regarding dealing with disclosures for acquisition proposals previously and with limitations no less restrictive than those placed on Parent or Merger Sub in connection with the merger.

Following the date of the merger agreement, AMRI shall notify Parent promptly (and at least within 24 hours) of AMRI’s receipt of any acquisition proposal or inquiries with respect to, or that would reasonably be expected to lead to, an acquisition proposal, any request for non-public information that would reasonably be expected to lead to an acquisition proposal or any request for discussions or negotiations with AMRI, its subsidiaries or representatives that would reasonably be expected to lead to an acquisition proposal from a bona fide potential purchaser of AMRI or any of its subsidiaries, which notification shall include a copy of the applicable written acquisition proposal or other such proposal or offer (or, if oral, the material terms and conditions of such acquisition proposal or proposal or offer) and the identity of the third party making such acquisition proposal or inquiry. AMRI shall thereafter keep Parent reasonably informed on a reasonably current basis of the status of any material developments, discussions or negotiations regarding any such acquisition proposal or inquiry, and the material terms and conditions thereof in the case of any acquisition proposal or other such proposal or offer (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation relating thereto that is exchanged between the third party (or its representatives) making such acquisition proposal or other such proposal or offer and AMRI (or its representatives) within 24 hours after receipt thereof.

“Superior proposal” means a bona fide written acquisition proposal (substituting “50%” for each reference to “20%” in the definition of acquisition proposal) that our board or the Special Committee determines in good faith, after consultation with the Special Committee’s financial advisor or another independent financial advisor of nationally recognized reputation and outside legal counsel:

•	is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal;

•	if consummated, would result in a transaction more favorable to AMRI stockholders from a financial point of view than the merger (after taking into account any revisions to the merger agreement, limited guarantees, equity commitment letters, and debt commitment letters made or proposed in writing by Parent prior to the time of such determination); and
•	is not subject to any financing condition in respect of which it has been demonstrated to our board or the Special Committee, after consultation with the Special Committee’s financial advisor or another independent financial advisor of nationally recognized reputation and outside legal counsel, that any required financing to complete such acquisition proposal will be reasonably likely to be obtained.

Neither our board nor any committee of our board may (i) withhold, withdraw, or fail to make, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in any manner adverse to the transactions contemplated by the merger agreement, Parent or Merger Sub, or otherwise make any public statement or proposal inconsistent with, the board’s recommendation, (ii) approve, adopt or recommend, or publicly propose to adopt or recommend, an acquisition proposal, (iii) fail to recommend against acceptance of any third party tender offer or exchange offer for the shares of common stock of AMRI within ten business days after commencement of such offer, (iv) approve or recommend, or publicly propose to approve or recommend, or cause or permit AMRI or its subsidiary to execute or enter into any agreement, arrangement or understanding, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement with respect to an acquisition proposal (other than an acceptable confidentiality agreement) or (v) resolve or publicly propose to take any of the foregoing actions (an “adverse recommendation change”).

Until the date the stockholders approve the merger, our board or any committee of our board may, if it determines in good faith (after consultation with the Special Committee’s financial advisor or another independent financial advisor of nationally recognized reputation and outside legal counsel) that the failure to do so would be inconsistent with the fiduciary duties of the board under applicable law, make an adverse recommendation change due to a superior proposal or any other fact, event or development not known or reasonably foreseeable to our board that is not related to an acquisition proposal (such fact, event or development, an “intervening event”) or may cause AMRI to terminate the merger agreement and enter into a superior proposal. No adverse recommendation change and no termination of the merger agreement is permitted:

•	until the fourth business day following written notice from AMRI advising Parent that our board or the Special Committee intends to make an adverse recommendation change or terminate the merger agreement which notice includes the material terms and conditions of the superior proposal and the identity of the third party; it being understood and agreed that any material amendment to the superior proposal will require a new two business day notice period;
•	unless during such four business day period, or two business day period for amended proposals, AMRI negotiates with Parent in good faith to make such adjustments to the merger agreement, limited guarantee, equity commitment letter, and debt commitment letter as needed to maintain the board’s recommendation and not make an adverse recommendation change or terminate the merger agreement; and
•	unless after the expiration of the four business day period, or two business day period for amended proposals, our board or the Special Committee reviews in good faith Parent’s proposal to adjust the terms and conditions of the existing agreements and our board or the Special Committee determines in good faith (after consultation with the Special Committee’s financial advisor or another independent financial advisor of nationally recognized reputation and outside legal counsel) that the failure to make an adverse recommendation change or terminate the merger agreement would be inconsistent with their fiduciary duties and the acquisition proposal continues to be the superior proposal.

In the case of an intervening event (or any material change to the facts and circumstances relating to an intervening event, except that any reference in this paragraph to four business days will instead be two business days), no adverse recommendation change may be made (i) until after the fourth business day following written notice from AMRI advising Parent that our board or the Special Committee intends to take such an action and specifying the material facts underlying such determination that an intervening event has occurred and the reason for the adverse recommendation change, (ii) unless during such four business day period, AMRI shall negotiate with Parent to amend the merger agreement, limited guarantee, equity commitment letter, and debt commitment letter in such a manner that permits AMRI to maintain AMRI recommendation and not make an adverse recommendation change, and (iii) unless, by the expiration of such four business day period, our board or the Special Committee determines in good faith (after consultation with the Special Committee’s financial advisor or another independent financial advisor of nationally recognized reputation and outside legal counsel) that the failure to effect an adverse recommendation change would be reasonably likely to be inconsistent with fiduciary duties under applicable law.

The merger agreement provides that none of its terms will be deemed to prohibit AMRI from taking and disclosing a positon contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of the Exchange Act, making any disclosure to AMRI stockholders if, in the good faith judgment of the board or the Special Committee, after consultation with outside legal counsel, such disclosure is required by applicable law, or making any disclosure that constitutes a stop, look, and listen communication as contemplated by Section 14d-9(f) of the Exchange Act.

Filings and Other Actions.  Pursuant to the terms of the merger agreement and in accordance with applicable law and AMRI’s governing documents, AMRI agreed to duly set a record date for, call, give notice of, and hold a special meeting of its stockholders for the purpose of considering and taking action upon the adoption of the merger agreement. Unless our board of directors will have effected an adverse recommendation change, the board will make the recommendation that AMRI stockholders vote to adopt the merger agreement and approve the transactions contemplated thereby.

Notice of Certain Events.  AMRI and Parent each will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of (i) the occurrence or existence of any fact, event or circumstance that has or would reasonably be expected to have a Company material adverse effect with respect to AMRI or a Parent material adverse effect with respect to Parent or Merger Sub, (ii) the occurrence or existence of any fact, event or circumstance reasonably likely to result in any of the closing conditions of the merger agreement not being satisfied prior to the end date or (iii) any notice or other communication received by AMRI from a person alleging the consent of such person is or may be required in connection with the merger.

Employee Matters.  For a period of 12 months after the completion of the merger, Parent will cause AMRI, as the surviving corporation in the merger, to provide continuing employees with (1) base salary or base hourly rate and certain cash incentive compensation target opportunities (excluding specified performance goals for any cash incentive compensation in respect of any calendar year after 2017) in an amount at least equal to the level that was provided to each such continuing employee immediately prior to the closing date of the merger, and (2) employee benefits (other than equity awards) that are substantially comparable in the aggregate to those provided to each such continuing employee immediately prior to the closing date of the merger. In addition, Parent will honor AMRI’s annual cash incentive bonus for the 2017 calendar year which shall be paid consistent with AMRI’s prior bonus payment timings and no later than March 15, 2018. Furthermore, Parent will assume and honor the terms of certain severance agreements and provide the severance payments and benefits required thereunder to any employee in accordance with the terms and conditions of such agreements, and for a period of 12 months after the completion of the merger, also honor the terms of any severance policies generally applicable to employees. Until the closing date of the merger, AMRI may, subject to Parent’s consent, and the Parent and AMRI will work in good faith to, implement changes to AMRI’s 2017 cash incentive bonus plan for VP and director level employees to be effective as of the closing date of the merger, which changes will be designed to facilitate the retention of such employees.

After the completion of the merger, Parent shall use reasonable best efforts to cause all parent benefit plans to (i) waive limitations related to pre-existing conditions, waiting periods, physical examinations, and exclusions with respect to participation and coverage to the same extent that such limitations and exclusions would not have applied or would have been waived if the continuing employee was a participant immediately prior to his participation in the Parent benefit plan, but, with respect to long-term disability and life insurance, solely to the extent permitted under the terms of Parent’s applicable insurance contracts in effect as of the closing date of the merger, and (ii) provide each continuing employee and eligible dependents with credit for co-payments and deductibles paid in the calendar year that, and prior to the date that, such continuing employee commences participation in such Parent benefit plan in satisfying any applicable co-payment or deductible requirements under such Parent benefit plan for the applicable calendar year, to the extent such expenses were recognized under the comparable AMRI employee plan.

After the completion of the merger, Parent shall honor, and shall cause the surviving corporation and their respective subsidiaries to honor, in accordance with its terms, (i) certain existing (as of immediately prior to the effective time) employment, change in control, retention, severance, and termination protection plans, policies or agreements of or between AMRI or any of its subsidiaries and certain current or former officers, directors or employees of that company, (ii) all obligations in effect as of the effective time under certain transaction bonus agreements, (iii) all obligations in effect as of the effective time under any bonus or bonus deferral plans, programs or agreements of AMRI or its subsidiaries, and (iv) all vested and accrued benefits under any AMRI employee plan.

After the completion of the merger, Parent will cause AMRI, as the surviving corporation in the merger, to recognize (but not for benefit accruals under any defined benefit pension plan) the service of each such continuing employee for purposes of eligibility to participate, certain levels of benefits and vesting under such compensation, retirement, vacation, fringe, or other welfare benefit plan, program or arrangement, of Parent, the surviving corporation, or any subsidiaries in which the continuing employee is or becomes eligible to participate, but solely to the extent service was credited to such continuing employee under a comparable AMRI employee plan prior to the closing date of the merger and would not result in a duplication of benefits. Parent shall assume all vacation balances of the continuing employees and all cost and notice obligations relating to terminations of non-continuing employees.

Efforts to Complete the Merger.  AMRI and the Parent must each use its reasonable best efforts to take all actions necessary, proper, or advisable in order to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable. Each of AMRI and Parent (and their respective affiliates, if applicable) will:

•	promptly, but in no event later than five business days, prepare and file any and all notices, reports, and other documents required to be filed by such party under the HSR Act with respect to the merger and the other transactions contemplated by the merger agreement and use reasonable best efforts to promptly secure the expiration or termination of any applicable waiting periods under the HSR Act;
•	promptly make all filings, and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances, and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable antitrust laws;
•	use reasonable best efforts to deliver required notices to, and obtain required consents or waivers from, third parties;
•	as promptly as reasonably practicable provide such information as may reasonably be requested by the U.S. Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”) under the HSR Act or by any other governmental authority in connection with the merger and the other transactions contemplated by the merger agreement, as well as any information required to be submitted to comply with a request for additional information in order to commence or end a statutory waiting period;

•	use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the merger and the other transactions contemplated by the merger agreement;
•	promptly take, and cause its subsidiaries to take, all reasonable actions and steps requested or required by any governmental authority as a condition to granting any consent, permit, authorization, waiver, clearance, and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, as the FTC and the DOJ, or other governmental authorities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required with respect to the merger and the other transactions contemplated by the merger agreement; and
•	use reasonable best efforts to take any action to resolve any proceeding that may be commenced challenging the merger or the transactions contemplated by the merger agreement and use reasonable best efforts to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the merger and the other transactions contemplated by the merger agreement.

Parent also agrees to take promptly any and all steps necessary to avoid, eliminate, or resolve each and every impediment and obtain all clearances, consents, approvals, and waivers under antitrust laws that may be required by any governmental authority, so as to enable the consummation of the merger and the other transactions contemplated by the merger agreement on a timely basis (and in any event no later than three business days prior to the end date), including (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale, license, transfer, assignment or other disposition of assets or businesses of Parent or AMRI or their respective subsidiaries, (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Parent or AMRI or their respective subsidiaries, and (iii) creating or consenting to create any relationships, ventures, contractual rights, obligations, behavioral undertakings or other arrangements of Parent or AMRI or their respective subsidiaries (and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or file appropriate applications with any governmental authority in connection with any of the foregoing and in the case of actions by or with respect to AMRI or its subsidiaries or its or their businesses or assets, by consenting to such action by AMRI; provided, however, that any such action may, at the discretion of Parent or AMRI, be conditioned upon consummation of the merger and the other transactions contemplated by the merger agreement) (each a “divestiture action”) as may be necessary or required, to avoid the entry of, or to effect the dissolution of or vacate or lift, any order that would otherwise have the effect of preventing consummation of the merger and the other transactions contemplated by the merger agreement, and to ensure that no governmental authority with the authority to clear, authorize or otherwise approve consummation of the merger and the other transactions contemplated by the merger agreement, fails to do so on a timely basis and in any event no later than three business days prior to the end date. Parent and AMRI shall cooperate in any proposal, negotiation, or offer to commit and to effect, by consent decree, hold separate order or otherwise, any and all divestiture actions or otherwise to offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any divestiture action as may be required to resolve any governmental authority’s objections to the merger and the other transactions contemplated by the merger agreement.

Parent and Merger Sub will not, and will cause their subsidiaries not to, acquire or agree to acquire any rights, assets, business, person, or division thereof (through acquisition, license, joint venture, collaboration or otherwise) if such acquisition or agreement would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under antitrust laws with respect to the merger or any other transactions contemplated by the merger agreement.

Indemnification of Directors and Officers; Insurance.  For a period of six years following the effective time, the surviving corporation will maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the effective time covering such persons covered by AMRI’s officers’ and director’s liability insurance policy, in an amount and coverage no less favorable than the policy in effect on the date of the merger agreement. Neither Parent nor the surviving corporation will be required to pay annual premiums in excess of 300% of the amount per annum AMRI paid in its last full fiscal year prior to the date of the merger agreement (the “current premium”) and if such premium exceeds 300% of the current premium, the surviving corporation shall use good faith judgment to provide maximum coverage available at an annual premium equal to 300% of the current premium. The preceding sentences will be deemed to be satisfied if prepaid “tail” or “runoff” policies are obtained by AMRI prior to the effective time, which policies cover such persons for an aggregate period of six years with respect to claims arising from facts or events occurring on or before the effective date, provided such premium does not exceed 300% of the current premium. Further, each of Parent and the surviving corporation will, (i) indemnify and hold harmless each present and former director and officer of AMRI or of a subsidiary and additional individuals as set forth in the merger agreement against any costs or expenses (including attorneys’ fees), judgments, fines, penalties, or liabilities in connection with any proceeding such indemnified party may be involved or threatened with by reason of such indemnified party being or having been a director or officer or employee or agent of AMRI or subsidiary or arising out of such indemnified party’s service in connection with any other corporation or organization where such party serves as a director, officer, employee, agent, trustee or fiduciary at the request of AMRI to the fullest extent permitted by applicable law, and (ii) fulfill and honor all obligations of AMRI under indemnification agreements in effect as of the date of the merger agreement or any indemnification provisions or exculpation provision in AMRI’s certificate of incorporation or bylaws in effect as of the date of the merger agreement. If Parent fails to comply with these obligations and an indemnified party commences a suit which result in a final, non-appealable determination, Parent shall pay indemnified party his or her costs and expenses (including reasonably attorney’s fees and disbursements) in connection with such suit with interest thereon.

Financing.  Parent and Merger Sub will use reasonable best efforts to obtain the proceeds of the financing on the terms and conditions described in the commitment letters, including:

•	maintaining in effect the commitment letters in accordance with their terms;
•	promptly negotiating and entering into definitive agreements on the terms and conditions (including, if required, utilizing the “flex” provisions) contained in the financing commitments;
•	on a timely basis, preparing the necessary offering circulars, private placement memoranda, or other offering documents, rating agency materials and other marketing materials with respect to the debt financing and commencing the marketing and/or syndication activities contemplated by the commitment letter; and
•	satisfying (or obtaining the waiver of) on a timely basis all conditions in the commitment letters and the definitive agreements and complying in all material respects with its obligations under the commitment letters.

AMRI will use its reasonable best efforts to provide, and to cause each of its subsidiaries and their representatives to use their reasonable best efforts to provide, to Parent and Merger Sub, at Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the arrangement of the financing subject to certain exceptions as detailed in the merger agreement.

Other Covenants.  The merger agreement contains additional agreements between AMRI, Parent, and Merger Sub relating to, among other matters:

•	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to this proxy statement);
•	anti-takeover statutes or regulations that become applicable to the transactions contemplated by the merger agreement;
•	causing the Merger Sub to perform its obligations under the merger agreement and to consummate the merger;
•	causing Parent and Merger Sub to vote any shares of AMRI common stock beneficially owned by it or any of its subsidiaries in favor of the adoption of the merger agreement;

•	notifying Parent in writing and keep Parent reasonably informed of the status of any stockholder litigation and prevent AMRI from settling any stockholder litigation without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed;
•	the coordination of press releases and other public announcements or filings relating to the transactions contemplated by the merger agreement;
•	authorizing the surviving corporation to execute and deliver any deed, bill of sale, assignment or assurance and to take and do, in the name and on behalf of AMRI or Merger Sub, any other actions to vest, perfect, or confirm of record in the surviving corporation any and all right, title, and interest in, to, and under any of the rights, properties or assets of AMRI acquired or to be acquired by the surviving corporation as a result of, or in connection with, the merger;
•	actions to cause the disposition of equity securities of AMRI held by each individual who is subject to the reporting requirements of Section 16 of the Exchange Act with respect to AMRI to be exempt pursuant to Rule 16b-3 under the Exchange Act, to the extent permitted by applicable law;
•	causing the resignation of all directors and officers of AMRI as of the effective time;
•	causing the Merger Sub to not expend any funds other than in connection with the merger and cause Parent not to declare, set aside, make or pay any dividend other than with respect to any of its capital stock;
•	the treatment of certain outstanding debt of AMRI;
•	the de-listing of our common stock from the Nasdaq and the deregistration under the Exchange Act;
•	causing AMRI to provide invoices for all transaction expenses as of the effective time;
•	delivering to Parent at closing a certification from AMRI pursuant to Treasury Regulations Section 1.1445-2(c) that meets the requirements of Treasury Regulations Section 1.897-2(h) in form reasonably acceptable to Parent along with written authorization to deliver such notice to the Internal Revenue Service on behalf of AMRI upon closing; provided, that the only remedy of Parent and Merger Sub for AMRI’s failure to provide such certification or notice shall be to make any applicable withholding; and
•	cause AMRI to provide a written notice setting forth, as of the close of business on the business day immediately preceding the effective date of the merger, AMRI’s good faith estimate of the aggregate cash balances held by AMRI and its subsidiaries.

Conditions to the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by the required vote of AMRI stockholders;
•	the absence of any order, injunction or other judgment, decree, ruling or settlement agreement issued by any governmental authority, or law that prohibits or makes illegal the consummation of the merger; and
•	the expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act and receipt of all approvals or the expiration of all applicable waiting periods required under other applicable antitrust laws.

The respective obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of AMRI made in the merger agreement will be true and correct as of the closing date of the merger (other than those representations and warranties that were made only as of a specified date, which need only be accurate as of such specified date), except that, subject to certain exceptions for representations and warranties regarding corporate existence and power, corporate authorization and brokers’ fees (which will be true and correct in all material respects), capitalization (which will be true and correct in all respects except for de minimis inaccuracies) and absence of certain changes (which will be true and correct), any inaccuracies in AMRI’s representations and warranties will be disregarded if such inaccuracies (disregarding materiality and material adverse effect qualifiers in the related representations and warranties) have not had and would not reasonably be expected to have a material adverse effect on AMRI;
•	AMRI’s performance in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time; and
•	since the date of the merger agreement, there will not have occurred any change, event, circumstance, occurrence, condition, state of facts or effect that, individually or in the aggregate, (1) has had or would reasonably be expected to have a material adverse effect on AMRI and its subsidiaries, taken as a whole, or (2) would reasonably be expected to prevent, materially delay, interfere with or impair AMRI from consummating the merger.

The obligation of AMRI to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub made in the merger agreement will be true and correct in all material respects as of the closing date of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date), except where any failure to be so true and correct would not prevent the merger or prevent or materially delay the consummation of the merger or the ability of Parent and Merger Sub to fully perform their obligations under the merger agreement; and
•	the performance in all material respects by Parent and Merger Sub of all obligations required to be performed by them under the merger agreement at or prior to the effective time.

In addition, as a condition to closing, each of AMRI and Parent will receive a certificate executed by the chief executive officer or chief financial officer of the other, certifying that the forgoing closing conditions of such party have been satisfied.

None of AMRI, Parent or Merger Sub may rely, either as a basis for not consummating the merger or terminating the merger agreement and abandoning the merger, on the failure of any condition set forth above to be satisfied if such failure was caused by such party’s intentional and material breach of any provision of the merger agreement.

Termination

AMRI and Parent may terminate the merger agreement by mutual written consent at any time before the effective time. In addition, either AMRI or Parent may terminate the merger agreement if:

•	the merger shall not have been consummated on or before December 5, 2017;
•	any governmental authority of competent jurisdiction has issued a final and non-appealable injunction or similar order or enacted any law permanently enjoining or otherwise prohibiting the completion of the merger; or
•	if AMRI stockholders fail to adopt the merger agreement and approve the transactions contemplated thereby at the special meeting or any adjournments or postponements thereof.

AMRI may also terminate the merger agreement:

•	if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured;
•	at any time prior to the adoption of the merger agreement by AMRI stockholders, if (1) AMRI’s board has authorized AMRI to enter into an alternative acquisition agreement with respect to a superior proposal, (2) concurrently with such termination, AMRI enters into an alternative acquisition agreement with respect to such superior proposal, and (3) AMRI has paid the related termination fee to Parent; or

•	if (1) all conditions to Parent’s obligation to complete the closing (other than those conditions that are to be satisfied by action taken at the closing) have been satisfied or waived, (2) AMRI has irrevocably notified Parent in writing that all conditions to AMRI’s obligation to complete the closing have been satisfied or waived and AMRI is ready, willing and able to consummate the merger, and (3) Parent and Merger Sub fail to consummate the Merger within three business days of the later of the date upon which closing should have occurred pursuant to the terms of the merger agreement and delivery by AMRI to Parent of the previously described notice.

Parent may also terminate the merger agreement:

•	if AMRI has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured;
•	in the event of (1) an adverse recommendation change by the AMRI board prior the approval of the merger agreement by AMRI stockholders, (2) the failure of the board of AMRI to include a recommendation for approval of the merger agreement in its proxy statement for the special meeting of AMRI stockholders or (3) AMRI’s entry into an alternative acquisition agreement prior to the effective time;
•	in the event that, following a publicly announced acquisition proposal by a third party, AMRI’s board fails to publicly reaffirm its recommendation prior to the earlier of (x) seven business days following AMRI’s receipt of Parent’s written request or (y) two business days prior to the stockholder meeting; or
•	if AMRI has materially breached or failed to perform in any material respect any of its obligations with respect to the no-shop/no solicitation provisions under the merger agreement (other than any materially cured breaches).

Termination Fees

Company Termination Fee.  AMRI will be required to pay a termination fee to Parent in an amount in cash equal to $35 million upon the termination of the merger agreement:

•	by AMRI, to enter into an alternative acquisition agreement with respect to a superior proposal;
•	by Parent, if AMRI has willfully and materially breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured upon reaching the end date;
•	by Parent, (1) in the event of an adverse recommendation change; (2) the failure of the board of AMRI to include a recommendation for approval of the merger agreement in its proxy statement for the special meeting of AMRI stockholders; (3) if following a publicly announced acquisition proposal by a third party, AMRI’s board fails to publicy reaffirm its recommendation; (4) if AMRI enters into an agreement relating to an acquisition proposal; or (5) if AMRI has materially breached or failed to perform in any material respect any of its obligations with respect to the no-shop/no solicitation provisions under the merger agreement (other than any materially cured breaches); or
•	by Parent or AMRI because of a failure to receive AMRI stockholder approval, or a breach by AMRI of any of its representations, warranties, covenants, or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured upon reaching the end date, and (1) an acquisition proposal is made to the AMRI stockholders generally or is publicly disclosed, in each case before receipt of the AMRI stockholder approval and not withdrawn and (2) within 12 months after the date of termination, AMRI enters into a definitive acquisition agreement with respect to such acquisition proposal (with each reference to 20% in the definition of acquisition proposal being replaced with 50%).

In the event that AMRI is obligated to pay the termination fee (other than in the case of a willful and material breach of by AMRI), the receipt of the termination fee by Parent shall be liquidated damages and AMRI shall not have any further liability to Parent, Merger Sub or any of their affiliates relating to or arising out of the merger agreement or the failure to complete the merger.

Parent Termination Fee.  Parent will be required to pay to AMRI a reverse termination fee of $70 million in cash in the event that AMRI has terminated the merger agreement due to (1) a willful and material breach or failure by Parent or Merger Sub to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement which would result in the failure to satisfy a closing condition and such breach has not been timely cured; or (2) the merger not being completed within three business days following the date the closing should have occurred pursuant to the merger agreement, and at the time of such termination, all conditions to Parent’s obligation to consummate the closing (other than those conditions that are to be satisfied by action taken at the closing) have been satisfied and AMRI is ready, willing, and able to complete the merger on such date. Upon payment of the termination fee, plus any expense reimbursement, indemnification and collection payment obligations under the merger agreement, none of Parent, Merger Sub, and certain related parties will have any further liability or obligation to AMRI relating to or arising out of the merger agreement or the failure to complete the merger.

Reimbursement of Expenses

If AMRI fails to pay the company termination fee, as described above, and Parent and/or Merger Sub commence a suit which results in a final, non-appealable judgment against AMRI for the company termination fee, AMRI shall be required to reimburse Parent and/or Merger Sub for all reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with the suit together with interest on the company termination fee.

If Parent fails to pay the parent termination fee, as described above, and/or any parent expenses, and AMRI commences a suit which results in a final, non-appealable judgment against Parent for the parent termination fee and/or parent expenses, Parent shall be required to reimburse AMRI for all reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with the suit together with interest on the parent termination fee and/or parent expenses.

Parent is required to reimburse AMRI for all reasonable out-of-pocket expenses incurred by AMRI, or any of its subsidiaries or representatives, in connection with their (1) cooperation in providing certain information at the request of Parent in connection with the debt financing, and (2) actions taken upon the written request of Parent with respect to AMRI’s note hedge instruments and warrants.

Specific Performance

In the event of a breach or threatened breach of any covenant or obligation in the merger agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and an injunction restraining such breach or threatened breach.

AMRI will be entitled to seek specific performance of Parent’s obligation to cause the equity financing to be funded and to effect the closing if and only if:

•	all conditions applicable to Parent’s and Merger Sub’s obligations have been and continue to be satisfied or waived;
•	Parent and Merger Sub have failed to consummate the merger by the date required in the merger agreement;
•	the debt financing has been funded or will be funded at the closing if the equity financing is funded at the closing; and
•	AMRI has irrevocably confirmed to Parent that all conditions applicable to AMRI’s obligations have been satisfied or waived and AMRI is ready, willing, and able to consummate the merger.

AMRI’s right to seek specific performance will not waive its right to seek any other form of relief that may be available under the merger agreement for breach of a provision of the merger agreement and AMRI shall not be required to institute a proceeding for specific performance as a condition to exercising a termination right.

The maximum aggregate liability of AMRI in connection with the merger agreement is limited to $70 million and, except for the specific performance remedy discussed above, (i) the payment of the company termination fee and parent recovery costs, if applicable, and (ii) liability for damages from AMRI’s willful and material breach of the agreement shall be the sole remedies of Parent, Merger Sub, and their affiliates against AMRI.

Amendments; Waiver

At any time prior to the effective time, the merger agreement may be amended or waived by the parties, if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is effective, whether before or after the AMRI stockholder approval has been obtained; however, no amendment may be made that requires further approval of the AMRI stockholders under applicable law without obtaining such further approval.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER SPECIFIED COMPENSATION (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the related SEC rules, AMRI is required to submit a proposal to AMRI stockholders for a non-binding, advisory vote to approve the potential payment by AMRI of specified compensation to the named executive officers of AMRI that is based on or otherwise relates to the merger. This proposal, commonly known as “say-on-golden parachute”, gives AMRI stockholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the named executive officers may be entitled to receive from AMRI that is based on or otherwise relates to the merger. This specified compensation is summarized in the table under “The Merger (Proposal 1) — Interests of AMRI’s Directors and Executive Officers in the Merger — “Golden Parachute” Compensation for AMRI’s Named Executive Officers,” including the footnotes to the table.

Our board encourages you to review carefully the named executive officer specified compensation information disclosed in this proxy statement.

Our board unanimously recommends that AMRI stockholders approve the following resolution:

“RESOLVED, that the stockholders of Albany Molecular Research, Inc. hereby approve, on a non-binding, advisory basis, specified compensation to be paid or which may become payable by AMRI to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the “golden parachute compensation” table and the footnotes to that table.”

The vote on the named executive officer specified compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement and approve the transactions contemplated thereby. Accordingly, you may vote to approve the adoption of the merger agreement and vote not to approve the named executive officer specified compensation proposal and vice versa. Because the vote on the named executive officer specified compensation proposal is advisory only, it will not be binding on either AMRI or Parent. As a result, if the merger is completed, the specified compensation will be payable, subject only to the conditions applicable to such payment, regardless of the outcome of the non-binding, advisory vote of AMRI stockholders.

The above resolution approving specified compensation of AMRI’s named executive officers on an advisory basis will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on such proposal at the special meeting. Under our bylaws, abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the voting results for this proposal.

The board unanimously recommends a vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to our named executive officers in connection with the merger.

VOTE ON ADJOURNMENT (PROPOSAL 3)

AMRI is asking its stockholders to approve a proposal for one or more adjournments of the special meeting, if necessary, to solicit additional proxies if we have not obtained sufficient affirmative stockholder votes to adopt the merger agreement and approve the transactions contemplated thereby. If, at the special meeting, the number of shares of AMRI common stock present in person or by proxy and voting in favor of the proposal to adopt the merger agreement and approve the transactions contemplated thereby is not sufficient to approve that proposal, we may move to adjourn the special meeting in order to enable our directors, officers, and employees to solicit additional proxies for the adoption of the merger agreement. In that event, we will ask AMRI stockholders to vote only upon the adjournment proposal, and not the merger agreement proposal. If AMRI stockholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies.

The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the merger agreement and approve the transactions contemplated thereby. AMRI retains full authority to the extent set forth in its bylaws and Delaware law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any AMRI stockholder.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on such proposal at the special meeting. Under our bylaws, abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the voting results for this proposal.

The board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF AMRI’S COMMON STOCK

Our common stock is traded on the Nasdaq under the symbol “AMRI.” The following table sets forth during the periods indicated the high and low sales prices of our common stock:

	Market Price
	High	Low
2017
First Quarter	$19.35	$13.01
Second Quarter	$22.17	$13.22
2016
First Quarter	$19.65	$13.71
Second Quarter	$16.42	$12.45
Third Quarter	$16.64	$13.16
Fourth Quarter	$18.99	$14.27
2015
First Quarter	$19.35	$14.34
Second Quarter	$21.12	$16.96
Third Quarter	$22.48	$17.00
Fourth Quarter	$20.65	$16.75

The closing sale price of our common stock on June 5, 2017, which was the last trading day before the merger was publicly announced, was $19.77 per share. The closing sale price of our common stock on April 5, 2017 (the last trading day prior to public rumors in the press regarding a potential sale) was $13.37 per share. On June 26, 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock was $21.71 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of AMRI’s common stock as of June 26, 2017, the most recent practicable date, at which time there were 42,962,356 shares of AMRI common stock issued and outstanding of (i) each person known by AMRI to beneficially own five percent or more of the outstanding shares of AMRI’s common stock, (ii) the directors and named executive officers of AMRI, and (iii) all directors and executive officers of AMRI as a group. Unless otherwise indicated below, to the knowledge of AMRI, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent(2)
Named Executive Officers
William S. Marth(3)	421,694	*
Felicia I. Ladin(4)	84,809	*
Lori M. Henderson(5)	200,127	*
Steven R. Hagen, Ph.D.(6)	67,682	*
George Svokos(7)	227,417	*
Directors
Thomas E. D’Ambra, Ph.D.(8)	2,594,909	6.0%
David H. Deming(9)	3,036	*
Gerardo Gutiérrez(10)	2,209,394	5.1%
Kenneth P. Hagen(11)	3,036	*
Anthony J. Maddaluna(12)	13,948	*
Fernando Napolitano(13)	—	*
Kevin O’Connor(14)	137,462	*
All executive officers and directors as a group (fifteen persons)	6,086,941	13.9%
Five Percent Stockholders
3-Gutinver, S.L.(15)	2,200,000	5.1%
Bessemer Trust Company of Delaware N.A.(16)	3,873,289	9.0%
BlackRock, Inc.(17)	3,775,666	8.8%
Constance M. D’Ambra(18)	2,350,318	5.5%
Lauro Cinquantasette S.p.A.(19)	7,051,295	16.4%
Permian Investment Partners, L.P.(20)	3,338,892	7.8%
Vaughan Nelson Investment Management, L.P.(21)	2,216,175	5.2%

*	Less than 1%
(1)	The address of all listed named executive officers and directors is c/o Albany Molecular Research, Inc., 26 Corporate Circle, Albany, New York 12203.
(2)	All percentages have been determined as of the most recent practicable date in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes voting and/or investment power with respect to AMRI’s shares of common stock. Unless otherwise indicated, to the knowledge of AMRI, the named person possesses sole voting and investment power with respect to their shares. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which such person has the right to acquire within 60 days after June 26, 2017. For purposes of computing the percentage of outstanding shares of AMRI’s common stock held by each person or group of persons named above, any shares of common stock which such person or persons has or have the right to acquire within 60 days after June 26, 2017 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of June 26, 2017, a total of 42,962,356 shares of common stock were issued and outstanding.
(3)	Mr. Marth’s beneficial ownership includes 13,625 shares subject to options which are or become exercisable within 60 days of June 26, 2017. The beneficial ownership does not include 112,935 shares represented by outstanding restricted stock units.
(4)	Ms. Ladin’s beneficial ownership includes 54,942 shares subject to options which are or become exercisable within 60 days of June 26, 2017. The beneficial ownership does not include 28,708 shares represented by outstanding restricted stock units.
(5)	Ms. Henderson’s beneficial ownership includes 164,965 shares subject to options which are or become exercisable within 60 days of June 26, 2017. The beneficial ownership does not include 26,833 shares represented by outstanding restricted stock units.

(6)	Dr. Hagen’s beneficial ownership includes 46,363 shares subject to options which are or become exercisable within 60 days of June 26, 2017. The beneficial ownership does not include 19,198 shares represented by outstanding restricted stock units.
(7)	Mr. Svokos’s beneficial ownership includes 141,952 shares subject to options which are or become exercisable within 60 days of June 26, 2017. The beneficial ownership does not include 36,297 shares represented by outstanding restricted stock units.
(8)	Includes 2,350,318 shares owned jointly by Dr. and Mrs. D’Ambra, as to which shares Dr. and Mrs. D’Ambra share voting and investment power. Excludes shares held by the Bessemer Trust Company of Delaware N.A. (“Bessemer”), as to which shares Dr. D’Ambra does not have or share the power to vote or dispose. Dr. and Mrs. D’Ambra may be deemed to beneficially own additional shares, which are held by the Thomas D’Ambra SLAT Trust (the “Trust Shares”). The trustee of the Thomas D’Ambra SLAT trust is Dr. and Mrs. D’Ambra’s son, Geoffrey D’Ambra. Dr. D’Ambra disclaims beneficial ownership of the Trust Shares, and this report shall not be deemed an admission that he is the beneficial owner of the Trust Shares, except to the extent of his pecuniary interest, if any, in the Trust Shares. Dr. D’Ambra’s beneficial ownership includes 120,622 shares subject to options which are or become exercisable within 60 days of June 26, 2017. The beneficial ownership does not include 3,802 shares represented by outstanding restricted stock units.
(9)	Mr. Deming’s beneficial ownership does not include 3,802 shares represented by outstanding restricted stock units.
(10)	2,200,000 of these shares are held directly by 3-Gutinver, S.L., a company organized and existing under the laws of Spain. Mr. Gutiérrez is the sole administrator of 3-Gutinver, S.L. and may be deemed to beneficially hold these securities in such capacity. Mr. Gutiérrez disclaims beneficial ownership of these securities, and this report shall not be deemed and admission that the he is the beneficial owner of such securities except to the extent of his pecuniary interest in such securities, if any. Mr. Gutiérrez’s beneficial ownership includes 6,540 shares subject to options which are or become exercisable within 60 days of June 26, 2017. Mr. Gutiérrez’s beneficial ownership does not include 3,802 shares represented by outstanding restricted stock units.
(11)	Mr. Hagen’s beneficial ownership does not include 3,802 shares represented by outstanding restricted stock units.
(12)	Mr. Maddaluna’s beneficial ownership includes 6,540 shares subject to options which are or become exercisable within 60 days of June 26, 2017. Mr. Maddaluna’s beneficial ownership does not include 3,802 shares represented by outstanding restricted stock units.
(13)	Mr. Napolitano was appointed to the Board of Directors effective July 12, 2016. Mr. Napolitano’s beneficial ownership does not include 3,802 shares represented by outstanding restricted stock units.
(14)	Mr. O’Connor’s beneficial ownership includes 87,989 shares subject to options which are or become exercisable within 60 days of June 26, 2017. Mr. O’Connor’s beneficial ownership does not include 3,802 shares represented by outstanding restricted stock units.
(15)	Based on information set forth in Schedule 13D/A filed jointly under the Exchange Act on July 18, 2016 by 3-Gutinver, S.L. and Luis Gerardo Gutiérrez Fuentes (“Gerardo Gutiérrez”). 3-Gutinver, S.L. directly owns 2,200,000 shares. 3-Gutinver, S.L. has sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, all such 2,200,000 shares. Gerardo Gutiérrez, as the sole administrator of 3-Gutinver, S.L. has the ability to direct the management of 3-Gutinver S.L.’s business, including the power to vote and dispose of securities held by 3-Gutinver, S.L.; therefore, Gerardo Gutiérrez may be deemed to have indirect beneficial ownership of the 2,200,000 shares held by 3-Gutinver and may be deemed to have shared voting and investment power over these shares. The address for 3-Gutinver, S.L. is Parque Tecnológico, Parcela 113, 47151-Boecillo (Valladolid), Spain.
(16)	Based on information set forth in Schedule 13D filed under the Exchange Act on July 20, 2017 by Bessemer Trust Company of Delaware N.A. (“Bessemer”). Includes (i) 1,291,095.67 shares held by the BTDEL TTEE of Thomas D’Ambra Family Trust I UAD 2/26/97 FBO Abigail D’Ambra, (ii) 1,291,096.67 shares held by the BTDEL TTEE of Thomas D’Ambra Family Trust I UAD 2/26/97 FBO Geoffrey D’Ambra, and (iii) 1,291,096.66 shares held by the BTDEL TTEE of Thomas D’Ambra Family Trust I UAD 2/26/97 FBO Agatha D’Ambra. Bessemer, as the trustee of each of the above trusts, has sole voting and dispositive power over the shares, subject to the direction of David D’Ambra. David D’Ambra, as special holding direction advisor to the trusts, has the authority to direct the trustee in the exercise of all powers with respect to the shares, including investment decisions. Bessemer and David

D’Ambra disclaim any pecuniary interest in the shares held by the above three trusts. The address is 1007 North Orange Street, Suite 1450, Wilmington, DE 19801.
(17)	Based on information set forth in Schedule 13G/A filed under the Exchange Act on January 19, 2017 by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(18)	Includes shares jointly owned with her spouse, Dr. Thomas E. D’Ambra. Dr. and Mrs. D’Ambra may be deemed to beneficially own additional shares, which are held by the Thomas D’Ambra SLAT Trust (the “Trust Shares”). The trustee of the Thomas D’Ambra SLAT trust is Dr. and Mrs. D’Ambra’s son, Geoffrey D’Ambra. Mrs. D’Ambra disclaims beneficial ownership of the Trust Shares, except to the extent of her pecuniary interest, if any, in the Trust Shares. The address for Mrs. D’Ambra is c/o Albany Molecular Research, Inc. 26 Corporate Circle, Albany, New York 12203.
(19)	Based on information set forth in Schedule 13D/A filed jointly under the Exchange Act on October 12, 2016 by Lauro Cinquantasette S.p.A. (“Lauro 57”), Lauro Quarantotto S.p.A. (“Lauro 48”), Clessidra S.G.R. S.p.A. (“Clessidra”), Mandarin Capital Partners Secondary S.C.A. SICAR (“MCPS”), and Mandarin Capital Management Secondary S.A. (“MCMS”). Lauro 57, Lauro 48, Clessidra, MCPS, and MCMS each reported shared voting and dispositive power of 7,051,295 shares of common stock. Lauro 48, a wholly owned subsidiary of Clessidra, owns 41.34% of Lauro 57. MCPS owns 24.57% of Lauro 57. MCMS is the general partner of MCPS and makes all investment decisions on behalf of MCPS. The address of Lauro 57, Lauro 48 and Clessidra is Via del Lauro, 7, 20121 Milano Italy. The address of MCPS and MCMS is 10, Rue Antoine Jans, L-1820 Luxembourg.
(20)	Based on information set forth in Schedule 13G/A filed under the Exchange Act on February 14, 2017 by Permian Investment Partners, LP (“Permian”). The shares reported are held by Permian Master Fund, LP and accounts (collectively, the “Fund and Accounts”) which are managed by Permian. Permian, in its capacity as the investment manager of each of the Fund and Accounts, has the sole power to vote and the sole power to direct the disposition of all shares held by the Fund and Accounts. HTC Partners, LLC serves as the general partner of Permian. Scott Hendrickson and Alex Duran serve as the managers of HTC Partners, LLC. Permian disclaims beneficial ownership of such securities, except to the extent of its pecuniary interest, if any, in such securities. The address of Permian is 295 Madison Avenue, New York, NY 10017.
(21)	Based on information set forth in the Schedule 13G/A filed jointly under the Exchange Act on February 14, 2017 by Vaughan Nelson Investment Management, L.P. (“Vaughan Nelson”) and Vaughan Nelson Investment Management, Inc. (“General Partner”). General Partner is the general partner of Vaughan Nelson. Both Vaughan Nelson and General Partner disclaim beneficial ownership of the shares, except to the extent of its pecuniary interest therein, if any. The address for Vaughan Nelson and General Partner is 600 Travis Street, Suite 6300, Houston, Texas 77002.

APPRAISAL RIGHTS

The following discussion summarizes the material terms of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, referred to as “Section 262,” which is attached to this proxy statement as Annex C. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, record holders of shares of common stock who do not vote in favor of the adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder of record for notice of the meeting with respect to shares for which appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex C.

ANY HOLDER OF COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX C BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF COMMON STOCK, AMRI BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

If a holder of common stock loses his, her or its appraisal rights by failing to timely comply with the procedures of Section 262 or otherwise, such holder of common stock will be entitled to receive the merger consideration described in the merger agreement.

Filing Written Demand

Any holder of common stock wishing to exercise appraisal rights must, before the vote on the adoption of the merger agreement at the special meeting, deliver to AMRI a written demand for the appraisal of the stockholder’s shares. A holder of common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger. The holder will lose appraisal rights if the holder transfers the shares before the effective time. The holder must not vote in favor of the adoption of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will effectively constitute a waiver of the stockholder’s right of appraisal and will effectively nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement and approve the transactions contemplated thereby, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement; however, a holder of record of the AMRI common stock need not vote against the merger agreement in order to exercise the right to seek an appraisal. The demand must reasonably inform AMRI of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to deliver the written demand to AMRI prior to the taking of the vote on the adoption of the merger agreement at the special meeting will effectively constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock must be executed by or on behalf of the holder of record. The demand must set forth, fully and correctly, the registered holder’s name as it appears on the holder’s stock certificates, and must specify the holder’s mailing address and the number of shares registered in the holder’s name. The demand must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank, trust or nominee, the broker, bank, trust or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of common stock held in the name of the record owner. If a stockholder holds shares of common stock through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly in a timely manner the steps necessary to perfect appraisal rights.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to AMRI at:

Albany Molecular Research, Inc.
26 Corporate Circle
Albany, New York 12203
Attention: Secretary

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to AMRI, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of AMRI, as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If AMRI, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation

Within ten days after the effective date of the merger, AMRI, as the surviving corporation, must notify each holder of common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement, of the date on which the merger became effective.

Filing a Petition for Appraisal

Within 120 days after the effective date of the merger, but not thereafter, AMRI, as the surviving corporation, or any holder of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served upon the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all such dissenting holders. AMRI, as the surviving corporation, is under no obligation to and has no present intention to file a petition and holders should not assume that AMRI as the surviving corporation will file a petition. Accordingly, any holders of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262. Within 120 days after the effective date of the merger, any holder of common stock who has complied with the requirements of Section 262 will be entitled, upon written request, to receive from AMRI as the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by AMRI as the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from AMRI as the surviving corporation the statement described in this paragraph. If a petition for appraisal is not timely filed, then the right to appraisal will cease.

If a petition for an appraisal is timely filed by a holder of shares of common stock and a copy thereof is served upon AMRI as the surviving corporation, AMRI as the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the dissenting stockholders, the Delaware Court of Chancery will conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. If a holder fails to comply with the court’s direction, the court may dismiss the proceeds as to the holder. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Parent, Merger Sub nor AMRI anticipate offering more than the applicable merger consideration to any stockholder of AMRI exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the applicable merger consideration.

The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of common stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

Any holder of shares of common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE A COMPANY STOCKHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

LITIGATION RELATED TO THE MERGER

On July 11, 2017, a purported stockholder of AMRI filed a class action complaint in the U.S. District Court for the District of Delaware against AMRI and our board of directors, Eyre v. Albany Molecular Research Inc., et al., No. 1:17-cv-00932. The complaint alleges violations of Sections 14(a) and 20(a) of the Exchange Act, in connection with the merger. The plaintiff alleges that the preliminary proxy statement on Schedule 14A, filed by AMRI with the SEC with a filing date of July 3, 2017, omits material information regarding the Company’s financial projections, and seeks, in addition to other relief, an injunction preventing the stockholders’ vote on the merger and preventing the consummation of the merger until such information is disclosed.

On July 13, 2017, another purported stockholder of AMRI filed a separate class action complaint in the U.S. District Court for the District of Delaware against AMRI, our board of directors, Carlyle, GTCR, Parent and Merger Sub, Witmer v. Albany Molecular Research Inc., et. al., No. 1:17-cv-00942. This complaint also alleges the same claims and seeks similar relief, including that the preliminary proxy statement omits material information regarding the Company’s financial projections, potential conflicts of interest by AMRI officers, directors and Credit Suisse, and certain background of the proposed transaction.

The Company, and our board of directors, believes that the respective allegations asserted against them in the lawsuits are without merit and intend to defend against the lawsuits vigorously. Similar cases may also be filed in connection with the merger.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless AMRI has received contrary instructions from one or more of the stockholders. AMRI will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to Albany Molecular Research, Inc., 26 Corporate Circle, Albany, New York 12203, Attn: Secretary, or by calling (518) 512-2000. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting AMRI at the address and phone number set forth in the prior sentence.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of AMRI. However, if the merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

AMRI will hold an annual meeting in 2018 only if the merger has not already been completed.

Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in AMRI’s proxy statement and form of proxy for the 2018 annual meeting of stockholders must be received in writing by

AMRI by December 28, 2017. Such proposals must also comply with the requirements as to form and substance established by the Securities and Exchange Commission if such proposals are to be included in the proxy statement. Any such proposals should be mailed to: Albany Molecular Research, Inc., 26 Corporate Circle, Albany, New York 12203, Attention: Secretary.

Stockholder proposals (including recommendations of nominees for election to our board) intended to be presented at the 2018 annual meeting of stockholders, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be delivered to, or mailed and received at, Albany Molecular Research, Inc., 26 Corporate Circle, Albany, New York 12203, not earlier than January 31, 2018 nor later than March 17, 2018; provided, however, that in the event that the annual meeting is scheduled to be held before May 1, 2018 or after July 30, 2018, notice must be so delivered not later than the close of business on the later of (i) the 75th day prior to the scheduled date of such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such meeting is first made by AMRI. The proposal must also comply with the other requirements contained in AMRI’s Amended and Restated By-laws, including supporting documentation and other information. Proxies solicited by the board of directors will confer discretionary voting authority with respect to these proposals, subject to the Securities and Exchange Commission’s rules governing the exercise of this authority.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

AMRI files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. AMRI’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

AMRI will make available a copy of its public reports, without charge, upon written request to Albany Molecular Research, Inc., 26 Corporate Circle, Albany, New York 12203, Attn: Secretary. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to AMRI. A copy of any exhibit may be obtained upon written request by a stockholder (for a fee limited to AMRI’s reasonable expenses in furnishing such exhibit) to Albany Molecular Research, Inc., 26 Corporate Circle, Albany, New York 12203, Attn: Secretary.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JULY 14, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

ALBANY MOLECULAR RESEARCH, INC.,

UIC PARENT CORPORATION

and

UIC MERGER SUB, INC.

June 5, 2017

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated June 5, 2017, is entered into by and among Albany Molecular Research, Inc., a Delaware corporation (the “Company”), UIC Parent Corporation, a Delaware corporation (“Parent”), and UIC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Boards of Directors of each of the Company (acting upon the recommendation of the Special Committee), Parent and Merger Sub have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of Carlyle and GTCR (each, a “Guarantor”) is entering into a guarantee in favor of the Company (collectively, the “Guarantees”) with respect to certain of the obligations of Parent and Merger Sub under this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to each party’s willingness to enter into this Agreement, each Guarantor is entering into an equity financing commitment letter in favor of Parent (collectively, the “Equity Commitment Letters”), pursuant to which such Guarantor has committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein; and

WHEREAS, (i) the Boards of Directors of each of the Company (acting upon the recommendation of the Special Committee), Parent and Merger Sub have (A) determined that this Agreement and the Merger are advisable and in the best interests of their respective stockholders, (B) approved the Merger on the terms and subject to the conditions set forth herein, and (C) adopted and approved this Agreement, and (ii) the Company Board has recommended that the stockholders of the Company adopt this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01 Definitions.

(a)	As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms not more favorable or less restrictive in any material respect to the counterparty thereto than the terms of either Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal).

“Acquisition Proposal” means any offer or proposal from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of the outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of the outstanding voting or equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iv) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction or (v) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Merger Consideration” means the sum of the aggregate Merger Consideration (including with respect to Company Restricted Stock Awards), plus the aggregate Option Cash Amount, plus the aggregate RSU Award Payments, plus the aggregate PSU Award Payments, plus the aggregate Phantom Stock Payments.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, statute, ordinance, code, rule, regulation, or other similar requirement (including rules or regulations of any applicable national securities exchange) enacted, adopted, promulgated, entered into or applied by a Governmental Authority and any Order that is binding upon and applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Carlyle” means Carlyle Partners VI, L.P., a Delaware limited partnership.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Available Software” means (i) any computer software that is generally commercially available pursuant to a “shrink-wrap” or “click-through” license, and (ii) any other generally commercially available “off the shelf” uncustomized computer software made available pursuant to a Contract with one-time or annual license, maintenance, support and other fees of $50,000 or less.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

“Company Balance Sheet Date” means December 31, 2016.

“Company Board” means the Board of Directors of the Company.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company and delivered to Parent and Merger Sub prior to or simultaneously with the execution of this Agreement.

“Company Equity Awards” means the Company Stock Options, the Company Restricted Stock Awards, the Company RSU Awards, the Company PSU Awards and the Company Phantom Stock Awards.

“Company Financial Advisor” means Credit Suisse Securities (USA) LLC, the financial advisor to the Special Committee, or another independent financial advisor of nationally recognized reputation.

“Company Material Adverse Effect” means any change, event, circumstance, occurrence, condition, state of facts or effect (each, an “Effect”) that, individually or in the aggregate with all other Effects, (i) had, or would reasonably be expected to have, a material adverse effect on the business, assets, facilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially delay, interfere with or impair the Company from consummating the Merger, excluding in the case of clause (i) above, any such material adverse effect resulting from or arising out of: (A) the announcement or pendency of the Merger or the other transactions contemplated by this Agreement (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, investors, contractors, lenders, customers, partners, suppliers, vendors or other Third Parties to the extent related thereto) (provided, that the exceptions in this clause (A) shall not be deemed to apply to references to “Company Material Adverse Effect” as used in any representation or warranty contained in this Agreement to the extent that such representation or warranty expressly addresses the consequences resulting from announcement or pendency of the Merger or the transactions contemplated by this Agreement); (B) the identity of Parent or any of its Affiliates as the acquirer of the Company, or any facts or circumstances concerning Parent or any of its Affiliates; (C) general business, economic or political conditions, or changes in the capital, banking, debt, financial or currency markets; (D) general conditions in an industry in which the Company and its Subsidiaries operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world, or changes therein; (E) any changes or proposed changes in GAAP (or the enforcement or interpretation thereof); (F) any changes or proposed changes in Applicable Law (or the enforcement or interpretation thereof), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or interpretations thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby; (G) the taking of any action, or refraining from taking any action, in each case at the written direction of Parent or Merger Sub or as required by the express terms of this Agreement, the failure to take any action resulting from Parent’s failure to grant any consent requested by the Company to take any action restricted or prohibited by this Agreement, or the taking of any action, or failure to take any action, by Parent or Merger Sub; (H) any Stockholder Litigation; (I) any outbreak or escalation of acts of terrorism, hostilities, sabotage or war, or any weather-related event, fire or natural or man-made disaster or act of God, or any escalation of any of the foregoing; (J) the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation; or (K) any failure by the Company to meet, or changes to, internal or analysts’ estimates, projections, expectations, budgets or forecasts of operating statistics, revenue, earnings or any other financial or performance measures (whether made by the Company or any Third Parties), or any change in the price or trading volume of shares of the Company Common Stock (it being understood that the underlying causes of such failures or changes in this clause (K) may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such underlying cause would otherwise be excepted by this definition); provided that in the case of clauses (C), (D), (E), (F) and (I), such effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Phantom Stock Award” means each outstanding phantom stock right granted by the Company.

“Company PSU Awards” means the outstanding restricted stock unit awards under the Company Stock Plans that are subject to performance-based vesting.

“Company Restricted Stock Award” means each award with respect to a share of Company Common Stock outstanding under any Company Stock Plan that is, at the time of determination, subject to a risk of forfeiture or repurchase by the Company, whether subject to time- or performance-based vesting.

“Company Return” means any Tax Return of, with respect to or that includes the Company or any of its Subsidiaries.

“Company RSU Awards” means the outstanding restricted stock unit awards under the Company Stock Plans, including deferred stock unit awards, that are not subject to performance-based vesting.

“Company Stock Option” means each option to purchase shares of Company Common Stock (whether vested or unvested) outstanding under any Company Stock Plan or otherwise.

“Company Stock Plan” means any stock option, stock incentive, stock award or other equity or equity-based compensation plan or agreement, as amended, sponsored or maintained by the Company or any Subsidiary or Affiliate of the Company, other than the ESPP.

“Company Termination Fee” means an amount equal to $35,000,000.

“Company Transaction Expenses” means all fees and expenses of the attorneys, accountants, brokers, financial advisors and other Persons retained by the Company and its Subsidiaries incurred in connection with the preparation, execution, delivery, performance and/or consummation of this Agreement and the transactions contemplated hereby.

“Contract” means any legally binding written or oral contract, subcontract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

“Convertible Notes” means the Company’s 2.25% Cash Convertible Senior Notes due 2018.

“Credit Agreement” means the Company’s Third Amended and Restated Credit Agreement, dated as of July 7, 2016, and as amended prior to the Closing Date, by and among the Company, the financial institutions from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.

“Debt Financing Sources” means the Persons (other than Parent, Merger Sub, the Guarantor or any of their respective Affiliates) that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or other financings (other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“Environmental Law” means any Applicable Law concerning pollution or protection of the environment, and protection of human health and safety (in relation to exposure to Hazardous Substances), including any such Applicable Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of any Hazardous Substance.

“Environmental Permits” means any Governmental Authorizations issued under any Environmental Law.

“Equity Interests” means any and all shares, interests, other equity interests of any kind or other equivalents (however designated) of capital stock or share capital of a corporation and any and all ownership or equity interests of any kind in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests, phantom stock, stock appreciation rights and beneficial interests, and any and all warrants, options, rights to vote or purchase or any other rights or securities convertible into, exchangeable or exercisable for or related to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“ESPP” means the Company’s 1998 Employee Stock Purchase Plan, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exclusively Licensed Registered IP” means Licensed Registered IP which has been exclusively licensed (including with respect to a particular field or territory) to the Company or any Subsidiary of the Company.

“executive officer” shall be as defined in Rule 16a-1(f) under the Exchange Act.

“GAAP” means generally accepted accounting principles in the United States.

“Government Bid” means any quotation, bid or proposal by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to a Contract with a Governmental Authority, including a prime contractor or a higher tier subcontractor to the United States government or any foreign government, for the design, manufacture or sale of products or the provision of services by the Company or any of its Subsidiaries.

“Government Contract” means any Contract that is between the Company or any of its Subsidiaries, on the one hand, and a Governmental Authority, on the other hand.

“Governmental Authority” means (i) any domestic, foreign, supranational or multinational government or any state, department, local authority or other political subdivision thereof or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or trans-governmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorizations” means, with respect to any Person, all applications, licenses, authorizations, permits, certificates, registrations, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations, clearances and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“GTCR” means, collectively, GTCR Fund XI/A LP, a Delaware limited partnership, GTCR Fund XI/C LP, a Delaware limited partnership, and GTCR Co-Invest XI LP, a Delaware limited partnership.

“Hazardous Substance” means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum-containing product, asbestos-containing material or polychlorinated biphenyl, as listed or regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, as to the Company and its Subsidiaries, all (a) indebtedness of the Company or any of its Subsidiaries for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any premiums, prepayment penalties, related expenses, commitment and other fees and all other amounts payable in connection therewith), (b) obligations of the Company or any of its Subsidiaries evidenced by bonds, notes, debentures, or similar instruments, (c) obligations of the Company or any of its Subsidiaries under capitalized leases (in accordance with GAAP), (d) obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction to the extent such letters of credit, banker’s acceptances or similar credit transactions have been drawn upon, (e) obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (f) net obligations pursuant to interest rate swaps, forward contracts, foreign currency hedges or other hedging or similar arrangements, (g) obligations with respect to any installment sale contract or similar obligation given in connection with the acquisition of property or assets, including securities, (h) the deferred purchase price of property or services, and (i) obligations of the Company or any of its Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any Person other than the Company or its Subsidiaries; provided that, for clarification, Indebtedness shall not include ordinary course “trade payables”.

“Indenture” means that certain Indenture, dated as of November 25, 2013, by and between the Company and Trustee relating to the Convertible Notes.

“Knowledge of the Company” means the actual knowledge of each of the individuals identified in Schedule 1.01.

“license” means, with respect to any Intellectual Property Assets, any license or covenant-not-to sue granted with respect to such Intellectual Property Assets.

“Licensed Company IP” means Intellectual Property Assets (other than Commercially Available Software) that are licensed to the Company or any Subsidiary of the Company.

“Licensed Registered IP” means any Registered IP which is licensed to the Company or any Subsidiary of the Company.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, license, encumbrance, right of first refusal, preemptive right, community property right or other similar adverse restriction in respect of such property or asset.

“Made Available” means that such information, document or material was: (i) publicly available on the SEC EDGAR database; (ii) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form; or (iii) made available for review by Parent or Parent’s Representatives in the virtual data room maintained by or on behalf of the Company in connection with the transactions contemplated by this Agreement, but in each case only to the extent such information, documents or materials were accessible to Parent as of the day prior to the date hereof.

“Marketing Period” means the first period of eighteen (18) consecutive days after the date hereof commencing on the date Parent shall have received the Required Financial Information; provided that, (A) the Marketing Period will not commence prior to the date that is thirty (30) days after the date hereof; (B) the Marketing Period shall not be deemed to have commenced if, (x) prior to the completion of the Marketing Period, KPMG LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company SEC Documents or the Required Financial Information, (y) prior to completion of the Marketing Period, the Company has issued a public statement indicating its intent to restate the historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence until such restatement has been completed and the relevant Company SEC Documents have been amended or the Company has announced that it has concluded that no restatement shall be required under GAAP or (z) the Company has been delinquent in filing any Quarterly Report on Form 10-Q or any Annual Report on Form 10-K, in which case the Marketing Period shall not be deemed to commence unless or until such delinquencies have been cured; (C) such 18 consecutive-day-period shall not be required to be consecutive to the extent it would include July 1, 2017 through July 4, 2017 or November 22, 2017 through November 24, 2017 and if such period has not ended prior to August 19, 2017, then such period shall not commence until after September 4, 2017; and (D) the Marketing Period shall end on any earlier date on which the Debt Financing is consummated; provided, further, that if the Company shall in good faith believe it has delivered the Required Financial Information, it may deliver to Parent a written notice to that effect (stating the date when it believes it completed such delivery), in which case the Required Financial Information shall be deemed to have been delivered on the date of such notice unless Parent in good faith believes the Company has not completed delivery of the Required Financial Information and, within two (2) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect, stating with specificity what Required Financial Information the Company has not delivered.

“Nasdaq” means the Nasdaq Global Market.

“Note Hedge Instruments” means (a) those certain cash convertible note hedge transactions relating to a notional number of shares of Company Common Stock underlying the Convertible Notes entered into on November 19, 2013 and November 29, 2013, respectively, with JPMorgan Chase Bank, National Association, London Branch and Morgan Stanley & Co. International plc and (b) the Warrants.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling, binding agreement, settlement agreement or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay, interfere with or impair Parent from consummating the Merger on a timely basis in accordance with the terms hereof or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

“Parent Termination Fee” means an amount equal to $70,000,000.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes, special assessments or other governmental or quasi-governmental charges that are (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings, (iii) the interests of lessors and sublessors of any leased properties pursuant to the terms of the applicable lease or sublease, (iv) with respect to real property, easements, rights of way and other imperfections of title or encumbrances that do not, individually or in the aggregate, materially interfere with the present use of, or materially detract from the value of, the property related thereto, (v) with respect to real property, requirements and restrictions of zoning, building and other laws which are not violated by the current use or occupancy of such property, (vi) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension programs and similar obligations, and (vii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business that do not, individually or in the aggregate, materially interfere with the present use of, or materially detract from the value of, the property related thereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), alternative dispute resolution proceeding, hearing, audit, examination or investigation or any other proceeding in Applicable Law or in equity commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Representatives” means, with respect to any Person, any and all directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Committee” means the special committee of the Company Board.

“Specified Indebtedness” means (i) the Credit Agreement, (ii) the Eutical Seller Notes issued to Lauro Cinquantasette S.p.A, dated as of July 11, 2016, and (iii) the indebtedness pursuant to the agreements set forth on Schedule 1.02.

“Stockholder Litigation” means any claim or Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger or any related transaction (including any such claim or Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any bona fide written Acquisition Proposal that the Company Board or the Special Committee determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel) (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, (ii) would be more favorable to the Company’s stockholders from a financial point of view than the Merger (including any revisions to the terms of this Agreement, the Guarantees, and the Financing Commitment Letters proposed by Parent in writing prior to the time of such determination), and (iii) is not subject to any financing condition in respect of which it has been demonstrated to the satisfaction of the Company Board or the Special Committee, acting in good faith (after consultation with the Company’s outside counsel and financial advisors) that any required financing to complete such Acquisition Proposal will be reasonably likely to be obtained; provided, however, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20%” shall be deemed to be references to “50%.”

“Tax” means any tax or other like governmental assessment or charge (including withholding required by applicable tax law on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount with respect thereto.

“Tax Return” means any report, return, document, declaration or other information filed or required to be filed with or supplied to a Taxing Authority, including information returns, any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or any Representatives of Parent acting on Parent’s behalf.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“Trustee” means Wilmington Trust, National Association.

“Warrants” means (i) the Base Warrants Confirmation entered into between the Company and JPMorgan Chase Bank, National Association, London Branch, dated as of November 19, 2013, (ii) the Base Warrants Confirmation entered into between the Company and Morgan Stanley & Co. International plc, dated as of November 19, 2013, (iii) the Additional Warrants Confirmation entered into between the Company and JPMorgan Chase Bank, National Association, London Branch, dated as of November 29, 2013, and (iv) the Additional Warrants Confirmation entered into between the Company and Morgan Stanley & Co. International plc, dated as of November 29, 2013.

(b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	Section 6.03(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.02(a)(i)
Capitalization Date	Section 4.05(a)
Carlyle Confidentiality Agreement	Section 6.18
Certificate of Merger	Section 2.02(a)
Certificates	Section 2.04(a)
Closing	Section 2.01
Company	Preamble

Term	Section
Company Common Stock	Section 4.05(a)
Company Employee Plan	Section 4.16(a)
Company Intellectual Property Assets	Section 4.20(i)(i)
Company Liability Cap	Section 9.09(d)
Company Managed IP	Section 4.20(b)
Company Preferred Stock	Section 4.05(a)
Company Recommendation	Section 4.02(b)
Company Recovery Costs	Section 9.04(c)
Company Related Party	Section 9.09(d)
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(c)
Confidentiality Agreements	Section 6.18
Continuing Employees	Section 6.07(a)
Copyrights	Section 4.20(i)(ii)(C)
Current Premium	Section 6.11(a)
Damages	Section 8.02
Debt Commitment Letter	Section 5.08
Debt Financing	Section 5.08
DGCL	Preamble
Divestiture Action	Section 6.12(d)
DOJ	Section 6.12(b)
Effect	Section 1.01(a)
Effective Time	Section 2.02(b)
End Date	Section 8.01(b)
Equity Commitment Letters	Preamble
Equity Financing	Section 5.08
Exchange Agent	Section 2.04(a)
Final Exercise Date	Section 2.06(f)
Financing	Section 5.08
Financing Commitment Letters	Section 5.08
Financing Indemnitees	Section 6.17(e)
FTC	Section 6.12(b)
GTCR Confidentiality Agreement	Section 6.18
Guarantees	Preamble
Guarantor	Preamble
Health Care Laws	Section 4.25(a)
Indemnified Party	Section 6.11(b)
Indemnified Party Proceeding	Section 6.11(b)
Inquiry	Section 6.02(c)
Insurance Policies	Section 4.18
Intellectual Property Assets	Section 4.20(i)(ii)
Intervening Event	Section 6.03(b)(i)
Leased Real Property	Section 4.21(a)
Marks	Section 4.20(i)(ii)(B)
Material Contract	Section 4.14(b)
Merger	Recitals
Merger Bonus Agreement	Section 6.07(d)
Merger Consideration	Section 2.03(a)
Merger Sub	Preamble
Notice of Intervening Event	Section 6.03(b)(iii)(A)
Notice of Superior Proposal	Section 6.03(b)(ii)(A)
Option Cash Amount	Section 2.06(a)

Term	Section
Owned Real Property	Section 4.21(a)
Parent	Preamble
Parent Benefit Plans	Section 6.07(a)
Parent Expenses	Section 9.04(c)
Parent Liability Cap	Section 9.09(c)
Parent Recovery Costs	Section 9.04(b)
Parent Related Party	Section 9.09(c)
Patents	Section 4.20(i)(ii)(A)
Payment Fund	Section 2.04(a)
Personal Information	Section 4.22
Phantom Stock Payments	Section 2.06(e)
Proxy Statement	Section 6.04(a)
PSU Award Payments	Section 2.06(d)
Real Property	Section 4.21(a)
Registered IP	Section 4.20(a)
Required Financial Information	Section 6.17(a)
RSU Award Payments	Section 2.06(c)
Solvent	Section 5.09
Specific Performance Conditions	Section 9.09(a)
Standstill Provision	Section 6.02(d)
Stockholder Approval	Section 4.02(a)
Stockholder Meeting	Section 6.04(a)
Surviving Corporation	Section 2.02(c)
Third Party Rights	Section 4.20(d)
Trade Secrets	Section 4.20(i)(ii)(D)
Union Agreements	Section 4.17(b)

Section 1.02 Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended from time to time. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP as applied by the Company. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone in which Boston, Massachusetts is located.

ARTICLE 2
THE MERGER

Section 2.01 The Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, as soon as practicable (and, in any event, within two Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied by deliveries made at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto; provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied by deliveries made at the Closing), the Closing shall occur on the earlier to occur of (i) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ notice to the Company and (ii) the second Business Day after the end of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions set forth in Article 7 as of the date determined pursuant to this proviso). The Closing shall be held at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts, 02210, unless another place is agreed to in writing by the parties hereto.

Section 2.02 The Merger.

(a)	Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL.
(b)	The Merger shall become effective on such date and at such time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time and date as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).
(c)	At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

Section 2.03 Conversion of Shares.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of Parent, Merger Sub or the Company:

(a)	except as otherwise provided in Section 2.03(b) or Section 2.05, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into and shall thereafter represent the right to receive $21.75 in cash without interest and less any applicable withholding taxes (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Agreement;
(b)	each share of Company Common Stock owned by the Company and any shares of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time, shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and
(c)	each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04 Surrender and Payment.

(a)	Prior to the Effective Time, Parent shall appoint Computershare Trust Company, N.A. as the exchange agent (or such other nationally recognized exchange agent agreed to between the parties hereto) (the “Exchange Agent”) for the purpose of exchanging the Merger Consideration for certificates representing shares of Company Common Stock (the “Certificates”); provided, however, that any references herein to “Certificates” are deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock. At or prior to the Effective Time and except with respect to the Merger Consideration payable pursuant to Company Restricted Stock Awards (which are governed by Section 2.06(b)), Parent shall deposit, or shall cause to be deposited with the Exchange Agent the Aggregate Merger Consideration (the “Payment Fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of the Merger Consideration, Parent shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. The Payment Fund shall be invested by the Exchange Agent as directed by Parent; provided that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article 2 or affect the amount of Merger Consideration payable hereunder, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States with maturities of no more than 30 days, or guaranteed by, and backed by the full faith and credit of, the United States. Any and all interest or other amounts earned with respect to such funds shall become part of the Payment Fund. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock and the payment of the Merger Consideration in respect of such shares of Company Common Stock.
(b)	Promptly after the Effective Time, and in any event no later than three Business Days after the Effective Time, the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.03(a) (other than shares of Company Common Stock subject to Company Restricted Stock Awards) a letter of transmittal and instructions in customary forms reasonably satisfactory to the Company and Parent (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates (or affidavits of loss in lieu of the Certificates pursuant to Section 2.09) to the Exchange Agent) for use in such exchange. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration (other than shares of Company Common Stock subject to Company Restricted Stock Awards) shall, subject to Section 2.04(e), be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by a Certificate upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of shares of Company Common Stock, and, in each case, delivery to the Exchange Agent of such other documents as may reasonably be requested by the Exchange Agent. Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.
(c)	If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)	All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth, in this Article 2.
(e)	Any portion of the Payment Fund that remains undistributed to the holders of shares of Company Common Stock 12 months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, without any interest thereon but subject to any applicable withholdings. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

Section 2.05 Dissenting Shares.  Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing, who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL following which such shares shall automatically be canceled and shall cease to exist; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.08) in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such share. The Company shall provide Parent prompt written notice of any demands or threatened demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands or agree to do any of the foregoing.

Section 2.06 Company Equity Awards; ESPP.

(a)	Except as otherwise agreed upon with the Company and Parent, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, unless otherwise agreed by a holder thereof, each Company Stock Option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the Effective Time, shall be automatically converted into the right to receive from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay) an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option, by (ii) the aggregate number of shares of Company Common Stock that were issuable upon exercise or settlement of such Company Stock Option immediately prior to the Effective Time (such product, the “Option Cash Amount”); provided, however, that if the exercise price per share of a Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled and terminated effective upon the Effective Time without any cash payment being made in respect thereof. The cancellation of a Company Stock

Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Stock Option. From and after the Effective Time, the former holder of any cancelled Company Stock Option shall only be entitled to receive the Option Cash Amount in respect of such cancelled Company Stock Option. Payments of the Option Cash Amount shall be made by the Surviving Corporation no later than the next regular payment date under the Company’s payroll system that is at least five Business Days after the Effective Time, without interest. All payments provided pursuant to this Section 2.06(a) shall be made through the Surviving Corporation’s or one of its Affiliate’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.08.
(b)	Except as otherwise agreed upon with the Company and Parent, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Company Restricted Stock Award shall become fully vested and the restrictions with respect thereto shall lapse. All Company Restricted Stock Awards, including shares that become fully vested and with respect to which the restrictions shall lapse as of the Effective Time, shall not be assumed by Parent or Merger Sub in the Merger and shall automatically be cancelled and converted into the right to receive the Merger Consideration and be treated in the Merger in the same manner as the other shares of Company Common Stock in accordance with Section 2.03(a). The Company Restricted Stock Award payments described in this Section 2.06(b) shall be made by the Surviving Corporation no later than the next regular payment date under the Company’s payroll system that is at least five (5) Business Days after the Effective Time, without interest. All payments provided pursuant to this Section 2.06 shall be made through the Surviving Corporation’s or one of its Affiliate’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.08. In no event shall this Section 2.06 and Section 2.04 result in a duplication of benefits with respect to any Company Restricted Stock Awards.
(c)	Except as otherwise agreed upon with the Company and Parent, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Company RSU Award, whether or not vested, shall not be assumed by Parent or Merger Sub in the Merger and shall be canceled and extinguished as of the Effective Time and, in exchange therefor, each former holder of any such Company RSU Award shall have the right to receive from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay) an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company RSU Award by (ii) the Merger Consideration (such amounts payable hereunder, the “RSU Award Payments”). From and after the Effective Time, the former holder of any canceled Company RSU Award shall only be entitled to receive the RSU Award Payment in respect of such canceled Company RSU Award. The RSU Award Payments described in this Section 2.06(c) shall be made by the Surviving Corporation no later than the next regular payment date under the Company’s payroll system that is at least five Business Days after the Effective Time, without interest; provided that such payment shall be made at such other time or times following the Effective Time consistent with the terms of the Company RSU Award to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code. All payments provided pursuant to this Section 2.06(c) shall be made through the Surviving Corporation’s or one of its Affiliate’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.08.
(d)	Except as otherwise agreed upon with the Company and Parent, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company PSU Award shall be deemed fully earned at the greater of (i) 100% of the specified target award level, and (ii) the percentage of the target award level that would be earned based on achievement of the applicable performance metric as of the Effective Time pursuant to the terms of the applicable Performance Restricted Stock Unit Award Agreement, any time-based restrictions thereon shall lapse, and such Company PSU Awards shall not be assumed by Parent or Merger Sub in the Merger and shall be canceled and extinguished as of the Effective Time and, in exchange therefor, each former holder of any such Company PSU Award shall have the right to receive from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay) an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company PSU Award (taking into account the achievement and acceleration contemplated by this Section 2.06(d)) by (ii) the Merger Consideration (such amounts payable hereunder, the “PSU Award Payments”). From and after the Effective Time, the former holder of any canceled Company PSU Award shall only be entitled to receive the PSU Award Payment in respect of such canceled Company PSU Award. The PSU Award Payments described in this Section 2.06(d) shall be made by the Surviving Corporation no later than the next regular payment date under the Company’s payroll system that is at least five Business Days after the Effective Time, without interest; provided that such payment shall be made at such other time or times following the Effective Time consistent with the terms of the Company PSU Award to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code. All payments provided pursuant to this Section 2.06(d) shall be made through the Surviving Corporation’s or one of its Affiliate’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.08.
(e)	Except as otherwise agreed upon with the Company and Parent, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Phantom Stock Award that is outstanding immediately prior to the Effective Time, shall be automatically converted into the right to receive from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay) an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company Phantom Stock Award by (ii) the Merger Consideration (such amounts payable hereunder, the “Phantom Stock Payments”). From and after the Effective Time, the holder of any canceled Company Phantom Stock Award shall only be entitled to receive the Phantom Stock Payment in respect of such canceled Company Phantom Stock Award. The Phantom Stock Payments described in this Section 2.06(e) shall be made by the Surviving Corporation no later than the next regular payment date under the Company’s payroll system that is at least five Business Days of the Effective Time, without interest. All payments provided pursuant to this Section 2.06(e) shall be made through the Surviving Corporation’s or one of its Affiliate’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.08.
(f)	As soon as practicable following the date hereof, the Company Board (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions and take all such other actions as may be required (including providing notice to the ESPP participants) to provide that, with respect to the ESPP: (i) no new offerings will commence, nor will any existing offerings be extended, following the date hereof, (ii) no individuals will be permitted to enroll in the ESPP following the date hereof, (iii) no existing participants will be permitted to increase their respective rates of deductions and purchases following the date hereof, (iv) the final exercise date for all offerings shall be such date as the Company determines in its sole discretion (provided that such date shall be no later than the date that is five calendar days prior to the Effective Time (the “Final Exercise Date”)), (v) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the Final Exercise Date, and (vi) the ESPP shall terminate on the date immediately prior to the date on which the Effective Time occurs and no further rights shall be granted or exercised under the ESPP thereafter. All shares of Company Common Stock purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 2.03(a).
(g)	As soon as reasonably practicable following the date hereof and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions that are necessary for the treatment of the Company Equity Awards pursuant to this Section 2.06, which resolutions will also provide that such Company Equity Awards shall terminate conditioned upon, and effective immediately after, the Effective Time.

Section 2.07 Adjustments.  If, during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change and to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such change; provided, however, that nothing in this Section 2.07 shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

Section 2.08 Withholding Rights.  Each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent and their Affiliates and Representatives shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld and are paid to the applicable Taxing Authority when due by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent (or their Affiliates and Representatives), as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 2.09 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond, in such customary amount as the Surviving Corporation or Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this Article 2.

ARTICLE 3
THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation.  The certificate of incorporation of the Company shall be amended at the Effective Time to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that references to the name of Merger Sub shall be replaced with references to the name of the Company, and as so amended shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 6.11, amended in accordance with Applicable Law.

Section 3.02 Bylaws.  The bylaws of the Company shall be amended at the Effective Time to be identical to the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that references to the name of Merger Sub shall be replaced with references to the name of the Company, and as so amended shall be the bylaws of the Surviving Corporation until, subject to Section 6.11, amended in accordance with Applicable Law.

Section 3.03 Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof (other than information that is (i) contained solely in the risk factors sections of such Company SEC Documents, except to the extent such information consists of factual and/or historical statements, and (ii) in any forward-looking statements in such Company SEC Documents or that are of a nature that they speculate about future developments or otherwise relate to information, factors or risks that are predictive, cautionary or forward-looking in nature); provided, that nothing disclosed in such Company SEC Documents shall be deemed to modify the representations and warranties in Section 4.01, Section 4.02, Section 4.05, Section 4.09(b), Section 4.23, or Section 4.24 or (b) as set forth in the corresponding Part or sub-Part of the Company Disclosure Schedule (it being agreed that disclosure of any item in any Part or sub-Part of the Company Disclosure Schedule shall be deemed disclosure with respect to any other Part or sub-Part of the Company Disclosure Schedule to which the relevance of such item is reasonably apparent on the face of such disclosure) the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and authority required to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has Made Available to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect. The Company is not in violation of its certificate of incorporation or bylaws, each as amended to date, in any material respect.

Section 4.02 Corporate Authorization.

(a)	The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company pursuant to the DGCL or otherwise, are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. The only vote of holders of any class of capital stock of the Company necessary to adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby is the affirmative vote (in person or by proxy) of holders of a majority in voting power of the outstanding shares of Company Common Stock, voting together as a single class (such vote, the “Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.
(b)	At a meeting duly called and held, prior to the execution of this Agreement, the Company Board unanimously (acting upon the recommendation of the Special Committee) duly adopted resolutions (i) determining and declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company’s stockholders, (ii) approving the execution, delivery and performance of this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Stockholder Meeting and (iv) recommending adoption of this Agreement to the stockholders of the Company (the “Company Recommendation”). The Company is not party to any stockholder rights agreement or “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that Section 203 of the DGCL or any similar anti-takeover, moratorium, or “control share” law applicable to the Company does not, and will not, apply to this Agreement or the transactions contemplated hereby.

Section 4.03 Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any other applicable Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, or the rules or regulations of Nasdaq, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04 Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both): (i) result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company; (ii) assuming compliance with the matters referred to in Section 4.03 and that the Stockholder Approval is obtained, result in a violation or breach of any provision of any Applicable Law or Order; (iii) require any consent or approval under, violate, result in any breach of or default (with or without notice or lapse of time, or both) or loss or impairment of any benefits or rights under, or alter the rights or obligations of any third party under, or result in termination, cancellation, modification or acceleration or give to others any right of termination, cancellation, modification or acceleration of any Material Contract to which the Company or any Subsidiary of the Company is a party, or by which any of their respective properties or assets are bound, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Capitalization.

(a)	The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s certificate of incorporation as currently in effect. At the close of business on June 5, 2017 (the “Capitalization Date”): (A) 42,959,065 shares of Company Common Stock were issued and outstanding (including 422,048 shares of Company Common Stock subject to Company Restricted Stock Awards); (B) Company Stock Options to purchase an aggregate of 2,089,073 shares of Company Common Stock were issued and outstanding; (C) an aggregate of 706,869 shares of Company Common Stock were subject to outstanding Company RSU Awards; (D) an aggregate of 334,134 shares of Company Common Stock were subject to outstanding Company PSU Awards (assuming maximum achievement); (E) an aggregate of 36,019 shares of Company Common Stock were subject to outstanding Company Phantom Stock Awards; (F) assuming the purchase price will be determined by reference to the Offering Date (as defined in the ESPP) for the Offering (as defined in the ESPP) in effect on the date of this Agreement and further assuming that contribution rates do not change during such Offering, a maximum of 70,000 shares of Company Common Stock may be purchased pursuant to such Offering; (G) an aggregate of 9,597,660 shares of Company Common Stock are reserved for future issuance in connection with the Warrants and (H) zero shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plan or the ESPP, or upon exercise of the Warrants will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights, and were not issued in violation of and are not subject to any right of rescission or right of first refusal, and have been offered, issued, sold and delivered by the Company in material compliance with all requirements of Applicable Law. Since the Capitalization Date through the date hereof, other than vesting of Company Restricted Awards and Company RSU Awards pursuant to the existing terms of each such award, neither the Company nor any of its Subsidiaries has (1) issued any Company

Securities or incurred any obligation to make any payments to any Person based on the price or value of any Company Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, made any other distribution in respect of, any Company Securities
(b)	Part 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date, a complete and correct list of (i) all outstanding Company Stock Options, including the number of shares subject to such award, the name of the holder, the grant date, the vesting schedule, and the exercise or purchase price per share, (ii) all outstanding Company RSU Awards, including the respective name of the holder, the grant date, the vesting schedule, the number of shares of Company Common Stock subject to each Company RSU Award and the distribution dates for such shares, (iii) all outstanding Company PSU Awards, including the respective name of the holder, the grant date, the performance period, the maximum and target number of shares of Company Common Stock subject to each Company PSU Award and the distribution dates for such shares, (iv) all outstanding Company Restricted Stock Awards, including the respective name of the holder, the grant date, the vesting schedule, whether an election under Section 83(b) of the Code was filed and the number of shares of Company Common Stock subject to each Company Restricted Stock Award, and (v) all outstanding Company Phantom Stock Awards, including the respective name of the holder, the grant date, and the number of shares of Company Common Stock subject to each Company Phantom Stock Award.
(c)	Except as set forth in this Section 4.05 and on Part 4.05(c) of the Company Disclosure Schedule, and for changes since the Capitalization Date resulting from the exercise or settlement of Company Equity Awards outstanding on such date or granted thereafter as permitted under Section 6.01(c), there are (i) no outstanding shares of capital stock or voting securities or other Equity Interests of the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or other Equity Interests of the Company, (iii) no options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or Equity Interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or Equity Interests in, the Company, (iv) no restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or Equity Interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) no voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, (vi) no contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock, voting securities or other Equity Interests of the Company or any of its Subsidiaries. Except for the Convertible Notes and as set forth on Part 4.05(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have issued any bonds, debentures, notes or other indebtedness (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other Equity Interests of the Company or any of its Subsidiaries. As of the date hereof, the Conversion Rate (as defined in, pursuant to and subject to adjustment as set forth in the Indenture) for the Convertible Notes is 63.9844 shares of Company Common Stock per $1,000 principal amount of the Convertible Notes. The consummation of the Merger and the Closing and the other transactions contemplated by this Agreement will constitute a Fundamental Change, a Make-Whole Fundamental Change and a Merger Event (each as defined in the Indenture) pursuant to the Indenture. There are no outstanding obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities except for acquisitions of shares of Company Common Stock by the Company as satisfaction of the applicable exercise price and/or withholding taxes pursuant to the terms of Company Equity Awards or in accordance with the existing terms of the ESPP. All Company Stock Options, Company Restricted Stock Awards, Company RSU Awards, Company PSU Awards, Company Phantom Stock Awards and rights under the ESPP may, by their terms, be treated in accordance with Section 2.06. No Subsidiary of the Company owns any Company Securities.

Section 4.06 Subsidiaries.

(a)	Part 4.06(a) of the Company Disclosure Schedule lists each of the Company’s Subsidiaries. Except for securities held by the Company in connection with its ordinary course treasury investment activities, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or voting securities of, or other Equity Interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other Equity Interest in, any other Person.
(b)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Subsidiary of the Company: (i) is a corporation or other business entity duly incorporated or organized (as applicable) and validly existing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers and authority required to own, lease and operate its properties and assets and to carry on its business as now conducted and (ii) is duly qualified to do business in each jurisdiction where such qualification is necessary.
(c)	Each outstanding Equity Interest of each Subsidiary of the Company is: (i) owned, directly or indirectly, beneficially and of record, by the Company, and (ii) duly authorized, validly issued, fully paid and non-assessable (with respect to jurisdictions that recognize such concept and to the extent such concept is applicable to such security).

Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a)	The Company has Made Available to Parent, including by making publicly available on the SEC EDGAR database prior to the execution of this Agreement, complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2016 and December 31, 2015, (ii) its proxy or information statements relating to meetings of the stockholders of the Company since January 1, 2015 and (iii) all of its other reports, statements, exhibits, schedules and registration statements filed with the SEC under the Securities Act or the Exchange Act, and all certificates filed pursuant to the Sarbanes-Oxley Act, since January 1, 2015 (the documents referred to in this Section 4.07(a), together with all amendments thereto, are collectively referred to as the “Company SEC Documents”).
(b)	Since January 1, 2015 through the date hereof, the Company has timely filed with the SEC each report (including each report on Forms 8-K, 10-Q and 10-K), statement (including proxy statement), schedule, exhibit, form or other document or filing required by Applicable Law to be filed by the Company, including all certificates required pursuant to the Sarbanes-Oxley Act. As of the date hereof, no Subsidiary of the Company is required to file any report, statement, schedule, exhibit, form, certificate or other document with the SEC under the Securities Act, the Exchange Act or the Sarbanes-Oxley Act.
(c)	As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and other Applicable Law.
(d)	As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), no Company SEC Document filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(e)	As of the date hereof, (i) there are no outstanding or unresolved comments received by the Company from the SEC, and (ii) except as set forth on Part 4.07(e) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.
(f)	Each required form, report and document containing financial statements that has been filed with the SEC by the Company since January 1, 2015 through the date hereof was accompanied by the certifications required to be filed by the Company’s principal executive officer and principal financial officer, as applicable, pursuant to the Sarbanes-Oxley Act and, at the time of filing of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. For purposes of this Section 4.07, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. As of the date hereof, none of the Company, any current executive officer of the Company or, to the Knowledge of the Company, any former executive officer of the Company has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date hereof. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq, except for any non-compliance that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries.

Section 4.08 Financial Statements; Internal Controls.

(a)	The audited consolidated financial statements and unaudited condensed consolidated financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited condensed consolidated financial statements, for the absence of footnotes, as allowable by the Exchange Act), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods presented therein (subject to normal and recurring year-end adjustments in the case of any unaudited condensed consolidated financial statements that were not, or are not expected to be, material in amount or nature, all in accordance with GAAP and the applicable rules and regulations of the SEC).
(b)	The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act that is reasonably sufficient to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of the consolidated financial statements in conformity with GAAP, (ii) receipts and expenditures are executed in accordance with the authorization of management, and (iii) any unauthorized use, acquisition or disposition of the Company’s or its Subsidiaries’ assets that would materially affect the Company’s consolidated financial statements would be detected or prevented in a timely manner. There were no material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness (as such terms are defined in Rule 1-02(a)(4) of Regulation S-X), identified in the Company’s design or operation of internal controls, and no fraud or, to the Knowledge of the Company, allegation of fraud that involves management or other employees of the Company and its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting, as of and for the year-ended December 31, 2015 (nor has any such deficiency, weakness or fraud been identified since such date through the date of this Agreement).
(c)	The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act that are designed and maintained to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such reports.
(d)	Neither the Company nor any of its Subsidiaries is a party to, is subject to, or has any commitment to become a party to or subject to, any off balance sheet partnership or any similar Contract, including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports or in the Company’s or such Subsidiary’s published financial statements.

Section 4.09 Absence of Certain Changes.  Except as set forth on Part 4.09 of the Company Disclosure Schedule, since the Company Balance Sheet Date through the date hereof, (a) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and (b) there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as expressly contemplated by this Agreement and as set forth in Part 4.09 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of any of the covenants set forth in Section 6.01(b), Section 6.01(d), Section 6.01(f), Section 6.01(i), Section 6.01(m) or Section 6.01(q).

Section 4.10 No Undisclosed Material Liabilities.   There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, whether due or to become due, which would be required by GAAP to be reflected on a consolidated balance sheet (or disclosed in the notes thereto), other than:

(a)	liabilities or obligations that are accrued or reserved against in the Company Balance Sheet;
(b)	liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date;
(c)	liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or
(d)	liabilities or obligations incurred in connection with the transactions contemplated by this Agreement (including the Merger).

Section 4.11 Litigation.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or other than in relation to any Proceeding that does not seek material injunctive or other non-monetary relief, (i) there is no, and for the past three years there has been no, Proceeding existing, pending against, threatened in writing or, to the Knowledge of the Company, threatened orally against or affecting the Company or any of its Subsidiaries, or any of their respective properties, assets, products or services, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such and (ii) neither the Company nor any of its Subsidiaries, nor any of their respective properties, assets, products or services, is subject to any outstanding Order. As of the date hereof, to the Knowledge of the Company, there is no existing or pending Proceeding or outstanding Order that challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation of the Merger.

Section 4.12 Compliance with Applicable Law.

(a)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is and, during the past three years, has been, in compliance with all Applicable Laws (including Health Care Laws) applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, other notice during the past three years through the date hereof that remains unresolved (i) of any administrative, regulatory, civil or criminal investigation or audit or inspection by any Governmental Authority relating, and (in each case) that is material, to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries is not in compliance with any Applicable Law, except for such notices described in clauses (i) and (ii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has, and during the past three years has had, in effect all Governmental Authorizations (including as required under Health Care Laws) necessary or legally required for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted (or as conducted as of such prior time, as applicable), (ii) during the past three years there have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment, suspension or cancelation of, any such Governmental Authorizations, (iii) no termination, amendment, suspension or cancelation of any such Governmental Authorizations is pending or, to the Knowledge of the Company, threatened and (iv) none of the transactions contemplated in this Agreement shall allow a Governmental Authority to terminate or amend the terms of a Governmental Authorization nor impose conditions upon any Governmental Authorization.

Section 4.13 Certain Business Practices.  During the past three years, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries, and to the Knowledge of the Company, none of their Representatives on their behalf, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any comparable foreign law or statute; (d) directly or indirectly taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable United States or foreign Applicable Laws; (e) engaged in any business with any Person with whom, or in any country in which, it is prohibited for a United States Person to engage under Applicable Law or under applicable United States sanctions administered by OFAC except as permitted by Applicable Law; (f) had any relationship with any other Person that has resulted in an “organizational conflict of interest” as defined in the Federal Acquisition Regulations; (g) been debarred, suspended, proposed for debarment, deemed non-responsible or otherwise excluded from participation in the award of any Government Contract or Government Bid or for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs; (h) has made any voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged material irregularity, misstatement or omission related to any Government Contract; or (i) been terminated for convenience by a Governmental Authority, prime contractor or higher tier subcontractor party to a Government Contract.

Section 4.14 Material Contracts.

(a)	Except for this Agreement, as of the date hereof, neither the Company nor any Subsidiary of the Company is a party to or is bound by any Contract, arrangement, commitment or understanding:
(i)	that is or would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);
(ii)	pursuant to which the Company or any of its Subsidiaries received aggregate payments from a customer for the 2016 fiscal year in excess of $10,000,000, including by means of royalty payments;
(iii)	pursuant to which the Company or any of its Subsidiaries made aggregate payments to any vendor for the 2016 fiscal year in excess of $5,000,000, including by means of royalty payments;
(iv)	evidencing a capital expenditure or obligation to make any capital commitment in an amount in excess of $10,000,000;
(v)	containing covenants binding upon the Company or any of its Subsidiaries that materially restrict the ability of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Affiliates) to engage in any business or compete in any business or with any Person or operate in any geographic area, where the payments under the Contract, arrangement, commitment or understanding to the Company and any Subsidiary exceeded $10,000,000 for fiscal year 2016;
(vi)	(x) relating to or evidencing Indebtedness of the Company or any Subsidiary of the Company in excess of $5,000,000, or (y) that grants a Lien, other than a Permitted Lien, on any property or asset of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole;
(vii)	that is a license to any Third Party granted by the Company or any Subsidiary of the Company to material Company Intellectual Property Assets, other than licenses granted to customers as ancillary to a sale of products or services;
(viii)	that is a license of material Third Party Rights granted to the Company or any Subsidiary of the Company pursuant to which the Company or any Subsidiary made payments during the 2016 fiscal year in excess of $2,500,000 (other than licenses to Commercially Available Software);
(ix)	relating to (A) the acquisition of any interest in another entity (whether by merger, consolidation, recapitalization, share exchange, sale of stock, sale of assets or otherwise) or (B) the disposition of any material assets of the Company or any of its Subsidiaries (other than sales of inventory in the ordinary course of business), in each case, under which there are any continuing “earn out” or other contingent payment or indemnification obligations on the part of the Company or its Subsidiaries;
(x)	that involves any material partnership, joint venture or similar arrangement, other than sales agent and co-development agreements in each case entered into in the ordinary course of business consistent with past practice, or that prohibits the payment of dividends or distributions in respect of the Equity Interests of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries;
(xi)	that is a settlement or similar Contract with any Governmental Authority;
(xii)	that relates to hedging, factoring, derivatives or similar arrangements other than foreign currency hedging, factoring or other similar transactions conducted in the ordinary course of business consistent with past practices;

(xiii)	that would be required to be disclosed by Section 404(a) of Regulation S-K under the Exchange Act;
(xiv)	that is a lease or sublease (a) for any real property used for manufacturing purposes by the Company or one of its Subsidiaries or (b) of real property requiring payments by the Company or any of its Subsidiaries in excess of $1,000,000 during any fiscal year;
(xv)	relating to the co-development of generic drug products with one or more Third Parties, pursuant to which the Company or one of its Subsidiaries has agreed to provide (alone or together with third parties) development services and supply of product, and obtains the benefit of a profit sharing arrangement;
(xvi)	that is an active Government Contract; and
(xvii)	that contains any standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement.
(b)	Each Contract, arrangement, commitment or understanding of the type described above in Section 4.14(a), whether or not set forth in Part 4.14(a) of the Company Disclosure Schedule, is referred to herein as a “Material Contract.” The Company has Made Available to Parent correct and complete copies of all Material Contracts. Except for Material Contracts that have expired or terminated by their terms, all of the Material Contracts are (A) valid, binding and enforceable on the Company or any Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and (B) in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any Subsidiary of the Company has, and to the Knowledge of the Company, as of the date hereof, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event, occurrence, act or condition exists, which with or without notice, lapse of time or both would reasonably be expected to constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect and, as of the date hereof, neither the Company nor any Subsidiary of the Company has received written notice of any of the foregoing.

Section 4.15 Taxes.

(a)	Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
(i)	(x) All Company Returns required by Applicable Law to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all Applicable Laws, and (y) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes required to have been paid by them, whether or not shown as due and owing on such Company Returns.
(ii)	Neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the statute of limitations period applicable to any Company Return, which period (after giving effect to such extension or waiver) has not yet expired.
(iii)	(x) No deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved, (y) there is no Proceeding pending or, to the Knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax; and (z) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that it is or may be subject to taxation by that jurisdiction.

(iv)	There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens.
(v)	Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(vi)	(i) Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company or one of its Subsidiaries is or was the common parent); and (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract (other than customary commercial or financial arrangements entered into the ordinary course of business).
(vii)	There are no Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than customary commercial or financial arrangements entered into in the ordinary course of business consistent with past practice) with respect to or involving the Company or any of its Subsidiaries.
(viii)	Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale on or prior to the Closing Date, any accounting method change made prior to the Closing Date, or any agreement entered into with a Taxing Authority prior to the Closing Date.
(b)	Part 4.06(b) of the Company Disclosure Schedule lists the entity classification of each Subsidiary of the Company for U.S. federal income tax purposes (as applicable) and the date of any entity classification election that has been made with respect to such Subsidiary for U.S. federal income tax purposes.
(c)	This Section 4.15, Section 4.09, and Section 4.16 contain the only representations and warranties by the Company and its Subsidiaries with respect to Taxes in this Agreement.

Section 4.16 Employee Benefit Plans.

(a)	Part 4.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying, to the extent material, each Company Employee Plan. “Company Employee Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each employment, severance or similar contract, plan, arrangement or policy and (iii) each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), other than, in the case of clause (ii), any such contract, plan, arrangement or policy that is terminable “at will” (or following a notice period imposed by Applicable Law) without any contractual obligation on the part of the Company or any Subsidiary of the Company to make any severance, termination, change in control, or similar payment, which, in each case, is maintained, administered or contributed to by the Company or any Subsidiary of the Company or with respect to which the Company or any Subsidiary of the Company could incur material liability; provided, however, in the case of clause (ii), each contract, plan, arrangement or policy that provides any contractual obligation on the part of the Company or any Subsidiary of the Company to make any severance, termination, change in control or other similar payment in excess of $100,000 shall be considered a material Company Employee Plan.
(b)	Except as set forth on Part 4.16(b) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate of the Company sponsors, maintains or contributes or is obligated to contribute to, or has in the past six years sponsored, maintained or contributed or has been obligated to contribute to, any plan subject to Title IV of ERISA or any multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA, with respect to which the Company or any Subsidiary of the Company could reasonably be expected to have any liability.
(c)	Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by Applicable Laws, including ERISA and the Code; (ii) no litigation has commenced with respect to any Company Employee Plan and, to the Knowledge of the Company, no such litigation is threatened in writing and (iii) there are no governmental audits or investigations pending or, to the Knowledge of the Company, threatened in writing in connection with any Company Employee Plan.
(d)	Except as provided in this Agreement or as required under Applicable Law, or set forth on Part 4.16(d) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any current or former employee, director or independent contractor of the Company or any of its Subsidiaries to any material severance pay or benefits under any Company Employee Plan; (ii) accelerate, in any material respect, the time of payment or vesting of any compensation or equity-based award; (iii) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Company Employee Plan; or (iv) trigger any material payment, materially increase the amount payable or trigger any other material obligation pursuant to any Company Employee Plan.
(e)	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would (either alone or in conjunction with any other event) give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G of the Code.
(f)	There is no Contract, agreement, plan or arrangement which requires the Company or any of its Subsidiaries to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G or 4999 of the Code.
(g)	Except as set forth on Part 4.16(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or its Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision.

Section 4.17 Labor and Employment Matters.

(a)	Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all federal, state, and foreign Applicable Laws respecting employment and employment practices and wages and hours, including, to the extent applicable, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and state anti-discrimination laws and (ii) there are no arrearages in the payment of wages. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, (A) the Company is not involved in any audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Company and (B) no written complaints relating to employment practices of the Company are pending before any Governmental Authority.

(b)	Except as set forth on Part 4.17(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding or relationship with a labor union or labor organization (collectively, “Union Agreements”). except for national collective agreements outside of the United States in the ordinary course of business. As of the date hereof, and during the one year period prior to the date hereof, to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company is or has been subject to any charge, demand, petition or representation Proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there or has there been pending or threatened in writing, any material labor strike or lockout involving the Company or any Subsidiary of the Company.

Section 4.18 Insurance.  Part 4.18 of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic policies still in force (the “Insurance Policies”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) all Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid; (b) neither the Company nor any of its Subsidiaries is, and there is no event which, with the giving of notice of lapse of time or both, would reasonably be expected to result, in breach of or default under any of such Insurance Policies; (c) the Company and each of its Subsidiaries is covered by valid and effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are in a form and amount which the Company reasonably believes is adequate for the operation of its and its Subsidiaries’ business and cover against the risks normally insured against by entities in the same or similar lines of business and locations in which the Company operates; and (d) during the past three years, the Company has not received any notice of termination or cancelation or denial of coverage with respect to any insurance policy.

Section 4.19 Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)	the Company and its Subsidiaries are, and for the past three years have been, in compliance with all Environmental Laws;
(b)	the Company and its Subsidiaries hold all Environmental Permits required for the operation of the business of the Company and its Subsidiaries as currently conducted and are in compliance with the terms and conditions of such Environmental Permits;
(c)	no writs, injunctions, decrees, orders or judgments to which the Company or any of its Subsidiaries is a party are outstanding, and no Proceeding or written notice is pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries relating to the compliance of the Company or any of its Subsidiaries with, or the liability of the Company or any of its Subsidiaries under, any Environmental Laws;
(d)	to the Knowledge of the Company, no Hazardous Substance has been released or disposed of by the Company or its Subsidiaries at, under, or from any properties currently or formerly owned, leased or operated by the Company or its Subsidiaries in an amount or manner that would reasonably be expected to result in liability to the Company or any of its Subsidiaries under Environmental Law;
(e)	neither the Company nor any of its Subsidiaries is a party to any Contract pursuant to which it is obligated to indemnify any other person with respect to, or be responsible for any violation of or liability pursuant to, any Environmental Law; and
(f)	the Company has Made Available to Parent a copy of all material environmental assessment and compliance audit reports (including without limitation Phase I and II environmental assessments) relating to the material operations and properties of the Company and its Subsidiaries in the possession of the Company.

Section 4.20 Intellectual Property.

(a)	Part 4.20(a) of the Company Disclosure Schedule contains a complete and accurate list of all Patents, registered Marks, pending applications to register Marks and registered Copyrights and pending applications to register Copyrights (“Registered IP”), specifying the registered (and if different, beneficial) owner and filing particulars for each item, in each such case that are included or purported to be included in the Company Intellectual Property Assets. The Company and its Subsidiaries own the Company Intellectual Property Assets required to be listed on Part 4.20(a) of the Company Disclosure Schedule free and clear of all Liens, other than Permitted Liens, or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)	Except as set forth on Part 4.20(b) of the Company Disclosure Schedule, all (i) Patents, Marks and Copyrights owned by the Company and its Subsidiaries that are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world and (ii) Exclusively Licensed Registered IP, to the extent the Company or any Subsidiary of the Company is responsible for the prosecution or maintenance of such Exclusively Licensed Registered IP or the costs thereof (together with the Intellectual Property Assets described in subsection (i), the “Company Managed IP”), have been duly maintained (including the payment of maintenance and similar fees) and are not expired, canceled or abandoned, and to the extent issued or registered are, to the Knowledge of the Company, valid and enforceable, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)	The Company has prepared or is considering filing Patent applications for potentially patentable inventions within the Company Intellectual Property Assets in a manner and within a sufficient time period to avoid statutory disqualification of any potential Patent application, except, where in the exercise of reasonable business judgment, the Company has decided not to file a Patent application on a potentially patentable invention.
(d)	Since the date three years immediately prior to the date hereof, there have been no legal disputes or claims pending, or, to the Knowledge of the Company, threatened in writing alleging infringement, dilution, misappropriation or other violation of any Intellectual Property Assets of any Person (“Third Party Rights”) by the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)	To the Knowledge of the Company, the use of the Company Intellectual Property Assets in the operation of the business of the Company and its Subsidiaries as currently conducted and as it has been conducted, does not infringe, dilute, misappropriate or otherwise violate (and has not infringed, diluted, misappropriated or otherwise violated) any Third Party Right, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f)	To the Knowledge of the Company, there is no infringement, dilution, misappropriation or other violation by any Person of any of the Company Managed IP or any other Company Intellectual Property Assets, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(g)	The Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality of Trade Secrets and other confidential information included in the Company Intellectual Property Assets or Licensed Company IP. To the Knowledge of the Company, there has been no unauthorized use or disclosure of such Trade Secrets and other confidential information. Each current and former employee, officer and consultant who is or was involved in the creation or development of any material Intellectual Property Assets by or on behalf of the Company or its Subsidiaries has signed a valid, enforceable agreement assigning the applicable Intellectual Property Assets to the Company or one of its Subsidiaries.

(h)	To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been used to create any material Intellectual Property Assets (i) that are purported to be owned by the Company or its Subsidiaries, or (ii) that were created by the Company or its Subsidiaries for a Third Party, except, in each case, for any such funding or use of facilities or personnel that has not resulted in such Governmental Authority or institution obtaining any rights of ownership or use of such Intellectual Property Assets (except in the case of (ii) as may have been agreed between such Governmental Authority or institution and the relevant Third Party).
(i)	For purposes of this Agreement:
(i)	“Company Intellectual Property Assets” means all material Intellectual Property Assets owned by the Company and its Subsidiaries.
(ii)	“Intellectual Property Assets” means all intellectual property rights, including:
(A)	patents and patent applications and rights to claim priority with respect to patents, and any and all divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions and counterparts thereof, (collectively, “Patents”);
(B)	trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”);
(C)	copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); and
(D)	rights under applicable U.S. state and federal trade secret laws and under corresponding foreign statutory and common law, as are applicable in know-how and confidential information, including inventions, discoveries and invention disclosures, ideas, research in progress, algorithms, data, databases, data collections, technologies, tools, methods, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies and prototypes (collectively, “Trade Secrets”).

Section 4.21 Properties.

(a)	Part 4.21(a) of the Company Disclosure Schedule contains a true and complete list, in all material respects, of the addresses of all real property owned by the Company and its Subsidiaries (collectively, the “Owned Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries have good and marketable fee title, or the local equivalent, to the Owned Real Property, and valid leasehold or subleasehold interest in all real property purported to be leased or subleased by it in the Company SEC Documents (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”), in each case, free and clear of all Liens (other than Permitted Liens), and all easement or other rights, to the land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted; and (b) there are no outstanding purchase options or rights of first refusal or other contractual rights or obligations to sell, lease, sublease or assign any of the Real Property.
(b)	Except as set forth in Part 4.21(b) of the Company Disclosure Schedule, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries currently lease, license, or otherwise permit the use or occupancy of all or any part of the Real Property by any Person (other than the Company or one of its Subsidiaries), and (ii) neither the Company nor any of its Subsidiaries has received written notice of any pending, and, to the Knowledge of the Company, there is no threatened, condemnation, expropriation or eminent domain proceeding with respect to any of the Real Property.

Section 4.22 Data Privacy.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are and have been in compliance with all Applicable Laws, the Company’s and its Subsidiaries’ privacy policies and the requirements of any contract or codes of conduct to which the Company or its Subsidiary is a party, in each case in connection with the Company’s and its Subsidiaries’ collection, storage, transfer and/or use of any personally identifiable information from any individuals, including any customers, prospective customers, employees and/or other Third Parties (collectively “Personal Information”), (ii) the Company and its Subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by them or on their behalf from and against unauthorized access, use and/or disclosure and (iii) the Company and its Subsidiaries are and have been in compliance with all Applicable Laws relating to data loss, theft and breach of security notification obligations.

Section 4.23 Brokers’ Fees.  Except for the Company Financial Advisor, there are no investment bankers, brokers or finders that have been retained by or are authorized to act on behalf of the Company or any of its Subsidiaries who are entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement. Prior to the execution of this Agreement, the Company has provided to Parent, true and correct copies of all Contracts between the Company or any of its Subsidiaries, on one hand, and the Company Financial Advisor, on the other hand, related the Merger and the other transactions contemplated by this Agreement.

Section 4.24 Opinion of Financial Advisor.  The Special Committee of the Company Board has received the opinion of Company Financial Advisor, dated as of the date the Special Committee recommended that the Company Board approve this Agreement, to the effect that, as of such date and based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with rendering of such opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent and their respective affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion shall be provided to Parent promptly following receipt thereof by the Company, for information purposes only.

Section 4.25 Compliance with Health Care Laws.

(a)	Except as set forth on Part 4.25(a) of the Company Disclosure Schedule, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is and, during the past three years, has been, in compliance with the terms of its Governmental Authorizations and all Applicable Laws related to health care matters including those laws related to: (i) the regulation of active pharmaceutical and other ingredients, drugs, biological products and devices, including the Federal Food, Drug, and Cosmetic Act, as amended, and comparable foreign laws (including as to data integrity, good manufacturing practices, good clinical practices and good laboratory practices), (ii) fraud and abuse, false claims, anti-kickback, and physician self-referral laws, including those that apply to all payors, and (iii) the regulations promulgated pursuant to such laws, each as amended from time to time (collectively, “Health Care Laws”).
(b)	During the past three years, neither the Company nor any of its Subsidiaries has received any notice, warning letter, untitled letter or other regulatory communication from any Governmental Authority of any noncompliance by, or liability of, the Company or its Subsidiaries under any Health Care Law that is still unresolved or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Part 4.25(b) of the Company Disclosure Schedule, during the past three years, none of the Company, its Subsidiaries, nor their respective directors, officers, employees and, to the Knowledge of the Company, agents, has been debarred, disqualified, suspended, or excluded from participation in any foreign, federal or state health care program or governmental program or under any Health Care Law.
(c)	During the past three years, no product or ingredient with which the Company or any Subsidiary has manufactured is under consideration by the Company, any Subsidiary, customers or by any Governmental Authority for, a recall, withdrawal, suspension, seizure or discontinuation, or has been recalled, withdrawn, suspended, seized or discontinued by the Company, any Subsidiary or their respective customers in any part of the world (whether voluntarily or otherwise). No proceedings in any part of the world (whether completed, existing, pending or threatened) seeking the recall, withdrawal, suspension, seizure or discontinuance of any product with which the Company or any Subsidiary works or has worked are pending against the Company or any of the Subsidiaries (or to the Knowledge of the Company, their respective customers).

Section 4.26 Related Party Transactions.  Except for compensation or other employment arrangements in the ordinary course of business, and as set forth on Part 4.26 of the Company Disclosure Schedule, as of the date hereof there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 4.27 Customers and Suppliers.  Part 4.27 of the Company Disclosure Schedule sets forth a complete and accurate list of the names of (a) the twenty (20) largest customers (by revenue) of the Company and its Subsidiaries (on a consolidated basis) for the most recently completed fiscal year, showing the aggregate total sales to each such customer during each such period and (b) the ten (10) largest suppliers (by dollar value of total purchases) of the Company and its Subsidiaries (on a consolidated basis) for the most recently completed fiscal year showing the aggregate total purchases from each such supplier during each such period. Since the Company Balance Sheet Date, there has not been (i) any material adverse change in the business relationship of the Company and any customer or supplier required to be listed in Part 4.27 of the Company Disclosure Schedule, or (ii) any material adverse change in any material term of the agreements or related arrangements with any customer or supplier required to be listed in Part 4.27 of the Company Disclosure Schedule.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that:

Section 5.01 Corporate Existence and Power.  Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate powers required to carry on its business as now conducted.

Section 5.02 Corporate Authorization.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03 Governmental Authorization.

(a)	The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority or any other Person, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (x) the HSR Act and (y) any other Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)	As of the date hereof, neither Parent nor Merger Sub is aware of any fact or circumstance relating to its or any of its Affiliates’ (including any portfolio company Affiliate) respective businesses, assets, liabilities, operations or legal status that would reasonably be expected to impair the ability of the parties to obtain, on a timely basis, any expiration of any waiting period or any authorization, consent, order, declaration or approval of any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement, or that would reasonably be expected to cause any Governmental Authority to seek to enact, adopt or obtain any Applicable Law or Order blocking or otherwise relating to the Merger or the other transactions contemplated hereby or imposing upon any of the parties hereto any conditions with respect to the Merger or the other transactions contemplated hereby.

Section 5.04 Non-contravention.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both) (a) result in any violation or breach of any provision of the certificate of incorporation or bylaws (or similar governing documents) of Parent or the certificate of incorporation or bylaws of Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, result in a violation or breach of any provision of any Applicable Law or Order with respect to Parent or Merger Sub or any of their respective properties or assets, or (c) require any consent or approval under, violate, result in any breach of or default or give to others any right of termination of any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which any of their respective properties or assets are bound, with such exceptions, in the case of each of clauses (b) and (c) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05 Capitalization and Operation of Merger Sub.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Closing Date will be, owned, directly or indirectly, by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Closing Date will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

Section 5.06 No Vote of Parent Stockholders; Required Approval.  No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement or to approve the Merger or the other transactions contemplated by this Agreement. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 5.07 Litigation.  As of the date hereof, there is no Proceeding pending against or, to the knowledge of Parent, threatened in writing against or affecting, Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.08 Available Funds.  Parent has delivered to the Company true, correct and complete copies, as of the date hereof, of (i) fully executed Equity Commitment Letters from the Guarantors to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (being collectively referred to as the “Equity Financing”), and (ii) a fully executed commitment letter (together with all exhibits, schedules, and annexes thereto) and (subject to redactions of fee amounts, pricing caps and certain economic terms of the pricing flex, so long as such redaction does not cover terms that could adversely affect the conditionality, amount, availability or termination of the Debt Financing) fee letter from the Debt Financing Sources identified therein (together, the “Debt Commitment Letter” and, together with the Equity Commitment Letters, the “Financing Commitment Letters”) to provide, on the terms and subject only to the conditions expressly stated therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date hereof, none of the Financing Commitment Letters has been withdrawn, terminated, repudiated, rescinded, amended or modified, no terms thereunder have been waived, and, to the knowledge of Parent, no such withdrawal, termination, repudiation, rescission, amendment, modification or waiver is contemplated. Parent or Merger Sub has fully paid any and all commitment fees or other fees payable on or prior to the date hereof in connection with the Financing Commitment Letters. Assuming (i) the Financing is funded in accordance with the Equity Commitment Letters and the Debt Commitment Letter, as applicable, the net proceeds contemplated by the Equity Commitment Letters and the Debt Commitment Letter (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letter) will, in the aggregate be sufficient for Parent and Merger Sub and the Surviving Corporation to pay all amounts required to be paid in connection with the Merger and the transactions contemplated in this Agreement and Financing Commitment Letters, including, without limitation, payment of the Aggregate Merger Consideration, repayment or refinancing of debt of the Company and its Subsidiaries contemplated by this Agreement or the Debt Commitment Letter, and payment of any other fees and expenses and payment obligations required to be paid or satisfied by Parent or Merger Sub on or prior to the Closing Date in connection with the transactions contemplated by this Agreement and the Financing (the “Required Amount”), assuming the satisfaction of the conditions set forth in Section 7.02(a) and Section 7.02(b) on the Closing Date. The Financing Commitment Letters are, as to Parent, Merger Sub and the other parties thereto, enforceable against Parent and Merger Sub and, to the knowledge of Parent, each of the other parties thereto, in accordance with their terms, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Applicable Laws affecting creditors’ rights generally and by general principles of equity. As of the date hereof, the Financing Commitment Letters are in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto, under any of the Financing Commitment Letters. Assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.02 on the Closing Date, as of the date hereof, Parent does not have any reason to believe (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letter) that any of the conditions to the funding of the full amount of the Financing will not be satisfied on a timely basis or that the full amount of the Financing will not be available to Parent or Merger Sub on the date of the Closing. As of the date hereof, the Financing Commitment Letters contain all of the conditions precedent and other conditions to the obligations of the parties thereunder to make the full amount of the Financing available to Parent on the terms therein. There are no side letters or other agreements, arrangements or understandings (other than with respect to an alternative financing consistent with the provisions of Section 6.17(b)) that could affect the availability of the Financing on the Closing Date to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the Required Amount other than as expressly set forth in the Financing Commitment Letters. The Equity Commitment Letters provide, and will continue to provide, that the Company is a third party beneficiary thereof as set forth therein. The obligations of Parent and Merger Sub under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s, their respective Affiliates’ or any other Person’s (including, for the avoidance of doubt, the Company’s or any Subsidiary of the Company’s) ability to obtain the Financing.

Section 5.09 Solvency.  Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the transactions contemplated by this Agreement, including the Financing and the payment of the Aggregate Merger Consideration, (b) any repayment or refinancing of debt contemplated in this Agreement or the Financing Commitment Letters, (c) the accuracy of the representations and warranties of the Company set forth in Article 4 hereof, (d) payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, (e) payment of all related fees and expenses, (f) compliance with the Company’s obligations in this Agreement and satisfaction of the conditions set forth in Section 7.01 and Section 7.02 on the Closing Date and (g) any estimates, projections or forecasts of the Company and its Subsidiaries furnished to Parent or its Affiliates or Representatives have been prepared by them in good faith based upon assumptions that were and continue to be reasonable, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (x) the amount of the present “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (y) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (z) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.10 Guarantee.  Parent has furnished the Company with a duly executed, true, complete and correct copy of the Guarantees. Each Guarantee is in full force and effect. Each Guarantee is (i) a legal, valid and binding obligation of the applicable Guarantor and (ii) enforceable in accordance with its respective terms against such Guarantor, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. There is no breach or default under any Guarantee by the applicable Guarantor, and no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) thereunder by such Guarantor.

Section 5.11 Absence of Certain Agreements.  As of the date hereof, neither Parent, Merger Sub nor any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which any stockholder of the Company would be entitled to receive, in respect of any share of Company Common Stock, consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal or (ii) pursuant to which any stockholder of the Company or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent or Merger Sub in connection with the transactions contemplated by this Agreement. As of the date hereof, there are no agreements, arrangements or understandings (in each case, whether oral or written) between Parent, Merger Sub, the Guarantor or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by this Agreement. As of the date hereof, none of Parent, Merger Sub, the Guarantor has entered into any Contract with any Person prohibiting such Person from providing or seeking to provide debt financing to any Person in connection with a transaction involving the Company or any of its Subsidiaries in connection with the Merger, other than Contracts with any Debt Financing Sources in effect on the date hereof, true, correct and complete copies of which have been provided to Parent on the date hereof.

Section 5.12 Stock Ownership.  Neither Parent nor Merger Sub owns any shares of capital stock of the Company. None of Parent, Merger Sub nor any of their respective Affiliates is an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL.

Section 5.13 Brokers’ Fees.  There is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacities as officers or directors, who is entitled to any advisory, banking, broker’s, finder’s or similar fee or commission for which the Company could be responsible in connection with the Merger and the other transactions contemplated by this Agreement, other than those that become payable by the Surviving Corporation following the consummation of the Merger.

ARTICLE 6
COVENANTS

Section 6.01 Conduct of the Company.  Except for matters (i) expressly permitted or expressly contemplated by this Agreement, (ii) set forth on Schedule 6.01, (iii) required by Applicable Law or the rules or regulations of Nasdaq, or (iv) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of (a) the Effective Time and (b) the termination of this Agreement in accordance with Article 8 hereof, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course, consistent with past practice, and to the extent consistent therewith, use its commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization and keep available the services of its and its Subsidiaries’ current officers and employees, and to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, Governmental Authorities, employees and other Persons having business relationships with it and (y) without limiting the generality of the foregoing, the Company shall not, and shall cause each of its Subsidiaries not to:

(a)	amend the Company’s certificate of incorporation or bylaws, or amend any certificate of incorporation or bylaws, or other comparable charter or organizational documents, of any of the Company’s Subsidiaries;
(b)	(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any Equity Interests of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (ii) split, combine or reclassify or otherwise amend the terms of any Equity Interests of the Company or any of its Subsidiaries, (iii) except as otherwise provided in Section 6.01(c), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, Equity Interests of the Company or any of its Subsidiaries, or (iv) purchase, redeem or otherwise acquire or offer to purchase, redeem or acquire any Company Securities, except for acquisitions of shares of Company Common Stock by the Company in satisfaction by holders of Company Equity Awards of the applicable exercise price and/or withholding taxes or in accordance with the terms of the ESPP;
(c)	issue, deliver, transfer, dispose of, sell or grant any Company Securities or any Equity Interests of any Subsidiary of the Company, other than (i) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or pursuant to the terms of Company RSU Awards or Company PSU Awards that are outstanding on the date hereof, in each case in accordance with the applicable Company Equity Award’s terms as in effect on the date hereof, (ii) the issuance of shares of Company Common Stock in connection with the exercise of and pursuant to the terms of the Warrants, (iii) grants or awards of Company Securities required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof set forth on Part 6.01(c) of the Company Disclosure Schedule (in each case, up to the maximum number set forth in Part 6.01(c) of the Company Disclosure Schedule), (iv) the issuance of shares of Company Common Stock in connection with the current Offering under the ESPP or (v) the issuance of Equity Interests of a Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;
(d)	merge or consolidate with any Person, dissolve, liquidate, restructure or recapitalize or adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial merger, consolidation, liquidation, dissolution, restructuring or recapitalization of the Company or any of its Subsidiaries;
(e)	(i) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to the current and former employees and directors of the Company and its Subsidiaries, except for (A) increases required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof, (B) increases made in the ordinary course of business consistent with past practice with respect to non-executive officer employees and not in excess of 3% of employee base salaries in the aggregate, or (C) increases required under the existing terms of any Company Employee Plan or under Applicable Law; (ii) grant or increase any severance or termination pay to the Company’s or its Subsidiaries’ directors (in such individual’s capacity as a director), employees, independent contractors or senior management outside of the ordinary course of business consistent with past practice; (iii) establish, adopt, amend, enter into or terminate any Company Employee Plan (including any plan, agreement or arrangement that would be a Company Employee Plan if in effect on the date hereof), except for actions taken in the ordinary course of business consistent with past practice that, in the aggregate, do not result in material liability to the Company and its Subsidiaries taken as a whole; or (iv) take any action to accelerate the vesting, payment or funding of compensation or benefits under a Company Employee Plan or otherwise, except for (A) actions required by any existing agreement with any employee, or (B) actions taken in the ordinary course of business consistent with past practice with respect to non-executive officer employees that, in the aggregate, do not result in material liability to the Company and its Subsidiaries taken as a whole;
(f)	acquire or commit to acquire any business, assets, real property or Equity Interests of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), other than acquisitions of inventory, supplies, Intellectual Property Assets, raw materials, equipment or similar assets in the ordinary course of business consistent with past practice;
(g)	sell, lease, sublease, license, pledge, transfer, assign, subject to any Lien, place in the public domain, abandon, permit to lapse or otherwise dispose of any material Company Intellectual Property Assets, material assets or material properties except (i) pursuant to Contracts or commitments existing as of the date hereof, (ii) non-exclusive licenses of Company Intellectual Property Assets to customers, contractors, distributors, resellers, partners or suppliers of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, (iii) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice, (iv) Permitted Liens, or (v) relating to the co-development of generic drug products in the ordinary course of business, with one or more Third Parties, pursuant to which the Company provides development services and supply of product, through a profit sharing arrangement;
(h)	agree to any exclusivity, non-competition or similar provision or covenant restricting the Company or any of its Subsidiaries from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the Effective Time, except in each case, in connection with Contracts entered into with customers, contractors, distributors, resellers, partners or suppliers of the Company and its Subsidiaries or similar arrangements, made (x) in the ordinary course of business consistent with past practice and (y) on terms substantially similar to any such restrictions existing on the date of this Agreement;
(i)	change any of the accounting methods used by the Company materially affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act;
(j)	except for borrowings under the Company’s current credit facilities, and capital leases in the ordinary course of business and except for intercompany loans, guarantees, advance or capital contribution among the Company and any of its directly and indirectly wholly-owned Subsidiaries in the ordinary course of business, consistent with past practices, (i) incur, issue, or otherwise become liable for any additional Indebtedness in the aggregate in excess of $1,000,000, (ii) modify in any material respect the terms of any material Indebtedness existing as of the date hereof, (iii) assume, guarantee or endorse the obligations of any Person (other than a wholly-owned Subsidiary of the Company), or (iv) make any loan, advance or capital contribution to any Person in excess of $1,000,000 in the aggregate, other than capital contributions and loans to any wholly-owned

Subsidiary in the ordinary course of business, consistent with past practices, and extensions of trade credit in the ordinary course of business;
(k)	take any action (other than consummation of the Merger) that would or would reasonably be expected to result in an adjustment to the Conversion Rate (as defined in and pursuant to the Indenture) for the Convertible Notes;
(l)	enter into, amend in any material respect, terminate, renew or waive any material rights under any Material Contract, or any Contract that would have been a Material Contract if it had been entered into prior to the date hereof, other than Contracts or amendments, terminations, renewals or waivers thereof, (i) entered into in the ordinary course of business consistent with past practice and (ii) which are not Contracts of the type described in clauses (ix), (x), (xi) or (xii) of Section 4.14(a);
(m)	make or change any material Tax election, settle or compromise any material Tax claim or proceeding, change any material method of Tax accounting, enter into any material Tax sharing or closing agreement, or consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment;
(n)	make, authorize or enter into any Contract requiring the Company to make or authorize any capital expenditure (or series of capital expenditures) in excess of $2,500,000 in the aggregate for fiscal year 2017 other than as contemplated by the fiscal 2017 capital expenditure budget of the Company and its Subsidiaries set forth in Schedule 6.01(n), provided that the Company may substitute any items included in such budget with alternative capital expenditures provided that the overall amount shall not exceed the total set forth therein;
(o)	institute, settle or compromise any Proceedings, other than (i) any Proceeding brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, or (ii) the settlement of claims, liabilities or obligations (A) reserved against on the most recent balance sheet of the Company included in the Company SEC Documents or (B) involving payments of less than $1,000,000 individually or $2,500,000 in the aggregate; provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Proceeding which settlement involves (x) payment or other consideration (in cash or other assets) by the Company or any of its Subsidiaries in excess of such amounts or (y) a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;
(p)	hire or terminate (other than for cause) any executive officer (as such term is defined in Section 16 of the Exchange Act);
(q)	amend or terminate the ESPP, other than as provided by Section 2.06(f);
(r)	enter into any material new line of business; or
(s)	authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. In addition, notwithstanding the foregoing, nothing in Section 6.01(a), (b), (c), (d), (f), (g), (j), (l) or (s) (as it relates to any of the foregoing) shall restrict the Company and its Subsidiaries from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement (i) exclusively among the Company and its Subsidiaries in the ordinary course of business consistent with past practice or (ii) in respect of interest rate protection, commodity or currency hedge, swaps, puts, calls, options or similar derivative products in the ordinary course of business consistent with past practice.

Section 6.02 Unsolicited Proposals.

(a)	Until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 8.01, beginning on the date hereof:
(i)	the Company shall not, nor shall the Company permit any of its Subsidiaries to, nor shall the Company authorize or knowingly permit any of its Representatives or any of its Subsidiary’s

Representatives to, directly or indirectly (other than with respect to Parent and Merger Sub), (A) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding an Acquisition Proposal, or furnish to any Third Party information or provide to any Third Party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case, relating in any way to, or for the purpose of encouraging or facilitating, or that could reasonably be expected to lead to, an Acquisition Proposal or (C) enter into any letter of intent, agreement, Contract, commitment or agreement in principle with respect to an Acquisition Proposal or enter into any agreement, Contract or commitment requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (an “Alternative Acquisition Agreement”) or (D) resolve, propose or agree to do any of the foregoing; and
(ii)	the Company shall, and shall cause its Subsidiaries to, and shall direct the Company’s and its Subsidiaries’ Representatives to, immediately cease and terminate any existing discussions or negotiations with any Third Party theretofore conducted by the Company, its Subsidiaries or their respective Representatives with respect to an Acquisition Proposal (including terminating access to any on-line data room), and promptly following the date hereof, the Company shall request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any such Third Party be returned or destroyed in accordance with the applicable confidentiality agreement.
(b)	Notwithstanding anything to the contrary contained in this Agreement, but subject to the Company’s compliance in all material respects with Section 6.02(a), if, at any time on or after the date hereof, but prior to the Stockholder Approval, (i) the Company receives a written bona fide Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not result from a material breach of this Section 6.02 and (iii) the Company Board or the Special Committee determines in good faith, after consultation with the Company Financial Advisor and outside legal counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal, then if, but only if, the Company Board or the Special Committee determines in good faith after consultation with the Company Financial Advisor and outside legal counsel that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Company may, after entering into an Acceptable Confidentiality Agreement with such Third Party, (A) furnish information and data with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal and afford such Third Party access to the businesses, properties, assets and personnel of the Company and its Subsidiaries and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations (including by entering into an Acceptable Confidentiality Agreement with such Third Party for the purpose of receiving non-public information relating to such Third Party); provided, however, that the Company (1) will not, and will not permit its Subsidiaries or its or their Representatives to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement, (2) will promptly (and in any event within 24 hours) provide to Parent (x) written notice of the determination of the Company Board or the Special Committee described above, (y) a copy of the Acceptable Confidentiality Agreement, entered into by the Company with such Third Party and (z) any material non-public information concerning the Company or its Subsidiaries provided to such Third Party, which was not previously provided to Parent, and (3) will not, and will not permit its Subsidiaries to, enter into any confidentiality or other agreement with any Person that could limit or delay the ability of the Company or any of its Subsidiaries to provide any information to Parent in accordance with this Section 6.02. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may (x) following the receipt of an Acquisition Proposal from a Third Party, contact such Third Party in order to clarify and understand the terms and conditions of an Acquisition

Proposal made by such Third Party so as to determine whether such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (y) direct any Persons to this Agreement, including the specific provisions of this Section 6.02. Notwithstanding the foregoing, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives to not, provide any commercially sensitive non-public information to any competitor in connection with the actions permitted by this Section 6.02(b), except in a manner consistent with the Company’s past practices in dealing with the disclosure of such information in the context of considering Acquisition Proposals prior to the date of this Agreement and subject to limitations no less restrictive to the Third Party in the aggregate than those placed on Parent, Merger Sub and/or their Representatives with respect to such information in connection with the transactions contemplated hereby.
(c)	From and after the date hereof, the Company shall as promptly as practicable (and in any event within 24 hours) notify Parent of the Company’s receipt of (i) any Acquisition Proposal or (ii) any inquiries, proposals or offers with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, any request for non-public information that would reasonably be expected to lead to an Acquisition Proposal or any request for discussions or negotiations with, the Company, any of the Company’s Subsidiaries or any of the Company’s Representatives that would reasonably be expected to lead to an Acquisition Proposal, in each case of this clause (ii), from a bona fide potential purchaser of the Company or any of its Subsidiaries (any such inquiry, proposal, offer or request, an “Inquiry”), which notification shall include a copy of the applicable written Acquisition Proposal or other such proposal or offer (or, if oral, the material terms and conditions of such Acquisition Proposal or other such proposal or offer) and the identity of the Third Party making such Acquisition Proposal or Inquiry. The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal or Inquiry, and the material terms and conditions thereof in the case of any Acquisition Proposal or other such proposal or offer (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation relating thereto that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal or other such proposal or offer and the Company (or its Representatives) within 24 hours after receipt thereof.
(d)	The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver or termination of any provision of, any confidentiality, standstill or similar agreement (or any standstill or confidentiality provision of any other contract or agreement) to which any of the Company or any Subsidiary of the Company is a party (a “Standstill Provision”) or any “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination,” or other antitakeover Applicable Law (provided, however, that the Company Board or any committee thereof may grant a waiver, release or termination of a Standstill Provision if, but only if, the Company Board or any committee thereof determines in good faith, after consultation with the Company Financial Advisor and outside legal counsel, that failure to provide such waiver, release or termination would reasonably be likely to be inconsistent with its fiduciary duties under Applicable Law), and the Company will use its reasonable best efforts to enforce or cause to be enforced to the fullest extent permitted by Applicable Law each such agreement.
(e)	The Company agrees that in the event any of its Subsidiaries or its or their Representatives takes any action which, if taken by the Company would constitute a breach by the Company of Section 6.02(a), Section 6.02(b) or Section 6.02(d), the Company shall be deemed to be in breach of Section 6.02(a), Section 6.02(b) or Section 6.02(d), as applicable.

Section 6.03 Company Recommendation.

(a)	Subject to Section 6.03(b) and Section 6.03(c), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, or fail to make, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in any manner adverse to the transactions contemplated by this Agreement, Parent or Merger Sub, or otherwise make any public statement or proposal inconsistent with, the Company Recommendation, (ii) approve, adopt or recommend, or publicly propose to adopt or recommend, an Acquisition Proposal, (iii) fail to recommend against acceptance of any Third Party tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after commencement of such offer, (iv) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any Subsidiary of the Company to execute or enter into any agreement, arrangement or understanding, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or (v) resolve or publicly propose to take any action described in the foregoing clauses (i) through (iv) (each of the foregoing actions described in clauses (i) through (iv) (or clause (v) solely to the extent related to clauses (i) through (iv)) being referred to as an “Adverse Recommendation Change”).
(b)	(i) Notwithstanding anything in this Agreement to the contrary, including Section 6.03(a), at any time prior to obtaining the Stockholder Approval (and subject to the Company’s or the Company Board’s, as applicable, compliance with Section 6.02, this Section 6.03 and Section 9.04), the Company Board or the Special Committee may, if it determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel), that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under Applicable Law, (A) make an Adverse Recommendation Change as a result of either (1) a Superior Proposal or (2) any fact, event, change, development or circumstance not known or reasonably foreseeable by the Company Board as of the date hereof and not relating to any Acquisition Proposal or Inquiry (such fact, event, change, development, circumstance or consequences thereof, an “Intervening Event”) or (B) cause the Company to terminate this Agreement pursuant to Section 8.01(h) and authorize the Company to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal (which agreement shall be entered into substantially concurrently with such termination), subject in each case to compliance with the terms of paragraph (ii) or (iii) below, as applicable.
(ii)	Notwithstanding the foregoing, (x) no Adverse Recommendation Change pursuant to this Section 6.03(b) may be made as a result of a Superior Proposal and (y) no termination of this Agreement pursuant to Section 8.01(h) may be made, in either case:
(A)	until after the fourth Business Day following written notice from the Company advising Parent that the Company Board or the Special Committee intends to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(h) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, the material terms and conditions of, and the identity of the Third Party making, such Superior Proposal, and a copy of any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal, which shall require a new notice period of two Business Days, and compliance with this Section 6.03(b) with respect to such new notice);
(B)	unless during such four Business Day period (or two Business Day period following an amended proposal), the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement, the Guarantees, the Financing Commitment Letters as would permit the Company Board or the Special Committee to maintain the Company Recommendation and not make an Adverse Recommendation Change or terminate this Agreement; and
(C)	unless, following to the expiration of such four Business Day period (or two Business Day period following an amended proposal), the Company Board or the Special Committee has considered in good faith Parent’s proposal to adjust the terms and conditions of this Agreement, the Guarantees, the Financing Commitment Letters, and the Company Board or the Special Committee determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel) that (x) the failure to make an Adverse Recommendation Change or authorize the termination of this Agreement would be inconsistent with its fiduciary duties under Applicable Law and (y) after taking into account any adjustment or modification to the terms of this Agreement proposed by Parent, that the Acquisition Proposal continues to be a Superior Proposal. None of the Company, the Company Board or any committee thereof shall enter into any agreement with any Third Party to limit or not to give prior notice to Parent of its intention to effect an Adverse Recommendation Change or to terminate this Agreement in light of a Superior Proposal.
(iii)	In the case of an Intervening Event, no Adverse Recommendation Change pursuant to this Section 6.03(b) may be made:
(A)	until after the fourth Business Day following written notice from the Company advising Parent that the Company Board or the Special Committee intends to take such action and specifying the material facts underlying the determination by the Company Board or the Special Committee that an Intervening Event has occurred, and the reason for the Adverse Recommendation Change, in reasonable detail (a “Notice of Intervening Event”);
(B)	unless during such four Business Day period, the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent in good faith to enable Parent to amend this Agreement, the Guarantees, the Financing Commitment Letters in such a manner that permits the Company Board to maintain the Company Recommendation and not make an Adverse Recommendation Change; and
(C)	unless, by the expiration of such four Business Day period, the Company Board or the Special Committee has considered in good faith any amendments to this Agreement, the Guarantees, the Financing Commitment Letters proposed by Parent and has determined in good faith (after consultation with the Company Financial Advisor and outside legal counsel), that the failure to effect an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law if such amendments were implemented.

The provisions of this Section 6.03(b)(iii) shall also apply to any material change to the facts and circumstances relating to an Intervening Event, in which case such change shall require a new Notice of Intervening Event and the Company shall be required to comply again with the provisions of this Section 6.03(b)(iii), except that any reference to four Business Days shall instead be to two Business Days.

(c)	Nothing contained in Section 6.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board or the Special Committee, after consultation with outside legal counsel, such disclosure is required by Applicable Law, or (iii) making any disclosure that constitutes a stop, look and listen communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act, provided that the Company Board shall not recommend that the stockholders of the Company tender their shares in connection with any tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or effect an Adverse Recommendation Change, unless, in each case, the applicable requirements of Section 6.03(b) shall have been and continue at the time of such action to be satisfied as to an Adverse Recommendation Change.

Section 6.04 Approval of Merger Agreement.

(a)	As promptly as reasonably practicable (and in any event within twenty (20) Business Days) after the execution of this Agreement, the Company shall prepare a proxy statement in preliminary form for a special meeting of the Company’s stockholders (including any adjournments and postponements thereof, the “Stockholder Meeting”) (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) and file it with the SEC and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing, including to cause their respective Affiliates, as applicable, to cooperate with the preparation of the foregoing. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof, including by using its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement. The Company, Parent and Merger Sub shall notify the others promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the others with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall cooperate, and shall cause their respective Affiliates to cooperate, with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to Parent, Merger Sub and their respective Affiliates as may be required to be set forth in the Proxy Statement under Applicable Law. Parent shall ensure that such information supplied by it and its Affiliates in writing for inclusion in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholder Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall consider Parent’s comments in good faith. The Company shall ensure that the Proxy Statement (i) will not on the date it is first mailed to stockholders of the Company and at the time of the Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC and Nasdaq. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub or their Affiliates for inclusion or incorporation by reference in the Proxy Statement. If, at any time prior to the Stockholder Meeting, the Company, Parent or Merger Sub discovers information provided by it for inclusion in the Proxy Statement has become false or misleading in any material respect, the party hereto which discovers such information shall promptly notify the other parties hereto and the Company shall promptly prepare and file with the SEC an appropriate amendment or supplement to the Proxy Statement and, to the extent required by Applicable Law or the SEC or its staff, disseminate such amendment or supplement to the Company’s stockholders.
(b)	As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC for mailing (and in any event within five (5) Business Days after clearance by the SEC), the Company shall cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders. As promptly as reasonably practicable following the mailing of the Proxy Statement to the Company’s stockholders, the Company shall, in accordance with Applicable Law and the Company’s governing documents, convene and hold the Stockholder Meeting for the purpose of considering and taking action upon the matters requiring Stockholder Approval (with the record date and meeting date set in consultation with Parent). Unless the Company Board or the Special Committee has withdrawn the Company Recommendation in compliance with Section 6.03, the Company shall (i) make the Company Recommendation to the stockholders of the Company and include such recommendation in the Proxy Statement, (ii) use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and (iii) take all other action necessary or advisable to secure the vote of the holders of shares of Company Common Stock required by Applicable Law to effect the Merger. Notwithstanding any provision of this Agreement to the contrary, the Company may adjourn, recess or postpone the Stockholder Meeting solely (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Stockholders Meeting or (ii) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting.

Section 6.05 Access to Information.  Subject to Applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent, the Debt Financing Sources and its and their authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Tax Returns, Contracts and records. The foregoing shall not require the Company (a) to provide access to or otherwise make available or furnish any books, Contracts or records if such access would violate a confidentiality, non-disclosure or other similar agreement in effect as of the date hereof, (b) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would in the good faith judgment of the Company based on advice of counsel jeopardize any attorney-client, work product or other legal privilege or protection (it being agreed that, in the case of clauses (a) and (b), the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege or protection), (c) to provide access to or otherwise make available any information relating to the process conducted by the Company that led to the execution of this Agreement, or (d) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information could in the reasonable judgment of the Company based on advice of counsel violate any Applicable Law (it being agreed that, in the case of clause (d), that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such Applicable Law). Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective Representatives acting on their behalf not to, contact any customer, partner, vendor or supplier of the Company in connection with the Merger or any of the other transactions contemplated by this Agreement without the Company’s prior written consent, and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company. All requests for information made pursuant to this Section 6.05 shall be directed to the executive officer or other Person designated by the Company. All such information shall be deemed Evaluation Material (as defined in the Confidentiality Agreements) under and be governed by the terms of the Confidentiality Agreements.

Section 6.06 Notice of Certain Events.  Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of (i) the occurrence or existence of any fact, event or circumstance that has, (x) with respect to the Company, had or would reasonably be expected have a Company Material Adverse Effect and (y) with respect to Parent or Merger Sub, had or would reasonably be expected to have a Parent Material Adverse Effect, (ii) the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article 7 not being able to be satisfied prior to the End Date, or (iii) any notice or other communication that has been received by the Company from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement. No notification given by any party pursuant to this

Section 6.06 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement.

Section 6.07 Employee Benefit Plan Matters.

(a)	From and after the Closing Date, with respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue employment with Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation following the Closing Date (“Continuing Employees”), Parent shall cause the service of each such Continuing Employee to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals under any defined benefit pension plan) and vesting under each compensation, retirement, vacation, fringe or other welfare benefit plan, program or arrangement of Parent, the Surviving Corporation or any of their Subsidiaries (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent such credit would not result in a duplication of benefits. Parent shall assume any and all vacation balances of Continuing Employees, and shall assume all costs and notice obligations incurred in connection with terminations of non-Continuing Employees.
(b)	For a period of not less than 12 months after the Closing Date, Parent shall provide each Continuing Employee with (i) (A) base salary or base hourly rate and (B) cash incentive compensation target opportunity (including commissions but excluding specified performance goals for any cash incentive compensation in respect of any calendar year after the 2017 calendar year), in each case in an amount at least equal to the level that was provided to each such Continuing Employee prior to the Closing Date, and (ii) employee benefits (other than equity awards) that are substantially comparable in the aggregate to those provided to each such Continuing Employee immediately prior to the Closing Date. Parent shall also honor the Company’s annual cash incentive bonus plans in effect for the 2017 calendar year, and shall provide each Continuing Employee with a cash incentive bonus for 2017 which shall be paid consistent with the Company’s prior bonus payment timing, but in no event later than March 15, 2018. Each Person listed on Schedule 6.07(b) shall receive his or her pro-rated target cash bonus with respect to 2017 in connection with and at the Effective Time of the Merger, and the bonus amount payable to such Person following the conclusion of the 2017 fiscal year shall be reduced by any pro-rated target cash bonus paid with respect to 2017 at the Effective Time. In addition, Parent shall (i) assume and honor the terms of the severance agreements listed on Schedule 6.07(b) and provide the severance payments and benefits required thereunder to be provided to any employee of the Company or any of its Subsidiaries, subject to the terms and conditions of such agreements and (ii) for a period of 12 months after the Closing Date, honor the terms of Company’s and its Subsidiaries’ severance policies generally applicable to all employees as in effect as of the Closing Date. Between the date hereof and the Closing Date, the Company may, subject to Parent’s consent, and the Parent and the Company will work in good faith to, implement changes to the Company’s 2017 cash incentive bonus plan for VP and director level employees to be effective as of the Closing Date, which changes will be designed to facilitate the retention of such employees.
(c)	From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall use reasonable best efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Parent Benefit Plan but, with respect to long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Parent’s applicable insurance contracts in effect as of the Closing Date; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 6.07(a) shall control; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Benefit Plan in satisfying any applicable co-payment or deductible requirements under such Parent Benefit Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Employee Plan.
(d)	From and after the Closing Date, Parent shall honor, and shall cause the Surviving Corporation and their respective Subsidiaries to honor, in accordance with its terms, (i) each existing (as of immediately prior to the Effective Time) employment, change in control, retention, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any current or former officer, director or employee of that company to the extent set forth on Schedule 6.07(b), (ii) all obligations in effect as of the Effective Time under any “Merger Bonus Agreement” as defined and set forth in Part 4.16(d) of the Company Disclosure Schedule, (iii) all obligations in effect as of the Effective Time under any bonus or bonus deferral plans, programs or agreements of the Company or its Subsidiaries and (iv) all vested and accrued benefits under any Company Employee Plan. Parent acknowledges that the transaction contemplated hereby shall constitute a “change in control” for purposes of each Company Employee Plan set forth on Schedule 6.07(d) that uses such term.
(e)	Nothing in this Section 6.07 shall be deemed to amend any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to continue or amend any particular benefit plan before or after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and Applicable Law. The provisions of this Section 6.07 are for the sole benefit of the parties hereto and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person (including any Continuing Employee), other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Section 6.07. Nothing contained herein, express or implied is intended to confer upon any Continuing Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.
(f)	The Surviving Corporation or its Subsidiaries (as applicable) shall continue to abide by the terms of the Union Agreements while such Union Agreements are in effect.

Section 6.08 State Takeover Laws.  If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger, or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.09 Obligations of Merger Sub.  Subject to the terms and conditions set forth herein, Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby on the terms and conditions set forth in this Agreement.

Section 6.10 Voting of Shares.  Parent shall vote any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholder Meeting, and will vote or cause to be voted the shares of Merger Sub held by it or any of its Subsidiaries, as the case may be, in favor of adoption of this Agreement.

Section 6.11 Director and Officer Liability.

(a)	For six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.11(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date hereof (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such persons currently covered by such policies with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium. If any such prepaid policies described in this Section 6.11(a) have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain any and all such policies in full force and effect for their full term, and continue to honor the obligations thereunder.
(b)	From and after the Effective Time, each of Parent and the Surviving Corporation shall: (i) indemnify and hold harmless each individual who (x) at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company or (y) is listed on Part 6.11(b) of the Company Disclosure Schedule (each such individual in clause (x) or (y), an “Indemnified Party”) for any and all costs and expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred; provided that the Indemnified Party shall have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under this Section 6.11(b)), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any action, suit or other Proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer or an employee or agent of the Company or any Subsidiary of the Company or otherwise in connection with any action taken or not taken at the request of the Company or any Subsidiary of the Company or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan), in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Effective Time (including any Indemnified Party Proceeding relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under Applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (x) each indemnification agreement in effect as of the date hereof between the Company and any Indemnified Party, the form of which has been Made Available to Parent; and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company as in effect on the date hereof. Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six years from the Effective

Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. If Parent or the Surviving Corporation fails to comply with its obligations in this Section 6.11(b) and an Indemnified Party commences a suit which results in a final, non-appealable determination by a court of competent jurisdiction that Parent or the Surviving Corporation failed to comply with such obligation, Parent shall pay such Indemnified Party his or her costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest thereon at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).
(c)	If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.
(d)	The provisions of this Section 6.11 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by Applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Section 6.11); provided, however, that such rights of the Indemnified Parties as third party beneficiaries under this Section 6.11 shall not arise until the Effective Time.

Section 6.12 Reasonable Best Efforts.

(a)	Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and to make all necessary registrations and filings (including filings with Governmental Authorities, if any) and to take such steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Authorities, (ii) using reasonable best efforts to deliver required notices to, and obtain required consents or waivers from, Third Parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.
(b)	In furtherance and not in limitation of the foregoing, each of the Company and Parent (and their respective Affiliates, if applicable) shall: (i) promptly, but in no event later than five Business Days after the date hereof, file any and all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement and shall use reasonable best efforts to promptly secure the expiration or termination of any applicable waiting periods under the HSR Act; (ii) promptly make all filings, and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable Antitrust Laws (to the extent required); (iii) as promptly as reasonably practicable provide such information as may reasonably be requested by the U.S. Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”) under the

HSR Act or by any other Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, as well as any information required to be submitted to comply with a request for additional information in order to commence or end a statutory waiting period; (iv) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Merger and the other transactions contemplated by this Agreement; and (v) promptly take, and cause its Subsidiaries to take, all reasonable actions and steps requested or required by any Governmental Authority as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, as the FTC and the DOJ, or other Governmental Authorities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the Merger and the other transactions contemplated by this Agreement; provided that (A) the Company and its Subsidiaries will only be required to take or commit to take any such action, or agree to any such condition or restriction, of the type described in this clause (v) if such action, commitment, agreement, condition or restriction is binding on the Company or its Subsidiaries, only in the event the Closing occurs and (B) neither the Company nor any of its Subsidiaries will take or commit to take any such action of the type described in this clause (v), or agree to any such condition or restriction of the type described in this clause (v), without the prior written consent of Parent. Parent shall pay all filing fees under the HSR Act and other applicable Antitrust Laws, and the Company shall not be required to pay any fees or other payments to any Governmental Authority (or any other Person) in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws in connection with the Merger or the other transactions contemplated by this Agreement.
(c)	Without limiting the generality of anything contained in this Section 6.12, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry or Proceeding by any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry or Proceeding; (iii) promptly inform the other parties of any communication to or from the FTC, DOJ or any other Governmental Authority to the extent regarding the Merger and the other transactions contemplated by this Agreement, or regarding any such request, inquiry or Proceeding, and provide a copy of all written communications; and (iv) pull and re-file any notice under the HSR Act only if the other parties hereto agree. Subject to Applicable Law, in advance and to the extent practicable, each of Parent or the Company, as the case may be, will consult the other on all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement and shall incorporate all comments reasonably proposed by Parent or the Company, as the case may be; provided, however, that if review of any information would be material in connection with any second request (or similar process) such information shall be provided solely to those individuals acting as outside antitrust counsel for the other parties (provided that such counsel shall not disclose such information to such other parties and shall enter into a joint defense agreement with the providing party). In addition, except as may be prohibited by any Governmental Authority or by any Applicable Law, in connection with any such request, inquiry or Proceeding in respect of the Merger and the other transactions contemplated by this Agreement, each party hereto will permit authorized Representatives of the other party to be present at each meeting or conference (including telephonic) relating to such request, inquiry or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry or Proceeding.
(d)	In furtherance and not in limitation of the foregoing, Parent agrees to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental

Authority, so as to enable the parties hereto to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis (and in any event no later than three Business Days prior to the End Date), including (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale, license, transfer, assignment or other disposition of assets or businesses of Parent or the Company or their respective Subsidiaries, (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or their respective Subsidiaries and (iii) creating or consenting to create any relationships, ventures, contractual rights, obligations, behavioral undertakings or other arrangements of Parent or the Company or their respective Subsidiaries (and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an Order or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company; provided, however, that any such action may, at the discretion of Parent or the Company, be conditioned upon consummation of the Merger and the other transactions contemplated by this Agreement) (each a “Divestiture Action”) as may be necessary or required, to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order that would otherwise have the effect of preventing consummation of the Merger and the other transactions contemplated by this Agreement, and to ensure that no Governmental Authority with the authority to clear, authorize or otherwise approve consummation of the Merger and the other transactions contemplated by this Agreement, fails to do so on a timely basis and in any event no later than three Business Days prior to the End Date. Parent and the Company shall cooperate in any proposal, negotiation, or offer to commit and to effect, by consent decree, hold separate order or otherwise, any and all Divestiture Actions or otherwise to offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any Divestiture Action as may be required to resolve any Governmental Authority’s objections to the Merger and the other transactions contemplated by this Agreement.
(e)	In the event that any Proceeding is commenced challenging the Merger and the other transactions contemplated by this Agreement and such Proceeding seeks, or would reasonably be expected to seek, to prevent consummation of the Merger and the other transactions contemplated by this Agreement, Parent and Merger Sub shall use their reasonable best efforts to take any and all action to resolve any such Proceeding and each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement.
(f)	Neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Merger and the other transactions contemplated by this Agreement.

Section 6.13 Stockholder Litigation.  The Company shall as promptly as reasonably practicable (and in any event within two Business Days) notify Parent in writing of, keep Parent reasonably informed of the status of, and shall give Parent the opportunity to participate in the defense and settlement of, any Stockholder Litigation; provided, however, that the Company shall not be permitted to settle (or engage in settlement negotiations concerning) any Stockholder Litigation without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties prior to the Effective Time to defend any Stockholder Litigation.

Section 6.14 Public Announcements.  Parent and the Company shall consult with each other before issuing any press release or making any other public announcements, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or make any such other public announcement without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except (i) as such release or announcement may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall use reasonable best efforts to consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance and (ii) for statements that (1) are consistent with previous releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), or (2) relate to an Acquisition Proposal, Superior Proposal, Adverse Recommendation Change or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

Section 6.15 Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.16 Section 16 Matters.  Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Merger, both prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Applicable Law in connection with the transactions contemplated by this Agreement and, for that compensatory and retentive purpose, agree to the provisions of this Section 6.16. Promptly after the date hereof and in any event prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.

Section 6.17 Financing.

(a)	Each of Parent and Merger Sub shall use, and shall cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions) described in the Financing Commitment Letters and the fee letter pursuant to the terms thereof (or, with respect to terms applicable to the Debt Financing following the Closing, such other terms as are no less favorable, in the aggregate, to Parent than those set forth in the Debt Commitment Letter and do not conflict with their obligations hereunder), and shall not permit any amendment, supplement or modification to be made to, or any waiver of any provision under, the Financing Commitment Letters if such amendment, supplement, modification, replacement or waiver (A) with respect to the Financing Commitment Letters, reduces (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless (x) the Debt Financing or the Equity Financing is increased by a corresponding amount or the Debt Financing is otherwise made available to fund such fees or original issue discount and (y) after giving effect to any of the transactions referred to in clause (x) above, the representation and warranty set forth in Section 5.09 shall be true and correct), (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing, or (C) otherwise expands, amends or modifies any other provision of the Financing Commitment Letters in a manner that would reasonably be expected to (x) delay (taking into account the

Marketing Period) or prevent or make less likely the funding of the full amount of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (y) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Financing Commitment Letters or the definitive agreements with respect thereto (provided that, subject to compliance with the other provisions of this Section 6.17(a), Parent and Merger Sub may amend the Debt Commitment Letter to (i) add additional lenders, arrangers, bookrunners, agents and other similar entities or (ii) replace such Financing with alternative financing from alternative sources in an amount sufficient to pay the Required Amount (after taking into account consideration cash on hand at the Parent and other available financing (with conditions not less favorable to Parent and Merger Sub than the terms and conditions set forth in the Debt Commitment Letter)). Parent and Merger Sub shall not agree to the withdrawal, termination, repudiation or rescission of any commitment in respect of the Debt Financing without the prior written consent of the Company, and shall not release or consent to the termination of the obligations of the financing sources under the Debt Commitment Letter other than to effect the joinder or addition of financing sources to the Debt Commitment Letter providing replacement commitments in a manner not prohibited by this Section 6.17. Parent shall promptly deliver to the Company copies of any such material amendment, modification or replacement. For purposes of this Section 6.17, references to “Financing” shall include the financing contemplated by the Financing Commitment Letters as permitted to be amended, modified, supplemented or replaced by this Section 6.17(a), references to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented or replaced by this Section 6.17(a) and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 6.17(a).
(b)	Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms (including the market “flex” provisions) and subject only to the conditions set forth in the Financing Commitment Letters, including using reasonable best efforts (A) to maintain in effect the Financing Commitment Letters, (B) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and subject only to the conditions (including, as necessary, agreeing to any requested changes to the terms thereunder in accordance with any “flex” provisions) contained in the Debt Commitment Letter (or, with respect to terms applicable following the Closing, on such other terms acceptable to Parent and its Debt Financing Sources to the extent such terms do not conflict with their obligations hereunder), (C) to prepare on a timely basis the necessary offering circulars, private placement memoranda, or other offering documents, rating agency materials and other marketing materials with respect to the Debt Financing and to commence on a timely basis the marketing and/or syndication activities contemplated by the Debt Commitment Letter, (D) to satisfy on a timely basis all conditions to funding in the Debt Commitment Letter and such definitive agreements thereto and in the Equity Commitment Letters and to consummate the Financing at or prior to the Closing, including using its reasonable best efforts to cause the lenders and the other Persons committing to fund the Financing to fund the Financing at the Closing, and (E) to enforce its rights under the Financing Commitment Letters. Parent shall keep the Company reasonably informed, in all reasonable detail, of the status of its efforts to arrange and consummate the Debt Financing and of all material developments in respect thereof. Parent shall provide the Company, upon request, with copies of any material definitive documents in respect of the Debt Financing and such other information regarding the Debt Financing and any syndication efforts as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (x) of any material breach or default by any party to any of the Financing Commitment Letters or definitive agreements related to the Financing of which Parent or Merger Sub become aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any Debt Financing Source with respect to any actual or potential breach, default, termination or repudiation by any party to any of the Financing Commitment Letters or definitive agreements related to the Financing of any provisions of the Financing Commitment Letters or definitive agreements related to the Financing, and (z) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitment Letters or definitive agreements related to the Financing; provided, that in no event will Parent or Merger Sub be under any obligation to disclose any information that would result in the waiver of attorney-client or similar privilege if Parent and Merger Sub shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege (it being agreed that Parent or Merger Sub shall give notice to the Company of the fact that it is withholding such information). As soon as reasonably practicable, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence (subject to the proviso and limitations set forth in the immediately preceding sentence) or the status of the Debt Financing. Upon the occurrence of any circumstance referred to in clause (x) or (y) of the second preceding sentence or if any portion of the Debt Financing otherwise becomes unavailable, and such portion is reasonably required to fund the Aggregate Merger Consideration and all fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement and the Financing, Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative debt financing from alternative sources in an amount sufficient to consummate the Merger and the transactions contemplated by this Agreement with terms and conditions not less favorable to Parent and Merger Sub than the terms and conditions set forth in the Debt Commitment Letter and with lenders reasonably satisfactory to Parent and Merger Sub, as promptly as reasonably practicable following the occurrence of such event. Parent shall deliver to the Company true and complete copies of all agreements, arrangements or understandings (including fee letters (subject to redaction consistent with the requirements of Section 5.08)) related to any such alternative Debt Financing. Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing.
(c)	Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and shall cause each of its Subsidiaries to use their respective reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives to use their respective reasonable best efforts to provide, to Parent and Merger Sub, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing, including (i) upon reasonable notice and at mutually convenient times, causing representatives of senior management of the Company to participate in a reasonable number of meetings and presentations with prospective lenders (but not more than two primary bank meetings), (ii) assistance with the preparation of customary materials for bank information memoranda and similar documents reasonably necessary in connection with the Debt Financing, (iii) furnishing Parent reasonably promptly with the historical and the pro forma financial statements identified in Section 4 and Section 5, respectively of Exhibit D to the Debt Commitment Letter as in effect on the date hereof (subject to the immediately following proviso, the “Required Financial Information”); provided, however, that with respect to the pro forma financial statements described in clause (iii) above, Parent shall have furnished to the Company any and all information to be included in such pro forma financial statements (other than the historical financial statements) as promptly as practicable and in no event later than June 26, 2017, including (1) all information relating to (x) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, fees and expenses relating to the incurrence of such debt and equity financing, for the transactions contemplated hereby, (y) the assumed pro forma capitalization of the Company after giving effect to the Closing, the Financing and the refinancing or repayment of any Indebtedness of the Company and its Subsidiaries in connection therewith and (z) the assumed cost savings, synergies and similar adjustments (if any) for the transactions contemplated hereby, (iv) causing representatives of senior management of the Company to participate in, and assist with, preparation of ratings agency presentations and meetings with rating agencies, (v) causing representatives of senior management of the Company to participate in the negotiation of, and the execution and delivery into escrow of, the agreements, documents and certificates required to consummate the Debt Financing, including to the extent required by the Debt Commitment Letter: a credit agreement, notes, guarantees and security documents contemplated at Closing by the Debt Commitment Letter and customary officer, secretary and a perfection certificates, (vi) using commercially reasonable efforts to take such other actions (on the terms and subject to the limitations and exceptions set forth herein) as are reasonably requested by Parent to assist Parent with the satisfaction by Parent on a timely basis of all conditions precedent to obtaining the Debt Financing, (vii) assisting the Parent, Merger Sub or the Debt Financing Sources in connection with the repayment at (or, at the election of the Company, prior to) Closing of the Specified Indebtedness and the release following repayment thereof of the related Liens, consisting of customary payoff letters (or customary payoff documentation with respect to non-U.S. indebtedness) and (to the extent required) evidence that notice of such repayment and lien release has been timely delivered to the holders (or agents thereof) of such existing Specified Indebtedness, (viii) using commercially reasonable efforts to ensure to the extent practicable that the Debt Financing benefits from the existing lending relationships of the Company and its Subsidiaries, (ix) at least three (3) Business Days prior to the Closing Date (to the extent requested within eight (8) Business Days prior to the Closing Date), delivering all documentation and other information with respect to the Company and its Subsidiaries required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, (x) causing the Company to deliver a solvency certificate, substantially in the form attached to the Debt Commitment letter that is executed by the chief financial officer of the Company (or a senior member of management with equivalent job responsibilities and functions) to the extent accurate in the good faith judgment of such officer; provided, however, that the Company shall not be required to provide, or cause its Subsidiaries or Representatives to provide, cooperation under this Section 6.17 that: (A) unreasonably interferes with the ongoing business of the Company or its Subsidiaries; (B) causes any covenant, representation or warranty in this Agreement to be breached or untrue; (C) causes any closing condition set forth in Article 7 to fail to be satisfied or otherwise causes the breach of this Agreement or of any Contract to which the Company or any of its Subsidiaries is a party; (D) requires the Company or its Subsidiaries or Representatives to incur any obligation or liability (including any commitment fees) in connection with the Debt Financing prior to the Closing, other than in respect of expenses reimbursable pursuant to Section 6.17(e); (E) requires the Company or its Subsidiaries or Representatives or their respective directors, officers, managers or employees to execute and release from escrow, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Debt Financing (other than customary authorization letters with respect to the bank information memoranda) and the directors and managers of the Company or its Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained; or (F) requires the Company or its Subsidiaries or Representatives to provide any legal opinion or other opinion of counsel, or any information that would, in its good faith opinion, result in a violation of Applicable Law or loss of attorney-client privilege. In no event shall the Company be required to pay any commitment or other fee or incur any liability (including due to any act or omission by the Company, its Subsidiaries or any of their respective Affiliates or Representatives) or expense, other than liability in respect of expenses reimbursable pursuant to Section 6.17(e), in connection with assisting Parent and Merger Sub in arranging the Debt Financing or as a result of any information provided by the Company, its Subsidiaries or any of their respective Affiliates or Representatives in connection with the Debt Financing.
(d)	The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(e)	Parent shall reimburse the Company promptly (and in any event within ten (10) Business Days) upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Company or any of its Subsidiaries or Representatives in connection with the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 6.17 or otherwise provided at the request of Parent in connection with the Debt Financing and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives (collectively, the “Financing Indemnitees”) from and against any and all reasonable, out-of-pocket costs and expenses and any and all other losses, damages, claims, judgments, fines, claims, losses, penalties, damages, interest, awards and liabilities suffered or incurred by any of them in connection with the arrangement and consummation of the Debt Financing (including any alternate financing) and any information used in connection therewith (including any violation of the Confidentiality Agreements). This Section 6.17(e) shall survive the consummation of the Merger and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the officers and directors of the Company and its Subsidiaries and their respective heirs, executors, estates and personal representatives who are each third party beneficiaries of this Section 6.17(e).

Section 6.18 Confidentiality.  Parent and the Company hereby acknowledge and agree to continue to be bound by (i) the letter agreement dated as of March 26, 2017 between Carlyle Investment Management L.L.C. and the Company (the “Carlyle Confidentiality Agreement”) and (ii) the letter agreement dated as of March 16, 2015, as amended by the amended thereto dated as of February 25, 2017 between GTCR LLC and the Company (the “GTCR Confidentiality Agreement” and, together with the Carlyle Confidentiality Agreement, the “Confidentiality Agreements ”). All information provided by or on behalf of the Company or its Subsidiaries pursuant to this Agreement (including in connection with the Debt Financing) will be kept confidential in accordance with the Confidentiality Agreements, provided, however, that Parent and Merger Sub will be permitted to disclose such information to any Debt Financing Sources or prospective Debt Financing Sources that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as (a) each such Person agrees for the benefit of the Company to be bound by either Confidentiality Agreement as if a party thereto or (b) is subject to other reasonable confidentiality undertakings customary for the syndicated loan market and of which the Company is a third party beneficiary. The Carlyle Confidentiality Agreement is hereby amended to include, with respect to Carlyle (as defined therein) in the definition of “Representatives” contained therein all of Parent’s Affiliates (other than other portfolio companies of investment funds affiliated with Carlyle Investment Management, L.L.C.) and its and their respective advisors, representatives and all parties to the Financing Commitment Letters and all existing or prospective equity investors, co-investors and Debt Financing Sources. The GTCR Confidentiality Agreement is hereby amended to include in the definition of “Representatives” contained therein GTCR and all of Parent’s Affiliates (other than other portfolio companies of investment funds affiliated with GTCR LLC) and its and their respective advisors, representatives and all parties to the Financing Commitment Letters and all existing or prospective equity investors, co-investors and Debt Financing Sources. The execution of this Agreement shall constitute written consent of the Company pursuant to the Confidentiality Agreements to all actions by Parent and its Affiliates expressly contemplated by this Agreement and in accordance with the terms of this Agreement. Carlyle Investment Management, L.L.C. and GTCR LLC are express third party beneficiaries of the amendments of the Confidentiality Agreements contained in the foregoing sentences. Effective upon, and only upon, the Closing, the Confidentiality Agreements shall terminate.

Section 6.19 Director Resignations.  Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors and officers of the Company, which resignations shall be effective at the Effective Time.

Section 6.20 Merger Sub Expenditure; Parent Distributions.  From the date hereof until the Effective Time, (i) Parent shall cause Merger Sub to not expend funds other than in connection with the Merger and the transactions contemplated by this Agreement and the payment of related expenses and (ii) Parent shall not declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock.

Section 6.21 Stock Market De-Listing.  Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take such actions as may be necessary to cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.22 Treatment of Convertible Notes, Note Hedge Instruments and Warrants.

(a)	The Company shall use its commercially reasonable efforts to take all actions required by the Indenture to be performed by the Company prior to the Effective Time as a result of the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, including the giving of any notices or announcements that may be required prior to the Effective Time in connection with the Convertible Notes, the delivery to the Trustee of any certificates, opinions, documents or instruments required to be delivered prior to the Effective Time to the Trustee in connection with such transactions or otherwise required pursuant to the terms of the Indenture. Without limiting the generality of the foregoing, prior to the Effective Time, the Company agrees to (i) deliver the notices required by Sections 14.01(b)(iii) and 15.02(c) of the Indenture and (ii) execute and deliver, at the Effective Time, a supplemental indenture, officer’s certificate and opinion of counsel pursuant to Sections 14.07 and 17.05, as applicable, of the Indenture.
(b)	The Company shall use commercially reasonable efforts to take all actions required by the terms of the applicable Note Hedge Instruments and Warrants prior to the Effective Time as a result of the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, including the giving of any notices to the counterparties that may be required prior to the Effective Time. Upon Parent’s reasonable request, prior to the Effective Time, the Company shall engage in discussions with the counterparties and take other actions reasonably requested by Parent with respect to the termination, settlement, cancellation and/or payment of the Note Hedge Instruments or Warrants in connection with the consummation of the Merger. The Company shall not take any action with respect to the termination, settlement, cancellation and/or payment of the Note Hedge Instruments or Warrants without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)	Prior to taking any of the foregoing actions, the Company shall consult with and reasonably cooperate with Parent with respect to the action and the intended manner and form thereof. Parent shall be given a reasonable opportunity to review any notice, announcement, certificate, document, instrument or legal opinion before such document is provided to the Trustee or the counterparty to any Note Hedge Instruments or Warrants, as applicable, and the Company shall give reasonable and good faith consideration to any comments made by Parent. The Company will not make any settlement election under or make any change to the terms of the Indenture, the Note Hedge Instruments or the Warrants without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)	Parent shall reimburse the Company promptly upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with any actions taken by the Company with respect to the Note Hedge Instruments and Warrants upon the written request of Parent as contemplated by Section 6.22(b) and shall indemnify and hold harmless the Financing Indemnitees from and against any and all losses, damages, claims, judgments, fines, claims, penalties, interest, awards and liabilities and reasonable, out-of-pocket costs and expenses directly or indirectly suffered or incurred by any of them in connection with actions taken by the Company with respect to the Note Hedge Instruments and Warrants upon the written request of Parent as contemplated by Section 6.22(b). This Section 6.22(d) shall survive the consummation of the Merger and the Closing and any termination of this Agreement.

Section 6.23 Company Transaction Expenses.  The Company does not anticipate that the Company Transaction Expenses as of the Effective Time will exceed such aggregate amount set forth on Schedule 6.23. Upon the written request of Parent from time to time prior to the Closing Date, the Company shall provide Parent with an updated estimate of the Company Transaction Expenses as of the Effective Time. Prior to the Closing Date, the Company shall use its commercially reasonable efforts to provide invoices (with final payment amounts and wire instructions) for all Company Transaction Expenses as of the Effective Time.

Section 6.24 FIRPTA Delivery.  The Company shall use its reasonable best efforts to deliver to Parent at Closing a certification from the Company prepared pursuant to Treasury Regulations Section 1.1445-2(c) that meets the requirements of Treasury Regulations Section 1.897-2(h) in form reasonably acceptable to Parent along with written authorization to deliver such notice to the Internal Revenue Service on behalf of the Company upon Closing; provided, that the only remedy of Parent and Merger Sub for the Company’s failure to provide such certification or notice shall be to make any applicable withholding consistent with Section 2.08.

Section 6.25 Excess Cash.  The Company shall deliver to Parent, no later than five (5) Business Days prior to, and no earlier than ten (10) Business Days before, the anticipated Closing Date, a written notice setting forth, as of the close of business on the Business Day immediately preceding the Closing Date, the Company’s good faith estimate of the aggregate cash balances held by the Company and its Subsidiaries (by jurisdiction). The Company will cooperate in good faith with Parent to mutually agree with Parent to use such available cash in excess of $30 million to pay amounts otherwise to be paid by Parent or the Surviving Corporation under Section 2.04 of this Agreement so long as such efforts do not result in the Company or its Subsidiaries incurring a material tax or other material liability; provided that failure of the Company and Parent to mutually agree with respect to the use of such excess available cash shall not be a condition to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement, including the Merger, or otherwise affect Parent’s and Merger Sub’s obligations to pay amounts otherwise to be paid by Parent or the Surviving Corporation under Section 2.04 of the Agreement.

ARTICLE 7
CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party.  The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver, as of the Closing, of the following conditions:

(a)	the Stockholder Approval shall have been obtained and this Agreement shall have been adopted thereby in accordance with Applicable Law and the Company’s certificate of incorporation and bylaws;
(b)	no Governmental Authority having jurisdiction over any party hereto shall have issued any Order or other action that is in effect (whether temporary, preliminary or permanent), restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Applicable Law shall have been adopted that makes consummation of the Merger illegal, restrained or otherwise prohibited; and
(c)	the applicable waiting period (and any extension thereof, subject to Section 6.12) applicable to the Merger under the HSR Act shall have expired or been terminated, and all consents required under any other Antitrust Law of the jurisdictions set forth on Part 7.01(c) of the Company Disclosure Schedule shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver, as of the Closing, of the following conditions:

(a)	(i) Other than the representations and warranties set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.05 (Capitalization), clause (b) of Section 4.09 (Absence of Certain Changes), and Section 4.23 (Brokers’ Fees), the representations and warranties of the Company set forth in Article 4 of this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), and Section 4.23 (Brokers’ Fees) shall be true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (iii) the representations and warranties set forth in Section 4.05 (Capitalization) and clause (b) of Section 4.09 (Absence of Certain Changes) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except, in the case of Section 4.05 only, for such inaccuracies as are de minimis taken as a whole.
(b)	the Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing;
(c)	Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied; and
(d)	since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

Section 7.03 Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction, as of the Closing, of the following conditions:

(a)	the representations and warranties of Parent and Merger Sub set forth in Article 5 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects only as of such earlier date), except in each case for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent the Merger or prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement;
(b)	Parent and Merger Sub shall each have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing; and
(c)	the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

Section 7.04 Frustration of Closing Conditions.  Neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Merger if such failure (or inability to be satisfied) was caused by such party’s intentional and material failure to comply with or perform its obligations under this Agreement.

ARTICLE 8
TERMINATION

Section 8.01 Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a)	by mutual written agreement of the Company and Parent (notwithstanding any approval of this Agreement by the stockholders of the Company);
(b)	by either Parent or the Company, upon written notice to the other party, if the Closing has not occurred on or before December 5, 2017 (the “End Date”) (notwithstanding any approval of this Agreement by the stockholders of the Company); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to (i) Parent, if the Company has the right to terminate this Agreement pursuant to Section 8.01(f) or (ii) the Company, if Parent has the right to terminate this Agreement pursuant to Section 8.01(e);
(c)	by either Parent or the Company, upon written notice to the other party, if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order or enacted any Applicable Law permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (notwithstanding any approval of this Agreement by the stockholders of the Company); provided, however, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such Order lifted if and to the extent required by Section 6.12;
(d)	by either Parent or the Company, upon written notice to the other party, if the Stockholder Meeting shall have been duly convened held and completed and the Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof);
(e)	by Parent, upon written notice to the Company, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.02 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the 30th calendar day following Parent’s delivery of written notice describing such breach to the Company; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if either Parent or Merger Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.01(f);
(f)	by the Company, upon written notice to Parent, in the event of a breach by Parent or Merger Sub of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.03 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the 30th calendar day following the Company’s delivery of written notice describing such breach to Parent; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.01(e);
(g)	by Parent, upon written notice to the Company, if (i) prior to the Stockholder Approval the Company Board shall have effected an Adverse Recommendation Change, (ii) the Company Board fails to include in the Proxy Statement, when mailed, the Company Recommendation, (iii) following a publicly announced Acquisition Proposal the Company Board shall have failed to publicly reaffirm the Company Recommendation prior to the earlier of (x) seven (7) Business Days following the Company’s receipt of a written request by Parent to provide such reaffirmation (it being understood that Parent shall not be entitled to make such request on more than one (1) occasion per Acquisition Proposal and twice in the aggregate unrelated to any Acquisition Proposal) and (y) two Business Days prior to the Stockholder Meeting (provided that for purposes of this clause (y), the Company shall have received Parent’s written request no later than the fourth Business Day prior to the date of the Stockholder Meeting), (iv) prior to the Effective Time, the Company or any of its Subsidiaries

enter into an agreement relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement to the extent expressly permitted by Section 6.02 hereof), or (v) the Company shall have materially breached its obligations under Section 6.02 (other than materially cured breaches);
(h)	by the Company, upon written notice to Parent, if (i) prior to the Stockholder Approval and subject to complying with the terms of this Agreement (including Section 6.02 and Section 6.03), the Company Board shall have effected an Adverse Recommendation Change in respect of a Superior Proposal in accordance with Section 6.03, (ii) concurrently with such termination, the Company enters into a definitive agreement with respect to such Superior Proposal and (iii) immediately prior to or substantially concurrently with the termination of this Agreement, the Company pays to Parent in immediately available funds the Company Termination Fee; or
(i)	by the Company, upon written notice to Parent, if (A) the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date, assuming for purposes hereof that the date of termination is the Closing Date) have been satisfied or waived, (B) the Company has irrevocably notified Parent in writing that all conditions set forth in Section 7.03 have been satisfied or waived and the Company is ready, willing and able to consummate the Merger, and (C) Parent and Merger Sub fail to consummate the Merger within three Business Days after the later of (1) the date the Closing should have occurred pursuant to Section 2.01 and (2) the delivery by the Company to Parent of such notice, and the Company stood ready, willing and able to effect the Closing through the end of such three Business Day period.

Section 8.02 Effect of Termination.  If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of (i) this Section 8.02, (ii) the last sentence of Section 6.05, (iii) the last sentence of Section 6.12(b), (iv) Section 6.17(e), (v) Section 6.18, (vi) Section 6.22(d) and (vii) Article 9 shall survive any termination hereof pursuant to Section 8.01; provided, however, that, the Company shall not be relieved or released from any liabilities or damages (collectively, “Damages”) arising out of its willful and material breach of any provision of this Agreement, subject only to Section 9.04(b) and Section 9.09(d). For the avoidance of doubt, (a) the failure of the Company, Parent or Merger Sub to consummate the Merger on the date required by Section 2.01 after the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing and which are capable of being satisfied on the Closing Date, assuming for purposes hereof that the date of termination is the Closing Date) have been satisfied or waived shall constitute a willful and material breach by such party, (b) the Confidentiality Agreements shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the Guarantees shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms.

ARTICLE 9
MISCELLANEOUS

Section 9.01 Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided that confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by e-mail (provided that confirmation of e-mail receipt is obtained), in each case as follows:

if to Parent or Merger Sub, to:

UIC Parent Corporation
c/o The Carlyle Group
520 Madison Avenue
New York, NY 10022
Attention:  Steve Wise
                   William McMullan
                   Facsimile No.: (212) 813-4901
                   E-Mail: steve.wise@carlyle.com; william.mcmullan@carlyle.com

and

UIC Parent Corporation
c/o GTCR LLC
300 North LaSalle Street, Suite 5600
Chicago, Illinois 60654
Attention:  Constantine S. Mihas, Sean L. Cunningham and Benjamin J. Daverman
                   Facsimile Number: (312) 382-2200
                   Email: cmihas@gtcr.com, sean.cunningham@gtcr.com and ben.daverman@gtcr.com with copies to (which shall not constitute notice):

Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention:  Daniel T. Lennon
                   Nicholas P. Luongo
                   Facsimile No.: (202) 637-2201
                   E-Mail: daniel.lennon@lw.com; nick.luongo@lw.com

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:  Sanford E. Perl, P.C., Michael H. Weed, P.C. and Daniel A. Guerin
                   Facsimile Number: (312) 862-2200
                   Email: sanford.perl@kirkland.com, michael.weed@kirkland.com and daniel.guerin@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue New York, New York 10022
Attention:  William B. Sorabella
                   Facsimile Number: (212) 446-6460
                   Email: wsorabella@kirkland.com

if to the Company, to:

Albany Molecular Research, Inc.
26 Corporate Circle
Albany, NY 12203
Attention:  William S. Marth
                   Lori M. Henderson
                   Facsimile No.: (518) 512-2020
                   Email: William.Marth@amriglobal.com;
                   Lori.Henderson@amriglobal.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:  Stuart M. Cable, Esq.
                   Danielle M. Lauzon, Esq.
                   James A. Matarese, Esq.
                   Facsimile No.: (617) 523-1231
                   E-Mail: scable@goodwinlaw.com; dlauzon@goodwinlaw.com, jmatarese@goodwinlaw.com

Section 9.02 Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 9.03 Amendments and Waivers.

(a)	Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given after the Stockholder Approval that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained. Notwithstanding anything to the contrary contained herein, Section 8.02, this Section 9.03(a), Section 9.04(c), the last sentence of Section 9.05, Section 9.06, the last sentence of Section 9.07, Section 9.08, Section 9.09, and Section 9.10 (and any definition in this Agreement to the extent an amendment, modification, or waiver of such definition would modify the substance of the foregoing sections) may not be amended, modified, or waived in a manner that adversely affects the right of the Debt Financing Sources in any respect without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter.
(b)	No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04 Expenses.

(a)	Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
(b)	In the event that:
(i)	this Agreement is terminated pursuant to Section 8.01(g);
(ii)	this Agreement is terminated pursuant to Section 8.01(h);
(iii)	this Agreement is terminated pursuant to Section 8.01(e) as a result of a willful and material breach of this Agreement by the Company; or

(iv)	this Agreement is terminated pursuant to Section 8.01(b) (if the Company shall have materially breached any representation, warranty, covenant or agreement contained in this Agreement), Section 8.01(d) or Section 8.01(e) (other than a termination pursuant to Section 8.01(e) with respect to which the Company Termination Fee has already been paid) and (A) an Acquisition Proposal is made, communicated or is otherwise publicly disclosed, (x) before such termination, in the case of a termination pursuant to Section 8.01(b) or Section 8.01(e) or (y) before receipt of the Stockholder Approval, in the case of a termination pursuant to Section 8.01(d), and (B) within twelve months after the date of such termination, the Company consummates an Acquisition Proposal or enters into a definitive agreement in respect of an Acquisition Proposal, which Acquisition Proposal is subsequently consummated (whether during such twelve month period or thereafter) (provided that for purposes of this subsection (iv), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”);

then the Company shall pay Parent (or its designee) the Company Termination Fee by wire transfer of same-day funds (x) in the case of Section 9.04(b)(i) or Section 9.04(b)(iii), within three Business Days after such termination, (y) in the case of Section 9.04(b)(ii), prior or substantially concurrently with the termination of this Agreement pursuant to Section 8.01(h) and (z) in the case of Section 9.04(b)(iv), substantially concurrently with the consummation of the Acquisition Proposal. For the avoidance of doubt, any payment made by the Company under this Section 9.04(b) shall be payable only once with respect to Section 9.04(b) and not in duplication, even though such payment may be payable under one or both provisions hereof. In the event that Parent is entitled to receive payment pursuant to this Section 9.04(b), the receipt of the Company Termination Fee shall (other than in the case of willful and material breach by the Company) be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and, other than in the case of willful or material breach on the part of the Company, except for payment of the Company Termination Fee and any Parent Recovery Costs under this Section 9.04(b), the Company shall have no further liability, whether pursuant to a claim at law or in equity, to Parent, Merger Sub or any of their respective Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and (other than in the case of willful and material breach by the Company) none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Company Termination Fee), any of the transactions contemplated by this Agreement or any matters forming the basis for such termination; provided that if the Company fails to pay the Company Termination Fee and Parent and/or Merger Sub commences a suit which results in a final, non-appealable judgment against the Company for the Company Termination Fee, then the Company shall pay Parent and Merger Sub their reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Parent Recovery Costs”).

(c)	In the event that this Agreement is terminated (i) pursuant to Section 8.01(i) or (ii) pursuant to Section 8.01(f) as a result of a willful and material breach of this Agreement by Parent or Merger Sub, then Parent shall pay the Company the Parent Termination Fee by wire transfer of same-day funds on the third Business Day following such termination (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion). In the event that the Company is entitled to receive payment pursuant to this Section 9.04(c), the receipt of the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and, except for payment of the Parent Termination Fee and the obligations of Parent and Merger Sub pursuant to Section 6.17(e) and Section 6.22(d) (collectively, the “Parent Expenses”), and any Company Recovery Costs under this Section 9.04(c), neither Parent nor Merger Sub shall have any further liability, whether pursuant to a claim at law or in equity, to the Company or any of its Affiliates under this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and the Company shall not be entitled to bring or maintain any Proceeding against Parent or Merger Sub for damages or any equitable relief arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination (other than equitable relief to require payment of the Parent Termination Fee and/or any Parent Expenses); provided that if Parent fails to pay the Parent Termination Fee and/or any Parent Expenses and the Company commences a suit which results in a final, non-appealable judgment against Parent for the Parent Termination Fee and/or any Parent Expenses, then Parent shall pay the Company its reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Parent Termination Fee and/or Parent Expenses at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Company Recovery Costs”).

Section 9.05 Assignment; Benefit.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may without the consent of the other party (a) assign their rights under this Agreement, in whole or in part, to an Affiliate or (b) collaterally assign their rights under this Agreement to any of the Debt Financing Sources or any agent or collateral trustee for such Debt Financing Sources, but in the case of clause (a) and (b) no such assignment will relieve Parent or Merger Sub of their obligations under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, and any reference to a party shall also be a reference to the successors and permitted assigns thereof. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except (i) for the provisions of Article 2 concerning payment of the Aggregate Merger Consideration, Section 6.11, Section 6.17(e), Section 6.18, Section 6.22(d) and Section 8.02, which provisions shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein and (ii) that the Debt Financing Sources and Parent Related Parties are intended third party beneficiaries of and may enforce their respective rights under Section 8.02, Section 9.03(a), Section 9.04(c), this Section 9.05, Section 9.06, the last sentence of Section 9.07, Section 9.08, Section 9.09, and Section 9.10; provided, however, that, prior to the Effective Time, the rights and remedies conferred on the Company’s stockholders pursuant to Article 2 concerning payment of the Aggregate Merger Consideration may only be enforced by the Company acting on the behalf of the Company’s stockholders and holders of Company Equity Awards.

Section 9.06 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State. Notwithstanding anything herein to the contrary, each party hereto acknowledges and irrevocably agrees that any Proceeding, whether in contract or tort, at law or in equity or otherwise, involving any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereunder, shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.07 Jurisdiction.  The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law. Notwithstanding the foregoing, each party hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereunder, in any forum other than the Supreme Court of the State of New York, county of New York, or, if under Applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 9.08 Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE EQUITY COMMITMENT LETTERS, THE GUARANTEES, THE DEBT COMMITMENT LETTER OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB, THE GUARANTOR OR ANY DEBT FINANCING SOURCE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF. NEITHER THE COMPANY NOR ITS STOCKHOLDERS, PARTNERS, MEMBERS, AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, CONTROLLING PERSONS OR AGENTS SHALL HAVE ANY RIGHTS OR CLAIMS AGAINST ANY DEBT FINANCING SOURCE IN CONNECTION WITH THIS AGREEMENT, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER AT LAW OR EQUITY, IN CONTRACT, IN TORT OR OTHERWISE; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.08 SHALL IN ANY WAY LIMIT OR MODIFY THE RIGHTS AND OBLIGATIONS OF PARENT OR MERGER SUB UNDER THIS AGREEMENT OR ANY DEBT FINANCING SOURCE’S OBLIGATIONS TO PARENT OR MERGER SUB UNDER THE DEBT COMMITMENT LETTER OR IN CONNECTION WITH THE DEBT FINANCING.

Section 9.09 Specific Performance; Parent Liability Cap; Company Liability Cap.

(a)	The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such harm. The parties hereto agree that unless and until this Agreement is terminated in accordance with Section 8.01 and any dispute over the right to termination has been finally resolved, (i) the parties hereto shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 9.07 to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (other than Parent’s and Merger Sub’s obligation to effect the Closing, which shall be governed by the next sentence), without bond or other security being required, this being in addition to any remedy to which they are entitled pursuant to Section 8.02 or Section 9.04, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the Merger, and without that right, none of the Company, Parent or Merger Sub would have entered into this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that unless and until this Agreement is validly terminated in accordance with Section 8.01, the Company shall be entitled to an injunction, specific performance or other equitable remedy in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded and to specifically enforce

Parent’s and Merger Sub’s obligations to effect the Closing on the terms and conditions set forth herein if and only if (A) the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing; provided that each such condition is then capable of being satisfied at the Closing have been satisfied or waived and such conditions would be so satisfied on such date if it were the Closing Date), (B) the Debt Financing is available to be funded at the Closing and has been funded or will be simultaneously funded at the Closing if the Equity Financing is funded, (C) the Company has irrevocably notified Parent in writing that all conditions set forth in Section 7.03 have been satisfied or waived and the Company is ready, willing and able to consummate the Merger, and (D) Parent and Merger Sub fail to complete the Closing on the date the Closing is required to have occurred pursuant to Section 2.01 (such clauses (A) through (D), together, the “Specific Performance Conditions”). Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other of such parties has an adequate remedy at law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason; provided that solely with respect to the equitable remedy in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded and to specifically enforce Parent’s or Merger Sub’s obligation to effect the Closing, Parent and Merger Sub may oppose the granting of specific performance only on the basis that one of the Specific Performance Conditions has not been satisfied. The parties hereto further agree that (i) following the Company’s termination of this Agreement in accordance with Section 8.01, the Company shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 9.07 to enforce specifically Parent’s and Merger Sub’s surviving payment obligations herein, and (ii) following Parent’s termination of this Agreement in accordance with Section 8.01, Parent shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 9.07 to enforce specifically the Company’s surviving payment obligations herein.
(b)	The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.09 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.09 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.09 prior or as a condition to exercising any termination right under Article 8, nor shall the commencement of any Proceeding pursuant to this Section 9.09 or anything set forth in this Section 9.09 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.
(c)	Notwithstanding any provision hereof to the contrary but without limiting any of the Company’s rights and remedies under the Guarantees, the maximum aggregate liability of Parent and Merger Sub for monetary damages in connection with this Agreement, the Equity Commitment Letters, the Guarantees and the transactions contemplated by this Agreement shall be limited to the Parent Termination Fee plus the Parent Expenses and, to the extent payable pursuant to Section 9.04(c), the Company Recovery Costs (collectively, the “Parent Liability Cap”), and, except for an order of specific performance prior to any valid termination of this Agreement as and only to the extent expressly permitted by, and subject to the limitations contained in, Section 9.09(a) and except for the Company’s right to enforce the terms of the Equity Commitment Letters (subject to the terms and conditions thereof), payment of the Parent Termination Fee, Parent Expenses and, to the extent payable pursuant to Section 9.04(c), Company Recovery Costs, shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company and its Affiliates against Parent, Merger Sub, the Guarantor, the Debt Financing Sources and any of their respective former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners or assignees (each, a “Parent Related Party”). In no event shall the Company seek or permit to be sought on behalf of the Company any monetary damages or other remedy of any kind, including consequential, indirect, or punitive damages, from Parent, Merger Sub, the Guarantor, the Debt Financing Sources or any of Parent Related Parties in connection with this Agreement or the transactions contemplated by this Agreement other than payment of the Parent Termination Fee, the Parent Expenses and, to the extent payable pursuant to Section 9.04(c), the Company Recovery Costs, and upon payment of such amounts, none of Parent, Merger Sub, the Guarantor, the Debt Financing Sources or any Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, the Guarantees, the Equity Commitment Letters or in respect of any other document or theory of law or equity, in contract, in tort or otherwise; provided, however, subject to the terms and conditions of, and limitations set forth in, the Equity Commitment Letters and/or the Guarantees and the limitations set forth in Section 9.09(a) (and without limiting or expanding the Company’s remedies thereunder), the Company may enforce the terms of such Equity Commitment Letter against the Guarantor to the extent permitted thereby as an express third party beneficiary thereof, and the Company may seek payment by the Guarantor of the Parent Termination Fee, Parent Expenses and/or, to the extent payable pursuant to Section 9.04(c), Company Recovery Costs, in each case, to the extent payable under the terms of the Guarantees.
(d)	Notwithstanding any provision hereof to the contrary, the maximum aggregate liability of the Company in connection with this Agreement and the transactions contemplated by this Agreement shall be limited to $70,000,000 (the “Company Liability Cap”), and, except for an order of specific performance prior to any valid termination of this Agreement as and only to the extent expressly permitted by, and subject to the limitations contained in, Section 9.09(a), (i) payment of the Company Termination Fee and, to the extent payable pursuant to Section 9.04(b), Parent Recovery Costs, and (ii) liability for Damages arising out of the Company’s willful and material breach of this Agreement (such Damages not to exceed the Company Liability Cap, less any portion of the Company Termination Fee and Parent Recovery Costs previously paid by the Company to Parent pursuant to Section 9.04(b)) shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Parent, Merger Sub and their respective Affiliates against the Company and its Subsidiaries and any of their respective former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners or assignees (each, a “Company Related Party”). In no event shall Parent or Merger Sub seek or permit to be sought on behalf of Parent or Merger Sub any monetary damages or other remedy of any kind, including consequential, indirect, or punitive damages, from the Company or any Company Related Parties in connection with this Agreement or the transactions contemplated by this Agreement other than (x) payment of the Company Termination Fee, (y) to the extent payable pursuant to Section 9.04(b), the Parent Recovery Costs, and (z) liability for Damages arising out of the Company’s willful and material breach of this Agreement (such Damages not to exceed the Company Liability Cap, less any portion of the Company Termination Fee and Parent Recovery Costs previously paid by the Company to Parent pursuant to Section 9.04(b)), and upon payment of such amounts, none of the Company or any Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or in respect of any other document or theory of law or equity, in contract in tort or otherwise.

Section 9.10 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 8.02, Section 9.04(b), Section 9.04(c) and Section 9.09 of this Agreement shall be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Equity Commitment Letters or the Guarantees or any Debt Commitment Letter.

Section 9.11 Parent Guarantee.  Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other transactions contemplated by this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and, subject to the terms and limitations of this Agreement, the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 9.11 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.12 Entire Agreement; No Reliance; Access to Information.

(a)	This Agreement, the Confidentiality Agreements, the exhibits and schedules to this Agreement, the Company Disclosure Schedule and the Financing Commitment Letters and the Guarantees constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.
(b)	Parent and Merger Sub agree that, except for the representations and warranties contained in Article 4 of this Agreement, the Company makes no other representations or warranties and hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, but subject to the express representations and warranties made by the parties in this Agreement, each of Parent and Merger Sub agrees that none of the Company or any of its Subsidiaries make or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it, including the information in the electronic data room of the Company, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made in Article 4 of this Agreement.
(c)	Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded a reasonable opportunity to ask questions of and received answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company contained in Article 4 of this Agreement. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and, for the avoidance of doubt, that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto, except to the extent and as expressly covered by a representation and warranty made in Article 4 of this Agreement.

Section 9.13 Rules of Construction.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 9.14 Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ William S. Marth Name: William S. Marth Title: President and Chief Executive Officer

UIC PARENT CORPORATION

By:	/s/ Stephen H. Wise Name: Stephen H. Wise Title: Co-President
By:	/s/ Sean L. Cunningham Name: Sean L. Cunningham Title: Co-President

UIC MERGER SUB, INC.

By:	/s/ Stephen H. Wise Name: Stephen H. Wise Title: Co-President
By:	/s/ Sean L. Cunningham Name: Sean L. Cunningham Title: Co-President

Signature Page to Agreement and Plan of Merger

Annex B

June 5, 2017

Albany Molecular Research, Inc.
26 Corporate Circle
Albany, New York 12203
Attention: Special Committee of the Board of Directors

Members of the Special Committee:

You have asked us to advise you in your capacity as members of the Special Committee (the “Special Committee”) of the Board of Directors of Albany Molecular Research, Inc. (the “Company”) with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Common Stock”), of the Company of the Consideration (as defined below) to be received by such holders in the Merger (as defined below) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among the Company, UIC Parent Corporation (“Parent”) and UIC Merger Sub, Inc., a wholly owned direct subsidiary of Parent (“Merger Sub”). We understand that, among other things, pursuant to the Merger Agreement, Merger Sub will merge with the Company (the “Merger”), each outstanding share of Common Stock will be converted into the right to receive $21.75 in cash (the “Consideration”) and the Company will become a wholly owned subsidiary of Parent.

In arriving at our opinion, we have reviewed a draft, dated June 5, 2017, of the Merger Agreement and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts relating to the Company for the nine months ended December 31, 2017 and the fiscal years ending December 31, 2018 through December 31, 2021 and certain normalized terminal year projections and an estimate of the Company’s perpetuity growth rate thereafter, each as prepared and provided to us by the management of the Company (collectively, the “Company Projections”). We have also spoken with the management of the Company and certain of their representatives regarding the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other companies with publicly traded equity securities in businesses we deemed similar to those of the Company. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information, and we have assumed and relied upon such information being complete and accurate in all respects material to our analyses and this opinion. With respect to the Company Projections, management of the Company has advised us and we have assumed that such financial forecasts have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We express no view or opinion with respect to the Company Projections or the assumptions upon which they are based and, at the direction of management of the Company, we have assumed that the Company Projections are a reasonable basis on which to evaluate the Company and the Merger and have used and relied upon such information for purposes of our analyses and this opinion.

Albany Molecular Research, Inc.
26 Corporate Circle
Albany, New York 12203
June 5, 2017

For purposes of our analyses and this opinion we have at your direction assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger, that the Merger will be consummated in accordance with all applicable federal, state and local laws, and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. With your consent we have also assumed that the final form of the Merger Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this opinion.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Common Stock of the Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and does not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise, or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, intellectual property, executive compensation or other similar professional advice. We have assumed that the Company has or will obtain such advice or opinions from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Special Committee, the Board of Directors of the Company (the “Board”) or the Company to proceed with or effect the Merger.

Albany Molecular Research, Inc.
26 Corporate Circle
Albany, New York 12203
June 5, 2017

We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, all of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided investment banking and financial services to Parent and/or certain of its affiliates including Carlyle Investment Management L.L.C., and/or its affiliated or associated investment funds and their portfolio companies (collectively, the “Carlyle Group”) and GTCR LLC and/or its affiliated or associated investment funds and their portfolio companies (collectively, the “GTCR Group” and together with the Carlyle Group, the “Sponsor Group”) for which we and our affiliates have received, and would expect to receive, compensation including, among other things, during the past two years (i) with respect to the Carlyle Group, having provided or otherwise participated in the refinancing and recapitalization of Pharmaceutical Product Development, Inc. in 2015 and 2017, respectively, having provided or otherwise participated in the financing for the acquisition of Novolex Holdings, Inc. by a member of the Carlyle Group in 2016, having provided or otherwise participated in the financing for the acquisition of Arctic Glacier Inc. by a member of the Carlyle Group in 2017, having participated in the sale of a block of shares of Booz Allen Hamilton Inc. by a member of the Carlyle Group in 2016, having provided or otherwise participated in the financing of the acquisition of Atotech Gmbh by a member of the Carlyle Group in 2017 and having acted as joint arranger and joint bookrunner of an offering of debt securities by NBTY, Inc. in 2016 and (ii) with respect to the GTCR Group, having provided financial advisory services and having provided and/or otherwise participated in the financing for the acquisition of Inteliquent, Inc. by Onvoy, LLC, in 2017. We and/or our affiliates are also lenders to members of the Carlyle Group and the GTCR Group. We and our affiliates may have provided other investment banking and financial services, and may in the future provide investment banking and financial services, to the Company, Parent and/or certain of their respective affiliates including members of the Sponsor Group. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent, members of the Sponsor Group and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies and their affiliates.

It is understood that this letter is for the information of the Special Committee in connection with its consideration of the Merger. This letter does not constitute a recommendation to the Special Committee or the Board with respect to the proposed Merger or advice or a recommendation to any holder of Common Stock as to how such holder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Common Stock in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ CREDIT SUISSE SECURITIES (USA) LLC

CREDIT SUISSE SECURITIES (USA) LLC

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§262. Appraisal rights.

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title and, subject to paragraph (b)(3) of this section, §251(h) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:
(1)	Provided, however, that, except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.
(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”
(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d)	Appraisal rights shall be perfected as follows:
(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)	If the merger or consolidation was approved pursuant to §228, §251(h), §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to §253 or §267 of this title.
(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Complex Science. Expert Solutions.

IMPORTANT SPECIAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Special Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote "FOR" Proposals 1 – 3.

In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If executed by a corporation or partnership, the proxy should be signed by a duly authorized person of the stockholders' corporation or partnership, stating his or her title or authority.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 3 4 2 4 6 4 2

02NBHC

An Electronic version of the Albany Molecular Research, Inc. Proxy Statement is available at www.amriglobal.com/investor_relations

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ALBANY MOLECULAR RESEARCH, INC.

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
AUGUST 18, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALBANY MOLECULAR RESEARCH, INC.

THE UNDERSIGNED ACKNOWLEDGE(S) RECEIPT OF THE ACCOMPANYING NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT, EACH DATED JULY 14, 2017, AND HEREBY CONSTITUTES AND APPOINTS WILLIAM S. MARTH AND LORI M. HENDERSON (THE "PROXIES") AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, EACH WITH THE POWER TO APPOINT HIS/HER SUBSTITUTE AND TO ACT ALONE, AND AUTHORIZES EACH OF THEM ACTING SINGLY, TO REPRESENT AND TO VOTE, AS DESIGNATED ON THE REVERSE SIDE OF THIS PROXY CARD, ALL SHARES OF COMMON STOCK OF ALBANY MOLECULAR RESEARCH, INC., HELD OF RECORD BY THE UNDERSIGNED ON JULY 10, 2017, AT THE SPECIAL MEETING OF STOCKHOLDERS (THE "SPECIAL MEETING") TO BE HELD ON FRIDAY, AUGUST 18, 2017 AT 9:00 A.M., LOCAL TIME, AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 3. A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE POSTAGE PAID ENVELOPE PROVIDED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RESOLUTIONS 1, 2 AND 3 APPEARING ON THE REVERSE SIDE HEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)